As filed with the Securities and Exchange Commission on November 15, 2005.

Registration Statement No. 333-128217

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Revlon Consumer Products Corporation

(Exact name of registrant as specified in its charter)

Delaware	2844	13-3662953
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classifications Code Number)	(I.R.S. Employer Identification No.)

237 Park Avenue
New York, New York 10017
(212) 527-4000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert K. Kretzman, Esq.
Executive Vice President, Chief Legal Officer,
General Counsel and Secretary
Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
(212) 527-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2005

PROSPECTUS

Revlon Consumer Products Corporation

OFFER TO EXCHANGE $80,000,000 AGGREGATE PRINCIPAL AMOUNT OF
9½% SENIOR NOTES DUE 2011 CUSIPS 761519 AZ0 AND U8000 E AF6

FOR

$80,000,000 AGGREGATE PRINCIPAL AMOUNT OF 9½% SENIOR NOTES DUE
2011 CUSIP 761519 AV9 WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED.

THE EXCHANGE OFFER WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON                 , 2005, UNLESS WE EXTEND
THE EXCHANGE OFFER IN OUR SOLE AND ABSOLUTE DISCRETION

We refer to the registered notes offered in this exchange offer as the new notes and to all outstanding $80,000,000 aggregate principal amount of our 9½% Senior Notes due 2011 issued on August 16, 2005 as the old notes. The old notes were issued as additional securities under an indenture dated as of March 16, 2005, pursuant to which on that date we issued $310,000,000 aggregate principal amount of 9½% Senior Notes due 2011, which we refer to as the Original March 2005 9½% Senior Notes, all of which were subsequently exchanged for exchange notes with substantially identical terms thereto, except that such exchange notes, which we refer to as the Registered March 2005 9½% Senior Notes, have been registered with the Securities and Exchange Commission, or the SEC. The old notes constitute a further issuance of, form a single series with and vote on any matters submitted to noteholders with, the Registered March 2005 9½% Senior Notes and, upon the consummation of this exchange offer, the new notes will be identical to, have the same CUSIP number as and trade freely with the Registered March 2005 9½% Senior Notes. The exchange offer related to the Original March 2005 9½% Senior Notes closed on June 21, 2005. The exchange offer described herein applies only to the $80,000,000 aggregate principal amount of 9½% Senior Notes issued on August 16, 2005. We refer to the old notes issued on August 16, 2005, the new notes and the Registered March 2005 9½% Senior Notes together as the notes.

Terms of the Exchange Offer:

•	We will exchange the new notes to be issued for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.

•	The new notes will be registered with the SEC, and are being offered in exchange for the old notes that were previously issued in an offering exempt from the SEC's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The terms of the new notes are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and penalty interest rate provisions relating to the old notes will not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Material U.S. Federal Income Tax Consequences."

•	We will not receive any cash proceeds from the exchange offer.

We issued the old notes pursuant to a transaction not requiring registration under the Securities Act, and as a result, their transfer is subject to certain restrictions. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING OLD NOTES FOR EXCHANGE.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is an offer to exchange only the new notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of such information.

MARKET SHARE DATA

All U.S. market share and market position data herein for our brands are based upon retail dollar sales, which are derived from ACNielsen data. ACNielsen measures retail sales volume of products sold in the U.S. mass-market distribution channel. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance. Additionally, as of August 4, 2001, ACNielsen's data do not reflect sales volume from Wal-Mart, Inc., which is our largest customer, representing approximately 21.0% of our 2004 worldwide net sales. From time to time, ACNielsen adjusts its methodology for data collection and reporting, which may result in adjustments to the categories and market shares tracked by ACNielsen for both current and prior periods. The category and market share data contained herein has been updated to reflect ACNielsen's July 2005 adjustments.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities. You should carefully read the entire prospectus, including the risk factors and the financial data and financial statements included in this prospectus before making a decision to tender your old notes in the exchange offer. Unless the context requires otherwise, the terms "Products Corporation," the "Company," "we," "our," "ours" and "us" refer to Revlon Consumer Products Corporation, a direct wholly owned subsidiary of Revlon, Inc., and its subsidiaries. However, in the descriptions of the notes and related matters, these terms refer solely to Revlon Consumer Products Corporation and not to any of its subsidiaries.

Our Company

We manufacture, market and sell an extensive array of cosmetics and skin care, fragrances and personal care products. Revlon is one of the world's leading mass-market cosmetics brands. We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such well-known brand names as Revlon, ColorStay, Revlon Age Defying, Revlon Age Defying With Botafirm, Fabulash, Super Lustrous and Skinlights, as well as Almay, including our new Almay Intense i-Color collection, in cosmetics; Vitamin C Absolutes, Eterna 27, Ultima II and Jeanne Gatineau in skin care; Charlie in fragrances; and High Dimension, Flex, Mitchum, Colorsilk, Jean Naté and Bozzano in personal care products.

Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass-market distribution channel, including the lip, eye, face makeup and nail enamel categories. We also have leading market positions in several product categories in certain retail markets outside of the U.S., including in Australia, Canada, Mexico and South Africa. Our products are sold in more than 100 countries across six continents. Our net sales in 2004 in the U.S. and Canada accounted for approximately 66% of our consolidated net sales, most of which were made in the mass-market channel.

Investment Highlights

We believe that, since 2002, we have made significant progress to strengthen our business and position ourselves to achieve our objective of long-term growth and profitability. Our principal areas of focus have been strengthening our brands, our relationships with our retail partners and the capabilities of the Revlon organization. With these building blocks in place, we broadened our focus for 2004 to include improving our operating margin and we believe that we emerged from 2004 a stronger company, positioned to build on our achievements and to capitalize on the opportunities that we believe our strong brand portfolio, retail relationships and new product capabilities provide.

We intend to:

•	Continue to strengthen our brands.

•	Capitalize on the strengths of our Almay brand.

•	Launch a new cosmetics line designed for more mature women.

•	Continue to strengthen our retail presence and relationships with our retail partners.

•	Continue to dramatically improve the execution capabilities of the Revlon organization.

•	Continue to improve our other business lines.

•	Continue to improve our balance sheet and capital structure.

The August 2005 Transactions

The August 2005 Transactions consisted of the following elements:

•	The August 16, 2005 issuance of $80.0 million aggregate principal amount of old notes (i) to help fund investments in our brand initiatives and for general corporate purposes and (ii) to pay fees and expenses of approximately $3.0 million in connection with the issuance of the old notes and this exchange offer;

•	The August 4, 2005 amendment to the 2004 Investment Agreement between MacAndrews & Forbes and Revlon, Inc. to increase MacAndrews & Forbes' commitment to back-stop Revlon, Inc.'s planned issuance of $185.0 million of equity by March 31, 2006 by purchasing such additional equity as necessary to ensure that Revlon, Inc. issues $185.0 million of equity by such date; and

•	The August 4, 2005 amendment to the 2004 Consolidated MacAndrews & Forbes Line of Credit, with current availability of $87.0 million, to extend its term through the earlier of the date that Revlon, Inc. consummates its $185.0 million equity issuance or March 31, 2006 (provided that in no case will such line of credit terminate prior to its previous expiration date of December 1, 2005) and to provide that such line of credit is available to assist us in funding our investments in our brand initiatives.

Organization

The following sets forth a summary organizational chart for Products Corporation:

*	MacAndrews & Forbes Holdings Inc. (formerly Mafco Holdings Inc.) ("MacAndrews & Forbes Holdings" and, together with its affiliates, "MacAndrews & Forbes") is wholly owned by Ronald O. Perelman. MacAndrews & Forbes beneficially owns 190,160,641 shares of Revlon, Inc.'s Class A common stock, or Revlon Class A common stock (including 32,599,374 shares of Revlon Class A common stock beneficially owned by a family member, with respect to which shares MacAndrews & Forbes holds a voting proxy). Mr. Perelman, through MacAndrews & Forbes, also beneficially owns all of the outstanding 31,250,000 shares of Revlon, Inc.'s Class B common stock, or Revlon Class B common stock, which, together with the Revlon Class A common stock referenced above, represents approximately 60% of the outstanding shares of Revlon, Inc.'s outstanding common stock. Based on the shares referenced above, Mr. Perelman, at September 30, 2005, had approximately 77% of the combined voting power of the outstanding shares of Revlon Class A and Revlon Class B common stock.

* * *

Our principal executive offices are located at 237 Park Avenue, New York, New York 10017. Our telephone number is (212) 527-4000.

Summary of the Exchange Offer

On August 16, 2005, we completed the private offering of $80.0 million aggregate principal amount of 9½% Senior Notes due 2011. As part of that offering, on August 16, 2005 we entered into a registration agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer of the old notes for the new notes.

Old Notes	$80.0 million aggregate principal amount of 9½% Senior Notes due April 1, 2011, net of discount of $3.8 million, which were originally issued by us on August 16, 2005. The old notes constitute a further issuance of, form a single series with and vote on any matters submitted to noteholders with, the Registered March 2005 9½% Senior Notes. Upon the consummation of this exchange offer, the new notes will be identical to, have the same CUSIP number as and trade freely with the Registered March 2005 9½% Senior Notes. The exchange offer related to the Original March 2005 9½% Senior Notes closed on June 21, 2005. The exchange offer described herein applies only to the $80,000,000 aggregate principal amount of 9½% Senior Notes issued on August 16, 2005.

New Notes	$80.0 million aggregate principal amount of 9½% Senior Notes due April 1, 2011, the issuance of which has been registered under the Securities Act. The form and terms of the new notes are identical in all material respects to those of the old notes, except that certain transfer restrictions, registration rights and provisions relating to an increase in the stated rate of interest on the old notes upon the occurrence of a registration default (if any) do not apply to the new notes.

Exchange Offer	We are offering to issue up to $80.0 million aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy our obligations under the registration agreement that we entered into when the old notes were issued.

The old notes were issued in a private placement in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act and were qualified for resale pursuant to Rule 144A under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended in our sole and absolute discretion.

By tendering your old notes, you represent that:

•	you are not our "affiliate," as defined in Rule 405 under the Securities Act;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the old notes or the new notes in violation of the Securities Act;

•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the old notes or the new notes; and

•	if you are a broker-dealer that will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see "Plan of Distribution."

We will extend the duration of the exchange offer as required by applicable law, and may choose to extend if we decide to give holders of old notes more time to tender their old notes. In addition, in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary to ensure that at least five business days remain in the exchange offer following notice of the material change.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2005. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, or DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described in "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending the certificates for your old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address listed in "The Exchange Offer—Exchange Agent"; or

•	tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see "The Exchange Offer—Book-Entry Transfer."

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer,

then you may tender old notes by following the procedures described below in "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material U.S. Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" for more information regarding the tax consequences of the exchange offer to you.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below in "The Exchange Offer—Exchange Agent."

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are not an affiliate of ours or a broker-dealer that acquired the old notes directly from us;

•	you are acquiring the new notes in the ordinary course of your business; and

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the old notes or the new notes.

If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the old notes or the new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities may be deemed an underwriter and thus must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us may not rely on the applicable interpretation of the SEC staff contained in no-action letters for Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993).

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Registration Agreement	When we issued the old notes on August 16, 2005, we entered into a registration agreement with Citigroup Global Markets Inc., as representative for the initial purchasers of the old notes. Under the terms of the registration agreement, we agreed to:

•	file a registration statement within 90 days after the issue date of the old notes enabling holders to exchange the privately placed old notes for publicly registered new notes with substantially identical terms;

•	use our best efforts to cause the registration statement to become effective within 180 days after the issue date of the old notes;

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the old notes; and

•	file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the specified time period and in certain other circumstances described in this prospectus.

If we fail to comply with our obligations under the registration agreement, we will be required to pay additional interest to holders of the old notes as described under "The Exchange Offer—Registration Agreement."

A copy of the registration agreement is included as an exhibit to the registration statement on Form S-4 of which this prospectus is a part.

Consequences of Not Exchanging Old Notes	If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "The Exchange Offer—Registration Agreement."

Summary of Terms of the Notes

The terms of the new notes we are issuing in this exchange offer and the old notes that are outstanding are identical in all material respects, except:

•	the new notes will have been registered under the Securities Act;

•	the new notes will not contain certain transfer restrictions and registration rights that relate to the old notes; and

•	the new notes will not contain provisions relating to an increase in the stated rate of interest on the old notes upon the occurrence of a registration default, if any.

Maturity Date	April 1, 2011.

Interest Payment Dates	April 1 and October 1 of each year (which interest payment on October 1, 2005 included accrued interest on the notes from March 16, 2005).

Ranking	The notes are senior unsecured debt. Your right to payment under the notes will be equal in right of payment with any of our present and future senior indebtedness including, without limitation, trade payables and other liabilities which are not by their terms specifically subordinated to the notes. The notes rank senior to all of our present and future subordinated indebtedness. The notes are structurally subordinated to all present and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2005, the total indebtedness and other liabilities of our subsidiaries was $206.6 million (excluding intercompany payables and receivables and subsidiary guarantees of the 2004 credit agreement (defined below)).

As of September 30, 2005, our total indebtedness was $1,453.7 million.

As of September 30, 2005, we had secured indebtedness of $738.6 million. In the event that our secured creditors exercise their rights with respect to the assets pledged as collateral for our secured obligations, the proceeds of the liquidation of these assets will first be applied to repay obligations secured by any liens, including under the 2004 credit agreement, before any unsecured indebtedness, including the notes, is repaid.

Optional Redemption	We may redeem the notes at our option in whole or in part at any time on or after April 1, 2008, at the redemption prices set forth herein. In addition, at any time prior to April 1, 2008 we shall be entitled to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent we actually receive, net cash proceeds of one or more public equity offerings by our parent, Revlon, Inc., provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding immediately after giving effect to such redemptions. See "Description of Notes—Optional Redemption."

We shall be entitled to redeem the notes at our option at any time or from time to time prior to April 1, 2008 as a whole or in part, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the greater of (i) 1.0% of the then outstanding principal amount of such note at such time and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on April 1, 2008 (exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through April 1, 2008, computed using a discount rate equal to the applicable treasury rate plus 75 basis points, over (B) the then outstanding principal amount of such note at such time.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit (i) our ability to issue additional debt and redeemable stock, (ii) our ability and the ability of our subsidiaries to incur liens, (iii) the ability of our subsidiaries to issue debt and preferred stock, (iv) our ability and the ability of our subsidiaries to pay dividends on capital stock and our ability to redeem capital stock, (v) our ability and the ability of our subsidiaries to make investments, (vi) the sale of our assets and subsidiary stock, (vii) our ability and the ability of our subsidiaries to enter into transactions with affiliates and (viii) consolidations, mergers and transfers of all or substantially all of our assets. The indenture also prohibits certain restrictions on distributions from subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described in the "Description of Notes" section of this prospectus.

Change of Control	Upon a change of control (as defined under "Description of Notes"), each holder of the notes will have the right to require us to make an offer to repurchase all or a portion of such holder's notes at a price equal to 101% of the principal amount of the notes plus accrued interest.

Risk Factors

Investment in the new notes involves certain risks. You should carefully consider the information under "Risk Factors" and all other information in this prospectus before tendering your old notes in the exchange offer for the new notes.

Summary Historical and Unaudited Pro Forma Financial Data

The summary historical financial and other data as of December 31, 2000, 2001, 2002, 2003 and 2004 and for each of the years in the five-year period ended December 31, 2004 have been derived from our audited consolidated financial statements. The summary historical and other data as of September 30, 2004 and 2005 and for the nine months ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements. Results as of September 30, 2005 and for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year. The pro forma Statement of Operations Data for the year ended December 31, 2004 give pro forma effect to the impact of the following transactions as if such transactions had been consummated on January 1, 2004:

•	the Revlon Exchange Transactions, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operation—2004 Debt Reduction Transactions" and "Recent Financing Transactions—The Debt Reduction Transactions" (other than the exchange or conversion, as the case may be, of Revlon, Inc. preferred stock, since the financial information presented is for Products Corporation);

•	the refinancing of the $290.5 million outstanding under our previous credit agreement, referred to as the 2001 credit agreement, with the proceeds of borrowings under our $960.0 million credit agreement, which we entered into in July 2004, referred to as the 2004 credit agreement, which included extinguishment of our 12% Senior Secured Notes due 2005, or the 12% Senior Secured Notes (together with the transactions referred to in the first bullet point, the "Pro Forma 2004 Refinancing Transactions");

•	the Spring 2005 Refinancing Transactions, as described in "Recent Financing Transactions," which included the issuance of $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes, which we consummated on March 16, 2005, our redemption on April 15, 2005 of all of the outstanding 8 1/8% Senior Notes due 2006, or the 8 1/8% Senior Notes, and 9% Senior Notes due 2006, or the 9% Senior Notes, and our prepayment of $100.0 million under the term loan facility of the 2004 credit agreement (excluding the payment of fees and expenses incurred in connection with such transactions); and

•	the August 2005 Transactions, which included the August 16, 2005 issuance of the old notes and the August 4, 2005 amendments of the 2004 Investment Agreement between MacAndrews & Forbes and Revlon, Inc. and the 2004 Consolidated MacAndrews & Forbes Line of Credit (the "August 2005 Transactions" and, together with the transactions referred to in the third bullet point, the "Pro Forma 2005 Transactions").

The pro forma Statement of Operations Data for the nine months ended September 30, 2005 give pro forma effect to the impact of the Pro Forma 2005 Transactions as if such transactions had been consummated on January 1, 2004. The pro forma Statement of Operations Data for the nine months ended September 30, 2005 do not include adjustments for the pro forma effect of the Pro Forma 2004 Refinancing Transactions as these transactions are reflected in the actual results. The actual Balance Sheet Data as of September 30, 2005 includes the Pro Forma 2004 Refinancing Transactions and the Pro Forma 2005 Transactions.

You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Unaudited Pro Forma Financial Data," the audited consolidated financial statements, the unaudited consolidated financial statements and related notes and the report of our independent registered public accounting firm which are included in this prospectus.

Summary Historical and Unaudited Pro Forma Financial Data
(Dollars in Millions)

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002(d)	2003(d)	2004	2004	2005
						(unaudited)
Historical Statement of Operations Data(a)
Net sales	$1,409.4	$1,277.6	$1,119.4	$1,299.3	$1,297.2	$918.9	$894.5
Gross profit(b)	835.1	733.4	615.7	798.2	811.9	565.5	544.4
Selling, general and administrative expenses	763.4	676.6	711.1	769.7	716.4	548.3	572.7
Restructuring costs and other, net(c)	54.1	38.1	13.6	6.0	5.8	—	1.5
Operating income (loss)	17.6	18.7	(109.0)	22.5	89.7	17.2	(29.8)
Interest expense, net	142.4	137.8	156.9	171.8	127.7	100.3	91.4
Amortization of debt issuance costs	5.6	6.2	7.7	8.9	8.2	6.8	5.1
Foreign currency (gains) losses, net	1.6	2.2	1.4	(5.0)	(5.2)	0.4	(1.4)
Loss (gain) on sale of product line, brands and facilities, net	(10.8)	14.4	1.0	—	—	—	—
Loss on early extinguishment of debt	—	3.6	—	—	90.7 (e)	91.4 (e)	9.0 (e)
Miscellaneous, net	(1.8)	2.7	1.2	0.5	2.0	2.4	1.5
Loss before income taxes	(119.4)	(148.2)	(277.2)	(153.7)	(133.7)	(184.1)	(135.4)
Provision for income taxes	8.6	4.0	4.6	0.3	9.1	4.9	9.1
Net loss	$(128.0)	$(152.2)	$(281.8)	$(154.0)	$(142.8)	$(189.0)	$(144.5)

Other Data(a):
Net cash used in operating activities	$(84.0)	$(86.5)	$(112.3)	$(166.4)	$(94.2)	$(135.3)	$(115.9)
Net cash (used in) provided by investing activities	322.1	87.2	(14.2)	(23.3)	(18.9)	(12.5)	(16.0)
Net cash (used in) provided by financing activities	(203.7)	46.3	110.3	151.1	174.5	172.1	92.1
Ratio of earnings to fixed charges(f)	—	—	—	—	—	—	—
Capital expenditures	$19.0	$15.1	$16.0	$28.6	$18.9	$12.5	$16.0
Purchase of permanent displays	51.4	44.0	66.2	72.9	56.0	40.3	38.7
Depreciation and amortization(g)	126.9	115.1	118.9	112.9	114.3	86.2	79.8

	Year Ended December 31, 2004		Nine Months Ended September 30, 2005
	Pro Forma 2004 Refinancing Transactions(h)	Pro Forma 2004 Refinancing Transactions and Pro Forma 2005 Transactions(i)	Pro Forma 2005 Transactions(j)

Pro Forma Statement of Operations Data:
Operating income (loss)	$89.7	$89.7	$(29.8)
Interest expense, net	104.8	118.7	96.2
Amortization of debt issuance costs	6.1	7.2	5.6
Net loss	(117.7)	(132.7)	(149.8)
Ratio of earnings to fixed charges(k)	—	—	—

	December 31,					September 30,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
Balance Sheet Data(a)
Total assets	$1,104.2	$991.4	$932.0	$890.7	$998.6	$935.2	$982.2
Total indebtedness	1,593.8	1,661.1	1,775.1	1,897.5	1,355.3	1,351.2	1,453.7
Total stockholder's deficiency	(1,104.3)	(1,288.2)	(1,639.9)	(1,727.2)	(1,021.8)	(1.085.6)	(1,166.2)

(a)	In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and our Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the summary historical financial and other data includes the results of operations of the worldwide professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

(b)	In connection with our restructuring activities described in note (c) below, from 2000 to 2002 we incurred costs associated with the consolidation of our Phoenix and Canada facilities and our worldwide operations. Such costs have been recorded in cost of sales in the amounts of $4.9 million, $38.2 million and $1.5 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(c)	In 2000, we initiated a new restructuring program in line with our original restructuring plan developed in late 1998 designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. The 2000 restructuring program also included costs associated with the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand and the elimination of several domestic and international executive and operational positions, each of which was effected to reduce and streamline corporate overhead costs.

Restructuring expenses incurred during 2000 to 2005 were with respect to the following items: (i) the 2000 restructuring program, (ii) the continued consolidation of our worldwide operations and (iii) one-time restructuring events (e.g., employee severance costs).

(d)	Results for 2002 and 2003 include expenses of approximately $104 million in 2002 and approximately $31 million in 2003 related to the acceleration of the implementation of the stabilization and growth phase of our plan.

(e)	Represents (i)the loss on the Revlon Exchange Transactions (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—2004 Debt Reduction Transactions") and fees, expenses and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the refinancing of the 2001 credit agreement with the proceeds of borrowings under our 2004 credit agreement and the tender offer for and redemption of our 12% Senior Secured Notes (including the applicable premium) of $90.7 million for the year ended December 31, 2004 and $91.4 million for the nine months ended September 30, 2004 and (ii) the loss on the Spring 2005 Refinancing Transactions of $9.0 million for the nine months ended September 30, 2005.

(f)	Earnings used in computing the ratio of earnings to fixed charges consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). Fixed charges exceeded earnings by $119.4 million in 2000, $148.2 million in 2001, $277.2 million in 2002, $153.7 million in 2003 and $133.7 million in 2004, and $184.1 million and $135.4 million for the nine months ended September 30, 2004 and 2005, respectively.

(g)	Includes amortization related to debt issuance costs, debt discount and stock-based compensation of $5.6 million, $0.1 million and nil in 2000; $6.2 million, $0.4 million and $0.6 million in 2001; $7.7 million, $2.6 million and $1.7 million in 2002; $8.9 million, $3.1 million and $2.2 million in 2003; $8.2 million, $1.8 million and $6.4 million in 2004; $6.8 million, $1.8 million and $4.7 million in the nine months ended September 30, 2004; and $5.1 million, $0.1 million, and $4.4 million in the nine months ended September 30, 2005, respectively.

(h)	Reflects the pro forma effect of the Pro Forma 2004 Refinancing Transactions on interest expense and amortization of debt issuance costs for the fiscal year ended December 31, 2004, the reduction of interest expense of approximately $22.9 million related to the Pro Forma 2004 Refinancing Transactions, and the elimination of amortization of debt issuance costs of approximately $2.1 million related to the Pro Forma 2004 Refinancing Transactions. The above assumes a weighted average interest rate of approximately 7.54% on the term loan facility under the 2004 credit agreement. A 0.125% change in interest rate on the Pro Forma 2004 Refinancing Transactions would change annual pro forma interest expense by approximately $1.0 million.

(i)	Reflects the combined pro forma effect for the fiscal year ended December 31, 2004 of the Pro Forma 2004 Refinancing Transactions as described above in footnote (h) and the incremental pro forma effect of the Pro Forma 2005 Transactions, which consists of additional interest expense of approximately $13.9 million, which includes amortization of debt discount, and an increase in amortization of debt issuance costs of approximately $1.1 million. Such results do not include non-recurring charges for fees and expenses of approximately $0.2 million paid to third parties in connection with our retirement of the 8 1/8% Senior Notes and the 9% Senior Notes, the $1.1 million premium associated with the redemption of the 9% Senior Notes, the $5.1 million prepayment fee associated with the prepayment of $100.0 million of indebtedness outstanding under the term loan facility of the 2004 credit agreement and the write-off of debt issuance costs of $3.4 million in connection with our issuance of the Original March 2005 9½% Senior Notes.

(j)	Reflects the pro forma effect on the nine months ended September 30, 2005 of the Pro Forma 2005 Transactions, which consists of additional interest expense of approximately $4.8 million, which includes amortization of debt discount, and an increase in amortization of debt issuance costs of $0.5 million.

(k)	As adjusted to reflect the pro forma effects of the Pro Forma 2004 Refinancing Transactions and the combined effect of the Pro Forma 2004 Refinancing Transactions and the Pro Forma 2005 Transactions (excluding the payment of fees and expenses incurred in connection with such transactions). Fixed charges would have exceeded earnings by $108.6 million and $123.6 million in 2004, after giving pro forma effect to the Pro Forma 2004 Refinancing Transactions and the combined effect of the Pro Forma 2004 Refinancing Transactions and the Pro Forma 2005 Transactions, respectively and $140.7 million for the nine months ended September 30, 2005, after giving pro forma effect to the Pro Forma 2005 Transactions.

RISK FACTORS

In addition to the information contained elsewhere in this prospectus, the following risk factors should be carefully considered by each prospective investor in evaluating the exchange offer and considering tendering old notes in the exchange offer for the new notes.

Risks Relating to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have difficulty selling the old notes that they do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, are offered and sold under an exemption from registration under the Securities Act and applicable state securities laws or are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. For further information regarding the consequences of not tendering your old notes in the exchange offer, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Material U.S. Federal Income Tax Consequences."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution."

Late deliveries of old notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its old notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures.

Risks Relating to the Notes

Our substantial indebtedness and our history of net losses could adversely affect our operations and flexibility, our ability to service our debt and your investment in the notes.

We have a substantial amount of outstanding indebtedness. As of September 30, 2005, our total indebtedness was $1,453.7 million. Based on our interest costs at September 30, 2005, our annualized interest expense is $134.9 million. As of September 30, 2005, $740.4 million of our total indebtedness was subject to floating interest rates. Based on the amounts outstanding under the 2004 credit agreement and other short-term borrowings (which, in the aggregate, is our only debt currently subject to floating interest rates) as of September 30, 2005, an increase in LIBOR of 1% would increase our annual interest expense by $7.4 million. See "—A substantial portion of our indebtedness is subject to floating interest rates." Our level of indebtedness could make it more difficult for us to make interest payments on, or to purchase or redeem, the notes. Additionally, we have a history of net losses and if we are unable to achieve sustained profitability in future periods, it could adversely affect our operations and our ability to service our debt, including the notes.

We may have debt maturing prior to the end of the first quarter of 2006 if and to the extent we draw under the 2004 Consolidated MacAndrews & Forbes Line of Credit (as defined below in "Description of Other Indebtedness—The 2004 Consolidated MacAndrews & Forbes Line of Credit"). As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit had availability of $87.0 million. The credit facilities under the 2004 credit agreement are subject to termination on October 30, 2007 if the 8 5/8% Senior Subordinated Notes, with an aggregate principal amount outstanding of $327.0 million as of November 1, 2005, are not redeemed, repurchased, defeased or repaid such that not more than $25.0 million of such notes remain outstanding on or before such date. In addition, it will be an event of default under the 2004 credit agreement and the 2004 credit agreement could terminate if Revlon, Inc. does not issue approximately $110 million of equity and transfer the proceeds of such issuance to us to reduce our outstanding indebtedness by March 31, 2006.

We are subject to the risks normally associated with substantial indebtedness, including the risk that our operating revenues and the operating revenues of our subsidiaries will be insufficient to meet required payments of principal and interest, and the risk that we will be unable to refinance existing indebtedness when it becomes due or that the terms of any such refinancing will be less favorable than the current terms of such indebtedness. Our substantial indebtedness could also:

•	limit our ability to fund (including by obtaining additional financing) the costs and expenses of the continued implementation of, and refinement to, our plan, including in connection with our brand initiatives, future working capital, capital expenditures, advertising or promotional expenses, new product development costs, purchases and reconfiguration of wall displays, acquisitions, investments, restructuring programs and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for the continued implementation of, and refinement to, our plan, including funding our brand initiatives, and for other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our flexibility in responding to changes in our business and the industry in which we operate; and

•	make us more vulnerable in the event of adverse economic conditions or a downturn in our business.

Although agreements governing our indebtedness, including the indenture governing the notes, the agreement governing the 2004 Consolidated MacAndrews & Forbes Line of Credit, the indenture governing the 8 5/8% Senior Subordinated Notes and the 2004 credit agreement, limit our ability to borrow additional money, under certain circumstances we are allowed to borrow a significant amount of additional money, which would either rank equally in right of payment with, or be subordinated in right of payment to, the notes and, in certain circumstances and subject to certain limitations, could be secured indebtedness. See "Description of Notes—Certain Covenants." Subject to certain limitations contained in the indenture governing the notes, our subsidiaries may also incur additional debt that would be structurally senior to the notes. See "—The notes are structurally junior to the indebtedness and other liabilities of our subsidiaries; We have a substantial amount of secured indebtedness."

Our ability to pay principal of the notes depends on many factors.

We currently anticipate that, in order to pay the principal amount of the notes upon the occurrence of any event of default, to repurchase the notes if a change of control occurs or in the event that our cash flows from operations are insufficient to allow us to pay the principal amount of the notes at maturity, we may be required to refinance our indebtedness, seek to sell assets or operations, seek to cause Revlon, Inc. to sell additional Revlon, Inc. securities, or seek additional capital contributions or loans from Revlon, Inc., MacAndrews & Forbes or from our other affiliates or third parties. Revlon, Inc. is a public holding company and has no business operations of its own, and its only material asset is our capital stock. None of our affiliates are required to make any capital contributions, loans or other payments to us regarding our obligations on the notes. We may be unable to pay the principal amount of the notes even if we take any of these actions. It is also possible that we would not be able to take any of these actions because under certain circumstances the indenture governing the notes, the indenture governing the 8 5/8% Senior Subordinated Notes or any of our other debt instruments (including the 2004 credit agreement or the 2004 Consolidated MacAndrews & Forbes Line of Credit) or the debt instruments of our subsidiaries then in effect may not permit us to take such actions. See "—Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply" and "Description of Other Indebtedness."

The notes are structurally junior to the indebtedness and other liabilities of our subsidiaries; We have a substantial amount of secured indebtedness.

We conduct a significant portion of our operations through our subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, our subsidiaries to pay our obligations, including principal of and interest on our indebtedness. None of our subsidiaries have guaranteed the notes or have any other liability with respect to the notes. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of a subsidiary, the rights of the holders of notes to participate in the distribution of the assets of such subsidiary will rank behind the claims of that subsidiary's creditors, including, with respect to subsidiaries that are guarantors of the 2004 credit agreement or borrowers under it, the lenders under the 2004 credit agreement and trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2005, our subsidiaries had approximately $206.6 million of outstanding indebtedness and other liabilities (excluding intercompany payables and receivables and subsidiary guarantees of the 2004 credit agreement), all of which would have been structurally senior to the notes.

As of September 30, 2005, we had secured indebtedness of $738.6 million, substantially all of which was outstanding under the 2004 credit agreement. In the event that our secured creditors or the secured creditors of our subsidiaries, including, with respect to subsidiaries that are guarantors of the 2004 credit agreement or borrowers under it, the lenders under the 2004 credit agreement, exercise their rights with respect to our or our subsidiaries' assets that are pledged as collateral for our or our subsidiaries' secured obligations, the proceeds of the liquidation of these assets will first be applied to repay obligations secured by any liens, including the guarantee of obligations under the 2004 credit agreement, before any unsecured indebtedness, including the notes, is repaid. See "—Our substantial indebtedness could adversely affect our operations and flexibility, our ability to service our debt and your investment in the notes" and "Description of Other Indebtedness."

Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.

The indenture governing the notes and the agreements governing our other outstanding indebtedness, including the 2004 credit agreement, the agreement governing the 2004 Consolidated MacAndrews & Forbes Line of Credit and the indenture governing the 8 5/8% Senior Subordinated Notes, contain a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability, among other things (subject in each case to limited exceptions), to:

•	borrow money;

•	use assets as security in other borrowings or transactions;

•	pay dividends on stock or purchase stock;

•	sell assets;

•	enter into certain transactions with affiliates; and

•	make certain investments.

In addition, the 2004 credit agreement contains financial covenants limiting our secured debt-to-EBITDA ratio and, under certain circumstances, requiring us to maintain a minimum consolidated fixed charge coverage ratio. The 2004 credit agreement also includes provisions that would cause the acceleration of the maturities of the facilities under the 2004 credit agreement if the 8 5/8% Senior Subordinated Notes are not refinanced prior to October 30, 2007 such that not more than $25.0 million of such notes remain outstanding. In addition, it will be an event of default if Revlon, Inc. fails to issue approximately $110 million of equity and transfer the proceeds of such issuance to us to reduce our outstanding indebtedness by March 31, 2006. See "Description of Other Indebtedness —The 2004 credit agreement." These covenants affect our operating flexibility by, among other things, restricting our ability to incur expenses and indebtedness that could be used to fund the costs of implementing and refining our plan and to grow our business, including with respect to our brand initiatives, as well as to fund general corporate purposes. The breach of certain covenants contained in the 2004 Credit Agreement would permit our lenders to accelerate amounts outstanding under the 2004 credit agreement, which would in turn constitute an event of default under the 2004 Consolidated MacAndrews & Forbes Line of Credit and the indentures governing the 8 5/8% Senior Subordinated Notes and the notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from MacAndrews & Forbes with respect to the 2004 Consolidated MacAndrews & Forbes Line of Credit or the trustee or holders of the applicable percentage under the applicable indenture. In addition, holders of the notes and the 8 5/8% Senior Subordinated Notes may require us to repurchase their respective notes in the event of a change of control under the indentures governing the notes and the 8 5/8% Senior Subordinated Notes, respectively. See "—Our ability to pay principal of the notes depends on many factors." We may not have sufficient funds at the time of any such breach of any such covenant or change of control to repay in full the borrowings under the 2004 credit agreement or to repurchase or redeem the notes and our other outstanding notes. See "—The notes are structurally junior to the indebtedness and other liabilities of our subsidiaries; We have a substantial amount of secured indebtedness."

Events beyond our control, such as decreased spending in response to weak economic conditions, weakness in the mass-market cosmetics category, retailer inventory management, adverse changes in currency, increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, lower than anticipated success of our advertising and marketing plans, lower than expected customer acceptance or consumer acceptance of our brand initiatives, decreased sales of our existing products as a result of our brand initiatives and changes in the competitive environment, could impair our operating performance and we and our subsidiaries may not be able to comply with the provisions of our debt instruments, including the financial covenants in the 2004 credit agreement. If we are unable to satisfy such covenants or other provisions at any future time, we may be unable to obtain a waiver or amendment of such financial covenants or other provisions and, as a result, we may be unable to refinance or repay our debt instruments, including the 2004 credit agreement, our inability to meet the financial covenants or other provisions would constitute an event of default under our debt instruments, including the 2004 credit agreement, which would permit the bank lenders to accelerate the 2004 credit agreement, which in turn would constitute an event of default under the 2004 Consolidated MacAndrews & Forbes Line of Credit and the indentures governing the 8 5/8% Senior Subordinated Notes and the notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from MacAndrews & Forbes with respect to the 2004 Consolidated MacAndrews & Forbes Line of Credit or the trustee under the applicable indenture. Even if we were able to obtain such a waiver or amendment, we may not be able to do so on terms which are favorable to us.

Our assets and/or cash flow and/or that of our subsidiaries may not be sufficient to repay fully borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default, or if we were required to repurchase the notes or any of our other debt securities upon a change of control, and we may not be able to refinance or restructure the payments on such debt. Further, if we were unable to repay, refinance or restructure our indebtedness under the 2004 credit agreement, the lenders could proceed against the collateral securing that indebtedness.

Limits on our borrowing capacity under our asset-based multi-currency revolving credit facility may affect our ability to finance our operations.

While our asset-based multi-currency revolving credit facility currently provides for up to $160.0 million of commitments, our ability to borrow funds under this facility is limited by a borrowing base determined relative to the value, from time to time, of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. If the value of these eligible assets is not sufficient to support the full $160.0 million borrowing base, we will not have full access to our asset-based multi-currency facility but rather could have access to a lesser amount determined by the borrowing base. Further, if we borrow funds under this facility, subsequent changes in the value or eligibility of the assets could cause us to be required to pay down the amounts outstanding so that there is no amount outstanding in excess of the then-existing borrowing base. Our ability to make borrowings under our asset-based multi-currency revolving credit facility is also conditioned upon our compliance with other covenants in the 2004 credit agreement, including a fixed charge coverage ratio that applies when the excess borrowing base is less than $30.0 million. Because of these limitations, we may not always be able to meet our cash requirements with funds borrowed under our asset-based multi-currency credit facility, which could have a material adverse effect on our business, results of operations or financial condition. On November 1, 2005, the term loan facility was fully drawn and availability under the multi-currency facility, based upon the calculated borrowing base less outstanding borrowings and letters of credit, was $121.6 million. See "Description of Other Indebtedness—The Credit Agreement."

An active trading market for the notes may not exist or continue to exist following the consummation of this exchange offer.

We do not intend to apply for listing or quotation of the new notes on any exchange. Upon the consummation of this exchange offer the new notes will have the same CUSIP number as the Registered March 2005 9½% Senior Notes and will trade freely with the Registered March 2005 9½% Senior Notes. However, a trading market for the notes may not exist following the consummation of this exchange offer or, if a trading market for the notes does exist at such time, it may not continue to exist. Therefore, we do not know how liquid the market for the notes might be or the amount of notes that will be outstanding following the exchange offer or the price at which the notes might be sold. As a result, the market price of the notes could be adversely affected and holders of the notes may be unable to sell their notes. Historically, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the notes.

Risks Relating to the Company

We depend on our Oxford, North Carolina facility for production of a substantial portion of our products and are moving certain production for the European markets primarily to our Oxford, North Carolina facility. Disruptions to this facility could affect our sales and our financial condition.

A substantial portion of our products are produced at our Oxford, North Carolina facility. One of our initiatives includes rationalizing our supply chain in Europe, which includes moving certain production for the European markets from our current European supplier primarily to our Oxford, North Carolina facility. Significant unscheduled downtime at this facility due to equipment breakdowns, power failures, natural disasters, weather conditions hampering delivery schedules or other disruptions, including those caused by transitioning manufacturing primarily to our Oxford, North Carolina facility, or any other cause, could adversely affect our ability to provide products to our customers, which would affect our sales and our financial condition. Additionally, if product sales exceed forecasts, we could, from time to time, not have an adequate supply of products to meet customer demands, which could cause us to lose sales.

In the past, we experienced production difficulties with our current European supplier in Maesteg, Wales. If our current European supplier is unable to fulfill its obligations under its supply contract prior to the transition of this production primarily to our Oxford, North Carolina facility, because of manufacturing difficulties or disruption at the Maesteg, Wales facility or for any other reason, or if we encounter difficulties in transferring certain product lines out of such facility primarily to our Oxford, North Carolina plant or to other third party suppliers or any new warehousing or distribution providers are unable to meet our operational requirements, this could disrupt production or distribution or adversely affect our sales in the European market, which could have an adverse effect on our overall results of operations and financial condition.

Our brand initiatives may not be as successful as we anticipate in furthering our growth objectives.

As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Brand Initiatives," we recently announced two brand initiatives, one of which involves a complete relaunch of the Almay brand and builds on Almay's healthy beauty heritage and the desire among consumers for simplicity and personalization and the other of which is focused on the more mature consumer and involves the launch of a complete line of cosmetics under a new brand name that is designed to serve this affluent and growing consumer demographic currently underserved in the marketplace.

We may not be successful in achieving our growth objectives. Each of the elements of the brand initiatives carries significant risks, as well as the possibility of unexpected consequences, including:

•	the acceptance of the brand initiatives by our retail customers may not be as high as we anticipate;

•	sales of the new products to our retail customers may not be as high as we anticipate;

•	our marketing strategies for the brand initiatives may be less effective than planned and may fail to effectively reach the targeted consumer base or engender the desired consumption and the rate of sales to our consumers may not be as high as we anticipate;

•	our wall displays to showcase the new products may fail to achieve their intended effects;

•	we may experience product returns exceeding our expectations as a result of the brand initiatives;

•	we may incur costs exceeding our expectations as a result of the continued development and launch of the brand initiatives, including, for example, costs in connection with the purchase and installation of new wall displays and advertising and promotional expenses or other costs, including trade support, related to launching the brand initiatives;

•	we may experience a decrease in sales of certain of our existing products as a result of the products related to the brand initiatives;

•	our product pricing strategies for the brand initiatives may not be accepted by our retail customers and/or our consumers, which may result in our sales being less than we anticipate;

•	the brand initiatives will require significant increases in the volume of products produced and distributed by our manufacturing and distribution facilities, as well as manufacturing facilities and distribution facilities of third party suppliers, principally during the fourth quarter of 2005 and the first half of 2006. Any delays or other difficulties impacting our ability, or the ability of our third party manufacturers and suppliers, to timely manufacture, distribute and ship products in connection with launching the brand initiatives, such as inclement weather conditions or those delays or difficulties discussed under "—We depend on our Oxford, North

Carolina facility for production of a substantial portion of our products and are moving certain production for the European markets primarily to our Oxford, North Carolina facility. Disruptions to this facility could affect our sales and our financial condition," could affect our ability to ship and deliver products to meet our retail customers' reset deadlines;

•	the brand initiatives will require that we cause to be manufactured, shipped and installed new display walls at our retail customers' stores in time for our customers' reset schedules. Any delays or other difficulties impacting the manufacture, distribution and installation of display walls could affect our ability to meet our retail customers' reset deadlines; and

•	attempting to accomplish all of the elements of the brand initiatives simultaneously may prove to be a financial and operational burden on us and we may be unable to successfully accomplish all of the elements of the initiatives simultaneously.

Each of the risks referred to above could delay or impede our ability to achieve our growth objectives, which could have a material adverse effect on our business, results of operations and financial condition.

Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue growth, expenses. If such levels prove to be other than as anticipated, we may be unable to meet our cash requirements or meet the requirements of financial covenants under the 2004 credit agreement, which could have a material adverse effect on our business.

We currently expect that operating revenues, cash on hand and funds available for borrowing under (i) the 2004 credit agreement, (ii) the 2004 Consolidated MacAndrews & Forbes Line of Credit and (iii) other permitted lines of credit will be sufficient to enable us to cover our operating expenses for 2005, including cash requirements in connection with our operations, the continued implementation of, and refinement to, our plan, including with respect to our brand initiatives, expenses in connection with the August 2005 Transactions and this exchange offer, our debt service requirements for 2005, including in relation to the notes, and regularly scheduled pension and post-retirement benefit plan contributions.

If our anticipated level of revenue growth is not achieved, however, because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the mass-market cosmetics category, retailer inventory management, adverse changes in currency, increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, or because our advertising and marketing plans or the brand initiatives are not as successful as anticipated, or if our expenses associated with continued implementation of, and refinement to, our plan, including expenses related to our brand initiatives, exceed the anticipated level of expenses, our current sources of funds may be insufficient to meet our cash requirements. In addition, such developments, if significant, could reduce our revenues and could adversely affect our ability to comply with certain financial covenants under the 2004 credit agreement. If operating revenues, cash on hand and funds available for borrowing are insufficient to cover our expenses or are insufficient to enable us to comply with the financial covenants under the 2004 credit agreement, we could be required to adopt one or more alternatives listed below. For example, we could be required to:

•	delay the implementation of or revise certain aspects of our plan, including potentially delaying, suspending or revising certain aspects of our brand initiatives;

•	reduce or delay purchases of wall displays or advertising or promotional expenses, including spending on new wall displays anticipated to be undertaken in connection with our brand initiatives;

•	reduce or delay capital spending, including in connection with our brand initiatives;

•	restructure our indebtedness;

•	sell assets or operations;

•	delay, reduce or revise our restructuring plans;

•	seek additional capital contributions or loans from MacAndrews & Forbes, Revlon, Inc., our other affiliates or third parties;

•	seek to cause Revlon, Inc. to sell additional Revlon, Inc. securities; or

•	reduce other discretionary spending.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to take any of these actions, because of a variety of commercial or market factors or constraints in our debt instruments, including, for example, market conditions being unfavorable for an equity or debt issuance, additional capital contributions or loans not being available from affiliates or third parties, or that the transactions may not be permitted under the terms of the various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. Such actions, if ever taken, may not enable us to satisfy our cash requirements or comply with the financial covenants under the 2004 credit agreement if the actions do not result in savings or generate a sufficient amount of additional capital, as the case may be.

We depend on a limited number of customers for a large portion of our net sales and the loss of one or more of these customers could reduce our net sales.

For 2002, 2003 and 2004, Wal-Mart, Inc. and its affiliates accounted for approximately 22.5%, 20.6% and 21.0%, respectively, of our worldwide net sales. We expect that for 2005 and future periods, Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of our net sales. As is customary in the consumer products industry, none of our customers is under an obligation to continue purchasing products from us in the future. The loss of Wal-Mart or one or more of our other customers that may account for a significant portion of our net sales, or any significant decrease in sales to these customers or any significant decrease in our retail display space in any of these customers' stores, could reduce our net sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to increase our sales through our primary distribution channels.

While the U.S. mass-market for color cosmetics has historically been a strong and growing category, it declined approximately 1.1% during 2003 and approximately 0.6% during 2004. In the United States, mass volume retailers and chain drug stores currently are the primary distribution channels for our products. Accordingly, although the U.S. mass-market for color cosmetics advanced 2.9% and 2.5% for the three- and nine-month periods ended September 30, 2005, as compared to the respective year-ago periods, softness in the U.S. mass-market for color cosmetics could cause us to be unable to increase sales of our products through these distribution channels to the extent we desire. Additionally, other channels, including department stores, door-to-door and the internet combined, account for a significant amount of sales of cosmetics and beauty care products. If consumers change their purchasing habits, such as by buying more cosmetics and beauty care products in channels in which we do not currently compete, this could reduce our net sales and therefore have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating history under our business plan, and it may not be successful or enable us to achieve or maintain profitable operations.

We have a limited operating history under our three-phase business plan. If we fail to successfully execute our plan, including if we fail to successfully execute our brand initiatives, we may not achieve the expected increases in our net sales or improvements in our operating margin, which could adversely affect our profitability and liquidity. Additionally, it is possible that implementation of the plan may have unanticipated consequences that could be adverse to our business.

Each of the components of our plan carries significant risks, as well as the possibility of unexpected consequences. Potential risks include:

•	our attempts to make our advertising and media more effective may fail to achieve their intended effects;

•	changes to our wall displays may fail to achieve their intended effects;

•	we may experience product returns exceeding our expectations as a result of streamlining product assortments, new product introductions or brand launches, including as a result of the brand initiatives, or additional repositioning, repackaging and reformulating one or more of our product lines or brands, or further refining our approach to retail merchandising;

•	we may incur costs exceeding our expectations as a result of the roll out of wall displays, including costs in connection with rolling out new wall displays in connection with our brand initiatives, or making further refinements to our wall displays, or the wall displays or refinements to such displays may fail to achieve their intended effects;

•	selective price adjustments may fail to achieve their intended effect;

•	our new product development process may not be as successful as contemplated, or consumers may not accept our new product offerings to the degree envisioned, including products to be sold in connection with our brand initiatives;

•	our competitors, some of which have greater resources than we do, could increase their spending on advertising and media, increase their new product development spending or take other steps in response to our plan, including in response to our brand initiatives, which could impact the effectiveness of our plan, including the effectiveness of our brand initiatives, and our ability to achieve our objective of increased revenues and profitability over the long term;

•	we may experience difficulties, delays or higher than expected costs in implementing our comprehensive program to develop and train our employees to improve our organizational capabilities or in attracting and retaining talented and experienced personnel;

•	we may be unable to achieve our growth objectives in connection with our brand initiatives or we may experience difficulties, delays or higher than expected costs in implementing our brand initiatives, including as discussed in "—Our brand initiatives may not be as successful as we anticipate in furthering our growth objectives;" and

•	attempts to accomplish all of the elements of our plan simultaneously may prove to be financially or operationally burdensome and may cause disruption or difficulties in our business.

See "—Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue growth and expenses. If such levels prove to be other than as anticipated, we may be unable to meet our cash requirements or meet the requirements of financial covenants under the 2004 credit agreement, which could have a material adverse effect on our business" and "—Our brand initiatives may not be as successful as we anticipate in furthering our growth objectives."

Unanticipated circumstances may adversely affect our assumptions and expectations regarding our Destination Model.

Our Destination Model is based upon our expectation that we will achieve certain operating margin improvements as a result of improvements in various aspects of our business, including, without limitation, in our international supply chain, in our promotion redesign, in our cost of goods (due to various initiatives including value analyses, packaging initiatives and strategic sourcing), in our product life cycle management, in our in-store merchandising and by leveraging our fixed cost structure, for an aggregate targeted operating margin improvement of approximately 8% to 10% in a period of up to five years starting with 2003. Although we believe these expectations are reasonable and achievable, we may achieve less than expected savings from one or more of these initiatives, our progress may not be spread ratably over the five year period and the margin transformation initiatives may not be implemented successfully and other events and circumstances, such as difficulties, delays or unexpected costs in achieving those results, may occur which could result in our not achieving our Destination Model, achieving only a portion of it, or achieving it later than we expect. Additionally, if product sales exceed forecasts our focus on closely managing inventory levels could result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales. In addition, if we experience lower than expected sales, we may experience difficulties or delays in achieving our targeted operating margin.

A substantial portion of our indebtedness is subject to floating interest rates.

A substantial portion of our indebtedness, principally under the 2004 credit agreement, is subject to floating interest rates, which makes us more vulnerable in the event of adverse economic conditions, increases in prevailing interest rates or a downturn in our business. As of September 30, 2005, $740.4 million of our total indebtedness was subject to floating interest rates. The term loan and multi-currency credit facility available to us under the 2004 credit agreement bear interest, at our option, at either the Eurodollar Rate (as defined in the 2004 credit agreement), which is based on LIBOR, or the Alternate Base Rate (as defined in the 2004 credit agreement), which is based on the greater of Citibank's announced base rate and the federal fund rate plus 0.5%, or the equivalent for loans denominated in currencies other than dollars. If any of LIBOR, the base rate, the federal funds rate or such equivalent local currency rates increases, our debt service costs will increase to the extent that we have elected such rates for our outstanding loans. Based on the amounts outstanding under the 2004 credit agreement and other short-term borrowings (which, in the aggregate, is our only debt currently subject to floating interest rates) as of September 30, 2005, an increase in LIBOR of 1% would increase our annual interest expense by $7.4 million. Increased debt service costs would adversely affect our cash flow and the amounts of cash we have available for payment of the notes. While we may enter into various interest hedging contracts, we may not be able to do so on a cost-effective basis, any hedging transactions we might enter into may not be successful and shifts in interest rates may have a material adverse effect on us.

Competition in the consumer products business could materially adversely affect our net sales and our market share.

The consumer products business is highly competitive. We compete primarily on the basis of:

•	developing quality products with innovative performance features, shades, finishes and packaging;

•	educating consumers on our product benefits;

•	anticipating and responding to changing consumer demands in a timely manner, including the timing of new product introductions and line extensions;

•	offering attractively priced products, relative to the product benefits provided;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for our retail customers by providing market-right products and executing effective pricing, incentive and promotion programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective advertising, marketing, promotion and merchandising support;

•	maintaining an effective sales force; and

•	obtaining sufficient retail floor space, optimal in-store positioning and effective presentation of our products at retail.

An increase in the amount of competition that we face could have a material adverse effect on our market share and revenues. We experienced declines in our market share in the U.S. mass-market in color cosmetics from the end of the first half of 1998 through the first half of 2002, including a decline in our combined color cosmetics market share from approximately 32% in the second quarter of 1998 to approximately 22% in the second quarter of 2002. From the second half of 2002 through the first nine months of 2005, our U.S. mass-market share stabilized, and we achieved a combined U.S. mass-market share of 22.0% for the nine-month period ended September 30, 2005, compared with combined U.S. mass-market share of 21.8% for the nine-month period ended September 30, 2004. The Revlon brand registered a U.S. mass-market share of 15.5% for the nine-month period ended September 30, 2005, compared with 15.9% for the nine-month period ended September 30, 2004, while the Almay brand advanced to 6.4% for the nine-month period ended September 30, 2005, compared with 5.8% for the nine-month period ended September 30, 2004. For 2004, the Revlon and Almay brands combined held U.S. mass-market share of 21.4%, with Revlon at 15.7% and Almay at 5.8%, compared with combined U.S. mass-market share of 22.2% for 2003, with Revlon at 16.2% and Almay at 6.0%. It is possible that declines in our market share could occur in the future.

In addition, we compete in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than we have, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than we do. In addition to products sold in the mass-market, our products also compete with similar products sold in prestige department store channels, door-to-door, on the internet and through mail-order or telemarketing by representatives of direct sales companies.

Our foreign operations are subject to a variety of social, political and economic risks and may be affected by foreign currency fluctuation, which could adversely affect the results of our operations and the value of our foreign assets.

As of September 30, 2005, we had operations based in 16 foreign countries and our products were sold in over 100 countries. We are exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where we have operations, changes in consumer purchasing habits including as to shopping channels, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same markets. Our net sales outside of the U.S. and Canada for the years ended December 31, 2002, 2003 and 2004 and for the first nine months of 2004 and 2005 were approximately 32%, 31%, 34%, 34% and 38%, respectively, of our total net sales. In addition, changes in the value of relevant currencies may affect the cost of certain items and materials required in our operations. We enter into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. At September 30, 2005, the notional amount of our foreign currency forward exchange contracts was $24.4 million. Changes in social, political and economic conditions could adversely affect our business, results of operations and financial condition and the hedges we enter into may not protect against currency fluctuations.

Terrorist attacks, acts of war or military actions may adversely affect the markets in which we operate, our operations and profitability.

On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, as well as terrorist attacks such as those that occurred in Madrid, Spain and London, England, military responses to terrorist attacks and future developments, or other military actions, such as the military actions in Iraq, may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for our products. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could reduce net sales and therefore could have a material adverse effect on our business, results of operations and financial condition.

Our products are subject to federal, state and international regulations that could adversely affect our financial results.

We are subject to regulation by the U.S. Federal Trade Commission, or the FTC, and the U.S. Food and Drug Administration, or the FDA, in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including the European Union, or the EU, in Europe. Our Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients, such as sunscreens and antiperspirants. State and local regulations in the U.S. and regulations in the EU that are designed to protect consumers or the environment have an increasing influence on our product claims, contents and packaging. To the extent regulatory changes occur in the future, they could require us to reformulate or discontinue certain of our products or revise our product packaging or labeling, either of which could result in, among other things, increased costs to us, delays in product launches or result in product returns.

In the course of assessing its internal control over financial reporting as of December 31, 2004, Revlon, Inc. identified a material weakness in its internal control over financial reporting.

We are not an "accelerated filer" as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, our management was not required to perform an assessment of our internal control over financial reporting and our management report on our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) was not required to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Under current law, this assessment and our management report will not be required until we file our Annual Report on Form 10-K for the fiscal year ending December 31, 2007. Revlon, Inc., the owner of 100% of the outstanding shares of our capital stock, is an "accelerated filer." The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the SEC's related rules and regulations require Revlon, Inc., beginning with Revlon, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, to include its management's report on Revlon, Inc.'s internal control over financial reporting in Revlon, Inc.'s Annual Reports on Form 10-K and to include a report from its independent registered public accounting firm attesting to such management report.

Revlon, Inc.'s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2004 and in making this assessment used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework in accordance with the standards of the Public Company Accounting Oversight Board (United States). This assessment identified a deficiency in policies and procedures related to the periodic review and validation of data input and outputs used in the estimates of the reserves for sales returns in the U.S. As a result of this deficiency, an error in accounting for the reserve for sales returns in the U.S. as of December 31, 2004 occurred and was not detected by us or Revlon, Inc. In this specific instance, performance of review procedures by us and Revlon, Inc. did not identify the omission of inventory located at certain stores acquired by a customer in 2004. This deficiency constituted a material weakness in Revlon, Inc.'s internal control over financial reporting as of December 31, 2004. Our management determined that because of the material weakness described above, our disclosure controls and procedures were not effective as of December 31, 2004.

KPMG LLP, the independent registered public accounting firm that audited Revlon, Inc.'s financial statements included in its Annual Report on Form 10-K/A for the period ended December 31, 2004 (as well as our audited financial statements included in our Annual Report on Form 10-K/A for the same period and the audited consolidated financial statements included in this prospectus) issued an audit report on Revlon, Inc.'s management's assessment of its internal control over financial reporting, which report appears on page F-3 of Revlon, Inc.'s Form 10-K/A for the fiscal year ended December 31, 2004 filed with the SEC on April 12, 2005. In light of the material weakness identified above, in preparing our financial statements as of and for the fiscal year ended December 31, 2004, we performed additional analyses and other post-closing procedures pertaining to sales returns estimates in an effort to ensure that our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (and in our Annual Report on Form 10-K/A

for the same period and the audited consolidated financial statements included in this prospectus) have been prepared in accordance with generally accepted accounting principles. The material weakness identified above did not result in a material misstatement of Revlon, Inc.'s or our consolidated financial statements as of and for the year ended December 31, 2004, for the interim periods within that year or in Revlon, Inc.'s or our consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2005. KPMG LLP's reports, dated March 9, 2005, expressed an unqualified opinion on Revlon, Inc.'s and our consolidated financial statements as of and for the year ended December 31, 2004.

We and Revlon, Inc. have implemented additional controls and procedures in order to remediate the material weakness in internal control over financial reporting referred to above. These additional controls and procedures are designed to operate semi-annually at June 30 and December 31 utilizing specific information that is available at those times as part of our normal business processes at each such period end. Following the operation of these additional controls and procedures, we and Revlon, Inc. concluded that our disclosure controls and procedures were effective and that the material weakness in internal control over financial reporting referred to above has been eliminated.

In connection with Revlon, Inc.'s Annual Report on Form 10-K for the fiscal year ending on December 31, 2005, KPMG LLP has been engaged to perform audits of management's assessments of and the effectiveness of Revlon, Inc.'s internal control over financial reporting. However, at this time, KPMG LLP has not performed an audit of Revlon, Inc.'s or our internal control over financial reporting as of any date subsequent to December 31, 2004 and it is possible that upon completion of the 2005 audit, KPMG may not confirm our belief that the remediation program eliminated the material weakness identified at December 31, 2004.

Shares of Revlon Class A common stock and our capital stock are pledged to secure various of Revlon, Inc.'s and/or other of our affiliates' obligations and foreclosure upon these shares or dispositions of shares could result in the acceleration of debt under the 2004 credit agreement and could have other consequences.

Our shares of common stock are pledged to secure Revlon, Inc.'s guarantee under the 2004 credit agreement. As of September 30, 2005, there were 2,325,291 shares of Revlon Class A common stock pledged by REV Holdings LLC, or REV Holdings, to secure $18.6 million principal amount of REV Holdings' 13% Senior Secured Notes due 2007. MacAndrews & Forbes has advised us that it has pledged additional shares of Revlon Class A common stock to secure other obligations. Additional shares of Revlon, Inc. and shares of common stock of intermediate holding companies between Revlon, Inc. and MacAndrews & Forbes Holdings may from time to time be pledged to secure obligations of MacAndrews & Forbes. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Revlon Class A common stock, our common stock or stock of intermediate holding companies. A foreclosure upon any such shares of common stock or dispositions of shares of our common stock or Revlon, Inc.'s common stock or stock of intermediate holding companies beneficially owned by MacAndrews & Forbes could, in a sufficient amount, constitute a change of control under the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit, the indenture governing the notes and the indenture governing the 8 5/8% Senior Subordinated Notes and certain other debt instruments of ours and of our subsidiaries. A change of control constitutes an event of default under the 2004 credit agreement, which would permit our lenders to accelerate amounts outstanding under the 2004 credit agreement. In addition, holders of the notes and the 8 5/8% Senior Subordinated Notes may require us to repurchase their respective notes under those circumstances. See "—Our ability to pay principal of the notes depends on many factors." We may not have sufficient funds at the time of the change of control to repay in full the borrowings under the 2004 credit agreement or to repurchase or redeem the notes and our other outstanding notes. See "—The notes are structurally junior to the indebtedness and other liabilities of our subsidiaries; We have a substantial amount of secured indebtedness."

MacAndrews & Forbes Holdings has the power to direct and control our business.

MacAndrews & Forbes Holdings is wholly owned by Ronald O. Perelman. Mr. Perelman, directly and through MacAndrews & Forbes Holdings, beneficially owns approximately 60% of Revlon, Inc.'s outstanding common stock. Revlon, Inc. owns 100% of our common stock. Mr. Perelman, directly and through MacAndrews & Forbes Holdings, controls approximately 77% of the combined voting power of Revlon, Inc.'s common stock. As a result, MacAndrews & Forbes Holdings is able to control the election of the entire Board of Directors of Revlon, Inc. and us and controls the vote on all matters submitted to a vote of Revlon, Inc.'s and our stockholders, including the approval of mergers, consolidations, sales of some, all or substantially all of Revlon, Inc.'s, or our assets and similar transactions.

New accounting requirements would cause us to record compensation expense for employee stock option grants, which will affect our earnings.

We currently account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," SFAS No. 123, "Share Based Payment" and related interpretations, which provide that any compensation expense related to employee stock options be measured based on the intrinsic value of the stock options. As a result, when employee stock options were priced at or above the fair market value of the underlying stock on the date of grant, as is our practice, we incurred no compensation expense. The Financial Accounting Standards Board, or FASB, has adopted, however, SFAS No. 123 (revised 2004), "Share-Based Payment," an amendment of FASB Statements Nos. 123 and 95, or SFAS No. 123(R), which requires that we record compensation expense for employee stock option grants based on their fair values. In April 2005, the SEC adopted a rule allowing companies to implement SFAS No. 123(R) at the beginning of their next fiscal year that begins after June 15, 2005, which for us will be the fiscal year beginning January 1, 2006. We currently plan to adopt SFAS No. 123(R) effective January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition method alternatives are either a prospective method or a retroactive method. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are currently evaluating the impact of SFAS No. 123(R) and have not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and we have not determined whether its application will result in amounts in future periods that are similar to our current pro forma disclosures under SFAS No. 123. We expect that the adoption of SFAS No. 123(R) will have a material impact on our consolidated results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, destinations, visions, objectives, strategies opportunities, drivers and intents of our management. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

•	our future financial performance and our belief that our plan is proving effective, that we have strengthened our organizational capabilities (and our expectation that we will continue to do so) and enhanced in-store execution and that we have strengthened our retail presence and relationships with our key retailers in the U.S.;

•	our belief that we emerged from 2004 a stronger company and are positioned to achieve our objectives of long-term growth and profitability, build on our achievements and capitalize on the opportunities that we believe our strong brand portfolio, retail relationships and new product capabilities provide and our expectations as to improved revenues and achieving profitability over the long term;

•	our plan to further improve the new product development and introduction process, including in connection with our brand initiatives, and our belief in the success of our extensive lineup of new products for 2005 and that it was made possible by our revamped new product development process and "360 degree" marketing;

•	our plans to launch the brand initiatives and our current expectation and beliefs regarding these initiatives;

•	our belief that the Almay initiative will build on its healthy beauty heritage and desire among consumers for simplicity and personalization;

•	our belief that our initiative focused on the more mature cosmetics consumer will serve an affluent and growing consumer demographic currently underserved in the marketplace;

•	our belief that the brand initiatives will have a positive impact on net sales in the second half of 2005, after giving effect to an estimated $40 million of provisions for incremental returns and allowances associated with the launch of these brand initiatives, of which $32 million impacted net sales in the third quarter of 2005, with the remainder expected to impact the fourth quarter of 2005, and our expectation that in connection with these brand initiatives, the accelerated amortization charges associated with certain retail display fixtures will be approximately $10 million to $15 million (of which approximately $4 million impacted SG&A in the third quarter of 2005 and approximately $10 million of which is expected to impact SG&A for the full year of 2005), and that total upfront launch and related costs of the brand initiatives in 2005 will be approximately $75 million, including provisions for the aforementioned incremental returns and allowances of approximately $40 million and the aforementioned $10 million of accelerated amortization;

•	our expectation that the first quarter of 2006 will benefit from the incremental initial shipments associated with the anticipated launch of these brand initiatives;

•	our expectation that, due to the brand initiatives and assuming they begin shipping in the fourth quarter of 2005 as planned, working capital will increase during the second half of 2005 and return to more normalized levels in relation to sales during the second half of 2006;

•	our expectation that the cash flow impact of the brand initiatives from our investment in permanent displays, including displays for our existing businesses and the brand initiatives, will be in the range of $75 million to $85 million during 2005 and $85 million to $95 million during 2006, returning to more normalized levels thereafter;

•	our intention to continue to strengthen our retail presence and relationships with our retail partners and to build on our success in 2004 by continuing to enhance our retail presence and by expanding our products into new doors, including in the grocery channel, and by placing our products into college bookstores;

•	our intention to continue to dramatically improve the execution capabilities of the Revlon organization including by continuing to train and develop our employees so that we may continue to improve our capabilities to execute our strategies, while providing enhanced job satisfaction for our employees;

•	our plans to continue to strengthen our brands, including our plans to continue to invest behind our key brands and our brand initiatives to drive long term growth and to continue to improve our other business lines by focusing on and adding resources to our fragrance, hair care, beauty tools, anti-perspirants and deodorants businesses;

•	our plans with respect to achieving an improved operating margin as a result of improvements in various aspects of our business, including, among other things, in our International supply chain, in our promotion redesign, in our cost of goods (due to various initiatives including value analyses, packaging initiatives and strategic sourcing), in our product life cycle management, in our in-store merchandising and by leveraging our fixed cost structure, for an aggregate targeted operating margin improvement of approximately 8% to 10% in a period of up to five years beginning in 2003, as well as our focus on closely managing inventory levels;

•	our intention to continue to strengthen our balance sheet and capital structure, including our plans to refinance the 8 5/8% Senior Subordinated Notes by October 30, 2007 prior to their maturity, Revlon, Inc.'s plans to issue $185.0 million of equity by the end of March 2006 consisting of the approximately $110 million of equity that Revlon, Inc. was previously committed to issue by March 31, 2006 and an additional $75 million that Revlon, Inc. intends to issue by the same date, Revlon, Inc.'s commitment to contribute proceeds from approximately $110 million of its $185.0 million equity issuance to us to reduce our debt, as previously disclosed, and its plans to provide the balance of the proceeds from its $185.0 million equity issuance to us for general corporate purposes, the timing of such transactions and the impact of such transactions on our financial performance;

•	our plans to continue to increase our advertising, marketing, promotions and media effectiveness and to continue to enhance our retail presence and increase the effectiveness of our wall displays;

•	our plans regarding the continued growth momentum and accelerated growth phase of our plan, including our plans to capitalize on the actions taken during the stabilization and growth phase of our plan, with the objective of increasing revenues and achieving profitability over the long term by refining and adding to our plan and our expectation that actions we take in the continued growth momentum and accelerated growth stage will help us achieve our objectives of balancing top-line growth with an improved operating margin;

•	our plan to drive efficiencies across our overall supply chain, including reducing manufacturing costs by streamlining components and sourcing strategically and rationalizing our supply chain in Europe, which includes moving certain production for the European markets primarily to our Oxford, North Carolina facility and establishing alternative warehousing and distribution arrangements in the U.K. and our expectation that such transition will not result in any disruption to our supply chain;

•	our belief that we have strengthened our International business and our plan to reduce costs through optimizing our cost structure, including optimizing our International supply chain, and by leveraging products developed in the U.S. and our intention to continue to strengthen our International management team and business;

•	our belief that the continued implementation and refinement to our plan could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more of our brands or product lines and/or launch new products and further refining our approach to retail merchandising and the possibility that any of these actions, whose intended purpose would be to create value through profitable growth and could result in our making investments or recognizing charges related to executing against such opportunities, as well as the cash costs and charges related to any such changes and the timing of any such charges and costs;

•	the effect on sales of weak economic conditions, weakness in the mass-market cosmetics category, political uncertainties, military actions, terrorist activities, retailer inventory management, adverse currency fluctuations, competitive activities, including increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, lower than anticipated success of our advertising and marketing plans, lower than expected retail customer acceptance or consumer acceptance of our brand initiatives, decreased sales of our existing products as a result of our brand initiatives and changes in the competitive environment;

•	restructuring activities, restructuring costs, the timing of restructuring payments and annual savings and other benefits from such activities;

•	our current expectation that operating revenues, cash on hand and availability of borrowings under the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit and other permitted lines of credit will be sufficient to satisfy our operating expenses in 2005;

•	our uses of funds, including amounts required for the payment of operating expenses, including expenses in connection with the continued implementation of, and refinement to, our plan, including the launch of our brand initiatives, and payments in connection with our purchases of permanent wall displays, capital expenditures, restructuring programs, debt service payments, and regularly scheduled pension and post-retirement benefit plan contributions, and our estimates of operating expenses, working capital expenses, wall display costs, capital expenditures, cash contributions to our pension and post-retirement benefit plans, debt service payments (including payments required under our debt instruments) and charges in connection with our growth plan, including charges with respect to our brand initiatives;

•	the availability of funds from the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit and other permitted lines of credit, restructuring indebtedness, selling assets or operations, capital contributions and/or loans from MacAndrews & Forbes, Revlon, Inc., other affiliates and/or third parties and/or the sale of additional equity securities of Revlon, Inc.;

•	our belief that the remediation program that we have undertaken to eliminate the material weakness that Revlon, Inc. identified in its internal control over financial reporting at the fiscal year ended December 31, 2004 was effective in eliminating such material weakness and that, therefore, our disclosure controls and procedures were effective at September 30, 2005, including our belief that our remediation program strengthened our disclosure controls and procedures and internal control process with respect to our sales return calculations;

•	matters concerning our market-risk sensitive instruments, including indebtedness subject to floating interest rates, such as the 2004 credit agreement;

•	the effects of our adoption of certain accounting principles;

•	our belief that holders of the new notes, with the exception of certain of our affiliates and participating broker-dealers, may rely on the position of the staff of the SEC enunciated in no-action letters for Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993) and that the new notes will be free from restrictions on transfer after the exchange offer;

•	our estimates of U.S. federal net operating losses and alternative minimum tax losses available to us; and

•	our plan to efficiently manage our cash and working capital, including, among other things, by carefully managing inventory levels, centralizing purchasing to secure discounts and efficiencies in procurement, and providing additional discounts to U.S. customers for more timely payment of receivables and carefully managing accounts payable.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates", "targets", "outlooks", "initiatives", "destinations", "visions", "objectives", "strategies", "opportunities", "drivers" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and Current Reports on Form 8-K filed with the SEC during 2005, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

•	unanticipated circumstances or results affecting our future financial performance, including, softness in the U.S. mass-market color cosmetics category or unanticipated market share trends, decreased consumer spending in response to weak economic conditions or weakness in the category, changes in consumer shopping patterns or preferences, such as reduced consumer demand for our color cosmetics and other current products, changes in consumer purchasing habits, including with respect to shopping channels, lower than expected retail customer acceptance or consumer acceptance of our brand initiatives, decreased sales of our existing products as a result of our brand initiatives and changes in the competitive environment, actions by our customers, such as retailer inventory management and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes, including increases in market share;

•	less than expected growth and profitability, inability to build on our achievements and capitalize on the opportunities that we believe our brand portfolio, retail relationships and new product capabilities will provide, or difficulties in achieving improved revenues and profitability over the long term, including in connection with our brand initiatives;

•	difficulties, delays or unanticipated circumstances or costs associated with our plan to further improve our new product development and introduction process, which could affect our ability to effectively launch new products and/or reposition, repackage and/or reformulate additional product lines or brands and to generate revenue from such sources;

•	our inability to achieve our growth objectives, such as due to difficulties, delays or unanticipated circumstances or costs associated with our brand initiatives, including our inability to timely implement our brand initiatives, higher than expected returns in connection with these initiatives, weaker than expected retail customer acceptance and/or consumer demand for the products to be launched pursuant to the brand initiatives, the possibility that our product pricing strategies for the brand initiatives will not be accepted by our retail customers and/or consumers or that we may experience decreased sales of our existing products as a result of the products launched and sold under these initiatives and the possibility that our current expectations and beliefs regarding the expected timing of the brand initiatives and its estimates regarding the incremental effect that the brand initiatives would have on net sales, returns, spending, cash flow, investment in permanent displays and working capital and amortization of wall display expenses, may turn out to be incorrect, or as applicable, overestimates or underestimates;

•	difficulties, delays or unanticipated costs associated with or our inability to achieve the anticipated marketing effects of our Almay initiative or less than anticipated consumer or retail customer acceptance thereof;

•	difficulties, delays or unanticipated costs associated with or our inability to achieve the anticipated marketing effects of our brand initiative targeted to the more mature consumer or less than anticipated consumer or retail customer acceptance thereof;

•	our inability to achieve the anticipated net sales potential from our two brand initiatives, including as a result of less than expected sales, higher than expected returns, consumers purchasing less of our existing products, production and/or distribution difficulties, and unexpected circumstances affecting the timing thereof or other difficulties, delays or unexpected costs related thereto or unforeseen circumstances affecting the timing or levels of accelerated amortization of certain of our existing wall displays;

•	our inability to achieve the anticipated benefits from the brand initiatives in the fourth quarter of 2005 and/or the first quarter of 2006, such as due to less than expected shipments during the the fourth quarter of 2005 and/or first quarter of 2006 as a result of less than anticipated acceptance of these initiatives from our retail customers and/or consumers and unexpected circumstances affecting the timing thereof or other difficulties, delays or unexpected costs or expenses related thereto;

•	higher than anticipated working capital or unforeseen circumstances affecting the timing or levels thereof;

•	higher than anticipated costs for permanent displays or unforeseen circumstances affecting the timing or levels thereof;

•	difficulties, delays or unanticipated costs associated with our attempts to strengthen our relationships with our retail partners and to build on our success during 2004;

•	difficulties, delays or unanticipated costs associated with continuing to train and develop our employees so that we may continue to improve our organizational capabilities, including our capabilities to execute our strategies while providing enhanced job satisfaction for our employees;

•	difficulties, delays or unanticipated costs associated with our plans to invest behind our key brands and our brand initiatives to drive long-term growth or less than expected improvements in our other business lines, such as fragrances, hair color, beauty tools and anti-perspirants/deodorants;

•	difficulties, delays in or unanticipated costs associated with achieving our objective of an improved operating margin;

•	difficulties, delays or unanticipated costs in, or our inability to consummate, transactions to strengthen our balance sheet and capital structure, including difficulties, delays or our inability to refinance certain of our debt, including our plans to refinance the 8 5/8% Senior Subordinated Notes by October 30, 2007 prior to their maturity, Revlon, Inc.'s plans to issue $185.0 million of equity by the end of March 2006, Revlon, Inc.'s commitment to contribute proceeds from approximately $110 million of its $185.0 million equity issuance to us to reduce our debt, as previously disclosed, and its plans to provide the balance of the proceeds from its $185.0 million equity issuance to us for general corporate purposes, as well as the inability to issue equity or debt securities, including Revlon, Inc. Class A common stock, for cash or in exchange for our indebtedness, and difficulties, delays or our inability to consummate the remaining Debt Reduction Transactions (as defined under "Management's Discussion and Analysis of Financial Condition and Results of Operation—2004 Debt Reduction Transactions");

•	our advertising, marketing, promotions and media and our wall displays being less effective than planned, or difficulties, delays in or unanticipated costs associated with optimizing the effectiveness of our advertising, marketing and promotions;

•	difficulties, delays or unanticipated costs in implementing our plans regarding the continued growth momentum and accelerated growth phase of our plan, including difficulties, delays or unanticipated costs in taking actions to capitalize on the actions taken during the stabilization and growth phase of our plan, including with respect to our brand initiatives, which could affect our ability to increase revenues and achieve profitability over the long term, as well as difficulties, delays or unanticipated costs related to our actions to refine and add to our plan, such as the launch of our brand initiatives, which could affect our ability to achieve our growth objectives, including balancing top-line growth with an improved operating margin;

•	difficulties, delays or unanticipated costs impacting our ability, or our inability to drive efficiencies across our overall supply chain, including our plan to reduce manufacturing costs by streamlining components and sourcing strategically and rationalizing our supply chain in Europe, including unexpected difficulties, delays or unanticipated costs or disruptions in connection with our plans to transition certain production for the European markets primarily to our Oxford, North Carolina facility and establishing alternative warehousing and distribution arrangements in the U.K. or unanticipated disruptions in our supply chain;

•	less than expected savings through optimizing our cost structure, including optimizing our International supply chain, or leveraging products developed in the U.S., or unanticipated circumstances impacting our ability to continue to strengthen our International management team and business;

•	unanticipated costs or difficulties or delays in completing projects associated with the continued implementation of, and refinement to, our plan, including, in connection with the launch of our brand initiatives, or lower than expected revenues or inability to achieve profitability over the long term as a result of such plan, including lower than expected sales or higher than expected costs, including higher than anticipated future working capital, capital expenditures, advertising or promotional expenses, new product development costs, purchases and reconfiguration of wall displays, including arising from our taking advantage of additional opportunities to reposition, repackage or reformulate one or more of our brands or product lines and/or launch new products or brands and/or further refining our approach to retail merchandising;

•	the effects of and changes in economic conditions (such as inflation, monetary conditions and foreign currency fluctuations, as well as in trade, monetary, fiscal and tax policies in international markets), weakness of the mass-market cosmetics category, political conditions (such as military actions and terrorist activities), as well as the effects and changes in retailer inventory management, competitive activities, including increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, lower than anticipated success of our advertising and marketing plans, lower than expected retail customer acceptance or consumer acceptance of our brand initiatives, decreased sales of our existing products as a result of our brand initiatives and changes in the competitive environment;

•	difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from our restructuring activities;

•	lower than expected operating revenues or the inability to secure capital contributions or loans from MacAndrews & Forbes, Revlon, Inc., our other affiliates and/or third parties;

•	higher than expected operating expenses (including in connection with the brand initiatives), sales returns, working capital expenses, wall display costs, capital expenditures, restructuring costs, regularly scheduled cash pension and post-retirement benefit plan contributions, growth plan charges, including charges in connection with our brand initiatives, or debt service payments;

•	the unavailability of funds from the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit or other permitted lines of credit, restructuring indebtedness, selling assets or operations, capital contributions or loans from MacAndrews & Forbes, Revlon, Inc., other affiliates or third parties or the sale of additional equity of Revlon, Inc.;

•	difficulties, delays or unanticipated circumstances that could affect the continued effectiveness of the additional controls and procedures we implemented pursuant to the remediation program adopted by us to eliminate the material weakness that Revlon, Inc. identified in its internal control over financial reporting for the fiscal year ended December 31, 2004 which could affect the continued effectiveness of our internal control over financial reporting, including our disclosure controls and procedures;

•	interest rate or foreign exchange rate changes affecting us and our market sensitive financial instruments, such as the 2004 credit agreement;

•	unanticipated adverse effects from our adoption of certain accounting principles;

•	difficulties, delays or unexpected circumstances causing holders of the new notes to be unable to rely on the position of the SEC enunciated in no-action letters for Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993) or preventing the new notes from being free from restrictions on transfer after the consummation of the exchange offer, including (although, we do not intend to seek our own interpretation regarding the exchange offer) the SEC's staff making a different determination with respect to the new notes than it has in other interpretations of the above no-action letters to other parties;

•	lower than expected U.S. federal net operating losses, CNOLs (as defined below) or alternative minimum tax losses being available to us; and

•	difficulties, delays or our inability to efficiently manage our cash and working capital.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us. You are advised to consult any additional disclosures we make in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and Current Reports on Form 8-K filed with the SEC during 2005 (which, among other places, can be found on the SEC's website at http://www.sec.gov). See "Where You Can Find More Information."

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange the old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of new notes will not result in any change in our indebtedness. We have agreed to bear the expenses of the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the new notes, including any broker-dealers, against certain liabilities under the Securities Act. No underwriter is being used in connection with the exchange offer.

We are using and intend to continue to use the net proceeds from the issuance of the old notes (i) to help fund investments in our brand initiatives described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Brand Initiatives" and for general corporate purposes and (ii) to pay fees and expenses of approximately $3.0 million in connection with the issuance of the old notes and this exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of
September 30, 2005, which includes the effect of the August 2005 Transactions. The table should be read in conjunction with "Summary—Summary Historical and Unaudited Pro Forma Financial Data," "Selected Historical and Unaudited Pro Forma Financial Data" and our unaudited consolidated financial statements and the notes to those financial statements included in this prospectus.

As of September 30, 2005
Actual
(Dollarsinmillions) (unaudited)
Cash and cash equivalents	$77.7

Indebtedness:
Short-term borrowings — third parties	$40.4
Long-term debt:
2004 credit agreement (Term loan facility due 2010)	700.0
8 5/8% Senior Subordinated Notes due 2008 (a)	327.0
9½% Senior Notes due 2011	386.3

Total indebtedness	1,453.7
Stockholder's deficiency	(1,166.2)

Total capitalization	$287.5

(a)	While the 8 5/8% Senior Subordinated Notes mature in March 2008, under the 2004 credit agreement, if we do not repay, redeem, repurchase or defease such notes by October 30, 2007, such that by that date not more than $25.0 million in aggregate principal amount of such notes remains outstanding, the 2004 credit agreement is subject to termination.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

The selected historical financial and other data as of December 31, 2000, 2001, 2002, 2003 and 2004 and for each of the years in the five-year period ended December 31, 2004 have been derived from our audited consolidated financial statements. The selected historical and other data as of September 30, 2004 and 2005 and for the nine months ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements. Results as of September 30, 2005 and for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year. The pro forma Statement of Operations Data for the year ended December 31, 2004 give pro forma effect to the impact of the following transactions as if such transactions had been consummated on January 1, 2004:

•	the Revlon Exchange Transactions, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operation—2004 Debt Reduction Transactions" and Recent Financing Transactions—The Debt Reduction Transactions" (other than the exchange or conversion, as the case may be, of Revlon, Inc. preferred stock, since the financial information presented is for Products Corporation);

•	the refinancing of the $290.5 million outstanding under our 2001 credit agreement, with the proceeds of borrowings under our 2004 credit agreement, which included extinguishment of our 12% Senior Secured Notes (together with the transactions referred to in the first bullet point, the "Pro Forma 2004 Refinancing Transactions");

•	the Spring 2005 Refinancing Transactions, as described in "Recent Financing Transactions," which included the issuance of $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes, which we consummated on March 16, 2005, our redemption on April 15, 2005 of all of the outstanding 8 1/8% Senior Notes and 9% Senior Notes due 2006 and our prepayment of $100.0 million under the term loan facility of the 2004 credit agreement (excluding the payment of fees and expenses incurred in connection with such transactions); and

•	the August 2005 Transactions, which included the August 16, 2005 issuance of the old notes and the August 4, 2005 amendments of the 2004 Investment Agreement between MacAndrews & Forbes and Revlon, Inc. and the 2004 Consolidated MacAndrews & Forbes Line of Credit (the "August 2005 Transactions" and, together with the transactions referred to in the third bullet point, the "Pro Forma 2005 Transactions").

The pro forma Statement of Operations Data for the nine months ended September 30, 2005 give pro forma effect to the impact of the Pro Forma 2005 Transactions as if such transactions had been consummated on January 1, 2004. The pro forma Statement of Operations Data for the nine months ended September 30, 2005 do not include adjustments for the pro forma effect of the Pro Forma 2004 Refinancing Transactions as these transactions are reflected in the actual results. The actual Balance Sheet Data as of September 30, 2005 includes the Pro Forma 2004 Refinancing Transactions and the Pro Forma 2005 Transactions.

You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited consolidated financial statements, the unaudited consolidated financial statements and related notes and the report of our independent registered public accounting firm, which are included in this prospectus.

Selected Historical and Unaudited Pro Forma Financial Data
(Dollars in millions)

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002(d)	2003(d)	2004	2004	2005
						(unaudited)
Historical Statement of Operations Data(a)
Net sales	$1,409.4	$1,277.6	$1,119.4	$1,299.3	$1,297.2	$918.9	$894.5
Gross profit(b)	835.1	733.4	615.7	798.2	811.9	565.5	544.4
Selling, general and administrative expenses	763.4	676.6	711.1	769.7	716.4	548.3	572.7
Restructuring costs and other, net(c)	54.1	38.1	13.6	6.0	5.8	—	1.5
Operating income (loss)	17.6	18.7	(109.0)	22.5	89.7	17.2	(29.8)
Interest expense, net	142.4	137.8	156.9	171.8	127.7	100.3	91.4
Amortization of debt issuance costs	5.6	6.2	7.7	8.9	8.2	6.8	5.1
Foreign currency (gains) losses, net	1.6	2.2	1.4	(5.0)	(5.2)	0.4	(1.4)
Loss (gain) on sale of product line, brands and facilities, net	(10.8)	14.4	1.0	—	—	—	—
Loss on early extinguishment of debt	—	3.6	—	—	90.7 (e)	91.4 (e)	9.0 (e)
Miscellaneous, net	(1.8)	2.7	1.2	0.5	2.0	2.4	1.5
Loss before income taxes	(119.4)	(148.2)	(277.2)	(153.7)	(133.7)	(184.1)	(135.4)
Provision for income taxes	8.6	4.0	4.6	0.3	9.1	4.9	9.1
Net loss	$(128.0)	$(152.2)	$(281.8)	$(154.0)	$(142.8)	$(189.0)	$(144.5)

Other Data(a):
Net cash used in operating activities	$(84.0)	$(86.5)	$(112.3)	$(166.4)	$(94.2)	$(135.3)	$(115.9)
Net cash (used in) provided by investing activities	322.1	87.2	(14.2)	(23.3)	(18.9)	(12.5)	(16.0)
Net cash (used in) provided by financing activities	(203.7)	46.3	110.3	151.1	174.5	172.1	92.1
Ratio of earnings to fixed charges(f)	—	—	—	—	—	—	—
Capital expenditures	$19.0	$15.1	$16.0	$28.6	$18.9	$12.5	$16.0
Purchase of permanent displays	51.4	44.0	66.2	72.9	56.0	40.3	38.7
Depreciation and amortization(g)	126.9	115.1	118.9	112.9	114.3	86.2	79.8

	Year Ended December 31, 2004		Nine Months Ended September 30, 2005
	Pro Forma 2004 Refinancing Transactions(h)	Pro Forma 2004 Refinancing Transactions and Pro Forma 2005 Transactions(i)	Pro Forma 2005 Transactions(j)

Pro Forma Statement of Operations Data:
Operating income (loss )	$89.7	$89.7	$(29.8)
Interest expense, net	104.8	118.7	96.2
Amortization of debt issuance costs	6.1	7.2	5.6
Net loss	(117.7)	(132.7)	(149.8)
Ratio of earnings to fixed charges(k)	—	—	—

	December 31,					September 30,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
Balance Sheet Data(a)
Total assets	$1,104.2	$991.4	$932.0	$890.7	$998.6	$935.2	$982.2
Total indebtedness	1,593.8	1,661.1	1,775.1	1,897.5	1,355.3	1,351.2	1,453.7
Total stockholder's deficiency	(1,104.3)	(1,288.2)	(1,639.9)	(1,727.2)	(1,021.8)	(1,085.6)	(1,166.2)

(a)	In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and our Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the summary historical financial and other data includes the results of operations of the worldwide professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

(b)	In connection with our restructuring activities described in note (c) below, from 2000 to 2002 we incurred costs associated with the consolidation of our Phoenix and Canada facilities and our worldwide operations. Such costs have been recorded in cost of sales in the amounts of $4.9 million, $38.2 million and $1.5 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(c)	In 2000, we initiated a new restructuring program in line with our original restructuring plan developed in late 1998 designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. The 2000 restructuring program also included costs associated with the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand and the elimination of several domestic and international executive and operational positions, each of which was effected to reduce and streamline corporate overhead costs.

Restructuring expenses incurred during 2000 to 2005 were with respect to the following items: (i) the 2000 restructuring program, (ii) the continued consolidation of our worldwide operations and (iii) one-time restructuring events (e.g., employee severance costs).

(d)	Results for 2002 and 2003 include expenses of approximately $104 million in 2002 and approximately $31 million in 2003 related to the acceleration of the implementation of the stabilization and growth phase of our plan.

(e)	Represents (i) the loss on the Revlon Exchange Transactions (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—2004 Debt Reduction Transactions") and fees, expenses and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the refinancing of the 2001 credit agreement with the proceeds of borrowings under our 2004 credit agreement and the tender offer for and redemption of our 12% Senior Secured Notes (including the applicable premium) of $90.7 million for the year ended December 31, 2004 and $91.4 million for the nine months ended September 30, 2004 and (ii) the loss on the Spring 2005 Refinancing Transactions of $9.0 million for the nine months ended September 30, 2005.

(f)	Earnings used in computing the ratio of earnings to fixed charges consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). Fixed charges exceeded earnings by $119.4 million in 2000, $148.2 million in 2001, $277.2 million in 2002, $153.7 million in 2003 and $133.7 million in 2004, and $184.1 million and $135.4 million for the nine months ended September 30, 2004 and 2005, respectively.

(g)	Includes amortization related to debt issuance costs, debt discount and stock-based compensation of $5.6 million, $0.1 million and nil in 2000; $6.2 million, $0.4 million and $0.6 million in 2001; $7.7 million, $2.6 million and $1.7 million in 2002; $8.9 million, $3.1 million and $2.2 million in 2003; $8.2 million, $1.8 million and $6.4 million in 2004; $6.8 million, $1.8 million and $4.7 million in the nine months ended September 30, 2004; and $5.1 million, $0.1 million, and $4.4 million in the nine months ended September 30, 2005, respectively.

(h)	Reflects the pro forma effect of the Pro Forma 2004 Refinancing Transactions on interest expense and amortization of debt issuance costs for the fiscal year ended December 31, 2004, the reduction of interest expense of approximately $22.9 million related to the Pro Forma 2004 Refinancing Transactions, and the elimination of amortization of debt issuance costs of approximately $2.1 million related to the Pro Forma 2004 Refinancing Transactions. The above assumes a weighted average interest rate of approximately 7.54% on the term loan facility under the 2004 credit agreement. A 0.125% change in interest rate on the Pro Forma 2004 Refinancing Transactions would change annual pro forma interest expense by approximately $1.0 million.

(i)	Reflects the combined pro forma effect for the fiscal year ended December 31, 2004 of the Pro Forma 2004 Refinancing Transactions as described above in footnote (h) and the incremental pro forma effect of the Pro Forma 2005 Transactions, which consists of additional interest expense of approximately $13.9 million, which includes amortization of debt discount, and an increase in amortization of debt issuance costs of approximately $1.1 million. Such results do not include non-recurring charges for fees and expenses of approximately $0.2 million paid to third parties in connection with our retirement of the 8 1/8% Senior Notes and the 9% Senior Notes, the $1.1 million premium associated with the redemption of the 9% Senior Notes, the $5.1 million prepayment fee associated with the prepayment of $100.0 million of indebtedness outstanding under the term loan facility of the 2004 credit agreement and the write-off of debt issuance costs of $3.4 million in connection with our issuance of the Original March 2005 9½% Senior Notes.

(j)	Reflects the pro forma effect on the nine months ended September 30, 2005 of the Pro Forma 2005 Transactions, which consists of additional interest expense of approximately $4.8 million, which includes amortization of debt discount, and an increase in amortization of debt issuance costs of $0.5 million.

(k)	As adjusted to reflect the pro forma effects of the Pro Forma 2004 Refinancing Transactions and the combined effect of the Pro Forma 2004 Refinancing Transactions and the Pro Forma 2005 Transactions (excluding the payment of fees and expenses incurred in connection with such transactions). Fixed charges would have exceeded earnings by $108.6 million and $123.6 million in 2004, after giving pro forma effect to the Pro Forma 2004 Refinancing Transactions and the combined effect of the Pro Forma 2004 Refinancing Transactions and the Pro Forma 2005 Transactions, respectively and $140.7 million for the nine months ended September 30, 2005, after giving pro forma effect to the Pro Forma 2005 Transactions.

INVESTMENT HIGHLIGHTS

We believe that, since 2002, we have made significant progress to strengthen our business and position ourselves to achieve our objective of long-term growth and profitability. Our principal areas of focus have been strengthening our brands, our relationships with our retail partners and the capabilities of the Revlon organization. With these building blocks in place, we broadened our focus for 2004 to include improving our operating margin and we believe that we emerged from 2004 a stronger company, positioned to build on our achievements and to capitalize on the opportunities that we believe our strong brand portfolio, retail relationships and new product capabilities provide.

We intend to:

•	Continue to strengthen our brands. Our portfolio consists of well-known brands that we believe have significant equity with consumers and retailers. The Revlon brand has over 90% aided brand awareness. Our Revlon and Almay brands together held the number two position in color cosmetics in the U.S. mass-market for 2004 and the nine-month period ended September 30, 2005. For the nine-month period ended September 30, 2005, the Revlon and Almay brands combined held U.S. mass-market share of 22.0%, compared with combined U.S. mass-market share of 21.8% for the nine-month period ended September 30, 2004. The Revlon brand registered a U.S. mass-market share of 15.5% for the nine-month period ended September 30, 2005, compared with 15.9% for the nine-month period ended September 30, 2004, while the Almay brand advanced to 6.4% for the nine-month period ended September 30, 2005, compared with 5.8% for the nine-month period ended September 30, 2004. The Revlon and Almay brands combined held U.S. mass-market share of 21.4% in color cosmetics for 2004, with Revlon at 15.7% and Almay at 5.8%, compared with combined U.S. mass-market share of 22.2% for 2003, with Revlon at 16.2% and Almay at 6.0%. During the remainder of 2005, we intend to continue to invest behind our key brands and our two brand initiatives discussed below to drive long-term growth.

•	Capitalize on the strengths of our Almay brand. Building on Almay's heritage of enhancing one's natural beauty using healthy, hypoallergenic products, in January 2005, we launched the Almay Intense i-Color collection, the first complete collection of color cosmetics specifically designed to intensify the natural color of eyes. The Almay Intense i-Color collection has been successful and is among the top products launched to date in 2005 in the U.S. mass color cosmetics market. On August 4, 2005, we announced a brand initiative that involves a complete relaunch of the Almay brand and builds on Almay's healthy beauty heritage and the desire among consumers for simplicity and personalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Brand Initiatives".

•	Launch a new cosmetics line designed for more mature women. We also announced a second brand initiative focused on the more mature cosmetics consumer and involves the launch of a complete line of cosmetics under a new brand name that is designed to serve this affluent and growing consumer demographic currently underserved in the marketplace. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Brand Initiatives."

•	Continue to strengthen our retail presence and relationships with our retail partners. We believe that in the fourth quarter of 2004 we successfully launched and executed our extensive lineup of new products for 2005. We believe this success was made possible by our revamped new product development process, combined with our "360 degree" marketing initiatives in which we present consumers with consistent brand imagery, packaging and messaging in each form of media in which we advertise, including print, television, internet and in-store displays. We intend to build on our success by continuing to enhance our retail presence and by expanding our products into new doors, including in the grocery store channel, and by placing our products into college bookstores. In 2004, we introduced our new "Revlon Express" unit, a modular four feet of lower cost display space used primarily in food outlets. We intend to continue to strengthen our relationships with our retail partners.

•	Continue to dramatically improve the execution capabilities of the Revlon organization. Jack L. Stahl, our President and Chief Executive Officer since 2002 following a 22-year career at The Coca-Cola Company, has strengthened key senior positions at Revlon, implemented more disciplined management processes and enhanced the effectiveness of our management team by strengthening our internal management capabilities and business routines. We intend to continue to strengthen our organizational capabilities. Led by our strengthened management team and all our employees, during 2004 we delivered strong operational and financial performance, with operating income of $89.7 million (including the impact of a $5.8 million restructuring-related charge). In addition, in connection with our "Destination Model Initiatives," for fiscal year 2004 we achieved an operating income margin of 6.9% of net sales, up from 1.7% for 2003.

•	Continue to improve our other business lines. Our hair color and beauty tools lines have shown market share gains, increasing to an 8.4% market share for the nine-month period ended September 30, 2005 from a 7.8% market share for the nine-month period ended September 30, 2004 and increasing to a 25.2% market share for the nine-month period ended September 30, 2005 from a 24.5% market share for the nine-month period ended September 30, 2004, respectively. Market share was even for anti-perspirants and deodorants at 6.2% for the nine-month periods ended September 30, 2005 and September 30, 2004, respectively. We have begun to focus on and add resources to our fragrances, hair color and beauty tools lines, along with anti-perspirants and deodorants, including, for example, the launch of a new "Mitchum Man" advertising campaign in April 2005. We have strengthened our International business and intend to continue to strengthen our International management team and reduce costs through optimizing our International supply chain and leveraging products developed in the U.S.

•	Continue to improve our balance sheet and capital structure. During 2004, we strengthened our balance sheet by completing two significant financing transactions in which we: (i) completed a combination of debt-for-equity transactions, through which we reduced debt as of March 25, 2004 by approximately $804 million and significantly reduced our interest expense; and (ii) entered into the $960.0 million 2004 credit agreement, the proceeds of which we used to repay in full the $290.5 million outstanding under the 2001 credit agreement, which otherwise would have matured in 2005, and to retire all $363.0 million aggregate principal amount outstanding of our 12% Senior Secured Notes. As a result of these transactions taken together, debt levels were reduced from levels prior to March 2004 and maturities of debt instruments previously due in 2005 were extended. See "Recent Financing Transactions." The issuance of $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes, which we consummated on March 16, 2005 and our use of proceeds from such issuance for our redemption on April 15, 2005 of all of our outstanding 8 1/8% Senior Notes and our 9% Senior Notes extended the maturities of our debt that would otherwise have been due in 2006. See "Recent Financing Transactions." We intend to continue to improve our balance sheet and capital structure. On August 4, 2005, Revlon, Inc. announced that it plans to issue $185.0 million of equity by the end of March 2006. The $185.0 million of equity would consist of the approximately $110 million of equity that Revlon, Inc. was previously committed to issue by March 31, 2006 and an additional $75 million of equity that Revlon, Inc. intends to issue by the same date. Revlon, Inc. has committed to contribute the proceeds from approximately $110 million of its $185.0 million equity issuance to us to reduce our debt, as previously disclosed, and plans to provide the balance of the proceeds from its $185.0 million equity issuance to us for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Financing Activities."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The discussion and analysis of financial condition and results of operations are based upon financial statements which have been prepared in accordance with United States generally accepted accounting principles, or GAAP, and should be read together with the applicable consolidated financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus.

This discussion contains certain statements of a forward-looking nature that involve risks and uncertainties. As a result of many factors, including those set forth under the sections entitled "Risk Factors" and "Forward-Looking Statements" and those appearing elsewhere in this prospectus, actual results many differ materially from those anticipated by such forward-looking statements.

Overview

    Overview of the Business

We are providing this overview in accordance with the SEC's December 2003 interpretive guidance regarding Management's Discussion and Analysis of Financial Condition and Results of Operations.

We operate in a single segment and manufacture, market and sell an extensive array of cosmetics and skin care, fragrances and personal care products. Our products are sold worldwide and are marketed under such well-known brand names as Revlon, ColorStay, Revlon Age Defying, Revlon Age Defying With Botafirm, Fabulash, Super Lustrous and Skinlights, as well as Almay, including our new Almay Intense i-Color collection, in cosmetics; Vitamin C Absolutes, Eterna 27, Ultima II and Jeanne Gatineau in skin care; Charlie in fragrances; and High Dimension, Flex, Mitchum, Colorsilk, Jean Naté andBozzano in personal care products. In addition, we have a licensing group.

Products Corporation is a direct wholly-owned subsidiary of Revlon, Inc., which is an indirect majority-owned subsidiary of MacAndrews & Forbes, a corporation wholly-owned by Ronald O. Perelman.

        Overview of Our Plan

We have accelerated the implementation of our three-part plan, as disclosed in our Annual Report on Form 10-K/A for the year ended December 31, 2004, to rationalize costs and to grow the business. In 2002, we began the implementation of the stabilization and growth phase of our plan.

We intend to capitalize on the actions taken during the stabilization and growth phase of our plan, with the objective of increasing revenues and achieving profitability over the long term. The continued growth momentum and accelerated growth stage of our plan includes various actions that represent refinements of and additions to the actions taken during the stabilization and growth phase of our plan, with the objective of balancing top-line growth with an improved operating margin. These ongoing initiatives include, among other things, actions to: (i) further improve the new product development and introduction process; (ii) continue to increase the effectiveness of our display walls; (iii) drive efficiencies across our overall supply chain, including reducing manufacturing costs by streamlining components and sourcing strategically and rationalizing our supply chain in Europe, which includes moving certain production for the European markets to our Oxford, North Carolina facility and establishing alternative warehousing and distribution arrangements in the U.K.; (iv) optimize the effectiveness of our advertising, marketing and promotions; (v) continue the training and development of our organization so that we may continue to improve our capabilities to execute our strategies while providing enhanced job satisfaction for our employees; and (vi) continue to strengthen our balance sheet and capital structure.

We believe that we have strengthened our organizational capability and we intend to continue doing so. We also believe that we have strengthened our relationships with our key retailers in the U.S.

Continuing to implement and refine our plan could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching new brands or product lines or further refining our approach to retail merchandising. Any of these actions, whose intended purpose would be to create value through profitable growth, could result in us making investments or recognizing charges related to executing against such opportunities.

    Overview of Brand initiatives

On August 4, 2005, as part of the continued growth momentum and accelerated growth stage of our plan, we announced two brand initiatives. One initiative involves a complete relaunch of the Almay brand and builds on Almay's healthy beauty heritage and the desire among consumers for simplicity and personalization. The second initiative is focused on the more mature consumer and involves the launch of a complete line of cosmetics under a new brand name that is designed to serve this affluent and growing consumer demographic currently underserved in the marketplace.

The brand initiatives are expected to have a positive effect on net sales in the second half of 2005, after giving effect to an estimated $40 million of provisions for incremental returns and allowances associated with the launch of these initiatives, of which approximately $32 million impacted net sales in the third quarter of 2005, with the remainder expected to impact the fourth quarter of 2005. As a result of these brand initiatives, we expect that accelerated amortization associated with certain existing retail display fixtures will be approximately $10 million to $15 million, of which approximately $4 million impacted selling, general and administrative expenses ("SG&A") in the third quarter of 2005 and approximately $10 million of which is expected to impact SG&A for the full year of 2005. We expect that the total upfront launch and related costs of the brand initiatives in 2005, including provisions for the aforementioned incremental returns and allowances of approximately $40 million and the aforementioned $10 million of accelerated amortization, will be approximately $75 million. We also currently expect that the first quarter of 2006 would benefit from the incremental initial shipments associated with the launch of these brand initiatives.

We are currently making certain investments in connection with these brand initiatives, most notably in the area of permanent displays and inventory. In terms of the cash flow impact of these brand initiatives, we expect that our investment in permanent displays, including displays for our existing businesses and these brand initiatives, will be in the range of $75 million to $85 million for 2005, and $85 million to $95 million for 2006 (previously, we had estimated the investment in permanent displays to be in the range of $85 million to $95 million in each of 2005 and 2006), returning to more normalized levels thereafter. Assuming the initiatives begin shipping in the fourth quarter of 2005 as planned, working capital is expected to increase during the second half of 2005 and return to more normalized levels in relation to sales during the second half of 2006.

    Overview of Results

Net sales for the three and nine month periods ended September 30, 2005 declined to $275.3 million and $894.5 million, respectively, as compared to $294.4 million and $918.9 million for the three and nine month periods ended September 30, 2004. The decline in net sales for the three and first nine months of 2005 was driven by lower shipments in the U.S. and higher consolidated returns, allowances and discounts, primarily due to approximately $32 million of provisions for incremental returns and allowances associated with the launch of the brand initiatives, partially offset by higher International shipments, lower returns, allowances and discounts related to existing products and favorable currency translation. The decrease for the first nine months of 2005 was also attributable to lower licensing revenues due primarily to the $10.0 million prepayment of certain renewal fees and minimum royalties in the first nine months of 2004.

Net sales in 2004 decreased $2.1 million to $1,297.2 million, as compared to $1,299.3 million in 2003, driven by higher total returns, allowances and discounts, partially offset by favorable foreign currency translation and higher shipments, as well as the prepayment of certain minimum royalties and renewal fees by licensees.

In the United States and Canada, net sales decreased to $158.7 million in the third quarter of 2005 from $192.0 million in the third quarter of 2004, and to $551.2 million in the nine months ended

September 30, 2005 from $604.7 million in the nine months ended September 30, 2004. The decrease in the U.S. and Canada in the third quarter and first nine months of 2005 was driven primarily by lower shipments of existing products, and approximately $32 million of provisions for incremental returns and allowances associated with the brand initiatives, partially offset by higher shipments of new and restaged products, lower returns, allowances and discounts related to existing products and the favorable impact of Canadian dollar currency translation. The decrease in U.S. and Canada for the first nine months of 2005 was also attributable to the aforementioned lower licensing revenues.

In the United States and Canada, 2004 net sales decreased $34.9 million to $855.7 million from $890.6 million in 2003. The decrease in 2004 was due to higher total returns, allowances and discounts which were due in part to a higher returns provision for product discontinuances identified in 2004, higher returns from promotions, and the fact that the 2003 provision for returns benefited from a revision of previous estimates for returns associated with our accelerated growth plan which were recorded in 2002, partially offset by higher shipments and an increase in licensing revenue from prepayments of certain renewal fees and minimum royalties by licensees of $11.8 million in 2004 versus $5.3 million in 2003.

In International, net sales increased in the third quarter of 2005 to $116.6 million from $102.4 million in the third quarter of 2004 and in the nine months ended September 30, 2005, net sales increased to $343.3 million from $314.2 million in the nine months ended September 30, 2004. The increase in International net sales in the third quarter and first nine months of 2005 was primarily due to higher shipments and favorable foreign currency translation. In addition, the increase in International net sales in the third quarter of 2005, as compared to the third quarter of 2004, was partially due to lower provisions for sales incentives.

Net sales in our domestic and international operations in the normal course are subject to the risk of being adversely affected by, among other things, one or more of the following: weak economic conditions, political uncertainties, military actions, terrorist activities, adverse currency fluctuations, category weakness, competitive activities, retailer inventory management and changes in consumer purchasing habits, including with respect to shopping channels.

    Overview of Market Share Data

In terms of U.S. marketplace performance, the U.S. color cosmetics category for the third quarter of 2005 increased approximately 2.9% versus the third quarter of 2004 and 2.5% for the first nine months of 2005 versus the comparable period of 2004. Combined share for the Revlon and Almay brands totaled 21.6% for the third quarter of 2005, compared with 21.3% for the third quarter of 2004, with the Revlon brand registering a share of 15.3% for the third quarter of 2005, compared to 15.4% for the third quarter of 2004, and the Almay brand registering a share of 6.3% for the third quarter of 2005, compared to 5.8% for the third quarter of 2004. Combined share for the Revlon and Almay brands totaled 22.0% for the first nine months of 2005, compared with 21.8% for the first nine months of 2004, with the Revlon brand registering a share of 15.5% for the first nine months of 2005, compared to 15.9% for the first nine months of 2004, and the Almay brand registering a share of 6.4% for the first nine months of 2005, compared to 5.8% for the first nine months of 2004. Almay share increases were driven primarily by the success of the launch of the Almay Intense i-Color collection. In hair color and beauty tools, we gained market share in the third quarter and first nine months of 2005, compared with the third quarter and first nine months of 2004, while market share was essentially even for anti-perspirants/deodorants.

    Overview of Financing Activities

The continued growth momentum and accelerated growth stage of our plan includes, among other things, strengthening our balance sheet and capital structure, much of which was accomplished in the first half of 2005 and in 2004.

On July 9, 2004, we entered into the 2004 credit agreement, and during July and August 2004 used the proceeds of borrowings under the 2004 credit agreement to repay in full the $290.5 million of outstanding indebtedness (including accrued interest) under the 2001 credit agreement, to purchase and redeem all $363.0 million aggregate principal amount of the 12% Senior Secured Notes and to pay fees and expenses incurred in connection with the 2004 credit agreement, the Tender Offer (as defined below) and the Revlon Exchange Transactions (as defined below in "—2004 Debt Reduction Transactions"), including the payment of expenses related to a refinancing that we launched in May 2004 but did not consummate. The balance of such proceeds in connection with the Term Loan Facility were available to us for general corporate purposes.

On March 25, 2004 Revlon, Inc. consummated the Revlon Exchange Transactions and reduced our debt by approximately $804 million as of that date. Revlon, Inc. issued an additional 299,969,493 shares of Revlon Class A common stock and as of December 31, 2004 Revlon, Inc. had outstanding approximately 338,867,944 shares of Revlon Class A common stock and 31,250,000 shares of Revlon Class B common stock. MacAndrews & Forbes beneficially owned approximately 221.4 million shares of Revlon's common stock (representing approximately 60% of the outstanding shares of Revlon's common stock and approximately 77% of the combined voting power of Revlon's common stock) as of December 31, 2004. (See Note 9 to the audited consolidated financial statements.)

On March 16, 2005, we completed the sale of $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes and used the proceeds to prepay and permanently reduce $100.0 million of indebtedness under the Term Loan Facility (as defined below) of the 2004 credit agreement, to redeem on April 15, 2005 our 8 1/8% Senior Notes and our 9% Senior Notes and to pay the applicable redemption premiums, fees and expenses related to these transactions. This issuance and the related transactions extended the maturities of our debt that would have otherwise been due in 2006. In June 2005, all of the Original March 2005 9½% Senior Notes which were issued by us on March 16, 2005 were exchanged for the Registered March 2005 9½% Senior Notes, which have substantially identical terms to the Original March 2005 9½% Senior Notes, except that the Registered March 2005 9½% Senior Notes are registered with the SEC under the Securities Act, and certain transfer restrictions, registration rights and penalty interest rate provisions that were originally applicable to the Original March 2005 9½% Senior Notes do not apply to the Registered March 2005 9½% Senior Notes. On August 16, 2005, we issued to qualified institutional buyers $80.0 million aggregate principal amount of the old notes and we are using and intend to continue to use the proceeds of such issuance to help fund investments in our brand initiatives and for general corporate purposes, as well as to pay fees and expenses in connection with the issuance of the old notes and this exchange offer. See further discussion in "—2005 Transactions'' and Note 8 to the unaudited consolidated financial statements included in this prospectus.

Also in August 2005, Revlon, Inc. announced its plan to issue $185.0 million of equity by March 31, 2006, with the proceeds from approximately $110 million of this issuance to be contributed to us to reduce our debt and the balance of the proceeds to be available to us for general corporate purposes. Additionally, in connection with Revlon, Inc.'s plan to issue $185.0 million in equity, MacAndrews & Forbes Holdings Inc. (formerly Mafco Holdings Inc.) ("MacAndrews & Forbes Holdings", and together with its affiliates, "MacAndrews & Forbes") and Revlon, Inc. amended the Investment Agreement that they entered into in February 2004 to increase MacAndrews & Forbes' commitment to cover Revlon, Inc.'s planned $185.0 million equity issuance by purchasing such additional equity as necessary to ensure that Revlon, Inc. issues $185.0 million in such equity issuance. We and MacAndrews & Forbes amended our 2004 Consolidated MacAndrews & Forbes Line of Credit (as hereinafter defined), with current availability of $87.0 million, to extend the term through the earlier of the consummation of Revlon, Inc.'s planned equity issuance or March 31, 2006 (provided that in no case would such line of credit terminate prior to its previous expiration date of December 1, 2005) and to provide that such line of credit is available to us to assist us in funding investments in our brand initiatives.

Discussion of Critical Accounting Policies

In the ordinary course of our business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the U.S. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Sales Returns:

We allow customers to return their unsold products when they meet certain company-established criteria as outlined in our trade terms. We regularly review and revise, when deemed necessary, our estimates of sales returns based primarily upon actual returns, planned product discontinuances, and promotional sales, which would permit customers to return items based upon our trade terms. We record estimated sales returns as a reduction to sales and cost of sales, and an increase in accrued liabilities and inventories. Returned products which are recorded as inventories are valued based upon the amount that we expect to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors we consider in estimating realizable value. Cost of sales includes the cost of refurbishment of returned products. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from our estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from our estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from our estimates and expectations.

Trade Support Costs:

In order to support the retail trade, we have various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to our products. We regularly review and revise, when deemed necessary, estimates of costs to us for these promotions based on estimates of what has been incurred by the retailers. Actual costs incurred by us may differ significantly if factors such as the level and success of the retailers' programs, as well as retailer participation levels, differ from our estimates and expectations.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. We record adjustments to the value of inventory based upon our forecasted plans to sell our inventories, as well as planned discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in establishing our valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that we may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, return levels or competitive conditions differ from our estimates and expectations.

Property, Plant and Equipment and Other Assets:

Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to our business model, changes in the planned use of fixtures or software or closing of facilities or changes in our capital strategy can result in the actual useful lives differing from our estimates.

Included in other assets are permanent wall displays, which are recorded at cost and amortized on a straight-line basis over the estimated useful lives of such assets. Intangibles other than goodwill are recorded at cost and amortized on a straight-line basis over the estimated useful lives of such assets.

Long-lived assets, including fixed assets, permanent wall displays and intangibles other than goodwill, are reviewed by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the undiscounted cash flows

(excluding interest) from the use and eventual disposition of the asset is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of undiscounted cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance. In those cases where we determine that the useful life of other long-lived assets should be shortened, we would depreciate the net book value in excess of the salvage value (after testing for impairment as described above), over the revised remaining useful life of such asset thereby increasing amortization expense. Additionally, goodwill is reviewed for impairment at least annually. We recognize an impairment loss to the extent that carrying value exceeds the fair value of the asset.

Pension Benefits:

We sponsor pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. Several statistical and other factors which attempt to estimate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined by us, within certain guidelines. In addition, our actuarial consultants also use subjective factors such as withdrawal and mortality rates to estimate these factors. The actuarial assumptions used by us may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants, among other things. Differences from these assumptions may result in a significant impact to the amount of pension expense/liability recorded by us.

Results of Operations

Three months and nine months ended September 30, 2005 compared with three months and nine months ended September 30, 2004

In the tables, numbers in parenthesis ( ) denote unfavorable variances.

Net sales:

Net sales in the third quarter of 2005 declined $19.1 million, or 6.5%, to $275.3 million, as compared to $294.4 million in the third quarter of 2004, driven by lower shipments in the U.S. and higher consolidated returns, allowances and discounts, primarily due to approximately $32 million of provisions for incremental returns and allowances associated with the launch of the brand initiatives, partially offset by higher International shipments, lower returns, allowances and discounts related to existing products and favorable currency translation. Net sales for the nine months ended September 30, 2005 decreased $24.4 million, or 2.7%, to $894.5 million, as compared to $918.9 million for the nine months ended September 30, 2004, due primarily to lower shipments in the U.S., higher consolidated returns, allowances and discounts, primarily due to approximately $32 million of provisions for incremental returns and allowances associated with the launch of the brand initiatives, and to lower licensing revenues due primarily to the $10.0 million prepayment of certain renewal fees and minimum royalties in the first nine months of 2004, partially offset by higher International shipments, lower returns, allowances and discounts related to existing products and favorable foreign currency translation.

	Three Months Ended September 30,		$ Change	% Change
	2005	2004
United States and Canada	$158.7	$192.0	$(33.3)	(17.3)%
International	116.6	102.4	14.2	13.9	%(1)
	$275.3	$294.4	$(19.1)	(6.5	)(2)

(1)	Excluding the impact of currency fluctuations, International net sales increased 11.2%.

(2)	Excluding the impact of currency fluctuations, consolidated net sales decreased 7.9%.

	Nine Months Ended September 30,		$ Change	% Change
	2005	2004
United States and Canada	$551.2	$604.7	$(53.5)	(8.8)%
International	343.3	314.2	29.1	9.3	%(1)
	$894.5	$918.9	$(24.4)	(2.7	)(2)

(1)	Excluding the impact of currency fluctuations, International net sales increased 5.7%.

(2)	Excluding the impact of currency fluctuations, consolidated net sales decreased 4.3%.

United States and Canada.

Third quarter results

Net sales in our U.S. and Canada operations were $158.7 million for the third quarter of 2005, compared with $192.0 million for the third quarter of 2004, a decrease of $33.3 million or 17.3%. The decrease in net sales was driven primarily by approximately $32 million of provisions for incremental returns and allowances associated with the brand initiatives and $16.8 million reflecting lower shipments of existing products, partially offset by higher shipments of new and restaged products in the third quarter 2005, as compared to the third quarter 2004, as well as lower returns, allowances and discounts of $15.3 million related to existing products. Excluding the impact of Canadian currency fluctuations, net sales were down by $34.6 million.

Year-to-date results

Net sales in our U.S. and Canada operations were $551.2 million for the nine months ended September 30, 2005, compared with $604.7 million for the nine months ended September 30, 2004, a decrease of $53.5 million or 8.8%. The decrease in net sales was driven primarily by approximately $32 million of provisions for incremental returns and allowances associated with the brand initiatives and $34.9 million reflecting lower shipments of existing products, partially offset by higher shipments of new and restaged products in the first nine months of 2005, as compared to the first nine months of 2004, as well as lower returns, allowances and discounts of $23.3 million related to existing products. Additionally, licensing revenue in the nine months ended September 30, 2005 was $9.9 million lower compared to the nine months ended September 30, 2004 due primarily to the $10.0 million prepayment of certain renewal fees and minimum royalties, which benefited the nine months ended September 30, 2004. Excluding the impact of Canadian currency fluctuations, net sales were down by $57.3 million.

International.

Net sales in our international operations were $116.6 million for the third quarter of 2005, compared with $102.4 million for the third quarter of 2004, an increase of $14.2 million or 13.9%, and were $343.3 million for the nine months ended September 30, 2005, compared with $314.2 million for the nine months ended September 30, 2004, an increase of $29.1 million or 9.3%. Excluding the impact of foreign currency fluctuations, International net sales increased by 11.2% and 5.7% in the third quarter and first nine months of 2005, as compared to the third quarter and first nine months of 2004, respectively. The increase in International net sales in the third quarter and first nine months of 2005 was primarily due to higher shipments and favorable foreign currency translation. In addition, the increase in International net sales in the third quarter of 2005, as compared to the third quarter of 2004, was partially due to lower provisions for sales incentives.

Third quarter results

In Asia Pacific and Africa, net sales increased by $3.3 million, or 6.0%, to $58.6 million for the third quarter of 2005, as compared with $55.3 million for the third quarter of 2004. Excluding the impact of foreign currency fluctuations, net sales in the Asia Pacific and Africa increased $2.3 million, or 4.2%, in the third quarter of 2005, as compared to the third quarter of 2004. This increase in net sales, excluding the impact of foreign currency fluctuations, was driven by higher net sales in South Africa, Hong Kong and certain distributor markets (which we estimate contributed to an approximate 4.3% increase in net sales for the region for the third quarter of 2005, as compared with the third quarter of 2004).

In Europe, which is comprised of Europe and the Middle East, net sales increased by $3.3 million, or 12.7%, to $29.3 million for the third quarter of 2005, as compared with $26.0 million for the third quarter of 2004. Excluding the impact of foreign currency fluctuations, net sales in Europe increased by $3.6 million, or 13.8%, in the third quarter of 2005, as compared to the third quarter of 2004. The increase in net sales, excluding the impact of foreign currency fluctuations, was due to higher net sales in the U.K. and certain distributor markets (which we estimate contributed to an approximate 18.2% increase in net sales for the region for the third quarter of 2005, as compared with the third quarter of 2004), which was partially offset by lower net sales in Israel, Italy and France (which we estimate contributed to an approximate 5.5% reduction in net sales for the region in the third quarter of 2005, as compared with the third quarter of 2004).

In Latin America, which is comprised of Mexico, Central America and South America, net sales increased by $7.6 million, or 36.0%, to $28.7 million for the third quarter of 2005, as compared with $21.1 million for the third quarter of 2004. Excluding the impact of foreign currency fluctuations, net sales in Latin America increased by $5.6 million, or 26.5%, in the third quarter of 2005, as compared to the third quarter of 2004. The increase in net sales, excluding the impact of foreign currency fluctuations, was driven primarily by higher net sales in most markets in the region. We estimate that Brazil, Argentina and certain distributor markets contributed approximately 21.2% of the increase in net sales for the region for the third quarter of 2005, as compared with the third quarter of 2004.

Year-to-date results

In Asia Pacific and Africa, net sales increased by $15.0 million, or 9.4%, to $175.5 million for the nine months ended September 30, 2005, as compared with $160.5 million for the nine months ended September 30, 2004. Excluding the impact of foreign currency fluctuations, net sales in the Asia Pacific and Africa increased $9.2 million, or 5.7%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase in net sales, excluding the impact of foreign currency fluctuations, was driven by higher net sales in all markets in the region. We estimate that South Africa, Australia, New Zealand, Japan and certain distributor markets contributed approximately 4.8% of the increase in net sales for the region for the first nine months of 2005, as compared with the first nine months of 2004.

In Europe, net sales increased by $3.3 million, or 3.8%, to $90.0 million for the nine months ended September 30, 2005, as compared with $86.7 million for the nine months ended September 30, 2004. Excluding the impact of foreign currency fluctuations, net sales in Europe increased by $1.6 million, or 1.8%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. The increase in net sales, excluding the impact of foreign currency fluctuations, was due to higher net sales in France and certain distributor markets (which we estimate contributed to an approximate 2.8% increase in net sales for the region for the first nine months of 2005, as compared with the first nine months of 2004), which was partially offset by a decrease in net sales in the U.K., Italy, and Israel (which we estimate contributed to an approximate 1.5% increase in net sales for the region for the first nine months of 2005, as compared with the first nine months of 2004).

In Latin America, net sales increased by $10.8 million, or 16.0%, to $77.8 million for the nine months ended September 30, 2005, as compared with $67.0 million for the nine months ended September 30, 2004. Excluding the impact of foreign currency fluctuations, net sales in Latin America increased by $7.1 million, or 10.6%, in the first nine months of 2005, as compared to the first nine months of 2004. The increase in net sales, excluding the impact of foreign currency fluctuations, was driven primarily by increased sales in Brazil, Venezuela and certain distributor markets (which we estimate contributed to an approximate 11.6% increase in net sales for the region in the first nine months of 2005, as compared with the first nine months of 2004), which was partially offset by lower net sales in Mexico, Argentina, and Chile (which we estimate contributed to an approximate 0.9% reduction in net sales for the region for the first nine months of 2005, as compared with the first nine months of 2004).

Gross profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Gross profit	$158.3	$176.5	$(18.2)	$544.4	$565.5	$(21.1)

Gross profit as a percent of sales decreased to 57.5% in the third quarter of 2005 from 60.0% in the third quarter of 2004, reflecting higher returns, allowances and discounts in the third quarter of 2005, as compared with the third quarter of 2004, as well as higher brand support related costs included within cost of goods sold.

Gross profit as a percent of sales decreased to 60.9% in the first nine months of 2005 from 61.5% in the first nine months of 2004. Higher returns, allowances and discounts and the aforementioned $9.9 million in lower licensing revenues were partially offset by lower brand support related costs included within cost of goods sold in the first nine months of 2005, as compared with the first nine months of 2004.

SG&A expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
SG&A expenses	$186.3	$177.6	$(8.7)	$572.7	$548.3	$(24.4)

SG&A increased $8.7 million to $186.3 million for the third quarter of 2005, as compared to $177.6 million for the third quarter of 2004, due primarily to $2.0 million in unfavorable foreign currency fluctuations, $4.0 million in expenditures in support of our two brand initiatives, $1.5 million in higher display amortization, $1.3 million in higher distribution costs, and higher brand support of approximately $3.5 million, in each case in the third quarter of 2005, as compared with the third quarter of 2004, partially offset by reimbursements from Revlon, Inc. for expenses directly related to being a public holding company. Total SG&A for the third quarter of 2005 also included approximately $4 million of accelerated amortization associated with our brand initiatives impacting the third quarter of 2005.

SG&A increased $24.4 million to $572.7 million for the nine months ended September 30, 2005, as compared to $548.3 million for the nine months ended September 30, 2004, due primarily to $7.0 million in unfavorable foreign currency fluctuations, $7.7 million in expenditures in support of our two brand initiatives, approximately $4 million of accelerated amortization associated with our brand initiatives impacting the third quarter of 2005, $2.3 million in higher distribution costs and higher brand support of $3.8 million in the first nine months of 2005, as compared with the first nine months of 2004, partially offset by reimbursements from Revlon, Inc. for expenses directly related to being a public holding company. SG&A expense in the first nine months of 2004 also benefited by $1.4 million due to a reduction of liability associated with an international benefit arrangement. See "—Overview—Overview of Brand Initiatives" for a discussion of our brand initiatives.

Restructuring (benefit) costs and other, net:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Restructuring (benefit) costs and other, net	$—	$0.6	$0.6	$1.5	$—	$(1.5)

During the nine months ended September 30, 2005, we recorded $1.5 million in restructuring for employee severance and other personnel benefits. During the nine months ended September 30, 2004, we revised our estimate of the cost to be incurred related to a previous restructuring program, which was offset by the restructuring charge in the third quarter of 2004.

Other expenses (income):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Interest expense	$33.2	$28.8	$(4.4)	$94.7	$102.4	$7.7

The increase in interest expense of $4.4 million for the third quarter of 2005, as compared with the third quarter of 2004, was primarily due to higher average debt outstanding and higher weighted average borrowing rates during the third quarter of 2005, as compared to the third quarter of 2004. The decrease in interest expense of $7.7 million for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004, is primarily due to the refinancing of our 12% Senior Secured Notes in July and August 2004 using borrowings under the Term Loan Facility of our 2004 credit agreement which bears interest at a comparatively lower interest rate.

Loss on early extinguishment of debt:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Loss on early extinguishment of debt	$—	$58.8	$58.8	$9.0	$91.4	$82.4

The $9.0 million loss on early extinguishment of debt for the nine months ended September 30, 2005 includes the loss on redemption of our 8 1/8% Senior Notes and 9% Senior Notes in April 2005, the $5.0 million prepayment fee related to the prepayment of $100.0 million of indebtedness outstanding under the Term Loan Facility of the 2004 credit agreement with the proceeds from the issuance of the Original March 2005 9½% Senior Notes, as well as the write-off of the portion of deferred financing costs related to such prepaid amount. The loss on early extinguishment of debt for the nine months ended September 30, 2004 represents the loss on the exchange of equity for certain indebtedness in the Revlon Exchange Transactions and fees, expenses and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the tender for and redemption of our 12% Senior Secured Notes (including the applicable premium) and the repayment of our 2001 credit agreement.

Provision for income taxes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Provision for income taxes	$2.3	$2.9	$0.6	$9.1	$4.9	$(4.2)

The increase in the provision for income taxes in the nine months ended September 30, 2005, as compared with the nine months ended September 30, 2004, was primarily attributable to a dividend distribution from a foreign subsidiary in the first quarter of 2005. Additionally, the 2004 period benefited from the resolution of various tax audits. The decrease in the provision for income taxes in the third quarter of 2005, as compared with the third quarter of 2004, is attributable to offsetting factors in certain foreign markets.

Year ended December 31, 2004 compared with the year ended December 31, 2003

In the tables, numbers in parenthesis ( ) denote unfavorable variances.

Net sales:

	Year Ended December 31,		Dollar Change		Percent Change
	2004	2003
United States and Canada	$855.7	$890.6	$(34.9)		−3.9%
International	441.5	408.7	32.8	(1)	8.0%
	$1,297.2	$1,299.3	$(2.1)	(2)	−0.2%

(1)	Excluding the impact of currency fluctuations, International net sales increased 1.0%.

(2)	Excluding the impact of currency fluctuations, consolidated net sales decreased 2.7%.

United States and Canada.

Net sales in the U.S. and Canada decreased $34.9 million or 4% in 2004, as compared with 2003, due to higher total returns, allowances and discounts of approximately $51.0 million partially offset by higher shipments of approximately $3.3 million, the favorable impact of foreign currency translation of $5.9 million and increased licensing revenue of $6.9 million, primarily from the prepayments of minimum royalties and renewal fees by licensees of $11.8 million in 2004 versus $5.3 million in 2003. The increase in returns, allowances and discounts in 2004 versus 2003 is due in part to higher returns provision for product discontinuances identified in 2004, higher returns from promotions, and the fact that the 2003 provision for returns benefited from a revision of previous estimates for returns associated with our accelerated growth plan recorded in 2002.

In terms of U.S. marketplace performance, the U.S. color cosmetics category for 2004 declined approximately 0.6% versus 2003. For 2004, the Revlon and Almay brands combined held U.S. mass-market share of 21.4%, compared with 22.2% for 2003. Market share performance of existing products under the Revlon and Almay brands increased from 2003 to 2004, offset in part by decreased market share performance of new products under such brands. In hair color and beauty tools, we gained market share in 2004, compared with 2003, increasing, respectively, from a 7.3% market share for 2003 to 8.0% for 2004 and 22.2% market share for 2003 to 24.1% for 2004, while market share was down for anti-perspirants/deodorants, decreasing from 6.4% in 2003 to 6.2% in 2004.

International.

Net sales in our international operations increased $32.8 million or 8.0% in 2004, as compared with 2003. Excluding the impact of foreign currency fluctuations, international sales increased by 1.0% in 2004, as compared to 2003.

In Europe, which is comprised of Europe and the Middle East, net sales decreased by $3.7 million, or 3.0%, to $120.6 million for 2004, as compared with 2003. Excluding the impact of foreign currency fluctuations, net sales decreased by $15.1 million or 12.2% in 2004, as compared with 2003. The decline in net sales excluding the impact of foreign currency fluctuations was due to lower sales in the U.K., in part due to reduced customer inventory levels and higher allowances granted to customers (which we estimate contributed to an approximate 9.4% reduction in net sales in 2004 for the region, as compared with 2003) and lower sales to distributors in Russia and Germany (which we estimate contributed to an approximate 4.3% reduction in net sales in 2004 for the region, as compared with 2003), partially offset by increased sales in Israel (which our estimates contributed to an approximate 1.3% increase in net sales in 2004 for the region, as compared with 2003).

On September 22, 2004, we exercised our contractual rights to terminate our 2002 supply agreement with Creative Outsourcing Solutions International Limited, or COSi. We currently believe that this arrangement will terminate in September 2005. We are transitioning such manufacturing primarily to our Oxford, North Carolina facility and distribution and warehousing to a local U.K.-based third party and do not currently expect any disruption in our supply chain. During 2004, COSi earned approximately $1.9 million in performance-based payments. In December 2004, we and COSi entered into a transitional agreement covering the period through termination pursuant to which, among other things, COSi is eligible to receive $1.9 million in additional performance-based payments if they maintain specific production service level objectives under the agreement (however, we expect that such payments, if any, will be fully set off against payments that will become due to us from COSi in connection with the cessation of such arrangement).

In Latin America, which is comprised of Mexico, Central America and South America, net sales increased by $2.5 million or 2.8%, to $94.7 million for 2004, as compared with 2003. Excluding the impact of foreign currency fluctuations, net sales increased by $4.8 million or 5.2% 2004, as compared with 2003. The increase in net sales excluding the impact of foreign currency fluctuations was primarily due to increased sales in Brazil, Venezuela and certain distributor markets (which we estimate contributed to an approximate 11.5% increase in net sales for the region in 2004, as compared with 2003) due to improved local economic and business conditions, partially offset by lower sales in Mexico (which we estimate contributed to an approximate 5.2% reduction in net sales in 2004 for the region, as compared with 2003).

In the Far East and Africa, net sales increased by $34.0 million or 17.7%, to $226.2 million for 2004, as compared with 2003. Excluding the impact of foreign currency fluctuations, net sales increased $14.4 million or 7.5% for 2004, as compared with 2003. This increase was driven by higher sales in South Africa and Japan related to favorable economic conditions (which we estimate contributed to an approximate 6.0% increase in net sales in 2004 for the region, as compared with 2003).

Gross profit:

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
Gross profit	$811.9	$798.2	$13.7

Excluding foreign exchange fluctuations, gross profit for 2004 decreased $6.3 million, as compared to 2003, reflecting higher total returns, allowances and discounts, partially offset by higher volumes, the aforementioned increase in licensing revenue and lower cost of goods sold. Gross profit as a percent of sales, excluding the impact of foreign exchange, increased to 62.6% in 2004 from 61.4% in 2003 primarily due to cost savings and the aforementioned higher licensing revenues, partially offset by higher total returns, allowances and discounts.

SG&A expenses:

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
SG&A expenses	$716.4	$769.7	$53.3

SG&A expenses decreased $53.3 million, or 6.9%, to $716.4 million for 2004, as compared to 2003, due primarily to $36.7 million of lower marketing spending and the absence of fees and expenses related to the stabilization and growth phase of our plan in 2004 versus $26.1 million of expenses in 2003, partially offset by $14.9 million of unfavorable foreign exchange fluctuations.

Restructuring costs:

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
Restructuring costs and other, net	$5.8	$6.0	$0.2

We recorded $5.8 million in 2004 and $6.0 million in 2003 for employee severance and other personnel benefits. We expect to save $3.8 million annually as a result of the charges taken in 2004.

Other expenses (income):

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
Interest expense	$130.8	$174.5	$43.7

The decrease in interest expense of $43.7 million for 2004, as compared to 2003, is primarily due to lower consolidated debt during 2004, resulting from the Revlon Exchange Transactions, partially offset by higher borrowings under the 2004 credit agreement to repay the 2001 credit agreement, tender for and redeem the 12% Senior Secured Notes (including applicable premium and accrued interest) and to pay fees and expenses. (See Note 9 to the audited consolidated financial statements.)

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
Loss on early extinguishment of debt	$90.7	$—	$(90.7)

The loss on early extinguishment of debt in 2004 represents the loss on the exchange of equity for certain indebtedness in the Revlon Exchange Transactions (such loss was equal to the difference between the fair value of the equity securities issued and the book value of the related indebtedness exchanged by third parties other than MacAndrews & Forbes or related parties) and fees, expenses and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the tender for and redemption of the 12% Senior Secured Notes (including the applicable premium) and the repayment of the 2001 credit agreement. (See Note 9 to the audited consolidated financial statements.)

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
Miscellaneous, net	$2.0	$0.5	$(1.5)

The increase in miscellaneous, net for 2004, as compared to the comparable 2003 period, is primarily due to fees and expenses associated with the refinancing that we launched in May 2004 but did not consummate.

Provision for income taxes:

	Year Ended December 31,		Dollar Change
	2004	2003
	(dollars in millions)
Provision for income taxes	$9.1	$0.3	$(8.8)

The increase in the provision for income taxes in 2004 is due to higher taxable income in certain markets outside the U.S. in the 2004 period. Additionally, the 2004 and 2003 periods benefited approximately $2.9 million and $7.0 million, respectively, from the favorable resolution of various tax audits.

Year ended December 31, 2003 compared with year ended December 31, 2002

In the tables, numbers in parenthesis (   ), denote unfavorable variances.

Net sales:

	Year Ended December 31,		Dollar Change		Percent Change
	2003	2002
United States and Canada	$890.6	$760.1	$130.5		17.2%
International	408.7	359.3	49.4	(1)	13.7%
	$1,299.3	$1,119.4	$179.9	(2)	16.1%

(1)	Excluding the impact of currency fluctuations, International net sales increased 4.6%.

(2)	Excluding the impact of currency fluctuations, consolidated net sales increased 12.6%.

United States and Canada.

The increase in net sales in the U.S. and Canada in 2003 was primarily driven by (1) lower net charges for sales returns, allowances and discounts of $137.6 million in the 2003 period since 2002 included significant amounts of returns due to the growth plan; and to revised estimates of returns based on favorable experience in 2003 versus 2002 returns estimates; and (2) foreign currency translations benefits, partially offset by lower licensing revenues of $8.6 million in 2003. Market share in the U.S. mass-market for color cosmetics for Almay and Revlon combined increased by 0.3% for the full year 2003 compared with 2002. These sales and market share gains were achieved in the context of a weaker than expected U.S. mass-market color cosmetics category which, as measured by ACNielsen, declined by 1.1% during 2003.

International.

In Europe, which is comprised of Europe and the Middle East, net sales increased by $16.5 million, or 15.3%, to $124.3 million for 2003, as compared with 2002. The increase in the European region was primarily due to the impact of favorable currency fluctuations (which factor we estimate contributed to an approximate 12.2% increase in net sales for the region) and increased sales volume and lower sales returns in the U.K. and France (which factor we estimate contributed to an approximate 6.7% increase in net sales for the region). Such factors were partially offset by lower sales volume in certain distributor markets in Russia and Germany, where our distributors experienced financial problems (which factor we estimate contributed to an approximate 3.5% reduction in net sales for the region).

In Latin America, which is comprised of Mexico, Central America and South America, net sales decreased by $1.9 million, or 2.0%, to $92.2 million for 2003, as compared with 2002. The decrease in the Latin American region was primarily due to decreased sales volume in Brazil and Mexico, where sales were impacted by local adverse economic conditions, a decline in the mass retail category and a reduction of customer inventory levels (which factors we estimate contributed to an approximate 10.0% reduction in net sales for the region) and the impact of adverse currency fluctuations (which factor we estimate contributed to an approximate 9.4% reduction in net sales for the region), which was partially offset by increased sales volume in Venezuela, Argentina and certain distributor markets (which factor we estimate contributed to an approximate 17.0% increase in net sales for the region).

In the Far East and Africa, net sales increased by $34.8 million, or 22.1%, to $192.2 million for 2003, as compared with 2002. The increase in the Far East and Africa region was primarily due to the impact of favorable currency fluctuations (which factor we estimate contributed to an approximate 18.0% increase in net sales for the region) and increased sales volume in South Africa, Japan and China, where our products experienced strong demand as a result of favorable general economic conditions and the effect of strong brand marketing activities (which factors we estimate contributed to an approximate 4.0% increase in net sales for the region), which we believe were partially offset by the economic impact of the SARS outbreak in China.

During 2002, we experienced production difficulties with COSi, our principal third party manufacturer for Europe and certain other international markets, which operates the Maesteg facility. To rectify this situation, on October 31, 2002 we and such manufacturer terminated the long-term supply agreement and entered into a new, more flexible agreement which had significantly reduced volume commitments and, among other things, we loaned COSi approximately $2.0 million and COSi was eligible to earn performance-based payments of approximately $6.3 million over a 4-year period contingent upon the supplier achieving specific production service level objectives. During 2003 and 2002, COSi earned approximately $1.8 million and $1.6 million, respectively, in performance-based payments.

Gross profit:

	Year Ended December 31,		Dollar Change
	2003	2002
	(dollars in millions)
Gross profit	$798.2	$615.7	$182.5

The $182.5 million increase in gross profit for 2003, as compared to the comparable 2002 period, is primarily due to lower sales returns, allowances and discounts of $144.5 million in the 2003 period (which includes the impact of the stabilization and growth phase of our plan, which began in December 2002) and higher sales volume of $43.8 million (which includes the favorable impact of currency fluctuations). Such increases in 2003 were partially offset by unfavorable product mix in 2003 and a decrease in licensing and other revenue of $8.4 million in 2003. Gross margins in 2003 improved to 61.4% versus 55.0% in 2002 due to the previously discussed lower sales returns, allowances and discounts.

SG&A expenses:

	Year Ended December 31,		Dollar Change
	2003	2002
	(dollars in millions)
SG&A expenses	$769.7	$711.1	$(58.6)

The increase in SG&A expenses for 2003, as compared to 2002, was primarily due to higher brand support of $38.7 million principally related to the stabilization and growth phase of our plan, higher personnel-related expenses and professional fees of $19.2 million (including expenses related to the stabilization and growth phase of our plan) and rent expense of $2.7 million, partially offset by lower depreciation and amortization of $8.9 million in the 2003 period due to accelerated amortization of wall displays in 2002 as we transitioned to our new wall displays as part of the stabilization and growth phase of our plan.

Restructuring costs:

	Year Ended December 31,		Dollar Change
	2003	2002
	(dollars in millions)
Restructuring costs	$6.0	$13.6	$7.6

During 2003, we recorded a separate charge of $5.9 million for employee severance and other personnel benefits in certain International operations.

During the third quarter of 2000, we initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on our plans to close our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate our cosmetics production into our plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in our headquarters, consolidation costs associated with us closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. During 2003 and 2002, we continued to implement the 2000 restructuring program, and recorded charges of $0.1 million and $13.6 million, respectively, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in our worldwide sales force, relocation and other costs related to the consolidation of our worldwide operations.

We anticipate annualized savings of approximately $12 million to $14 million relating to the restructuring charges recorded during 2003.

Other expenses (income):

	Year Ended December 31,		Dollar Change
	2003	2002
	(dollars in millions)
Interest expense	$174.5	$159.0	$(15.5)

The increase in interest expense for 2003, as compared to 2002, was primarily due to higher overall borrowings during 2003, including amounts borrowed under the 2001 credit agreement (as hereinafter defined) and the 2003 MacAndrews & Forbes Loans (as hereinafter defined) and higher interest rates under the 2001 credit agreement as a result of the amendment to the 2001 credit agreement in February 2003. (See Note 9 to the audited consolidated financial statements.)

Provision for income taxes:

	Year Ended December 31,		Dollar Change
	2003	2002
	(dollars in millions)
Provision for income taxes	$0.3	$4.6	$4.3

The reduction in the provision for income taxes in 2003 was primarily attributable to the resolution of various tax audits, which reduced tax expense by approximately $7.0 million, partially offset by higher taxable income in certain markets outside the United States.

Financial Condition, Liquidity and Capital Resources

Net cash used for operating activities for the nine months ended September 30, 2005 improved to $115.9 million, as compared to $135.3 million for the nine months ended September 30, 2004. This improvement resulted from a lower net loss in the first nine months of 2005, as compared to the first nine months of 2004, cash used in changes in working capital of $22.0 million in the first nine months of 2005, compared with cash used in changes in working capital of $66.4 million in the first nine months of 2004, partially offset by lower adjustments made for non-cash expenses, consisting primarily of depreciation and amortization and stock compensation amortization, as well as the loss on extinguishment of debt. The improvement in cash provided by changes in working capital in the first nine months of 2005 was due to better management of our working capital, partially offset by the increased cash used for the purchase and production of inventory primarily related to the launch of our brand initiatives and due in part to lower shipments of existing products in the U.S. and Canada.

Net cash used for operating activities was $94.2 million, $166.4 million and $112.3 million for 2004, 2003 and 2002, respectively. This improvement in cash flows in 2004 versus 2003 resulted primarily from higher operating income, lower purchases of permanent displays, lower accrued expenses and lower cash spending in connection with the stabilization and growth phase of our plan and lower interest payments. The increase in net cash used for operating activities for 2003, compared to 2002, resulted primarily from a decrease in accrued liabilities mainly associated with the implementation of the various aspects of the stabilization and growth phase of our plan and higher spending on displays due to the roll out of our reconfigured permanent wall displays, partially offset by lower net loss and lower accounts receivable due to earlier payment terms with many of our large U.S. customers. We received $11.8 million, $5.3 million and $11.5 million in 2004, 2003 and 2002, respectively, related to prepaid minimum royalties under a licensing agreements.

Net cash used for investing activities was $16.0 million and $12.5 million for the nine months ended September 30, 2005 and 2004, respectively, and consisted of capital expenditures.

Net cash used for investing activities was $18.9 million, $23.3 million and $14.2 million for 2004, 2003 and 2002, respectively. Net cash used for investing activities for 2004 primarily consisted of capital expenditures. Net cash used for investing activities for 2003 primarily consisted of capital expenditures, partially offset by the proceeds from the sale of our warehouse in Canada. Net cash used for investing activities for 2002 primarily consisted of capital expenditures.

Net cash provided by financing activities was $92.1 million and $172.1 million for the nine months ended September 30, 2005 and 2004, respectively. Net cash provided by financing activities for the nine months ended September 30, 2005 included proceeds from the issuance of the 9½% Senior Notes; partially offset by the prepayment of $100.0 million of indebtedness under the Term Loan Facility of our 2004 credit agreement, along with the $5.0 million prepayment fee plus accrued interest; the redemption of $116.2 million aggregate principal amount outstanding of our 8 1/8% Senior Notes, plus the payment of accrued interest; the redemption of $75.5 million aggregate principal amount outstanding of our 9% Senior Notes, plus accrued interest and the applicable premium; and the payment of financing costs related to such transactions. Net cash provided by financing activities for the nine months ended September 30, 2004 included cash drawn under our credit agreements, partially offset by the repayment of borrowings under such credit agreements, payment of the redemption price, the applicable premium and accrued interest in connection with the redemption of our 12% Senior Secured Notes and payment of financing costs related to the above transactions.

Net cash provided by financing activities was $174.5 million, $151.1 million and $110.3 million for 2004, 2003 and 2002, respectively. Net cash provided by financing activities for 2004 included cash drawn under each of the 2001 credit agreement, the 2004 MacAndrews & Forbes $125 million term loan (defined below under "—2004 Debt Reduction Transactions"), and the Term Loan Facility under our 2004 credit agreement, partially offset by the repayment of borrowings under the 2001 credit agreement (in connection with the refinancing thereof), the 2004 MacAndrews & Forbes $125 million term loan, payment of the redemption price, the applicable premium and interest in connection with the tender for and redemption of our 12% Senior Secured Notes and payment of financing costs in connection with certain amendments to the 2001 credit agreement during 2004, the Revlon Exchange Transactions, our 2004 credit agreement and the tender for and redemption of our 12% Senior Secured Notes. Net cash provided by financing activities for 2003 included cash drawn under the 2001 credit agreement and the 2003 MacAndrews & Forbes Loans (as hereinafter defined) and net proceeds from the 2003 Rights Offering (as hereinafter defined), partially offset by the repayment of borrowings under the 2001 credit agreement and payment of financing costs. Net cash provided by financing activities for 2002 included cash drawn under the 2001 credit agreement, partially offset by the repayment of borrowings under the 2001 credit agreement and payment of financing costs.

At September 30, 2005, we had a liquidity position, excluding cash in compensating balance accounts, of approximately $259.2 million, consisting of cash and cash equivalents (net of any outstanding checks), as well as $143.5 million in available borrowings under the Multi-Currency Facility (as hereinafter defined) and $87.0 million in available borrowings under the 2004 Consolidated MacAndrews & Forbes Line of Credit, which commitment under the 2004 Consolidated MacAndrews & Forbes Line of Credit reduced from $152.0 million on July 1, 2005. See "—Overview—Overview of Financing Activities" regarding certain planned financing activities.

        2004 Credit Agreement

On July 9, 2004, we refinanced the 2001 credit agreement by entering into our 2004 credit agreement with certain of our subsidiaries as local borrowing subsidiaries, a syndicate of lenders, and Citicorp USA, Inc., as multi-currency administrative agent, term loan administrative agent and collateral agent.

Our 2004 credit agreement originally provided up to $960.0 million and, before giving effect to the $100.0 million prepayment in March 2005, consisted of an $800.0 million term loan facility (the "Term Loan Facility") and a $160.0 million asset-based multi-currency facility (the "Multi-Currency Facility"), the availability under which varies based upon the borrowing base that is determined relative to the value of eligible accounts receivable, eligible inventory and eligible real property and equipment in the U.S. and the U.K. from time to time. See Note 9 to the audited consolidated financial statements included in this prospectus for further details. We may request the Multi-Currency Facility to be increased from time to time in an aggregate principal amount not to exceed $50.0 million subject to certain exceptions and subject to the lenders' agreement. The Multi-Currency Facility is available to: (i) us in revolving credit loans denominated in U.S. dollars, (ii) us in swing line loans denominated in U.S. dollars up to $25.0 million, (iii) us in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $50.0 million and (iv) us and certain of our international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies, in each case subject to borrowing base availability. If the value of the eligible assets is not sufficient to support the $160.0 million borrowing base, we will not have full access to the Multi-Currency Facility. Our ability to make borrowings under the Multi-Currency Facility is also conditioned upon the satisfaction of certain conditions precedent and our compliance with other covenants in the 2004 credit agreement, including a fixed charge coverage ratio that applies when the excess borrowing base is less than $30.0 million. In March 2005 we prepaid $100.0 million of indebtedness outstanding under the Term Loan Facility, together with accrued interest and the $5.0 million prepayment fee associated with such prepayment, using proceeds from the issuance of the Original March 2005 9½% Senior Notes.

During July and August 2004, we used the proceeds from borrowings under the Term Loan Facility to repay in full the $290.5 million of outstanding indebtedness (including accrued interest) under the 2001 credit agreement and which was scheduled to mature on May 30, 2005, to purchase and redeem in July and August 2004 (the "Tender Offer") all of the $363.0 million aggregate principal amount of our 12% Senior Secured Notes for a purchase price of approximately $412.3 million (including the applicable premium and accrued interest), and to pay fees and expenses incurred in connection with the 2004 credit agreement, the Tender Offer for the 12% Senior Secured Notes and the Revlon Exchange Transactions, including the payment of expenses related to a refinancing that we launched in May 2004 but did not consummate. The balance of such proceeds was available to us for general corporate purposes.

The Multi-Currency Facility will terminate on July 9, 2009 and the loans under the Term Loan Facility will mature on July 9, 2010; provided that the 2004 credit agreement will terminate on October 30, 2007 if the 8 5/8% Senior Subordinated Notes are not redeemed, repurchased, defeased or repaid on or before such date such that not more than $25.0 million in aggregate principal amount of our 8 5/8% Senior Subordinated Notes remain outstanding. In addition to customary events of default, it would be an event of default under the 2004 credit agreement if Revlon, Inc. fails to undertake an approximately $110.0 million equity issuance and transfer the proceeds of such equity issuance to us to reduce our outstanding indebtedness by March 31, 2006.

The 2004 credit agreement requires us to comply with various financial covenants and restrictions, including covenants and restrictions relating to indebtedness, liens, investments, sales of assets, mergers and acquisitions, dividends and transactions with our affiliates, each of which is subject to limited exceptions. Additionally, the 2004 credit agreement contains financial covenants limiting our senior secured leverage ratio (the ratio of our Senior Secured Debt to EBITDA, as each such term is defined in the 2004 credit agreement) to 5.50 to 1.00 for the four consecutive quarters ending during the period from December 31, 2004 to September 30, 2005; 5.00 to 1.00 for the four consecutive quarters ending during the period from December 31, 2005 to December 31, 2006; and 4.50 to 1.00 for the four consecutive quarters ending March 31, 2007 and each subsequent quarter until the maturity date of the 2004 credit agreement. Additionally, under any circumstances when the excess borrowing base under the Multi-Currency Facility is less than $30.0 million for a period of 30 consecutive days or more, we would be required to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in the 2004 credit agreement) of 1.00 to 1.00. We were in compliance with all applicable covenants under the 2004 credit agreement as of November 1, 2005.

At November 1, 2005, the Term Loan Facility was fully drawn and availability under the Multi-Currency Facility, based upon the calculated borrowing base less outstanding borrowings and letters of credit, was $121.6 million.

        2004 Consolidated MacAndrews & Forbes Line of Credit

On July 9, 2004, we and MacAndrews & Forbes Inc. entered into an agreement, which effective as of August 10, 2004 amended, restated and consolidated the facilities for the MacAndrews & Forbes $65 million line of credit (defined below under "—2003 Financing Transactions") and the 2004 MacAndrews & Forbes $125 million term loan (as to which after the Revlon Exchange Transactions the total term loan availability was $87.0 million) into a single consolidated line of credit, which was further amended on August 4, 2005 (as amended, the 2004 Consolidated MacAndrews & Forbes Line of Credit). As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit had availability of $87.0 million. The commitment under the 2004 Consolidated MacAndrews & Forbes Line of Credit reduced to $87.0 million from $152.0 million as of July 1, 2005 and, after giving effect to the August 4, 2005 amendment to the 2004 Consolidated MacAndrews & Forbes Line of Credit, terminates on the earlier of the date that Revlon, Inc. consummates its planned $185.0 million equity issuance or March 31, 2006 (provided that in no case will such line of credit terminate prior to its previous expiration date of December 1, 2005). The 2004 Consolidated MacAndrews & Forbes Line of Credit was also amended to provide that such line of credit is available to us to assist us in funding our brand initiatives. See "—Overview—Overview of Financing Activities" and "Summary—The August 2005 Transactions."

Loans are available under the 2004 Consolidated MacAndrews & Forbes Line of Credit if (i) the Multi-Currency Facility under the 2004 credit agreement has been substantially drawn (after taking into account anticipated needs for Local Loans (as defined in our 2004 credit agreement) and letters of credit), (ii) such borrowing is necessary to cause the excess borrowing base under the Multi-Currency Facility to remain greater than $30.0 million, (iii) additional revolving loans are not available under the Multi-Currency Facility, (iv) such borrowing is reasonably necessary to prevent or to cure a default or event of default under the 2004 credit agreement or (v) we request such loan to assist us in funding our investments in our brand initiatives.

Loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit bear interest (which is not payable in cash but is capitalized quarterly in arrears) at a rate per annum equal to the lesser of (a) 12.0% and (b) 0.25% less than the rate payable from time to time on Eurodollar loans under the Term Loan Facility under the 2004 credit agreement, which on November 1, 2005 was 9.86%, provided that at any time that the Eurodollar Base Rate under the 2004 credit agreement is equal to or greater than 3.0%, the applicable rate on loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit will be equal to the lesser of (x) 12.0% and (y) 5.25% over the Eurodollar Base Rate then in effect. As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit was undrawn. In connection with the 2004 Consolidated MacAndrews & Forbes Line of Credit, on July 15, 2004, Revlon, Inc., Fidelity Management & Research Company, or Fidelity, and MacAndrews & Forbes agreed to eliminate the Borrowing Limitation (as defined in "Certain Relationships and Related Party Transaction—Certain Agreements Relating to the Debt Reduction Transaction— Fidelity Support Agreement").

        2005 Transactions

On March 16, 2005, we issued $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes. This issuance and the related transactions extended the maturities of our debt that would have otherwise been due in 2006.

The proceeds from the issuance of the Original March 2005 9½% Senior Notes were used to prepay $100.0 million of indebtedness outstanding under the Term Loan Facility of our 2004 credit agreement, together with accrued interest and the associated $5.0 million prepayment fee, and to pay $7.0 million in certain fees and expenses associated with the issuance of the Original March 2005 9½% Senior Notes and the exchange offer related to such notes. The remaining $197.9 million in proceeds was used to redeem $116.2 million aggregate principal amount outstanding of the 8 1/8% Senior Notes, plus accrued interest, and $75.5 million aggregate principal amount outstanding of the 9% Senior Notes, plus accrued interest and applicable premium. The aggregate redemption amounts for the 8 1/8% Senior Notes and 9% Senior Notes were $118.1 million and $79.8 million, respectively, which constituted the principal amount and interest payable on the 8 1/8% Senior Notes and the 9% Senior Notes up to, but not including, the redemption date, and, with respect to the 9% Senior Notes, the applicable premium. On June 21, 2005, all of the Original March 2005 9½% Senior Notes which were issued by us on March 16, 2005 were exchanged for the Registered March 2005 9½% Senior Notes, which have substantially identical terms to the Original March 2005 9½% Senior Notes, except that the Registered March 2005 9½% Senior Notes are registered with the SEC under the Securities Act, and certain transfer restrictions, registration rights and penalty interest rate provisions that were originally applicable to the Original March 2005 9½% Senior Notes do not apply to the Registered March 2005 9½% Senior Notes.

On August 16, 2005, we issued $80.0 million aggregate principal amount of the old notes, which priced at 95¼% of par. We are using and intend to continue to use the proceeds of this issuance to help fund investments in our brand initiatives and for general corporate purposes, as well as to pay fees and expenses in connection with the issuance of the old notes and this exchange offer. See "Summary—The August 2005 Transactions."

    2004 Debt Reduction Transactions

In February 2004, Revlon, Inc.'s Board of Directors approved agreements with Fidelity and MacAndrews & Forbes intended to dramatically strengthen our balance sheet. The decision to enter into these transactions followed the announcement in December 2003 that Revlon, Inc.'s Board of Directors had authorized management to begin exploring various alternatives to strengthen our balance sheet and increase equity. Certain aspects of the refinancings may be subject to Board of Director, stockholder, lender, and regulatory approvals.

In March 2004, Revlon, Inc. exchanged approximately $804.0 million of our debt, $54.6 million of Revlon, Inc. preferred stock and $9.9 million of accrued interest for 299,969,493 shares of Revlon Class A common stock ("Revlon Exchange Transactions"). As a result of the Revlon Exchange Transactions, Revlon, Inc. reduced our debt by approximately $804.0 million on March 25, 2004. In addition to the Revlon Exchange Transactions, pursuant to the 2004 Investment Agreement, Revlon, Inc. is committed to conduct further equity issuances in the amount of approximately $110 million by the end of March 2006, the proceeds of which Revlon, Inc. will transfer to us to reduce our debt (such equity offerings, together with the Revlon Exchange Transactions, are referred to as the "Debt Reduction Transactions"). The terms of any other equity issuances to be undertaken in connection with the Debt Reduction Transactions, including the subscription prices, will be determined by Revlon, Inc.'s Board of Directors at the appropriate times. See "—Overview—Overview of Financing Activities" for further discussion of this planned equity issuance.

As part of the Revlon Exchange Transactions, MacAndrews & Forbes received Revlon Class A common stock in respect of any and all outstanding amounts owing to it, as of the closing date of the Revlon Exchange Transactions, under the MacAndrews & Forbes $100 million term loan (as defined below under "—2003 Financing Transactions") (which was approximately $109.7 million at March 25, 2004, including accrued interest), the 2004 MacAndrews & Forbes $125 million term loan (which was approximately $38.9 million at March 25, 2004, including accrued interest) and approximately $24.1 million of subordinated promissory notes. The portions of the 2004 MacAndrews & Forbes $125 million term loan and the MacAndrews & Forbes $65 million line of credit (which was undrawn) not exchanged in the Revlon Exchange Transactions remained available to us, subject to the Borrowing Limitation, which was subsequently eliminated. The 2004 MacAndrews & Forbes $125 million term loan and the MacAndrews & Forbes $65 million line of credit were consolidated into the 2004 Consolidated MacAndrews & Forbes Line of Credit in July 2004 as discussed above under "—2004 Consolidated MacAndrews & Forbes Line of Credit." (See Note 9 to the audited consolidated financial statements.)

In another contemporaneous transaction to the Revlon Exchange Transactions, Revlon, Inc. and Fidelity entered into a stockholders agreement, or the Stockholders Agreement, pursuant to which, among other things, (i) Revlon, Inc. agreed to continue to maintain a majority of independent directors (as defined by the New York Stock Exchange, or NYSE, listing standards) on its Board of Directors, as it currently does; (ii) Revlon, Inc. would establish and maintain a Nominating and Corporate Governance Committee of the Board of Directors, which it formed in March 2004; and (iii) Revlon, Inc. agreed to certain restrictions with respect to Revlon, Inc.'s conducting any business or entering into any transactions or series of related transactions with any of its affiliates, any holders of 10% or more of the outstanding voting stock or any affiliates of such holders (in each case, other than its subsidiaries). The Stockholders Agreement will terminate at such time as Fidelity ceases to be the beneficial holder of at least 5% of Revlon, Inc.'s outstanding voting stock. Also, in conjunction with the Revlon Exchange Transactions, in February 2004, we entered into various amendments to the 2001 credit agreement, one of which added a new $64.4 million term loan facility to the 2001 credit agreement, which agreement was subsequently refinanced with the proceeds of borrowings under our 2004 credit agreement in July 2004, as discussed above.

As a result of the consummation of the Revlon Exchange Transactions, approximately $133.8 million principal amount of the 8 1/8% Senior Notes, approximately $174.5 million principal amount of the 9% Senior Notes and approximately $322.9 million principal amount of the 8 5/8% Senior Subordinated Notes (which we refer to collectively as the "Revlon Exchange Notes") were exchanged for an aggregate of approximately 224.1 million shares of Revlon Class A common stock, including such shares issued in exchange for accrued interest on the Revlon Exchange Notes. Such amount of Revlon Exchange Notes exchanged included approximately $1.0 million of the 9% Senior Notes and approximately $286.7 million of the 8 5/8% Senior Subordinated Notes tendered by MacAndrews & Forbes and other entities related to it; and approximately $85.9 million of the 9% Senior Notes, approximately $77.8 million of the 8 1/8% Senior Notes and approximately $32.1 million of the 8 5/8% Senior Subordinated Notes tendered by funds and accounts managed by Fidelity.

MacAndrews & Forbes exchanged approximately $109.7 million of existing indebtedness (including principal and accrued interest) under the MacAndrews & Forbes $100 million term loan (as hereinafter defined) for approximately 43.9 million shares of Revlon Class A common stock, approximately $38.9 million of existing indebtedness (including principal and accrued interest) under the 2004 MacAndrews & Forbes $125 million term loan for approximately 15.6 million shares of Revlon Class A common stock and approximately $24.1 million of indebtedness under certain subordinated promissory notes payable to MacAndrews & Forbes for approximately 7.2 million shares of Revlon Class A common stock. REV Holdings exchanged all of Revlon, Inc.'s previously outstanding Series A preferred stock for an aggregate of approximately 8.7 million shares of Revlon Class A common stock and converted all of its shares of Revlon, Inc.'s previously outstanding Series B preferred stock into 433,333 shares of Revlon Class A common stock.

As of December 31, 2004, Revlon, Inc. had outstanding 338,867,944 shares of its Revlon Class A common stock and 31.25 million shares of Revlon Class B common stock, with MacAndrews & Forbes beneficially owning as of that date approximately 221.4 million shares of Revlon's common stock. Such shares beneficially owned by MacAndrews & Forbes as of December 31, 2004 represented approximately 60% of the outstanding shares of Revlon's common stock and approximately 77% of the combined voting power of Revlon's common stock. Of the shares beneficially owned by MacAndrews

& Forbes as of that date, REV Holdings owned approximately 20.8 million shares of Revlon Class A common stock and 31.25 million shares of Revlon Class B common stock.

In connection with consummating the Revlon Exchange Transactions, Revlon, Inc. announced that its previously announced plan to launch a rights offering and use the proceeds to reduce debt by a further $50.0 million by year-end 2004 was reduced to $9.7 million, as a result of $190.3 million of Revlon Exchange Notes having been exchanged in excess of the Revlon Exchange Notes committed to be exchanged by MacAndrews & Forbes and Fidelity under their respective support agreements. This $190.3 million more than satisfied Revlon, Inc.'s plan to reduce debt through the Revlon Exchange Offers (as hereinafter defined) by $150.0 million in addition to the Revlon Exchange Notes that were committed to be exchanged in the support agreements with MacAndrews & Forbes and Fidelity. The $40.3 million difference satisfied all but $9.7 million of our plan to reduce debt (in addition to the Revlon Exchange Notes) by a further $50.0 million by year-end 2004. Because the costs and expenses, as well as the use of organizational resources, associated with a $9.7 million rights offering would have been unduly disproportionate, Revlon, Inc.'s support agreements with MacAndrews & Forbes and Fidelity and its investment agreement with MacAndrews & Forbes (as amended, the "2004 Investment Agreement"), relating to our debt reduction plan were amended to enable Revlon, Inc. to satisfy the remaining $9.7 million of debt reduction as part of the final stage of our debt reduction plan. Therefore, Revlon, Inc. intends to issue equity of at least approximately $110.0 million by the end of March 2006 and to use the proceeds from such equity issuance to reduce our debt. Consistent with agreements between MacAndrews & Forbes and Revlon, Inc. entered into contemporaneously with the agreements relating to the Revlon Exchange Transactions, MacAndrews & Forbes agreed to back-stop the $110.0 million equity issuance. See "—Overview—Overview of Financing Activities" regarding Revlon, Inc.'s plans to increase to $185.0 million the equity issuance it intends to conduct by the end of March 2006.

Our EBITDA (as defined in the 2001 credit agreement) for the four consecutive fiscal quarters ended December 31, 2003 was less than the minimum of $230.0 million required under the 2001 credit agreement for that period and our leverage ratio was 1.66:1.00, which was in excess of the maximum ratio of 1.10:1.00 permitted under the 2001 credit agreement for that period. Accordingly, we sought and on January 28, 2004 secured an amendment to the 2001 credit agreement that included waivers of compliance with these covenants for the four quarters ended December 31, 2003 and, in light of our expectation that our plan would affect our ability to comply with these covenants under the 2001 credit agreement during 2004, an amendment to eliminate the EBITDA and leverage ratio covenants of the 2001 credit agreement for the first three quarters of 2004 and a waiver of compliance with such covenants for the four quarters ending December 31, 2004 expiring on January 31, 2005. In July 2004, the 2001 credit agreement was repaid and refinanced with the 2004 credit agreement.

In December 2003, Revlon, Inc. announced that its Board of Directors approved two loans from MacAndrews & Forbes Holdings, one to provide up to $100.0 million (the "2004 MacAndrews & Forbes Loan"), if needed, to enable us to continue to implement and refine our plan, and the other to provide an additional $25.0 million (the "$25 million MacAndrews & Forbes Loan") to be used for general corporate purposes. The 2004 MacAndrews & Forbes Loan and $25 million MacAndrews & Forbes Loan were consolidated into one term loan agreement (the "2004 MacAndrews & Forbes $125 million term loan").

The 2004 MacAndrews & Forbes $125 million term loan was consolidated with the MacAndrews & Forbes $65 million line of credit into the 2004 Consolidated MacAndrews & Forbes Line of Credit in July 2004, which currently has availability of $87.0 million.

    2003 Financing Transactions

In February 2003, Revlon, Inc. entered into an investment agreement with MacAndrews & Forbes Inc., or the 2003 Investment Agreement, pursuant to which Revlon, Inc. undertook and, on June 20, 2003, completed, a $50.0 million equity rights offering (the "2003 Rights Offering"), pursuant to which Revlon, Inc. issued an additional 17,605,650 shares of its Revlon Class A common stock, including 3,015,303 shares subscribed for by the public and 14,590,347 shares issued to MacAndrews &

Forbes Inc. in a private placement (representing the number of shares of Revlon, Inc.'s Revlon Class A common stock that MacAndrews & Forbes Inc. would otherwise have been entitled to purchase pursuant to its basic subscription privilege, which at such time was approximately 83% of the shares of Revlon, Inc.'s Revlon Class A common stock offered in the 2003 Rights Offering).

In addition, in connection with the 2003 Investment Agreement, MacAndrews & Forbes Inc. also made available a $100.0 million term loan to us (the "MacAndrews & Forbes $100 million term loan"). The MacAndrews & Forbes $100 million term loan was exchanged for Revlon Class A common stock in connection with the Revlon Exchange Transactions. (See Note 9 to the audited consolidated financial statements.)

Additionally, MacAndrews & Forbes Inc. also provided us with an additional $40.0 million line of credit during 2003, which amount was originally to increase to $65.0 million on January 1, 2004 (the "MacAndrews & Forbes $65 million line of credit") (the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $65 million line of credit, each as amended, are referred to as the 2003 MacAndrews & Forbes Loans) and which was originally to be available to us through December 31, 2004 (which, as discussed in Note 9 to the audited consolidated financial statements, was consolidated with the 2004 MacAndrews & Forbes $125 million term loan into the 2004 Consolidated MacAndrews & Forbes Line of Credit in July 2004).

    Sources and Uses

Our principal sources of funds are expected to be operating revenues, cash on hand, funds available for borrowing under the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit and other permitted lines of credit. (See Note 8 to the audited consolidated financial statements and Note 9 to the unaudited consolidated financial statements.) The 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit and the indentures governing our 8 5/8% Senior Subordinated Notes and the notes contain certain provisions that by their terms limit our and our subsidiaries' ability to, among other things, incur additional debt.

Our principal uses of funds are expected to be the payment of operating expenses, including expenses in connection with the continued implementation of, and refinement to, our plan (including our brand initiatives referred to in "—Overview—Overview of Brand Initiatives"), purchases of permanent wall displays, capital expenditure requirements, payments in connection with our restructuring programs referred to herein, debt service payments and costs and regularly scheduled pension and post-retirement benefit plan contributions. Cash contributions to our pension and post-retirement benefit plans were approximately $34.0 million in 2004 and we expect them to be approximately $27 million in 2005. We estimate that for 2005 purchases of wall displays will be approximately $75 million to $85 million and capital expenditures will be approximately $20 million to $30 million. See "Overview—Overview of Brand Initiatives" regarding certain expected uses of funds in connection with our brand initiatives.

We have undertaken a number of programs to efficiently manage our cash and working capital including, among other things, programs to carefully manage inventory levels, centralized purchasing to secure discounts and efficiencies in procurement, and providing additional discounts to U.S. customers for more timely payment of receivables and careful management of accounts payable.

We previously estimated that charges related to the implementation of the stabilization and growth phase of our plan would not exceed $160.0 million. We recorded charges of approximately $104.0 million in 2002, approximately $31.0 million in 2003 and nil in 2004 related to the implementation of the stabilization and growth phase of our plan. Cash payments related to the foregoing charges were approximately $80.0 million and $20.0 million during 2003 and 2004, respectively.

We developed a new design for our wall displays (which we are continuing to refine as part of the implementation of our plan) and began installing them at certain customers' retail stores during 2002. While most of the new wall displays were installed during 2002 and 2003, we continued to install the remainder of the wall displays during 2004. We are also reconfiguring existing wall displays at our retail customers. Accordingly, we accelerated the amortization of our old wall displays.

Continuing to implement and refine our plan could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching new brands or products and/or further refining our approach to retail merchandising. Any of these actions, whose intended purpose would be to create value through profitable growth, could result in us making investments or recognizing charges related to executing against such opportunities. See "—Overview—Overview of Brand Initiatives" regarding certain of our brand initiatives.

We expect that operating revenues, cash on hand and funds available for borrowing under the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit and other permitted lines of credit will be sufficient to enable us to cover our operating expenses for 2005, including cash requirements in connection with our operations, the continued implementation of, and refinement to, our plan (including our brand initiatives referred to in "— Overview—Overview of Brand Initiatives"), cash requirements in connection with our restructuring programs referred to above, our debt service requirements and regularly scheduled pension and post-retirement plan contributions. (See Note 8 to the audited consolidated financial statements and Note 9 to the unaudited consolidated financial Statements.) However, there can be no assurance that such funds will be sufficient to meet our cash requirements on a consolidated basis. If our anticipated level of revenue growth is not achieved because, for example, of decreased consumer spending in response to weak economic conditions or weakness in the mass-market cosmetics category, adverse changes in currency, increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, retailer inventory management or our advertising and marketing plans are not as successful as anticipated, or if our expenses associated with the continued implementation of, and refinement to, our plan exceed the anticipated level of expenses, our current sources of funds may be insufficient to meet our cash requirements. See "—Overview—Overview of Brand Initiatives" regarding certain of our brand initiatives and our expected uses of funds and financing plans related to such initiatives.

Although the U.S. mass-market for color cosmetics advanced 2.9% and 2.5% for the three- and nine-month periods ended September 30, 2005, as compared to the respective year-ago periods, the U.S. mass-market color cosmetics category during 2004 and 2003 was softer than we expected, declining by 0.6% in 2004 and 1.1% in 2003. Despite this softness in the U.S. mass-market color cosmetics category, based upon our belief that our continued implementation of our plan is proving effective, we intend to continue to support our plan.

Additionally, in the event of a decrease in demand for our products, reduced sales, lack of increases in demand and sales, changes in consumer purchasing habits, including with respect to shopping channels, and/or increased returns or expenses associated with the continued implementation of, and refinement to, our plan exceed our expectations, any such development, if significant, could reduce our operating revenues and could adversely affect our ability to achieve certain financial covenants under the 2004 credit agreement and in such event we could be required to take measures, including reducing discretionary spending.

If we are unable to satisfy our cash requirements from the sources identified above or comply with our debt covenants, we could be required to adopt one or more alternatives, such as delaying the implementation of or revising aspects of our plan, including one or more aspects of our brand initiatives referred to in "—Overview—Overview of Brand Initiatives", reducing or delaying purchases of wall displays or advertising or promotional expenses, reducing or delaying capital spending, delaying, reducing or revising restructuring programs, restructuring indebtedness, selling assets or operations, seeking additional capital contributions or loans from MacAndrews & Forbes, Revlon, Inc. or other affiliates or third parties or reducing other discretionary spending. There can be no assurance that we would be able to take any of the actions referred to above because of a variety of commercial or market factors or constraints in our debt instruments, including, for example, market conditions being unfavorable for an equity or debt issuance, additional capital contributions or loans not being available from affiliates or third parties, or that the transactions may not be permitted under the terms of our various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable us to satisfy our cash requirements or comply with our debt covenants if the actions do not generate a sufficient amount of additional capital.

We may have debt maturing prior to the end of the first quarter of 2006 if and to the extent we draw under the 2004 Consolidated MacAndrews & Forbes Line of Credit. As noted in "—2005 Transactions and "Recent Financing Transactions – The Spring 2005 Refinancing Transactions", in April 2005, using the proceeds from the issuance of the Original March 2005 9½% Senior Notes in March 2005, we prepaid $100.0 million of principal amount outstanding under the Term Loan Facility of the 2004 credit agreement and redeemed our 8 1/8% Senior Notes and 9% Senior Notes in April 2005. We likewise plan to refinance the 8 5/8% Senior Subordinated Notes, with an aggregate principal amount outstanding of $327.0 million, prior to their maturity in 2008. Under the 2004 credit agreement, we must refinance the 8 5/8% Senior Subordinated Notes by October 30, 2007 (such that not more than $25.0 million aggregate principal amount of such notes remains outstanding). In addition, it would be an event of default under the 2004 credit agreement if Revlon, Inc. failed to issue approximately $110.0 million of equity and transfer the proceeds of such equity issuance to us to reduce our outstanding indebtedness by March 31, 2006. As of November 1, 2005, we had $700.0 million of outstanding indebtedness under the Term Loan Facility of the 2004 credit agreement and availability of $121.6 million under the Multi-Currency Facility, based upon the calculated borrowing base less outstanding letters of credit, while the 2004 Consolidated MacAndrews & Forbes Line of Credit was undrawn. See "—Overview—Overview of Brand Initiatives" regarding certain of our brand initiatives and our expected uses of funds and financing plans related to such initiatives, including the extension of the 2004 Consolidated MacAndrews & Forbes Line of Credit, Note 9 to the audited consolidated financial statements and Note 8 to the unaudited consolidated financial statements.

The terms of the 2004 credit agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit, the 8 5/8% Senior Subordinated Notes indenture and the indenture governing the notes generally restrict us from paying dividends or making distributions, except that we are permitted to pay dividends and make distributions to Revlon, Inc. to enable Revlon, Inc., among other things, to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as SEC filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of Revlon Class A common stock in connection with the delivery of such Revlon Class A common stock to grantees under the Amended and Restated Revlon, Inc. Stock Plan (the "Stock Plan").

As a result of the closing of the Revlon Exchange Transactions (defined under "Recent Financing Transactions—The Debt Reduction Transactions") as of the end of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Holdings consolidated group (the "MacAndrews & Forbes Group") for federal income tax purposes. The MacAndrews & Forbes Tax Sharing Agreement (as defined below) will remain in effect solely for taxable periods beginning on or after January 1, 1992, through and including March 25, 2004. In these taxable periods, Revlon, Inc. and Products Corporation were included in the MacAndrews & Forbes Group, and Revlon, Inc.'s and Products Corporation's federal taxable income and loss were included in such group's consolidated tax return filed by MacAndrews & Forbes Holdings. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Holdings or its subsidiaries. In June 1992, Revlon Holdings (as defined under "Certain Relationships and Related Party Transactions—Transfer Agreements"), Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Holdings entered into a tax sharing agreement (as subsequently amended and restated, the "MacAndrews & Forbes Tax Sharing Agreement"), pursuant to which MacAndrews & Forbes Holdings agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the MacAndrews & Forbes Group (other than in respect of Revlon, Inc. and Products Corporation) for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of such group. Pursuant to the MacAndrews & Forbes Tax Sharing Agreement, for all such taxable periods, Products Corporation was required to pay to Revlon, Inc., which in turn was required to pay to Revlon

Holdings, amounts equal to the taxes that Products Corporation would otherwise have had to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which was attributable to Products Corporation), except that Products Corporation was not entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments were required by Products Corporation or Revlon, Inc. if and to the extent Products Corporation was prohibited under the terms of its 2004 credit agreement from making tax sharing payments to Revlon, Inc. The 2004 credit agreement prohibits Products Corporation from making such tax sharing payments under the MacAndrews & Forbes Tax Sharing Agreement other than in respect of state and local income taxes. The MacAndrews & Forbes Tax Sharing Agreement was amended, effective as of January 1, 2001, to eliminate a contingent payment to Revlon, Inc. under certain circumstances in return for a $10.0 million note with interest at 12% and interest and principal payable by MacAndrews & Forbes Holdings on December 31, 2005. As a result of tax net operating losses and prohibitions under the 2004 credit agreement, there were no federal tax payments or payments in lieu of taxes pursuant to the MacAndrews & Forbes Tax Sharing Agreement in respect of 2004.

As a result of the closing of the Revlon Exchange Transactions, as of the end of March 25, 2004 Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and our federal taxable income and loss will be included in such group's consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into a new tax sharing agreement (the "Revlon Tax Sharing Agreement") pursuant to which we will be required to pay to Revlon, Inc. amounts equal to the taxes that we would otherwise have had to pay if we were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities. The 2004 credit agreement does not prohibit payments from us to Revlon, Inc. to the extent required under the Revlon Tax Sharing Agreement. As a result of tax net operating losses, we expect that there will be no federal tax payments or payments in lieu of taxes by us to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2004 or 2005.

As a result of dealing with suppliers and vendors in a number of foreign countries, we enter into foreign currency forward exchange contracts and may enter into option contracts from time to time to hedge certain cash flows denominated in foreign currencies. There were foreign currency forward exchange contracts with a notional amount of $24.4 million outstanding at September 30, 2005. The fair value of foreign currency forward exchange contracts outstanding at September 30, 2005 was $(0.3) million.

Disclosures about Contractual Obligations and Commercial Commitments

The following table aggregates all contractual obligations and commercial commitments that affect our financial condition and liquidity position as of December 31, 2004:

	Payments Due by Period (dollars in millions)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Long-term Debt, Including Current Portion	$1,318.7	$10.5	$534.2	$774.0
Interest on Long-term Debt(a)	461.6	108.4	257.2	96.0
Capital Lease Obligations	5.9	1.6	4.3
Operating Leases	145.5	15.5	47.0	28.6	$54.4
Purchase Obligations(b)	30.1	30.1
Other Long-term Obligations(c)	58.0	49.8	8.2
Total Contractual Cash Obligations (d)	$2,019.8	$215.9	$850.9	$898.6	$54.4

Material changes to our contractual obligations and commercial commitments after December 31, 2004 are set forth below (see footnote (d)):

	Payments Due by Period (dollars in millions)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
As of September 30, 2005
Long-term Debt	$1,417.0	$—	$327.0	$700	$390
Purchase Obligations	$76.2	$76.2	$—	$—	$—

(a)	Consists of interest on the 8 1/8% Senior Notes, 9% Senior Notes, 8 5/8% Senior Subordinated Notes and the $800.0 million Term Loan Facility under the 2004 credit agreement through the respective maturity dates based upon assumptions regarding the amount of debt outstanding under 2004 credit agreement and assumed interest rates. See footnote (d) below concerning the redemption of the 8 1/8% Senior Notes and 9% Senior Notes and repayment of $100 million of the Term Loan Facility.

(b)	Consists of purchase commitments for finished goods, raw materials, components and services pursuant to enforceable and legally binding obligations which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(c)	Consists primarily of obligations related to advertising, insurance, employment contracts and other personnel service contracts. Such amounts exclude severance and other contractual commitments related to restructuring, which are discussed in Note 2 to the audited consolidated financial statements.

(d)	As of September 30, 2005, there had been no material changes outside the ordinary course of our business to our total contractual cash obligations which are set forth in the first table above that reflects our contractual obligations and commercial commitments as of December 31, 2004, with the exception of the following items which are set forth in the second table above that reflects the material changes to our contractual obligations and commercial commitments as of September 30, 2005: (i) the issuance in March 2005 of the $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes which are due in 2011, with the proceeds used to (a) prepay $100.0 million in outstanding principal plus prepayment fees and accrued interest under the Term Loan Facility of the 2004 credit agreement, and (b) to redeem $116.2 million outstanding principal amount of our 8 1/8% Senior Notes, plus accrued interest, and $75.5 million outstanding principal amount of our 9% Senior Notes, plus accrued interest and the applicable premium, (ii) the issuance in August 2005 of the $80.0 million aggregate principal amount of the old notes which are due in 2011, the proceeds of which we are using and intend to continue to use to help us fund investments in our brand initiatives and for general corporate purposes, as well as to pay fees and expenses in connection with the issuance of the old notes and this exchange offer and (iii) incremental purchase obligations of approximately $46 million in connection with our brand initiatives, which are due in less than one year. See "—Overview— Overview of Brand Initiatives" and "—2005 Refinancing Transactions" for further discussion.

Off-Balance Sheet Transactions

We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

In March 2005, the FASB issued Financial Interpretation Number ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations", an interpretation of SFAS 143 (Asset Retirement Obligations). FIN 47 addresses diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity should have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. We are currently evaluating the impact of FIN 47 and do not expect that the adoption of FIN 47 will have a material impact on our consolidated results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," an amendment of FASB Statements Nos. 123 and 95, which replaces SFAS No. 123, and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and will cause us to record compensation expense for employee stock option grants. In April 2005, the SEC adopted a rule allowing companies to implement SFAS No. 123(R) at the beginning of their next fiscal year that begins after June 15, 2005, which for us will be the fiscal year beginning January 1, 2006. We currently plan to adopt SFAS No. 123(R) effective January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition method alternatives are either a prospective method or a retroactive method. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are currently evaluating the impact of SFAS No. 123(R) and have not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and we have not determined whether its application will result in amounts in future periods that are similar to our current pro forma disclosures under SFAS No. 123. We expect that the adoption of SFAS No. 123(R) will have a material impact on our consolidated results of operations.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and handling cost be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us beginning on January 1, 2006. During the three months ended September 30, 2005, we had early adopted the provisions of SFAS No. 151, which adoption did not have a material impact on our consolidated results of operations and financial position.

Inflation

In general, our costs are affected by inflation and the effects of inflation may be experienced by us in future periods. Our management believes, however, that such effects have not been material to us during the past three years in the United States and in foreign non-hyperinflationary countries. We operate in certain countries around the world, such as Argentina, Brazil, Venezuela and Mexico that have in the past experienced hyperinflation. In hyperinflationary foreign countries, we attempt to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing our working capital levels.

Quantitative and Qualitative Disclosures About Market Risk

We have exposure to market risk both as a result of changing interest rates and movements in foreign currency exchange rates.

Interest Rate Sensitivity

Our policy is to manage market risk through a combination of fixed and floating rate debt, the use of derivative financial instruments and foreign exchange forward and option contracts. We do not hold or issue financial instruments for trading purposes. There were no such derivative financial instruments outstanding at December 31, 2004 or September 30, 2005. The table below provides information about our indebtedness that is sensitive to changes in interest rates. The table presents cash flows with respect to principal on indebtedness and related weighted average interest rates by expected maturity dates. The information is presented in U.S. dollar equivalents, which is our reporting currency.

As a result of our issuance of the Original March 2005 9½% Senior Notes and the redemption of the 8 1/8% Senior Notes and the 9% Senior Notes, the maturities of our debt that would have otherwise been due in 2006 have been extended.

The following table presents information as of September 30, 2005:

	Expected Maturity date for the year ended December 31,							Total	Fair Value September 30, 2005
	2005	2006	2007		2008	2009	Thereafter
Debt
Short-term variable rate (various currencies)	$40.4							$40.4	$40.4
Average interest rate(a)	5.4%
Long-term fixed rate—third party ($US)			$327.0	(b)			$386.3	$713.3	$687.4
Average interest rate			8.6%				9.5%
Long-term variable rate—third party ($US)							$700.0	$700.0	$700.0
Average interest rate(a)							10.6%
Total debt	$40.4	—	$327.0		—	—	$1,086.3	$1,453.7	$1,427.8

(a)	Weighted average variable rates are based upon implied forward rates from the yield curves at September 30, 2005.

(b)	While the 8 5/8% Senior Subordinated Notes are due in March 2008, under our 2004 credit agreement, we must refinance such notes by October 30, 2007, such that not more than $25.0 million of such notes remains outstanding.

Exchange Rate Sensitivity

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. In addition, a portion of our borrowings are denominated in foreign currencies, which are also subject to market risk associated with exchange rate movement. We from time to time hedge major foreign currency cash exposures generally through foreign exchange forward and option contracts. The contracts are entered into with major financial institutions to minimize counterparty risk. These contracts generally have a duration of less than twelve months and are primarily against the U.S. dollar. In addition, we enter into foreign currency swaps to hedge intercompany financing transactions. We do not hold or issue financial instruments for trading purposes.

The following table presents information as of September 30, 2005:

	Average Contractual Rate $/FC	Original US Dollar Notional Amount	Contract Value September 30, 2005	FairValue September 30, 2005
Forward Contracts
Buy Euros/Sell USD	1.2148	$0.8	$0.8	$—
Sell British Pounds/Buy USD	1.8227	4.5	4.6	0.1
Sell Australian Dollars/Buy USD	0.7574	5.8	5.8	—
Sell Canadian Dollars/Buy USD	0.8140	7.7	7.3	(0.4)
Sell South African Rand/Buy USD	0.1566	2.4	2.4	—
Sell New Zealand Dollars/Buy USD	0.6919	0.2	0.2	—
Buy Australian Dollars/Sell New Zealand Dollars	1.1096	3.0	3.0	—
Total forward contracts		$24.4	$24.1	$0.3

Changes in and Disagreements with Accountants on Accounting and Financial disclosure

Not applicable.

Controls and Procedures

Disclosure Controls and Procedures as of December 31, 2004

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of the end of the fiscal year ended December 31, 2004. As described below, Revlon, Inc. identified a material weakness in its internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that also applied to our disclosure controls and procedures. As a result of this material weakness, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2004, our disclosure controls and procedures were not effective.

In light of this material weakness, in preparing our financial statements as of and for the fiscal year ended December 31, 2004, we performed additional analyses and other post-closing procedures pertaining to sales return estimates in an effort to ensure our consolidated financial statements included in this prospectus (and in our Annual Report on Form 10-K and Form 10-K/A) as of and for the fiscal year ended December 31, 2004 have been prepared in accordance with generally accepted accounting principles. KPMG LLP's report, dated March 9, 2005, expressed an unqualified opinion on our consolidated financial statements for the fiscal year ended December 31, 2004. Additionally, during the first quarter of 2005, we implemented additional controls and procedures, as discussed below under "—Changes in Internal Control over Financial Reporting" and "—Disclosure Controls and Procedures as of September 30, 2005".

We are not an "accelerated filer" as defined in Rule 12b-2 of the Exchange Act. Accordingly, our management is not required to perform an assessment of our internal control over financial reporting for, and our management report on our internal control over financial reporting is not required to be included in, our Annual Report on Form 10-K or Form 10-K/A for the fiscal year ended December 31, 2004. Revlon, Inc., the owner of 100% of the outstanding shares of our capital stock, is an "accelerated filer." Sarbanes-Oxley and the SEC's related rules and regulations require Revlon, Inc., beginning with its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, to include management's report on Revlon, Inc.'s internal control over financial reporting in Revlon,

Inc.'s Annual Reports on Form 10-K and include a report from its independent registered public accounting firm attesting to such management report. In late November 2004, the SEC issued an exemptive order providing a 45-day extension for the filing of these reports and attestations by eligible companies. Revlon, Inc. elected to rely on this 45-day extension, and therefore Revlon, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on March 10, 2005 did not include this report and attestation. Revlon, Inc. subsequently included this report and attestation in an amendment to Revlon, Inc.'s Annual Report on Form 10-K/A filed on April 12, 2005 in accordance with the SEC's exemptive order.

Revlon, Inc.'s management is responsible for establishing and maintaining adequate internal control over financial reporting. Revlon, Inc.'s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Management's projections of any evaluation of the effectiveness of internal control over financial reporting as to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the ability to initiate, authorize, record, process, or report external financial information reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of annual or interim financial statements that is more than inconsequential will not be prevented or detected.

Revlon, Inc.'s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2004 and in making this assessment used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework in accordance with the standards of the Public Company Accounting Oversight Board (United States). This assessment identified a deficiency in policies and procedures related to the periodic review and validation of the data inputs and outputs used in the estimates of the reserves for sales returns in the U.S. As a result of this deficiency, an error in accounting for the reserves for sales returns in the U.S. as of December 31, 2004 occurred and was not detected by us or Revlon, Inc. In this specific instance, performance of review procedures by us and Revlon, Inc. did not identify the omission of inventory located at certain stores acquired by a customer in 2004. This deficiency constituted a material weakness in Revlon, Inc.'s internal control over financial reporting as of December 31, 2004.

KPMG LLP, the independent registered public accounting firm that audited Revlon, Inc.'s financial statements included in its Annual Report on Form 10-K/A for the period ended December 31, 2004 (as well as our audited consolidated financial statements included in our Annual Report on Form 10-K/A for the period ended December 31, 2004 and the audited consolidated financial statements included in this prospectus), has issued an audit report on Revlon, Inc.'s management's assessment of internal control over financial reporting, which report appears on page F-3 of Revlon, Inc.'s Form 10-K/A for the fiscal year ended December 31, 2004 filed with the SEC on April 12, 2005.

Disclosure Controls and Procedures as of September 30, 2005

As disclosed in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, we maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2005.

As referred to above, Revlon, Inc.'s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2004 and identified a deficiency in our policies and procedures related to the periodic review and validation of the data inputs and outputs used in our estimates of the reserves for sales returns in the U.S. Specifically, in 2004, an error of approximately $1.2 million in the estimate of the sales return calculation for one of our large U.S. customers was not detected. The customer in question acquired a significant number of stores in 2004 and inventory of certain of those newly-acquired store locations was not included in the data made available to us for estimating the reserves for sales returns. As a result, during our 2004 year end closing, we understated our estimates of the sales returns related to these newly-acquired stores by approximately $1.2 million. Our aggregate sales returns reserve in the U.S. for the full fiscal year ended December 31, 2004 was approximately $83 million. Although this control deficiency resulted in the error identified above, it did not result in a material misstatement of our consolidated financial statements as of and for the year ended December 31, 2004, for the interim periods within that year, or in our consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2005.

As we also disclosed in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, during the first quarter of 2005 we implemented additional controls and procedures, as discussed below in "—Changes in Internal Control over Financial Reporting," that we believe have eliminated the material weakness in internal control over financial reporting referred to above. These additional controls and procedures are designed to operate semi-annually at June 30 and December 31 utilizing specific information that is available at those times as part of our normal business processes at each such period end. These additional controls and procedures operated as designed and intended.

We have concluded that our disclosure controls and procedures were effective at September 30, 2005.

Changes in Internal Control Over Financial Reporting

To remediate the material weakness referred to above, in the first quarter of 2005, management implemented a remediation program, including the establishment of additional controls and procedures, to strengthen our internal control process with respect to the sales return calculation. This program and controls currently include, among other things, the adoption of policies pursuant to which the following procedures are or will be performed:

1.	In order to facilitate the estimate of sales returns in the future, following a merger, acquisition or consolidation transaction involving significant customers, our sales force will provide inventory and point of sale information for each of the customers involved in the transaction to provide a base line to estimate sales returns. We will then prepare a reconciliation between the base line information and the sales return estimation for the combined customers after giving effect to the transaction.

2.	We will analyze separately inventory and/or point of sale information that are maintained on different systems of significant customers involved in a merger, acquisition or consolidation transaction and will separately estimate returns for each of those customers.

3.	We enhanced documentation and formal validation of key data and assumptions used to calculate the sales returns.

4.	We formalized the analytical validation by accounting personnel of the sales return calculation for significant customers. This analysis is reviewed and approved by both senior finance and sales department executives.

As previously discussed in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, our management believes that these actions and controls strengthened our disclosure controls and procedures, as well as our internal control over financial reporting. These additional controls and procedures operated as designed and intended, and our management believes that we have eliminated the material weakness that Revlon, Inc. identified in its internal control over financial reporting in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004. Revlon, Inc. has discussed this material weakness and this remediation program with its Audit Committee.

BUSINESS

Background

We manufacture, market and sell an extensive array of cosmetics and skin care, fragrances and personal care products. Revlon is one of the world's leading mass-market cosmetics brands. We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such well-known brand names as Revlon, ColorStay, Revlon Age Defying, Revlon Age Defying With Botafirm, Fabulash, Super Lustrous and Skinlights, as well as Almay, including our new Almay Intense i-Color collection, in cosmetics; Vitamin C Absolutes, Eterna 27, UltimaII and Jeanne Gatineau in skin care; Charlie in fragrances; and High Dimension, Flex, Mitchum, Colorsilk, Jean Naté and Bozzano in personal care products.

Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass-market distribution channel, including the lip, eye, face makeup and nail enamel categories. We also have leading market positions in several product categories in certain retail markets outside of the U.S., including in Australia, Canada, Mexico and South Africa. Our products are sold in more than 100 countries across six continents.

Our Plan

Our plan consists of three main components: (1) the cost rationalization phase; (2) the stabilization and growth phase; and (3) the continued growth momentum and accelerated growth phase.

Phase 1 — Cost Rationalization

In 1999 and 2000, we faced a number of strategic challenges. Accordingly, through 2001 we focused on lowering costs and improving operating efficiency. We believe that the actions taken during 2000 and 2001 lowered aspects of our cost structure and improved our manufacturing and operating efficiency, creating a platform for the stabilization and growth stage of our plan.

Phase 2 — Stabilization and Growth

In February 2002, we announced the appointment of Mr. Stahl, former president and chief operating officer of The Coca-Cola Company, as our new President and Chief Executive Officer.

Following the appointment of Mr. Stahl, we undertook an extensive review and evaluation of our business to establish specific integrated objectives and actions to advance to the next stage in our plan. As a result of this review, we established three principal objectives:

•	Creating and developing the most consumer-preferred brands;

•	Becoming the most valuable partner to our retailers; and

•	Becoming a top company where people choose to work.

We also conducted detailed evaluations of and research on the strengths of the Revlon brand and the Almay brand, our advertising and promotional efforts, our relationships with our retailers and consumers, our retail in-store presence and the strength and skills of our organization. As a result, we developed the following key actions and investments to support the stabilization and growth phase of our plan:

•	Increase advertising and media effectiveness. We are continuing to improve the effectiveness of our marketing, including our advertising, by, among other things, targeting our advertising spending to optimize its impact on our consumers, ensuring consistent messaging and imagery in our advertising, in the graphics included in our wall displays and in our other marketing materials.

•	Increase the marketing effectiveness of our wall displays. We have continued to focus on enhancing the effectiveness of our wall displays and have made significant improvements by streamlining our product assortment and reconfiguring product placement, which is intended to optimize cross-selling among our various product categories on the wall displays and to make the displays easier to merchandise and stock.

•	Adopt revised pricing strategies. We have selectively adjusted prices on certain SKUs to better align our pricing with product benefits and competitive benchmarks.

•	Further strengthen our new product development process. We have developed and implemented an enhanced cross-functional new product development process intended to optimize our ability to bring to market our new product offerings to ensure that we have products in key trend categories in the market at the right time. Our lineup of new products for 2005, including Revlon Age Defying makeup with Botafirm, Revlon Fabulash mascara, the Almay Intense i-Color collection and Revlon ColorStay 12 Hour Eye Shadow, each of which has been highly successful, is the result of this new product development process. Additionally, as part of this enhanced new product development process, the products for our brand initiatives are the result of in-depth research into unmet customer needs and the development of products to meet those needs.

•	Implement a comprehensive program to develop and train our employees. We continue to implement our comprehensive program to further develop the management, leadership and communication skills of our employees, which we will regularly assess as part of our goal to become a top company where people choose to work.

In December 2002, we began implementing the stabilization and growth phase of our plan. We recorded charges of approximately $104 million in 2002 and approximately $31 million during 2003. These charges related to various aspects of the stabilization and growth phase of our plan, primarily sales returns and inventory writedowns from a selective reduction of SKUs, reduced distribution of the Ultima II brand, higher allowances due to selective price adjustments on certain products, professional expenses associated with the development of, research in relation to, and execution of, the stabilization and growth phase of our plan and writedowns associated with reconfiguring existing wall displays at our retail customers. These charges did not include brand support expenses and training and development costs.

Phase 3 — Continued Growth Momentum and Accelerated Growth

We intend to capitalize on the actions taken during the stabilization and growth phase of our plan, with the objective of increasing revenues and achieving profitability over the long term.

The continued growth momentum and accelerated growth stage of our plan includes various actions that represent refinements of and additions to the actions taken during the stabilization and growth phase of our plan, with the objective of balancing top-line growth with an improved operating margin. These ongoing initiatives include, among other things, actions to:

•	Further improve the new product development and introduction process.

•	Continue to increase the effectiveness of our display walls.

•	Drive efficiencies across our overall supply chain. We plan to reduce manufacturing costs by streamlining components and sourcing strategically and rationalizing our supply chain in Europe, which will include moving certain production for the European markets primarily to our Oxford, North Carolina facility and establishing alternative warehousing and distribution arrangements in the U.K.

•	Optimize the effectiveness of our advertising, marketing and promotions.

•	Continue the training and development of our employees so that we may continue to improve our capabilities to execute our strategies while providing enhanced job satisfaction for our employees.

•	Continue to strengthen our balance sheet and capital structure, as described in "—Investment Highlights."

In March 2005, we completed a review of our advertising agencies as part of our strategy to optimize the effectiveness of our advertising, marketing and promotions, and awarded the Kaplan Thaler Group, Ltd. all creative aspects of advertising for the Revlon cosmetics brand and appointed Carat agency of record for all the media for us in the U.S. In May 2005, we awarded Arnell Group, a wholly-owned subsidiary of Omnicom Group, all creative and media planning aspects for the Almay brand.

Products

We manufacture and market a variety of products worldwide. The following table sets forth our principal brands and certain selected products.

Cosmetics	Hair	Beauty Tools	Fragrance	Anti-Perspirants/ Deodorants	Skin
Revlon	Colorsilk	Revlon Beauty Tools	Charlie	Mitchum	Gatineau
Almay	High Dimension		Jean Naté	Almay	Almay
Ultima II	Frost & Glow

Cosmetics – Revlon:    We sell a broad range of cosmetics and skin care products under our flagship Revlon brand designed to fulfill specifically-identified consumer needs, principally priced in the upper range of the mass-market distribution channel, including lip makeup, nail color and nail care products, eye and face makeup and skin care products such as lotions, cleansers, creams, toners and moisturizers. Many of our products incorporate patented, patent-pending or proprietary technology. See "—New Product Development and Research and Development."

We market several different lines of Revlon lip makeup (which address different segments of the lip makeup category). Our ColorStay lip color uses patented transfer-resistant technology that provides long wear; ColorStay Overtime lip color patented lip technology builds on the strengths of the ColorStay franchise by offering long-wearing benefits in a new product form, which enhances comfort and shine. Super Lustrous lipstick is our flagship wax-based lipcolor, which has been further improved in 2005 with the addition of Liqui-Silk technology. In 2004, we introduced Super Lustrous Lipgloss, providing a non-sticky, high-gloss shine that coordinates with Super Lustrous shades.

Our nail color and nail care lines include enamels, cuticle preparations and enamel removers. Our flagship Revlon nail enamel uses a patented formula that provides consumers with improved wear, application, shine and gloss in a toluene-free, formaldehyde-free and phthalate-free formula. We also sell Cutex nail polish remover and nail care products in certain countries outside the U.S. In 2003, we launched ColorStay Always On nail enamel, which offers 10-day superior color and wear in an exclusive 2-step system.

We sell face makeup, including foundation, powder, blush and concealers, under such Revlon brand names as Revlon Age Defying, which is targeted for women in the over-35 age bracket; ColorStay And ColorStay Stay Natural, which uses patented transfer-resistant technology that provides long wear and "won't rub off" benefits; New Complexion, for younger consumers and Skinlights skin brighteners that brighten skin with sheer washes of color. In 2004, we updated and simplified our line of blush products to better assist the consumer in her selection. For 2005, the Revlon Age Defying franchise has been further improved with the incorporation of Botafirm, to help reduce the appearance of lines and wrinkles.

Our eye makeup products include mascaras, eyeliners and eye shadows. In mascaras, key franchises include ColorStay, both base ColorStay, as well as ColorStay Overtime lash tint, a patented product that wears for up to three days, and Lash Fantasy Primer and Mascara, a double-ended mascara that nourishes the lashes while lifting and lengthening. The eyeshadow franchises include Illuminance, an eye shadow that gives a luminous finish, as well as Eyeglide Shimmer Shadow, a cream shadow in a twist-up package. In 2005, we introduced Fabulash, with a lash-maximizing formula for 100% fuller lashes.

Cosmetics – Almay:    Our Almay brand consists of a line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products. Almay products include lip makeup, eye and face makeup, and skin care products. The Almay brand flagship One Coat franchise consists of lip makeup and eye makeup products including mascara, which was further improved in 2005. We also sell Almay Nearly Naked Foundation in a touch-pad for a light, weightless feel, as well as the Bright Eyes franchises, mascara and eyeliner, for bigger, brighter-looking eyes. In 2004, we introduced Almay Whipped Gloss for a shine that nourishes lips. In 2005, Truly Lasting Lipcolor was introduced, providing a long-wearing benefit to consumers. The highly successful Almay Intense i-Color collection was also introduced in 2005 — designed to appeal to the consumers' desire for simplicity, it provides color-coordinated shades of shadow, liner and mascara for each eye color. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Brand Initiatives" for a discussion of the Almay initiative to be undertaken as part of our brand initiatives.

Hair:    We sell both haircare and haircolor products throughout the world. In the US, our Colorsilk brand was among the fastest growing haircolor brands in the mass-market distribution channel in 2004. We also market High Dimension haircolor, the first and only permanent haircolor that works in 10 minutes, as well as our Frost & Glow highlighting brand. In haircare, we sells the Flex and Aquamarine lines in many countries and the Bozzano and Juvena brands in Brazil.

Beauty Tools:    We sell Revlon Beauty Tools, which include nail and eye grooming tools, such as clippers, scissors, files, tweezers and eye lash curlers. Revlon Beauty Tools are sold individually and in sets under the Revlon brand name and are the number one brand of beauty tools in the U.S. mass-market distribution channel. In 2004, Revlon introduced a new line of pedicure products, as well as 2 new kits designed especially for traveling. In 2005, Revlon introduced 14 new Beauty Tool products, including a new line called Expert Effects which have been designed ergonomically to enable proper technique for expert-like results.

Fragrances:    We sell a selection of moderately-priced and premium-priced fragrances, including perfumes, eau de toilettes, colognes and body sprays. Our portfolio includes fragrances such as Charlie and Ciara as well as Jean Naté.

Anti-perspirants/deodorants:    In the area of anti-perspirants and deodorants, we market Mitchum and Hi & Dri antiperspirant brands in many countries. We also market hypo-allergenic personal care products, including antiperspirants, under the Almay brand.

Skin:    Our skin care products, including moisturizers, are sold under brand names including Eterna 27, Vitamin C Absolutes, Almay Kinetin, Almay Milk Plus and Ultima II. In addition, we sell skin care products in international markets under internationally-recognized brand names and under various regional brands, including our premium-priced Jeanne Gatineau brand, as well as Ultima II.

Brand Initiatives:     See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Brand Initiatives" for a discussion of the products to be offered in connection with our brand initiatives.

Marketing

We market extensive consumer product lines at a range of retail prices primarily through the mass-market distribution channel and outside the U.S. also market select premium lines through demonstrator-assisted channels.

We use print and television advertising and point-of-sale merchandising, including displays and samples. Our marketing emphasizes a uniform global image and product for our portfolio of core brands, including Revlon, ColorStay, Revlon Age Defying, Almay, Charlie and Mitchum. We coordinate advertising campaigns with in-store promotional and other marketing activities. We develop jointly with retailers carefully tailored advertising, point-of-purchase and other focused marketing programs. We use network and spot television advertising, national cable advertising and print advertising in major general interest, women's fashion and women's service magazines, as well as coupons and other trial incentives. In 2004, we expanded our media reach utilizing "non-traditional" vehicles such as outdoor, newspapers and movie theaters to supplement the media mix.

We also use cooperative advertising programs with some retailers, supported by company-paid or company-subsidized demonstrators, and coordinated in-store promotions and displays. These displays include "Revlon Reports," which highlight seasonal and other fashion and color trends, describe our products that address those trends and can include coupons, rebate offers and other promotional material to encourage consumers to try our products. Other marketing materials designed to introduce our newest products to consumers and encourage trial and purchase in-store include trial-size products and couponing. Additionally, we maintain separate websites, www.revlon.com and www.almay.com devoted to the Revlon and Almay brands, respectively. Each of these websites feature current product and promotional information for the Revlon and Almay brands, respectively, and are updated regularly to stay current with our new product launches and other advertising and promotional campaigns. Content included on our websites does not form part of this prospectus or the registration statement on Form S-4 of which this prospectus forms a part and does not constitute an offer to sell securities.

New Product Development and Research and Development

We believe that we are an industry leader in the development of innovative and technologically-advanced consumer products. Our marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new products, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. Our research and development group comprises departments specialized in the technologies critical to our various product categories, as well as an advanced technology department that promotes inter-departmental, cross-functional research on a wide range of technologies to develop new and innovative products. In connection with the implementation of the stabilization and growth phase of our plan, we have developed and are implementing a new cross-functional product development process intended to optimize our ability to bring to market our new product offerings and to ensure that we have products in key trend categories.

We operate an extensive cosmetics research and development facility in Edison, New Jersey. The scientists at the Edison facility are responsible for all of our new product research worldwide, performing research for new products, ideas, concepts and packaging. The research and development group at the Edison facility also performs extensive safety and quality tests on our products, including toxicology, microbiology and package testing. Additionally, quality control testing is performed at each manufacturing facility.

As of December 31, 2004, we employed approximately 180 people in our research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 2004, 2003 and 2002, we spent approximately $24.0 million, $25.4 million and $23.3 million, respectively, on research and development activities.

Manufacturing and Related Operations and Raw Materials

During 2004, cosmetics and/or personal care products were produced at our facilities in Oxford, North Carolina, Irvington, New Jersey, Venezuela, France, South Africa, China and Mexico and at third-party owned facilities around the world, with the largest third-party manufacturer located in Maesteg, Wales. On September 22, 2004, we exercised our contractual rights to terminate our 2002 supply agreement with COSi, which arrangement we currently believe will terminate in September 2005. We are transitioning such manufacturing primarily to our Oxford, North Carolina facility and distribution and warehousing to a local U.K.-based third party and do not currently expect any disruption in our supply chain. We continually review our manufacturing needs against our manufacturing capacity to identify opportunities to reduce costs and operate more efficiently. We purchase raw materials and components throughout the world. We continuously pursue reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing our large purchasing capacity to maximize cost savings. The global sourcing of raw materials and components from accredited vendors also ensures the quality of the raw materials and components. We believe that alternate sources of raw materials and components exist and do not anticipate any significant shortages of, or difficulty in obtaining, such materials.

Distribution

Our products are sold in more than 100 countries across six continents. Our worldwide sales force had approximately 330 people as of December 31, 2004, including a dedicated sales force for cosmetics, skin care, fragrance and personal care products in the mass-market distribution channel in the U.S. In addition, we utilize sales representatives and independent distributors to serve specialized markets and related distribution channels.

United States and Canada.    Net sales in the U.S. and Canada accounted for approximately 66% of our 2004 net sales, a majority of which were made in the mass-market distribution channel. We also sell a broad range of consumer products to U.S. Government military exchanges and commissaries. We license our trademarks to select manufacturers for products that we believe have the potential to extend our brand names and image. As of December 31, 2004, ten (10) licenses were in effect relating to sixteen (16) product categories to be marketed principally in the mass-market distribution channel. Pursuant to such licenses, we retain strict control over product design and development, product quality, advertising and use of our trademarks. These licensing arrangements offer opportunities for us to generate revenues and cash flow through royalties and renewal fees, some of which have been prepaid.

As part of our strategy to increase consumption of our products at retail, we have enhanced and focused coverage by retail merchandisers who stock and maintain our point-of-sale wall displays intended to ensure that high-selling SKUs are in stock and to ensure the optimal presentation of our products in retail outlets. Additionally, we have upgraded the technology available to our sales force to provide real-time information regarding inventory levels and other relevant information.

International.    Net sales outside the U.S. and Canada accounted for approximately 34% of our 2004 net sales. The ten largest countries in terms of these sales, which for 2004 included South Africa, Australia, U.K., Japan, Hong Kong, Mexico, Brazil, France, Italy and Venezuela, accounted for approximately 26% of our net sales in 2004. We distribute our products through drug stores/chemists, hypermarkets/mass volume retailers and variety stores. We also distribute outside the U.S. through department stores and specialty stores such as perfumeries. At September 30, 2005, we actively sold our products through wholly owned subsidiaries established in 16 countries outside of the U.S. and through a large number of distributors and licensees elsewhere around the world.

Customers

Our principal customers include large mass volume retailers and chain drug stores, including such well-known retailers as Wal-Mart, Target, Kmart, Walgreens, Rite Aid, CVS, Eckerd, Albertsons Drugs and Longs in the U.S., Boots in the United Kingdom, Watsons in the Far East and Wal-Mart internationally. Wal-Mart and its affiliates worldwide accounted for approximately 21.0% of our 2004 consolidated net sales. We expect that Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of our net sales. Although the loss of Wal-Mart or one or more of our other customers that may account for a significant portion of our sales, or any significant decrease in sales to these customers or any significant decrease in retail display space in any of these customers' stores, could have a material adverse effect on our business, financial condition or results of operations, we have no reason to believe that any such loss of customers or decrease in sales will occur.

Competition

The consumer products business is highly competitive. We compete primarily on the basis of: developing quality products with innovative performance features; shades, finishes and packaging; educating consumers on our product benefits; anticipating and responding to changing consumer demands in a timely manner, including the timing of new product introductions and line extensions; offering attractively priced products; maintaining favorable brand recognition; generating competitive margins and inventory turns for our retail customers by providing market-right products and executing effective pricing, incentive and promotion programs; ensuring product availability through effective planning and replenishment collaboration with retailers; providing strong and effective advertising, marketing, promotion and merchandising support; maintaining an effective sales force; and obtaining sufficient retail floor space, optimal in-store positioning and effective presentation of our products at retail. We experienced declines in our market share in the U.S. mass-market in color cosmetics from the end of the first half of 1998 through the first half of 2002, including a decline in our color cosmetics market share from approximately 32% in the second quarter of 1998 to approximately 22% in the second quarter of 2002. From the second half of 2002 through the first nine months of 2005, our U.S. mass-market share stabilized, and we achieved a combined U.S. mass-market share of 22.0% for the nine-month period ended September 30, 2005, compared with a combined U.S. mass-market share of 21.8% for the nine-month period ended September 30, 2004. The Revlon brand registered a U.S. mass-market share of 15.5% for the nine-month period ended September 30, 2005, compared with 15.9% for the nine-month period ended September 30, 2004, while the Almay brand advanced to 6.4% for the nine-month period ended September 30, 2005, compared with 5.8% for the nine-month period ended September 30, 2004. For 2004, the Revlon and Almay brands combined held U.S. mass-market share of 21.4%, with Revlon at 15.7% and Almay at 5.8%, compared with combined U.S. mass-market share of approximately 22.2% for 2003, with Revlon at 16.2% and Almay at 6.0%. We compete in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than us, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than we have. In addition to products sold in the mass-market channel, our products also compete with similar products sold in prestige department store channels, door-to-door, on the internet or through mail-order or telemarketing by representatives of direct sales companies. Our principal competitors include L'Oréal S.A., The Procter & Gamble Company and The Estee Lauder Companies Inc.

Patents, Trademarks and Proprietary Technology

Our major trademarks are registered in the U.S. and in well over 100 other countries, and we consider trademark protection to be very important to our business. Significant trademarks include Revlon, ColorStay, Revlon Age Defying, Skinlights, High Dimension, Frost & Glow, Illuminance, Cutex (outside the U.S.), Mitchum, Eterna 27, Almay, Almay Intense i-Color, Almay Kinetin, Ultima II, Flex, Charlie, Jean Nate, Moon Drops, Super Lustrous and Colorsilk. We regularly renew our important trademark registrations in the ordinary course of business if the applicable trademark remains in use.

We utilize certain proprietary, patent pending or patented technologies in the formulation or manufacture of a number of our products, including ColorStay cosmetics, classic Revlon nail enamel, Skinlights skin brightener, High Dimension hair color, Super Top Speed nail enamel, Revlon Age Defying foundation and cosmetics, New Complexion makeup, Time-Off makeup, Amazing Lasting cosmetics, and Almay One Coat cosmetics. We also protect certain of our packaging and component concepts through design patents. We consider our proprietary technology and patent protection to be important to our business.

We file patent applications on a continuing basis in the ordinary course of business on certain of our new technologies, which are developed on a continuing basis. Patents in the U.S. are effective for up to 20 years and international patents are generally effective for up to 20 years. The patents we currently have in place expire at various times between 2008 and 2022 and we expect to continue to file patent applications on certain of our technologies in the ordinary course of business in the future. Given the continuing nature of our product development and patent application processes, we do not expect that the expiration or termination of any one particular patent or of multiple patents would individually, or in the aggregate, materially adversely affect our business.

Government Regulation

We are subject to regulation by the FTC and the FDA in the United States, as well as various other federal, state, local and foreign regulatory authorities, including the European Commission in the EU. The Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients, such as sunscreens and antiperspirants. Compliance with federal, state, local and foreign laws and regulations pertaining to discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect upon our capital expenditures, earnings or competitive position. State and local regulations in the U.S. and regulations in the EU that are designed to protect consumers or the environment have an increasing influence on our product claims, contents and packaging.

Industry Segments, Foreign and Domestic Operations

We operate in a single segment. Certain geographic, financial and other information about us is set forth in the Audited Consolidated Statements of Operations, Note 18 to the audited consolidated financial statements, the Unaudited Consolidated Statement of Operations and Note 6 to the unaudited consolidated financial statements.

Employees

As of December 31, 2004, we employed approximately 6,300 people. As of December 31, 2004, approximately 150 of such employees in the U.S. were covered by collective bargaining agreements. We believe that our employee relations are satisfactory. Although we have experienced minor work stoppages of limited duration in the past in the ordinary course of business, such work stoppages have not had a material effect on our results of operations or financial condition.

Our Facilities

The following table sets forth as of December 31, 2004 our major manufacturing, research and warehouse/distribution facilities, all of which are owned except where otherwise noted.

Location	Use	Approximate Floor Space (Sq. Ft.)
Oxford, North Carolina	Manufacturing, warehousing, distribution and office (a)	1,012,000
Edison, New Jersey	Research and office (leased)	123,000
Irvington, New Jersey	Manufacturing, warehousing and office (a)	96,000
Mexico City, Mexico	Manufacturing, distribution and office	150,000
Caracas, Venezuela	Manufacturing, distribution and office	145,000
Kempton Park, South Africa	Warehousing, distribution and office (leased) (b)	127,000
Canberra, Australia	Warehousing, distribution and office (leased)	125,000
Isando, South Africa	Manufacturing, warehousing, distribution and office	94,000

(a)	Properties subject to liens under the 2004 credit agreement.

(b)	The Kempton Park, South Africa lease terminated on February 28, 2005 and a new lease was entered into for 120,000 sq. ft. in Isando, South Africa. At December 31, 2004, this new facility was not operational, but it is now operational.

In addition to the facilities described above, we own and lease additional facilities in various areas throughout the world, including the lease for our executive offices in New York, New York (approximately 176,749 square feet, of which approximately 5,900 square feet was sublet to our affiliates as of December 31, 2004). Management considers our facilities to be well-maintained and satisfactory for our operations, and believes that our facilities and third party contractual supplier arrangements provide sufficient capacity for our current and expected production requirements.

Legal Proceedings

We are involved in various routine legal proceedings incident to the ordinary course of our business. We believe that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on our business or our consolidated financial condition.

MANAGEMENT

Directors

The following table sets forth certain information concerning our Directors as of December 31, 2004. Each Director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

Name	Position
Ronald O. Perelman	Chairman of the Board and Director
Jack L. Stahl	President, Chief Executive Officer and Director
Alan S. Bernikow	Director
Donald G. Drapkin	Director
Edward J. Landau	Director
Barry F. Schwartz	Director

The name, age (as of December 31, 2004), principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each of the Directors are set forth below:

Mr. Perelman (61) has been Chairman of the Board of Directors of Products Corporation and of Revlon, Inc. since June 1998 and a Director of Products Corporation and of Revlon, Inc. since their respective formations in 1992. Mr. Perelman has been Chairman of the Board of Managers, Manager and Chief Executive Officer of REV Holdings, which files reports pursuant to the Exchange Act, since December 2002. He was Chief Executive Officer of REV Holdings Inc. (the predecessor of REV Holdings) since 1997 and Chairman of its Board of Directors from 1993 through December 2002. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes and various of its affiliates since 1980. Mr. Perelman served as Chairman of the Board of Directors of Panavision Inc. ("Panavision") until September 2003 and thereafter began service as Co-Chairman. Mr. Perelman is also a Director (or member of the Board of Managers, as applicable) of the following companies which are required to file reports pursuant to the Exchange Act: Allied Security Holdings LLC ("Allied Security"), M&F Worldwide Corp., Panavision and Scientific Games Corporation ("Scientific Games").

Mr. Stahl (51) has been President and Chief Executive Officer of Products Corporation and of Revlon, Inc. since February 2002 and a Director of Products Corporation and of Revlon, Inc. since March 2002. Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company ("Coca-Cola") from February 2000 to March 2001. Prior to that, Mr. Stahl held various senior executive positions at Coca-Cola where he began his career in 1979. Mr. Stahl is also a Director of the Cosmetic, Toiletry, and Fragrance Association, Vice Chairman of the Board of the United Negro College Fund and is a member of the Board of Governors of the Boys & Girls Clubs of America.

Mr. Bernikow (64) has been a Director of Products Corporation and of Revlon, Inc. since September 2003. Prior to his retirement in May 2003, Mr. Bernikow served as the Deputy Chief Executive Officer of Deloitte & Touche LLP ("D&T") since 1998. Prior to that, Mr. Bernikow held various senior executive positions at D&T and various of its predecessor companies, which he joined in 1966. Mr. Bernikow also serves as a Director and as a member of the Audit Committee of Casual Male Retail Group, Inc. and as a Director and as Chairman of the Audit Committee of Mack-Cali Realty Corporation, each of which are required to file reports pursuant to the Exchange Act.

Mr. Drapkin (56) has been a Director of Products Corporation and of Revlon, Inc. since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews & Forbes and various of its affiliates since 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years prior to 1987. Mr. Drapkin is also a Director (or member of the Board of Managers, as applicable) of the following companies which are required to file reports pursuant to the Exchange Act: Allied Security, Anthracite Capital, Inc., Nephros Inc., Playboy Enterprises, Inc. and SIGA Technologies, Inc.

Mr. Landau (74) has been a Director of Products Corporation since June 1992 and a Director of Revlon, Inc. since June 1996. Prior to his retirement in February 2003, Mr. Landau was Of Counsel at the law firm of Wolf, Block, Schorr and Solis-Cohen LLP since February 1998, and was a Senior Partner of Lowenthal, Landau, Fischer & Bring, P.C., a predecessor to such firm, for more than five years prior to that date.

Mr. Schwartz (55) has been a Director of Products Corporation since March 2004. Mr. Schwartz has been Executive Vice President and General Counsel of REV Holdings since December 2002 and a Manager since March 2004 and was Executive Vice President and General Counsel of REV Holdings Inc. from March 1997 through December 2002. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes and various of its affiliates from 1989 to 1993. Mr. Schwartz is also a director of Scientific Games, which is required to file reports pursuant to the Exchange Act.

Executive Officers

The following table sets forth each of the executive officers of Products Corporation as of December 31, 2004, except for Mr. Kretzman who became an executive officer effective in March 2005:

Name	Position
Jack L. Stahl	President and Chief Executive Officer
Thomas E. McGuire	Executive Vice President and Chief Financial Officer
Douglas H. Greeff	Former Executive Vice President—Strategic Finance
Robert K. Kretzman	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

The following sets forth the ages, positions held with Products Corporation and selected biographical information for the executive officers of Products Corporation in each case as of December 31, 2004:

Mr. Stahl (51) has been President and Chief Executive Officer of Products Corporation and of Revlon, Inc. since February 2002 and a Director of Products Corporation and of Revlon, Inc. since March 2002. Mr. Stahl served as President and Chief Operating Officer of Coca-Cola from February 2000 to March 2001. Prior to that, Mr. Stahl held various senior executive positions at Coca-Cola where he began his career in 1979. Mr. Stahl is also a Director of the Cosmetic, Toiletry, and Fragrance Association and Vice Chairman of the Board of the United Negro College Fund and is a member of the Board of Governors of the Boys & Girls Clubs of America.

Mr. McGuire (50) has been Executive Vice President and Chief Financial Officer of Products Corporation and of Revlon, Inc. since August 2003. Mr. McGuire was the Founder and Chief Executive Officer of Human Capital Formation, LLC from August 2001 until August 2003. Mr. McGuire was the Chief Operating Officer of Zyman Marketing Group from July 2000 until May 2001. From March 1982 until June 2000, Mr. McGuire held various professional staff and senior financial executive positions at Coca-Cola.

Mr. Greeff (47) was Executive Vice President—Strategic Finance of Products Corporation and of Revlon, Inc. from August 2003 until February 2005 when he ceased employment with the Company. He also served as Executive Vice President and Chief Financial Officer of Products Corporation and of Revlon, Inc. from May 2000 until August 2003. From September 1998 to May 2000, Mr. Greeff was Managing Director, Fixed Income Global Loans, and Co-head of Leverage Finance at Salomon Smith Barney Inc. From January 1994 until August 1998, he was Managing Director, Global Loans and Head of Leverage and Acquisition Finance at Citibank N.A.

Mr. Kretzman (53) has been Executive Vice President, Chief Legal Officer, General Counsel and Secretary of Products Corporation and of Revlon, Inc. since December 2003. Mr. Kretzman served as Senior Vice President, General Counsel and Secretary of Products Corporation and of Revlon, Inc. from January 2000 until December 2003. Prior to becoming General Counsel, Mr. Kretzman served as Senior Vice President, Deputy General Counsel and Secretary from March 1998 to January 2000, as

Vice President, Deputy General Counsel and Secretary from January 1997 to March 1998, and as Vice President and Secretary from September 1992 to January 1997. Mr. Kretzman joined the Company in 1988 as Senior Counsel responsible for mergers and acquisitions. Mr. Kretzman has also served as the Company's Chief Compliance Officer since January 2000.

Compensation of Directors

Directors who currently are not receiving compensation as officers or employees of Products Corporation or any of our affiliates are paid an annual retainer fee of $25,000, payable in quarterly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof that they attend.

Audit Committee and Audit Committee Financial Expert

The Board of Directors of Revlon, Inc., which owns 100% of our common stock, maintains an Audit Committee in accordance with the applicable SEC rules and the NYSE's listing standards. Revlon, Inc.'s Board of Directors has determined that Revlon, Inc.'s Audit Committee, consisting of Alan S. Bernikow, Paul J. Bohan, Meyer Feldberg and Edward J. Landau, has at least one "audit committee financial expert." Revlon, Inc.'s Board determined that Alan S. Bernikow, the current Chairman of Revlon, Inc.'s Audit Committee who is also a member of the our Board of Directors, based upon his experience, training and education, qualifies as an audit committee financial expert in that he has (a) an understanding of GAAP and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the our financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. For certain biographical data concerning Mr. Bernikow, see "—Directors." Revlon, Inc.'s Board further determined that Mr. Bernikow and the other members of the Audit Committee are independent of management pursuant to applicable SEC rules and NYSE listing standards regarding the independence of board and audit committee members, including the independence principles set forth in the Revlon, Inc. Board Guidelines for Assessing Director Independence, which are posted on Revlon, Inc.'s website at www.revloninc.com. The contents on our website do not form part of the registration statement on Form S-4 of which this prospectus forms a part.

Senior Financial Officer Code of Ethics

We have a written Code of Business Conduct that includes a code of ethics (the "Senior Financial Officer Code of Ethics") that applies to our Chief Executive Officer and senior financial officers (including our Chief Financial Officer, Controller and persons performing similar functions) (collectively, the "Senior Financial Officers"). In addition to the Code of Business Conduct and the Senior Financial Officer Code of Ethics being available on Revlon, Inc.'s website, www.revloninc.com, we will provide a copy of the Senior Financial Officer Code of Ethics, in print, without charge, upon written request to Robert K. Kretzman, Executive Vice President and Chief Legal Officer, Revlon, Inc., 237 Park Avenue, New York, New York, 10017. If we change the Senior Financial Officer Code of Ethics in any material respect or waive any provision of the Senior Financial Officer Code of Ethics for any of our Senior Financial Officers, we expect to provide the public with notice of any such change or waiver by publishing an appropriate description of such event on Revlon, Inc.'s website, www.revloninc.com or by other appropriate means as required or permitted under applicable rules of the SEC. We do not currently expect to make any such waivers.

EXECUTIVE COMPENSATION

The following table sets forth information, as of December 31, 2004, for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive Officer of the Company during 2004 and the four most highly paid executive officers (see footnote (a) below), other than the Chief Executive Officer, who served as executive officers of the Company during 2004 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods.

Summary Compensation Table

	Annual Compensation(a)				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(b)	Securities Underlying Options	All Other Compensation ($)
Jack L. Stahl	2004	1,300,000	455,000	95,677	8,181,000	5,520,000	173,631
President and	2003	1,300,000	—	103,244	—	100,000	173,277
Chief Executive Officer(c)	2002	1,125,000	1,300,000	82,999	3,820,000	400,000	3,966,746

Thomas E. McGuire	2004	500,000	735,000	88,973	590,850	995,000	128,631
Executive Vice President and Chief Financial Officer(d)	2003	182,692	—	18,678	150,500	100,000	25,224

Douglas H. Greeff	2004	889,817	313,980	15,529	—	—	1,009,264
Former Executive	2003	884,833	190,720	13,820	—	—	14,056
Vice President— Strategic Finance(e)	2002	811,365	600,960	16,670	226,800	75,000	8,974

(a)	The amounts shown in Annual Compensation for 2004, 2003 and 2002 reflect salary, bonus and other annual compensation (including, as required to be disclosed in accordance with Item 402 of Regulation S-K promulgated under the Exchange Act, perquisites and other personal benefits valued in excess of $50,000) and amounts reimbursed for payment of taxes awarded to, earned by or paid to the persons listed for services rendered to the Company and its subsidiaries. For the periods reported, the Company had an Executive Bonus Plan in which executives participated (including Messrs. Stahl, McGuire and Greeff) (see "—Employment Agreements and Termination of Employment Arrangements"). The Executive Bonus Plan provided for payment of cash compensation upon the achievement of predetermined business and personal performance objectives during the calendar year that are established by Revlon, Inc.'s Compensation and Stock Plan Committee (the "Compensation Committee"), except that in respect of 2003, as a result of the non-attainment of bonus objectives for that year, the Compensation Committee determined that no bonuses would be payable under the Executive Bonus Plan or any other incentive compensation plan of the Company for that year. In addition, no salary increases were provided in 2004 and the Company's bonus plan target for 2004 was set at 50% of the regular bonus target. For 2004, the Company is reporting the compensation of Messrs. Stahl, McGuire and Greeff, its only executive officers during 2004. In February 2005, Mr. Greeff, the Company's former Executive Vice President—Strategic Finance, ceased employment with the Company.

(b)	See footnotes (c), (d) and (e) below for information concerning the number, value and vesting schedules on restricted stock awards to the Named Executive Officers under the Stock Plan. The options granted to Named Executive Officers during 2004 pursuant to the Stock Plan are discussed below under "—Option Grants in the Last Fiscal Year."

(c)	Mr. Stahl became President and Chief Executive Officer of the Company during February 2002. In March 2005, Mr. Stahl received a bonus of $455,000 in respect of 2004 pursuant to the terms of the Executive Bonus Plan, and based upon the achievement of certain predetermined, objective performance-based bonus criteria that had been established in early 2004 by the Compensation Committee. The amount shown for Mr. Stahl under Other Annual Compensation for 2004 includes $95,677 in respect of gross ups for taxes on imputed income arising out of (x) personal use of a Company-provided automobile, (y) premiums paid or reimbursed by the Company in respect of life insurance and (z) reimbursements for mortgage principal and interest payments pursuant to Mr. Stahl's employment agreement, as amended. In addition, although not required to be disclosed in the Summary Compensation Table above pursuant to Item 402 of Regulation S-K, Mr. Stahl's compensation for 2004 also included (i) $21,188 in respect of use of a Company-provided automobile, (ii) $11,886 in Company-paid contributions under the Company's Executive Medical Plan, and (iii) $8,500 for tax preparation expenses in 2004. The amount shown under All Other Compensation for 2004 reflects (i) $16,513 in respect of life insurance premiums, (ii) $135,968 of additional compensation in respect of interest and principal payments on a mortgage loan which Products Corporation made to Mr. Stahl on May 20, 2002 (prior to the passage of the Sarbanes-Oxley Act of 2002 and its prohibitions on loans to executive officers) to purchase a principal residence in the New York metropolitan area pursuant to his employment agreement (see "—Employment Agreements and Termination of Employment Arrangements"), (iii) $6,150 in respect of matching contributions under the Revlon Employees Savings, Investment and Profit Sharing Plan (a 401(k) savings plan and, as amended and restated from time to time, the "Savings Plan"), and (iv) $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees. On April 14, 2004, Mr. Stahl was awarded a grant of 2,700,000 shares of restricted stock under the Stock Plan. The value of the restricted stock Awards granted to Mr. Stahl on April 14, 2004 as reflected in the table is based on the $3.03 per share closing price of Revlon Class A common stock on the NYSE on the grant date. The value of these restricted stock Awards as of December 31, 2004 was $6,210,000, based on a per share price of $2.30, the closing price of Revlon Class A common stock on the NYSE on December 31, 2004. Provided Mr. Stahl remains continuously employed by the Company, or if he is terminated by the Company without "cause" or if he terminates his employment for "good reason" (as each such term is described in Mr. Stahl's employment agreement, as amended), his 2004 restricted stock Award will vest in one-third increments beginning on April 14, 2005 and thereafter as to an additional one-third on each subsequent anniversary of the grant date. No dividends will be paid on unvested restricted stock granted to Mr. Stahl in 2004.

The amount shown for Mr. Stahl under Other Annual Compensation for 2003 includes $103,244 in respect of gross ups for taxes on imputed income arising out of (i) personal use of a Company-provided automobile, (ii) premiums paid or reimbursed by the Company in respect of life insurance and (iii) reimbursements for mortgage principal and interest payments pursuant to Mr. Stahl's employment agreement, as amended. The amount shown under All Other Compensation for 2003 reflects (i) $16,309 in respect of life insurance premiums, (ii) $135,968 of additional compensation in respect of interest and principal payments on a mortgage loan which Products Corporation made to Mr. Stahl on May 20, 2002 to purchase a principal residence in the New York metropolitan area pursuant to his employment agreement (see "—Employment Agreements and Termination of Employment Arrangements"), (iii) $6,000 in respect of matching contributions under the Savings Plan and (iv) $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees.

Mr. Stahl received a guaranteed bonus of $1,300,000 in respect of 2002 pursuant to the terms of his employment agreement. The amount shown for Mr. Stahl under Other Annual Compensation for 2002 includes $82,999 in respect of gross ups for taxes on imputed income arising out of (i) personal use of a Company-provided automobile, (ii) premiums paid or reimbursed by the Company in respect of life insurance, (iii) reimbursements for mortgage principal and interest payments pursuant to Mr. Stahl's employment agreement and (iv) relocation expenses paid or reimbursed by the Company in 2002. The amount shown under All Other Compensation for 2002 reflects (i) $7,350 in Company-paid relocation expenses, (ii) $13,081 in respect of life insurance premiums, (iii) $79,315 of additional compensation in respect of interest and principal payments on a mortgage loan which Products Corporation made to Mr. Stahl on May 20, 2002 to purchase a principal residence in the New York metropolitan area pursuant to his employment agreement (see "—Employment Agreements and Termination of Employment Arrangements"), (iv) $6,000 in respect of matching contributions under the Savings Plan, (v) $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees and (vi) $3,846,000 for imputed income in connection with receipt of an Award of restricted stock reflected in the Summary Compensation Table as to which he made an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, the Code.

On February 17, 2002 (the "2002 Stahl Grant Date"), Mr. Stahl was awarded a grant of 470,000 shares of restricted stock under the Stock Plan and 530,000 shares of restricted stock under the Revlon, Inc. 2002 Supplemental Stock Plan. The value of the restricted stock Awards granted to Mr. Stahl on the 2002 Stahl Grant Date as reflected in the table is based on the $3.82 per share closing price of Revlon Class A common stock on the NYSE on the 2002 Stahl Grant Date. The value of these restricted stock Awards as of December 31, 2004 was $2,300,000, based on a per share price of $2.30, the closing price of Revlon Class A common stock on the NYSE on December 31, 2004. Provided Mr. Stahl remains continuously employed by the Company, or if he is terminated by the Company without "cause" or if he terminates his employment for "good reason" (as each such term is described in Mr. Stahl's employment agreement, as amended), his 2002 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon Class A common stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $30.00 per share, provided (i) subject to clause (ii) below, no portion of Mr. Stahl's restricted stock Award will vest until the second anniversary of the 2002 Stahl Grant Date, unless such 20-day average closing price has equaled or exceeded $25.00 per share, (ii) all of the shares of restricted stock awarded to Mr. Stahl will vest immediately in the event of a "change in control" as defined in Mr. Stahl's restricted stock agreement and (iii) on the fourth anniversary of the 2002 Stahl Grant Date, restrictions shall lapse as to an additional 250,000 shares of such restricted stock and on the fifth anniversary of the 2002 Stahl Grant Date, restrictions shall lapse as to 500,000 shares of such restricted stock as to which restrictions had not previously lapsed. In accordance with the terms of the grant, on June 18, 2004, restrictions lapsed as to 250,000 shares of Mr. Stahl's restricted stock award. In the event that, prior to the fifth anniversary of the 2002 Stahl Grant Date, and subject to clause (ii) earlier in this paragraph, Mr. Stahl's employment with the Company terminates as a result of Mr. Stahl's "disability" (as such term is defined or described in Mr. Stahl's employment agreement, as amended), restrictions shall lapse with respect to an additional number of shares of restricted stock, if any, such that the aggregate number of shares of restricted stock as to which restrictions shall have lapsed will equal the greater of (i) 250,000 and (ii) the product of (X) 1,000,000 and (Y) a fraction, the numerator of which is the number of full calendar months during which Mr. Stahl was employed after the 2002 Stahl Grant Date (disregarding service prior to March 1, 2002) and the denominator of which is 60. In addition, if Mr. Stahl's employment is terminated by Mr. Stahl for "good reason" or is terminated by the Company other than for "cause" or "disability" (as each such term is defined or described in Mr. Stahl's employment agreement, as amended) during the 120-day period immediately preceding the date of a "change in control" (as defined in Mr. Stahl's restricted stock agreement), then the shares of restricted stock previously forfeited upon such termination of employment will be reinstated and the restrictions relating thereto will lapse and such shares will be deemed fully vested as of the date of the change in control. In the event that cash or any in-kind distributions are made in respect of Revlon's common stock prior to the lapse of the restrictions relating to any of Mr. Stahl's restricted stock granted to Mr. Stahl on the 2002 Stahl Grant Date as to which the restrictions have not lapsed, such dividends will be held by the Company and paid to Mr. Stahl when, and if, the restrictions on such restricted stock lapse.

Mr. Stahl's employment agreement was amended on December 17, 2004 to provide for continued vesting of equity awards previously granted to Mr. Stahl in the event that he is terminated by the Company without "cause" or if Mr. Stahl shall terminate his employment for "good reason" (as each such term is defined or described in Mr. Stahl's employment agreement, as amended). Specifically, as described above, in the event that Mr. Stahl is terminated without "cause" or if he terminates his employment for "good reason," the stock option awards granted to Mr. Stahl by the Company on February 17, 2002, May 19, 2003 and April 14, 2004, and the restricted stock awards granted to Mr. Stahl on February 17, 2002 and April 14, 2004, shall continue to vest in accordance with their terms as if Mr. Stahl's employment had not been terminated and he had remained employed by the Company, and those stock option awards shall remain exercisable until the later of (i) one year after such existing option award becomes 100% fully vested and exercisable or (ii) 18 months following Mr. Stahl's termination of employment, but in no event beyond the original option term of each such award.

(d)	Mr. McGuire became Executive Vice President and Chief Financial Officer of the Company during August 2003. In March 2005, Mr. McGuire received a bonus of $135,000 in respect of 2004 pursuant to the terms of the Executive Bonus Plan, $70,875 of which was based upon the achievement of certain predetermined, objective performance-based bonus criteria that had been established in early 2004 by the Compensation Committee and $64,125 of which was a discretionary bonus approved by the Compensation Committee in recognition of, among other things, Mr. McGuire's significant contributions to the Company's refinancing activities during 2004. In addition, pursuant to the terms of his employment agreement, in January 2005 Mr. McGuire received a $600,000 retention incentive in respect of 2004, intended to assist him towards funding the purchase of a home in the New York metropolitan area (see "—Employment Agreements and Termination of Employment Arrangements"). The amount shown for Mr. McGuire under Other Annual Compensation for 2004 includes $88,973 in respect of gross ups for taxes on imputed income arising out of relocation expenses paid or reimbursed by the Company in 2004. In addition, although not required to be disclosed in the Summary Compensation Table above pursuant to Item 402 of Regulation S-K, Mr. McGuire's compensation for 2004 also included $15,000 in respect of a cash car allowance. The amount shown under All Other Compensation for 2004 reflects (i) $119,835 in Company-paid expenses for temporary corporate housing and travel to and from Atlanta pending his relocation to the New York metropolitan area and (ii) $2,546 in respect of life insurance premiums. On April 14, 2004, Mr. McGuire was awarded a grant of 195,000 shares of restricted stock under the Stock Plan. The value of the restricted stock Awards granted to Mr. McGuire on April 14, 2004 as reflected in the table is based on the $3.03 per share closing price of Revlon Class A common stock on the NYSE on that date. The value of these restricted stock Awards as of December 31, 2004 was $448,500, based on a per share price of $2.30, the closing price of Revlon Class A common stock on the NYSE on December 31, 2004. Provided Mr. McGuire remains continuously employed by the Company, his 2004 restricted stock Award will vest in one-third increments beginning on April 14, 2005 and thereafter as to an additional one-third on each subsequent anniversary of the grant date. No dividends will be paid on the unvested restricted stock granted to Mr. McGuire in 2004.

On August 18, 2003 (the "2003 McGuire Grant Date"), Mr. McGuire was awarded 50,000 shares of restricted stock under the Stock Plan. The value of the restricted stock Awards granted to Mr. McGuire on the 2003 McGuire Grant Date as reflected in the table is based on the $3.01 per share closing price of Revlon Class A common stock on the NYSE on the 2003 McGuire Grant Date. The value of these restricted stock Awards as of December 31, 2004 was $115,000, based on a per share price of $2.30, the closing price of Revlon Class A common stock on the NYSE on December 31, 2004. The amount shown for Mr. McGuire under Other Annual Compensation for 2003 includes $18,678 in respect of gross ups for taxes on imputed income arising out of relocation expenses paid or reimbursed by the Company in 2003. The amount shown under All Other Compensation for 2003 reflects (i) $24,732 in Company-paid relocation expenses and (ii) $492 in respect of premiums under the Company's basic life insurance program. Provided Mr. McGuire remains continuously employed by the Company, his 2003 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon Class A common stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $30.00 per share, provided (i) subject to clause (ii) below, no portion of Mr. McGuire's 2003 restricted stock Award will vest until the second anniversary of the 2003 McGuire Grant Date, (ii) all of the shares of restricted stock awarded to Mr. McGuire in 2003 will vest immediately in the event of a "change in control" (as defined in Mr. McGuire's restricted stock agreement) and (iii) all of the shares of restricted stock granted to Mr. McGuire in 2003 that have not previously vested will fully vest on the third anniversary of the 2003 McGuire Grant Date. No dividends will be paid on the unvested restricted stock granted to Mr. McGuire in 2003.

(e)	Mr. Greeff served as Executive Vice President and Chief Financial Officer of the Company during all of 2002 and until August 2003, when he became Executive Vice President—Strategic Finance of the Company. In February 2005, Mr. Greeff ceased employment with the Company. In March 2005, Mr. Greeff received a bonus of $133,500 in respect of 2004 pursuant to the terms of the Executive Bonus Plan, based upon the achievement of certain predetermined, objective performance-based bonus criteria that had been established in early 2004 by the Compensation Committee. In 2004, Mr. Greeff also received a bonus of $180,480 pursuant to the terms of his employment agreement, as a special bonus in respect of repayment of a loan made by the Company to Mr. Greeff when he joined the Company in 2000, prior to the passage of the Sarbanes-Oxley Act of 2002 and its prohibition on loans to executive officers (the "2000 Loan") (see "—Employment Agreements and Termination of Employment Arrangements"). The amount shown for Mr. Greeff under Other Annual Compensation for 2004 includes $15,529 in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. In addition, although not required to be disclosed in the Summary Compensation Table above pursuant to Item 402 of Regulation S-K, Mr. Greeff's compensation for 2004 also included $21,005 in respect of use of a Company-provided automobile and $11,886 in Company-paid contributions under the Company's Executive Medical Plan in 2004. The amount shown for Mr. Greeff under All Other Compensation for 2004 reflects (i) $3,114 in respect of life insurance premiums, (ii) $6,150 in respect of matching contributions under the Savings Plan and (iii) $1,000,000 paid in March 2005 pursuant to the terms of Mr. Greeff's employment agreement and the Greeff Separation Agreement (as defined below), based upon the completion of objectives relating to the successful completion of the Revlon Exchange Transactions and the refinancing of Products Corporation's 2001 credit agreement with the proceeds of borrowings under Products Corporation's 2004 credit agreement during 2004 (see "—Employment Agreements and Termination of Employment Arrangements").

In 2003, Mr. Greeff received a bonus of $190,720 pursuant to the terms of his employment agreement as a special bonus in respect of repayment of the 2000 Loan (see "—Employment Agreements and Termination of Employment Arrangements"). The amount shown for Mr. Greeff under Other Annual Compensation for 2003 includes $13,820 in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Mr. Greeff under All Other Compensation for 2003 reflects (i) $3,056 in respect of life insurance premiums, (ii) $6,000 in respect of matching contributions under the Savings Plan and (iii) $5,000 in respect of reimbursement of expenses in connection with an amendment of Mr. Greeff's employment agreement. In 2002, Mr. Greeff received a bonus of $600,960, of which $200,960 was paid pursuant to the terms of his employment agreement as a special bonus in respect of repayment of the 2000 Loan (see "—Employment Agreements and Termination of Employment Arrangements") and the balance of $400,000 was a discretionary bonus paid in respect of 2002 pursuant to the Executive Bonus Plan. The amount shown for Mr. Greeff under Other Annual Compensation for 2002 includes $16,670 in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown under All Other Compensation for 2002 reflects (i) $2,974 in respect of life insurance premiums and (ii) $6,000 in respect of matching contributions under the Savings Plan. On September 17, 2002 (the "2002 Greeff Grant Date"), Mr. Greeff was awarded a grant of 60,000 shares of restricted stock under the Stock Plan. The value of the restricted stock Awards granted to Mr. Greeff on the 2002 Greeff Grant Date as reflected in the table is based on the $3.78 per share closing price of Revlon Class A common stock on the NYSE on the 2002 Greeff Grant Date. The value of these restricted stock Awards as of December 31, 2004 was $138,000, based on a per share price of $2.30, the closing price of Revlon Class A common stock on the NYSE on December 31, 2004. As provided in the Greeff Separation Agreement (as defined below), Mr. Greeff's 2002 restricted stock Award will vest as to one-third of the restricted shares on the day after which the 20-day average of the closing price of Revlon Class A common stock on the NYSE equals or exceeds $20.00 per share, an additional one-third of such restricted shares will vest on the day after which such 20-day average closing price equals or exceeds $25.00 per share and the balance will vest on the day after which such 20-day average closing price equals or exceeds $30.00 per share, provided (i) subject to clause (ii) below, no portion of Mr. Greeff's 2002 restricted stock Award will vest until the second anniversary of the 2002 Greeff Grant Date, (ii) all of the shares of restricted stock awarded to Mr. Greeff in 2002 will vest immediately in the event of a "change in control" (as defined in Mr. Greeff's restricted stock agreement) and (iii) all of the shares of restricted stock granted to Mr. Greeff in 2002 which have not previously vested will fully vest on the third anniversary of the 2002 Greeff Grant Date. No dividends will be paid on the unvested restricted stock granted to Mr. Greeff in 2002.

Mr. Greeff received a bonus of $511,200 in respect of 2001, of which $211,200 was paid pursuant to the terms of his employment agreement as a special bonus in respect of repayment of the 2000 Loan (see "—Employment Agreements and Termination of Employment Arrangements") and the balance of $300,000 was paid in respect of 2001 pursuant to the Executive Bonus Plan as a short-term cash bonus in recognition of the Company's successful refinancing of its credit agreement in 2001 (which was subsequently refinanced in July 2004) and issuing Products Corporation's 12% Senior Secured Notes (which were redeemed in full during 2004). $150,000 of Mr. Greeff's bonus in respect of 2001 was paid in 2002 and the remaining $150,000 was paid in 2003.

OPTION GRANTS IN THE LAST FISCAL YEAR

During 2004, the following grants of stock options were made pursuant to the Stock Plan to the Named Executive Officers:

	Individual Grants				Grant Date Value (a)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Jack L. Stahl	5,520,000	22.51%	3.03	4/14/11	11,476,080
Thomas E. McGuire	995,000	4.06%	3.03	4/14/11	2,068,605
Douglas H. Greeff	—	—	—	—	—

The options granted to Messrs. Stahl and McGuire in 2004 under the Stock Plan were awarded on April 14, 2004 and consist of non-qualified options having a term of seven years. The options vested 25% on December 31, 2004, will continue to vest in additional 25% increments on each December 31st thereafter and will become 100% vested on December 31, 2007. The options have an exercise price equal to $3.03, the per share closing price on the NYSE of Revlon Class A common stock on such grant date, as indicated in the table above.

(a)	Grant Date Present Values were calculated using the Black-Scholes option pricing model. The model as applied used April 14, 2004 with respect to options granted to Messrs. Stahl and McGuire on such date. Stock option models require a prediction about the future movement of stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: (i) a risk-free rate of return of 3.95%, which was the rate as of April 14, 2004 for the U.S. Treasury Zero Coupon Bond issue with a remaining term similar to the expected term of the options; (ii) stock price volatility of 68.99% based upon the volatility of the stock price of Revlon Class A common stock; (iii) a constant dividend rate of zero percent; and (iv) that the options normally would be exercised seven years from the grant date. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options. The real value of the options in the table depends upon the actual performance of Revlon Class A common stock during the applicable period and upon when they are exercised.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following chart shows the number of stock options exercised during 2004 and the 2004 year-end value of the stock options held by the Named Executive Officers:

Name	Shares Acquired on Exercise During 2004	Value Realized During 2004	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable at December 31, 2004 (#)	Value of In-The- Money Options at Fiscal Year-End Exercisable/ Unexercisable at December 31, 2004(a) ($)
Jack L. Stahl	—	—	1,405,000/4,615,000	—
Thomas E. McGuire	—	—	273,750/821,250	—
Douglas H. Greeff	—	—	179,167/45,833	—

(a)	Amounts shown represent the difference between the exercise price of the options (exercisable or unexercisable, as the case may be) and the market value of the underlying shares of Revlon Class A common stock at year end, calculated using $2.30, the December 31, 2004 closing price on the NYSE of Revlon Class A common stock. As the closing price of Revlon Class A common stock on December 31, 2004 was less than the exercise price of the stock options referred to in the table above, the options were not in-the-money as of that date and, accordingly, had no value. The actual value, if any, an executive may realize upon exercise of a stock option depends upon the amount by which the market price of shares of Revlon Class A common stock exceeds the exercise price per share when the stock options are exercised.

Employment Agreements and Termination of Employment Arrangements

Each of Messrs. Stahl and McGuire has, and Mr. Greeff had, an executive employment agreement with Products Corporation.

Mr. Stahl's employment agreement, as amended (as so amended, his "employment agreement"), provides that he will serve as President and Chief Executive Officer at a base salary of not less than $1,300,000 per annum, and that he receive a bonus of not less than $1,300,000 in respect of 2002 (which bonus was paid in February 2003) and grants of 1,000,000 shares of restricted stock and 400,000 options upon joining the Company in 2002 (which grants were made on the 2002 Stahl Grant Date). The initial term of Mr. Stahl's employment agreement, as amended, ends on February 16, 2008, provided, however, that at any time on or after February 17, 2005, Products Corporation may terminate Mr. Stahl's employment by 36 months' prior written notice of non-renewal of the agreement.

Mr. Stahl's employment agreement provides for participation in the Executive Bonus Plan and other executive benefit plans on a basis equivalent to other senior executives of the Company generally. Mr. Stahl's employment agreement provides for Company-paid supplemental disability insurance and supplemental term life insurance coverage with a death benefit of $10,000,000 during employment. The employment agreement for Mr. Stahl also provides for protection of Company confidential information and includes a non-compete obligation.

Mr. Stahl's employment agreement provides that in the event of termination of the term by Mr. Stahl for "good reason" (as defined in Mr. Stahl's employment agreement), or by the Company (otherwise than for "cause" or "disability" as each such term is defined or described in Mr. Stahl's employment agreement), Mr. Stahl would be entitled, at his election, to severance pursuant to Products Corporation's Executive Severance Policy (see "—Executive Severance Policy") (other than the six-month limit on lump sum payments provided for in such policy, which six-month limit provision would not apply to Mr. Stahl); or continued payments of base salary, continued participation in the Company's life insurance plan (which life insurance coverage is subject to a limit of two years) and medical plans subject to the terms of such plans, and continued Company-paid supplemental term life insurance, in each case through the date occurring 36 months after the date of notice of non-renewal, or in the case of medical plan participation only, until such earlier date on which Mr.

Stahl were to become covered by like plans of another company. In addition, Mr. Stahl's employment agreement provides that if he remains employed by Products Corporation or its affiliates until age 60, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates, as well as any such plans of Mr. Stahl's past employers or their affiliates (expressed as a straight life annuity), equals $500,000. If Mr. Stahl's employment were to terminate on or after February 28, 2005 and prior to February 28, 2006, then he would receive 24.99% of the supplemental pension benefit otherwise payable pursuant to his employment agreement and thereafter an additional 8.33% would accrue as of each February 28th on which Mr. Stahl is still employed (but in no event more than would have been payable to Mr. Stahl under the foregoing provision had he retired at age 60). Mr. Stahl would not receive any supplemental pension benefit and any amounts then being paid for supplemental pension benefits would immediately cease if he were to materially breach his employment agreement or be terminated by the Company for "cause" (as defined in Mr. Stahl's employment agreement). Mr. Stahl's employment agreement provides for continuation of group life insurance and executive medical insurance coverage in the event of permanent disability.

Mr. Stahl's employment agreement provides that he is entitled to a loan from Products Corporation to satisfy state, local and federal income taxes (including any withholding taxes) incurred by him as a result of his making an election under Section 83(b) of the Code in connection with the 1,000,000 shares of restricted stock which were granted to him by the Company on the 2002 Stahl Grant Date. Mr. Stahl received such loan from Products Corporation in the amount of $1,800,000 in March 2002, prior to the passage of the Sarbanes-Oxley Act of 2002 and its prohibition on loans to executive officers. Interest on such loan is payable at the applicable federal rate required to avoid imputation of income tax liability. The full principal amount of such loan and all accrued interest is due and payable on February 17, 2007 (the fifth anniversary of the 2002 Stahl Grant Date), provided that if Mr. Stahl terminates his employment for "good reason" or the Company terminates him other than for "disability" or "cause" (as each such term is defined or described in Mr. Stahl's employment agreement), the outstanding balance of such loan and all accrued interest would be forgiven. Such loan is secured by a pledge of the 1,000,000 shares of restricted stock which were granted to Mr. Stahl on the 2002 Stahl Grant Date and such loan and pledge are evidenced by a Promissory Note and a Pledge Agreement, each dated March 13, 2002. Mr. Stahl's employment agreement also provides that he is entitled to a mortgage loan to cover the purchase of a principal residence in the New York metropolitan area and/or a Manhattan apartment, in the principal amount of $2,000,000, which loan was advanced by Products Corporation to Mr. Stahl on May 20, 2002, prior to the passage of the Sarbanes-Oxley Act of 2002. The principal of the mortgage loan is repayable on a monthly basis during the period from June 1, 2002 through and including May 1, 2032, with interest at the applicable federal rate, with the unpaid principal and accrued and unpaid interest due in full 90 days after Mr. Stahl's employment with the Company terminates, whichever occurs earlier. Pursuant to his employment agreement, Mr. Stahl is entitled to receive additional compensation payable on a monthly basis equal to the amount repaid by him in respect of interest and principal on the mortgage loan, plus a gross up for any taxes resulting from such additional compensation. If during the term of his employment agreement Mr. Stahl terminates his employment for "good reason," or the Company terminates his employment other than for "disability" or "cause" (as each such term is defined or described in Mr. Stahl's employment agreement), the mortgage loan from the Company would be forgiven in its entirety.

Mr. Stahl's employment agreement was amended on December 17, 2004 to extend the term of his agreement to February 16, 2008 and to provide for continued vesting of equity awards previously granted to Mr. Stahl in the event that he is terminated by the Company without "cause" or if Mr. Stahl terminates his employment for "good reason" (as each such term is defined or described in Mr. Stahl's employment agreement). Specifically, in the event that Mr. Stahl was terminated without "cause" or if he terminated his employment for "good reason," the stock option awards granted to Mr. Stahl by the Company on February 17, 2002, May 19, 2003 and April 14, 2004, and the restricted stock awards granted to Mr. Stahl on February 17, 2002 and April 14, 2004, would continue to vest in accordance with their terms as if Mr. Stahl's employment had not been terminated and he had remained employed by the Company, and those stock option awards shall remain exercisable until the later of (i) one year after such existing option award becomes 100% fully vested and exercisable or (ii) 18 months following Mr. Stahl's termination of employment, but in no event beyond the original option term of each such award; provided, however, that in the event of continued vesting of any option awards or restricted stock awards, as described above, the non-solicitation and non-competition covenants in Mr. Stahl's employment agreement shall remain in effect at least until the date that all existing equity awards are fully vested.

Mr. McGuire's employment agreement with Products Corporation, as amended (as so amended, his "employment agreement"), provides that he will serve as Executive Vice President and Chief Financial Officer at a base salary of not less than $500,000 per annum and that he receive a (i) retention incentive of $600,000 to be paid not later than December 31, 2004 (which payment was made on January 13, 2005) intended to assist him in purchasing a home in the New York metropolitan area, and (ii) grant of (A) 50,000 shares of restricted stock in 2003 (which grant was made on the 2003 McGuire Grant Date), (B) 100,000 options in 2003 (which grant was made on the 2003 McGuire Grant Date), (C) 25,000 options in 2004 (which grant was made on April 14, 2004) and (D) 25,000 options in 2005. The term of Mr. McGuire's employment agreement ends on August 17, 2006. During any period that his employment continues after August 17, 2006, Mr. McGuire would be deemed an employee at will and would be eligible for severance under Products Corporation's Executive Severance Policy (see "—Executive Severance Policy"), provided that the Severance Period for Mr. McGuire shall not be less than 24 months.

Mr. McGuire's employment agreement provides for participation in the Executive Bonus Plan and other executive benefit plans on a basis equivalent to other senior executives of the Company generally. The employment agreement for Mr. McGuire also provides for protection of Company confidential information and includes a non-compete obligation.

Mr. McGuire's employment agreement provides that in the event of termination of the term by Mr. McGuire for material breach by the Company of a material provision of such agreement or failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option or restricted stock grants to be provided under his employment agreement, or by the Company (otherwise than for "cause" as defined in Mr. McGuire's employment agreement or disability), Mr. McGuire would be entitled, at his election, to severance pursuant to the Executive Severance Policy (see "—Executive Severance Policy") (provided that the Severance Period for Mr. McGuire shall not be less than 24 months) or continued payments of base salary through August 17, 2006 and continued participation in the Company's life insurance plan, which life insurance coverage is subject to a limit of two years, and medical plans, subject to the terms of such plans through August 17, 2006 or until Mr. McGuire were covered by like plans of another company.

Mr. McGuire's original employment agreement provided that Mr. McGuire was eligible for certain relocation and retention benefits with the expectation that he would sell his home in Atlanta by August 18, 2004 and complete his relocation to New York by October 18, 2004. Due to the significant time that Mr. McGuire spent on the Company's refinancing activities during 2004, which did not permit Mr. McGuire to pursue his relocation, the employment agreement was amended in December 2004 to allow Mr. McGuire until August 18, 2005 to sell his home in Atlanta, until October 18, 2005 to complete his relocation to the New York metropolitan area and to extend the period that Products Corporation's would provide him with reasonable corporate housing until December 31, 2004.

Mr. Greeff ceased employment with the Company during February 2005 pursuant to the terms of a separation agreement between Products Corporation and Mr. Greeff, dated as of February 18, 2005 (the "Greeff Separation Agreement"). Under the Greeff Separation Agreement, Mr. Greeff will receive severance pay and benefits substantially in accordance with the terms provided in his employment agreement with Products Corporation, as amended (as so amended, his "employment agreement"). Mr. Greeff's employment agreement had provided that he would serve as Executive Vice President—Strategic Finance at a base salary of not less than $650,000 per annum and that he would receive a grant of (i) 50,000 shares of restricted stock in 2001 (which grant was made on June 18,

2001), (ii) 50,000 options in 2001 (which grant was made on March 26, 2001) and (iii) 50,000 options in 2002 (which grant was made on February 15, 2002). Mr. Greeff's employment agreement provided for participation in the Executive Bonus Plan and other executive benefit plans on a basis equivalent to other senior executives of the Company generally and for Company-paid supplemental disability insurance. The employment agreement for Mr. Greeff also provided for protection of Company confidential information and included a non-compete obligation.

Mr. Greeff's employment agreement provided that in the event of termination of the term by Mr. Greeff for breach by the Company of a material provision of such agreement or failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, or by the Company prior to December 31, 2006 (otherwise than for "cause" as defined in Mr. Greeff's employment agreement or disability), Mr. Greeff would be entitled, at his election, to 24 months severance pay pursuant to the Executive Severance Policy (see "—Executive Severance Policy") (other than the six-month limit on lump sum payments provided for in the Executive Severance Policy, which six-month limit provision would not apply to Mr. Greeff) or continued payments of base salary through December 31, 2006 and continued participation in the Company's life insurance plan (which life insurance coverage is subject to a limit of two years) and medical plans, subject to the terms of such plans through December 31, 2006 or until Mr. Greeff were covered by like plans of another company, and continued Company-paid supplemental disability insurance. In addition, Mr. Greeff's employment agreement provided that if he remained employed by Products Corporation or its affiliates until age 62, then upon any subsequent retirement he would have been entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates, as well as any such plans of Mr. Greeff's past employers or their affiliates (expressed as a straight life annuity), equaled $400,000. His employment agreement also provided that if Mr. Greeff's employment were to terminate on or after December 31, 2003 and prior to December 31, 2004, then he would have received 36.36% of the supplemental pension benefit otherwise payable pursuant to his employment agreement and thereafter an additional 9.09% would accrue as of each December 31st on which Mr. Greeff was still employed (but in no event more than would have been payable to Mr. Greeff under the foregoing provision had he retired at age 62). Mr. Greeff would not have received any supplemental pension benefit and would have been required to reimburse the Company for any supplemental pension benefits received if he were to breach the employment agreement or be terminated by the Company for "cause" (as defined in Mr. Greeff's employment agreement). Mr. Greeff's employment agreement provided for continuation of group life insurance and executive medical insurance coverage in the event of permanent disability.

Mr. Greeff's employment agreement provided that he was entitled to the 2000 Loan from Products Corporation, in the amount of $800,000 (which loan he received in 2000, prior to the passage of the Sarbanes-Oxley Act of 2002 and its prohibition on loans to executive officers), with the principal to be payable in five equal installments of $160,000, plus interest at the applicable federal rate, on each of May 9, 2001, May 9, 2002, May 9, 2003, May 9, 2004 (which installments were each repaid) and May 9, 2005, provided that the total principal amount of such loan and any accrued but unpaid interest at the applicable federal rate (the "Loan Payment") was due and payable upon the earlier of the January 15th immediately following the termination of Mr. Greeff's employment for any reason, or May 9, 2005. In addition, Mr. Greeff's employment agreement provided that he was entitled to a special bonus, payable on each May 9th (which special bonus was paid on May 9, 2001, May 9, 2002, May 9, 2003 and May 9, 2004) and ending with May 9, 2005, equal to the sum of the Loan Payment with respect to such year, provided that he remained employed on each such May 9th, and provided further that in the event that Mr. Greeff terminated his employment for "good reason" or was terminated for a reason other than "cause" (as such terms are defined in Mr. Greeff's employment agreement), he would be entitled to a special bonus in the amount of $800,000 minus the sum of any special bonuses paid through the date of such termination plus accrued but unpaid interest at the applicable federal rate. Pursuant to the Greeff Separation Agreement, Mr. Greeff made the scheduled Loan Payment during May 2005 and received a special bonus in an equivalent amount during May 2005. Notwithstanding the above, the employment agreement provided that if Mr. Greeff was to terminate his employment other than for "good reason" or the Company were to terminate his employment for "cause" (as such terms are defined in Mr. Greeff's employment agreement), or if he breached certain post-employment covenants, any bonus described above would be forfeited or repaid by Mr. Greeff, as the case may be. Mr. Greeff's employment agreement also provided that he was eligible to receive a payment of not less than $1.0 million, subject to approval by the Compensation Committee, upon the completion of objectives relating to the Company's long-term financings, provided that Mr. Greeff remained employed at such time. Pursuant to the terms of his separation agreement and his employment agreement, in March 2005 Mr. Greeff received a payment of $1.0 million in respect of 2004 in recognition of the successful completion of the Revlon Exchange Transactions and the refinancing of Products Corporation's 2001 credit agreement with the 2004 credit agreement during 2004.

The Greeff Separation Agreement provides that he will receive all of the compensation and benefits provided for in his employment agreement, including salary continuation payments through December 31, 2006, which, unless in its reasonably exercised discretion the Company decides otherwise, will be reduced on account of any compensation earned by Mr. Greeff from employment or consulting services. In addition, pursuant to the terms of his employment agreement and in accordance with the terms of the Company's Executive Bonus Plan, the Greeff Separation Agreement provides that Mr. Greeff is entitled to a bonus in respect of 2004 under the Executive Bonus Plan, based upon the extent, if any, of achievement of objective performance-based criteria established by the Compensation Committee during 2004. Such a bonus, in the amount of $133,500, was paid to Mr. Greeff in March 2005. In accordance with the terms of his employment agreement, Mr. Greeff will also be entitled to continue his existing medical/dental benefits, disability and life insurance until the end of the severance period or December 31, 2006 or, in the case of medical/dental benefits, until such earlier date he becomes eligible for coverage under like plans of another employer.

The Greeff Separation Agreement further provides, pursuant to the terms of Mr. Greeff's employment agreement, that each of Mr. Greeff's existing stock option grants will continue to vest in accordance with their respective terms and remain exercisable for one year following the later of the date each such grant becomes fully vested and exercisable or the date Mr. Greeff ceased to be employed by the Company. Pursuant to the Greeff Separation Agreement, Mr. Greeff received an award of options to acquire 240,000 shares of Revlon Class A common stock, which options have a term of 7 years and vest in 25% increments per year, with the grant continuing to remain exercisable for one year following the date such grant becomes fully vested, which grant was made upon the recommendation of the Company and the approval of the Compensation Committee in February 2005. Also under the Greeff Separation Agreement, the 60,000 shares of restricted stock awarded to Mr. Greeff on the 2002 Greeff Grant Date, which were due to vest on September 17, 2005 had Mr. Greeff remained employed by the Company, will continue to vest in accordance with their terms.

Executive Severance Policy

Products Corporation's Executive Severance Policy provides that upon termination of employment of eligible executive employees, including Messrs. Stahl, McGuire and Greeff, other than voluntary resignation or termination by Products Corporation for good reason, in consideration for the executive's execution of a release and confidentiality agreement and the Company's standard employee non-competition agreement, the eligible executive may be entitled to receive, in lieu of severance under any employment agreement then in effect or under Products Corporation's basic severance plan, a number of months of severance pay in bi-weekly installments based upon such executive's grade level and years of service, reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive, as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period, generally capped at six months pay and subject to any restrictions under the Code). Pursuant to the Executive

Severance Policy, upon meeting the conditions set forth in such policy, as of December 31, 2004, Messrs. Stahl and McGuire could be entitled to severance pay of up to 21 and 19 months of base salary, respectively, at the base salary rate in effect on the date of employment termination, plus continued participation in the medical and dental plans for the same respective periods on the same terms as active employees, provided that under Mr. McGuire's employment agreement the severance period is at least 24 months and under Mr. Stahl's agreement he is entitled to 36 months' severance. The terms of Mr. Greeff's severance arrangements are governed by the Greeff Separation Agreement.

Defined Benefit Plans

In accordance with the terms of the Revlon Employees' Retirement Plan (the "Retirement Plan"), the following table shows the estimated annual retirement benefits payable (as of December 31, 2004) under the non-cash balance program of the Retirement Plan (the "Non-Cash Balance Program") at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social Security offset, including amounts attributable to the Revlon Pension Equalization Plan, as amended (the "Pension Equalization Plan"), as described below.

Highest Consecutive Five-Year Average Compensation During Final 10 Years ($)	Estimated Annual Straight Life Annuity Benefits At Retirement With Indicated Years Of Credited Service ($) (a)
	15	20	25	30	35
600,000	150,525	200,700	250,875	301,050	301,050
700,000	176,525	235,367	294,208	353,050	353,050
800,000	202,525	270,033	337,542	405,050	405,050
900,000	228,525	304,700	380,875	457,050	457,050
1,000,000	254,525	339,367	424,208	500,000	500,000
1,100,000	280,525	374,033	467,542	500,000	500,000
1,200,000	306,525	408,700	500,000	500,000	500,000
1,300,000	332,525	443,367	500,000	500,000	500,000
1,400,000	358,525	478,033	500,000	500,000	500,000
1,500,000	384,525	500,000	500,000	500,000	500,000
2,000,000	500,000	500,000	500,000	500,000	500,000
2,500,000	500,000	500,000	500,000	500,000	500,000

(a)	The normal form of benefit for the Retirement Plan and the Pension Equalization Plan is a straight life annuity.

The Retirement Plan is intended to be a tax qualified defined benefit plan. Non-Cash Balance Program benefits are a function of service and final average compensation. The Non-Cash Balance Program is designed to provide an employee having 30 years of credited service with an annuity generally equal to 52% of final average compensation, less 50% of estimated individual Social Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary) during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service includes all periods of employment with the Company or a subsidiary prior to retirement or earlier termination. Messrs. Stahl and McGuire do not participate in the Non-Cash Balance Program.

Effective January 1, 2001, Products Corporation amended the Retirement Plan to provide for a cash balance program under the Retirement Plan (the "Cash Balance Program"). Under the Cash Balance Program, eligible employees will receive quarterly credits to an individual cash balance bookkeeping account equal to 5% of their compensation for the previous quarter. Interest credits, which commenced June 30, 2001, are allocated quarterly (based on the yield of the 30-year Treasury bond for November of the preceding calendar year). Employees who as of January 1, 2001 were at least age 45, had 10 or more years of service with the Company and whose age and years of service totaled at least 60 were "grandfathered" and continue to participate in the Non-Cash Balance Program under the same retirement formula described in the preceding paragraph. All other eligible employees had their benefits earned (if any) under the Non-Cash Balance Program "frozen" on December 31, 2000 and began to participate in the Cash Balance Program on January 1, 2001. The "frozen" benefits will be payable at normal retirement age and will be reduced if the employee elects early retirement. Any employee who, as of January 1, 2001 was at least age 40 but not part of the "grandfathered" group will, in addition to the "basic" 5% quarterly pay credits, receive quarterly "transition" pay credits of 3% of compensation each year for up to 10 years or until he/she leaves employment with the Company, whichever is earlier. Messrs. Stahl and McGuire participate in the Cash Balance Program. As they were not employed by the Company on January 1, 2001 (the date on which a "transition" employee was determined), Messrs. Stahl and McGuire are eligible to receive only basic pay credits. The estimated annual benefits payable under the Cash Balance Program as a single life annuity (assuming Messrs. Stahl and McGuire remain employed by the Company until age 65 at their current level of compensation) is $191,800 for Mr. Stahl and $70,600 for Mr. McGuire. Mr. Stahl's total retirement benefits will be determined in accordance with his employment agreement, which provides for a guaranteed retirement benefit provided that certain conditions are met.

The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Code limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The Pension Equalization Plan, as amended, is a non-qualified benefit arrangement designed to provide for the payment by the Company of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the Retirement Plan (including the Non-Cash Balance Program and the Cash Balance Program) but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her non-competition agreement and on the participant not competing with Products Corporation for one year after termination of employment.

The number of full years of service under the Retirement Plan and the Pension Equalization Plan as of January 1, 2005 for Mr. Stahl was two years and for Mr. McGuire was one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Revlon, Inc. beneficially owns all of the 5,260 outstanding shares of our common stock, par value $1.00 per share. As of September 30, 2005, MacAndrews & Forbes Holdings, which is wholly owned by Ronald O. Perelman, who is Chairman of the Board of Directors of Revlon, Inc. and Products Corporation, owned (i) 190,160,641 shares of Revlon Class A common stock (20,819,333 of which are owned by REV Holdings and 169,341,308 of which are beneficially owned by MacAndrews & Forbes (including 32,599,374 million shares of Revlon Class A common stock beneficially owned by a family member with respect to which MacAndrews & Forbes holds a voting proxy)) and (ii) all of the outstanding 31,250,000 shares of Revlon Class B common stock. As of September 30, 2005, Mr. Perelman also beneficially owned 1,525,000 shares of Revlon Class A common stock that may be acquired under vested options. Based on the shares referenced in clauses (i) and (ii) above, and including Mr. Perelman's vested stock options, Mr. Perelman through MacAndrews & Forbes, at September 30, 2005, beneficially owned approximately 60% of Revlon, Inc.'s outstanding shares of Revlon's common stock and had approximately 77% of the combined voting power of the outstanding shares of Revlon's common stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of Revlon, Inc. and control the vote on all matters submitted to a vote of Revlon, Inc.'s stockholders. In turn, Revlon, Inc. is able to control the election of our entire Board of Directors.

Shares of Revlon Class A common stock and shares of intermediate holding companies between Products Corporation and MacAndrews & Forbes Holdings are, and may from time to time be, pledged to secure obligations of MacAndrews & Forbes Holdings or its affiliates. A default under these obligations could cause foreclosure with respect to such pledged shares.

In addition to Mr. Perelman, certain of our directors and executive officers beneficially own shares of Revlon Class A common stock. The following table sets forth, as of September 30, 2005 (except as described below), the number of shares of Revlon Class A common stock beneficially owned, and the percent so owned, by (i) each of our directors, (ii) the Chief Executive Officer during 2004 and each of the other Named Executive Officers during 2004 and (iii) all of our directors and Named Executive Officers during 2004 as a group. The number of shares owned are those beneficially owned, as determined under the applicable rules of the SEC for the purposes of this prospectus, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Percentage of Class*
Ronald O. Perelman	191,685,641 (Class A) 31,250,000 (Class B)(1)	59.74% (Class A and Class B combined) 56.06% (Class A) 100.00% (Class B)
Alan S. Bernikow	9,265 (Class A)(2)	**
Donald G. Drapkin	—	**
Douglas H. Greeff	379,027* (Class A)(3)	**
Edward J. Landau	24,399 (Class A)(4)	**
Thomas E. McGuire	363,750 (Class A) (5)	**
Barry F. Schwartz	9,380 (Class A)	**
Jack L. Stahl	2,794,416 (Class A)(6)	**
All Directors and Named Executive Officers as a Group (8 Persons)	195,265,878 (Class A) 31,250,000 (Class B)(7)	60.38% (Class A and B combined) 56.78% (Class A) 100.0% (Class B)

*	Amounts set forth in this table are calculated based on beneficial ownership as of September 30, 2005, with the exception of information as to Mr. Greeff's beneficial ownership, which is as of December 31, 2004. Mr. Greeff ceased employment with the company in February 2005.

**	Less than one percent.

(1)	As described above, Mr. Perelman beneficially owns, directly and indirectly, through MacAndrews & Forbes, 191,685,641 shares of Revlon Class A common stock (including 32,599,374 shares of Revlon Class A common stock beneficially owned by a family member, with respect to which shares MacAndrews & Forbes holds a voting proxy, 170,000 shares that represent restricted shares which have vested and 1,525,000 shares that may be acquired under vested options). Mr. Perelman, through MacAndrews & Forbes, also beneficially owns all of the outstanding 31,250,000 shares of Revlon Class B common stock, each of which is convertible into one share of Revlon Class A common stock, which, together with the Revlon Class A common stock referenced above represent approximately 60% of the outstanding shares of Revlon, Inc.'s common stock. Mr. Perelman holds vested options to acquire 1,525,000 shares of Revlon Class A common stock, comprised of options to acquire 300,000 shares of Revlon Class A common stock, which options vested on February 12, 1999, options to acquire 300,000 shares of Revlon Class A common stock, which options vested on April 4, 2002, options to acquire 56,250 shares of Revlon Class A common stock, which options vested on June 18, 2002, options to acquire 300,000 shares of Revlon Class A common stock, which options vested on April 27, 2003, options to acquire 56,250 shares of Revlon Class A common stock, which options vested on June 18, 2003, options to acquire 33,334 shares of Revlon Class A common stock, which options vested on September 17, 2003, options to acquire 56,250 shares of Revlon Class A common stock, which options vested on June 18, 2004, options to acquire 33,333 shares of Revlon Class A common stock, which options vested on September 17, 2004, options to acquire 300,000 shares of Revlon Class A common stock, which options vested on March 30, 2005, options to acquire 56,250 shares of Revlon Class A common stock, which options vested on June 18, 2005, and options to acquire 33,333 shares of Revlon Class A common stock, which options vested on September 17, 2005.

(2)	Includes 1,875 shares that Mr. Bernikow may acquire under options which vested on October 29, 2004, 5,515 shares that Mr. Bernikow may acquire under options which vested on December 31, 2004 and 1,875 shares that Mr. Bernikow may acquire under options which will vest on October 29, 2005.

(3)	Mr. Greeff ceased employment with the company in February 2005. As previously disclosed, as of December 31, 2004, Mr. Greeff's beneficial ownership included 187,360 shares held directly by Mr. Greeff (including 50,000 shares that represent restricted shares which vested during 2004), 25,000 shares which Mr. Greeff could acquire under options which vested on May 22, 2001, 12,500 shares which Mr. Greeff could acquire under options which vested on March 26, 2002, 25,000 shares which Mr. Greeff could acquire under options which vested on May 22, 2002, 12,500 shares which Mr. Greeff could acquire under options which vested on February 15, 2003, 12,500 shares which Mr. Greeff could acquire under options which vested on March 26, 2003, 25,000 shares which Mr. Greeff could acquire under options which vested on May 22, 2003, 8,334 shares which Mr. Greeff could acquire under options which vested on September 17, 2003, 12,500 shares which Mr. Greeff could acquire under options which vested on February 15, 2004, 12,500 shares which Mr. Greeff could acquire under options which vested on March 26, 2004, 25,000 shares which Mr. Greeff could acquire under options which vested on May 22, 2004, 8,333 shares which Mr. Greeff could acquire under options which vested on September 17, 2004 and 12,500 shares which Mr. Greeff could acquire under options which vested on February 15, 2005.

(4)	Includes 134 shares held directly by Mr. Landau, 24,265 shares which Mr. Landau may acquire under options which vested in installments of 1,875 shares on each of May 22, 2001, May 22, 2002, July 13, 2002, May 22, 2003, July 13, 2003, December 17, 2003, May 22, 2004, July 13, 2004, December 17, 2004 and July 13, 2005 and 5,515 shares that Mr. Landau may acquire under options which vested on December 31, 2004.

(5)	Includes 65,000 restricted shares which vested during 2005, 25,000 shares that Mr. McGuire may acquire under options which vested on August 18, 2004, 248,750 shares that Mr. McGuire may acquire under options which vested on December 31, 2004, and 25,000 shares that Mr. McGuire may acquire under options which vested on August 18, 2005.

(6)	Includes 1,351,015 shares held directly by Mr. Stahl (including 250,000 shares that represent restricted shares which vested during 2004 and 900,000 shares that represent restricted shares which vested during 2005), 13,401 shares held by his wife, as to which Mr. Stahl disclaims beneficial ownership. 25,000 shares that Mr. Stahl may acquire under options which vested on May 19, 2004, 1,380,000 shares that Mr. Stahl may acquire under options which vested on December 31, 2004 and 25,000 shares that Mr. Stahl may acquire under options which vested on May 19, 2005.

(7)	Includes shares beneficially owned as of September 30, 2005 by Messrs. Perelman, Bernikow, Drapkin, Landau and Schwartz (who were directors as of September 30, 2005) and the Named Executive Officers during 2004 (including Messrs. Stahl and McGuire and Mr. Greeff). As noted above, information as to Mr. Greeff's beneficial ownership is as of December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes certain relationships and related party transactions of Products Corporation as of December 31, 2004.

Transfer Agreements

In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Revlon Holdings LLC (a Delaware limited liability company and formerly a Delaware corporation known as Revlon Holdings Inc. ("Revlon Holdings") and which is an affiliate and an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings) and certain of its wholly owned subsidiaries, and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Revlon Holdings, and pursuant to such agreements, on June 24, 1992 Revlon Holdings transferred assets to Products Corporation and Products Corporation assumed all of the liabilities of Revlon Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to Revlon, Inc.'s business, and that historically had not been profitable, and certain other assets and liabilities were retained by Revlon Holdings. Revlon Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Revlon Holdings against losses arising from the liabilities assumed by Products Corporation. The amount reimbursed by Revlon Holdings to Products Corporation for the Excluded Liabilities for 2004 was $0.2 million.

Reimbursement Agreements

Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews & Forbes Inc. is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance, legal and accounting services and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews & Forbes Inc. (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews & Forbes Inc. (and its affiliates) to the extent requested by MacAndrews & Forbes Inc., provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes Inc. or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews & Forbes Inc. for the allocable costs of the services purchased for or provided to Products Corporation and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews & Forbes Inc. (or such affiliates) reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews &

Forbes Inc. (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews & Forbes Inc., on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. Products Corporation does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Products Corporation as could be obtained from unaffiliated third parties. Revlon, Inc. and Products Corporation participate in MacAndrews & Forbes' directors and officers liability insurance program, which covers Revlon, Inc. and Products Corporation, as well as MacAndrews & Forbes. The limits of coverage are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. Revlon, Inc. and Products Corporation reimburse MacAndrews & Forbes for their allocable portion of the premiums for such coverage, which the Company believes is more favorable than the premiums Products Corporation would pay were it to secure stand-alone coverage. The amounts paid by Revlon, Inc. and Products Corporation to MacAndrews & Forbes for premiums is included in the amounts paid under the Reimbursement Agreements. The net amount payable by Products Corporation to MacAndrews & Forbes Inc. for the services provided under the Reimbursement Agreements for 2004 was $1.0 million.

Tax Sharing Agreements

As a result of the closing of the Revlon Exchange Transactions (see "—Debt Reduction Transactions and Related Agreements—Debt Reduction Transactions"), as of the end of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for federal income tax purposes. The MacAndrews & Forbes Tax Sharing Agreement will remain in effect solely for taxable periods beginning on or after January 1, 1992, through and including March 25, 2004. In these taxable periods, Revlon, Inc. and Products Corporation were included in the MacAndrews & Forbes Group, and Revlon, Inc.'s and Products Corporation's federal taxable income and loss were included in such group's consolidated tax return filed by MacAndrews & Forbes Holdings. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Holdings or its subsidiaries. In June 1992, Revlon Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Holdings entered into a tax sharing agreement (as subsequently amended and restated, the "MacAndrews & Forbes Tax Sharing Agreement"), pursuant to which MacAndrews & Forbes Holdings agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the MacAndrews & Forbes Group (other than in respect of Revlon, Inc. and Products Corporation) for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of such group. Pursuant to the MacAndrews & Forbes Tax Sharing Agreement, for all such taxable periods, Products Corporation was required to pay to Revlon, Inc., which in turn was required to pay to Revlon Holdings, amounts equal to the taxes that Products Corporation would otherwise have had to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which was attributable to Products Corporation), except that Products Corporation was not entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments were required by Products Corporation or Revlon, Inc. if and to the extent Products Corporation was prohibited under the terms of its 2004 credit agreement from making tax sharing payments to Revlon, Inc. The 2004 credit agreement prohibits Products Corporation from making such tax sharing payments under the MacAndrews & Forbes Tax Sharing Agreement other than in respect of state and local income taxes. The MacAndrews & Forbes Tax Sharing Agreement was amended, effective as of January 1, 2001, to eliminate a contingent payment to Revlon, Inc. under certain circumstances in return for a $10 million note with interest at 12% and interest and principal payable by MacAndrews & Forbes Holdings on December 31, 2005. As a result of tax net operating losses and prohibitions under the 2004 credit agreement, there were no federal tax payments or payments in lieu of taxes pursuant to the MacAndrews & Forbes Tax Sharing Agreement in respect of 2004.

Following the closing of the Revlon Exchange Transactions, as of the end of March 25, 2004, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation's federal taxable income and loss will be included in such group's consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into a new tax sharing agreement (the "Revlon Tax Sharing Agreement") pursuant to which Products Corporation will be required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities. The 2004 credit agreement does not prohibit payments from Products Corporation to Revlon, Inc. to the extent required under the Revlon Tax Sharing Agreement. As a result of tax net operating losses, we expect that there will be no federal tax payments or payments in lieu of taxes by Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2004 or 2005.

2003 and 2004 MacAndrews & Forbes Loans

In February 2003, MacAndrews & Forbes Holdings made available the MacAndrews & Forbes $100 million term loan to Products Corporation. In connection with the Revlon Exchange Transactions, MacAndrews & Forbes exchanged approximately $109.7 million of principal and accrued and capitalized interest outstanding under such loan (constituting all amounts outstanding thereunder) for 43,860,730 shares of Revlon Class A common stock, upon which the loan was fully retired. (See "—Debt Reduction Transactions and Related Agreements—Certain Agreements Relating to the Debt Reduction Transactions—MacAndrews Support Agreement.")

MacAndrews & Forbes Holdings also provided Products Corporation in February 2003 with the MacAndrews & Forbes $65 million line of credit. As of the closing date of the Revlon Exchange Transactions, nil was outstanding under the MacAndrews & Forbes $65 million line of credit. (see "—Debt Reduction Transactions and Related Agreements—Certain Agreements Relating to the Debt Reduction Transactions—MacAndrews Support Agreement"). As described below, the MacAndrews & Forbes $65 million line of credit and the remaining availability under the 2004 MacAndrews & Forbes $125 million term loan (described below) were consolidated into the single 2004 Consolidated MacAndrews & Forbes Line of Credit effective as of August 10, 2004.

In December 2003, Revlon, Inc.'s Board of Directors approved two loans to Products Corporation from MacAndrews & Forbes Holdings, the 2004 MacAndrews & Forbes Loan, to provide up to $100 million if needed, to enable the Company to continue to implement and refine its strategic plan, and the $25 million MacAndrews & Forbes Loan to provide an additional $25 million to be used for general corporate purposes. The 2004 MacAndrews & Forbes Loan and $25 million MacAndrews & Forbes Loan were consolidated into the 2004 MacAndrews & Forbes $125 million term loan. In connection with the Revlon Exchange Transactions, MacAndrews & Forbes exchanged approximately $38.9 million of principal and capitalized interest outstanding under the 2004 MacAndrews & Forbes $125 million term loan (constituting all amounts outstanding thereunder as of such date) for 15,579,882 shares of Revlon Class A common stock (see "—Debt Reduction Transactions and Related Agreements—Certain Agreements Relating to the Debt Reduction Transactions— MacAndrews Support Agreement"). As described below, the MacAndrews & Forbes $65 million line of credit and the remaining availability under the 2004 MacAndrews & Forbes $125 million term loan were consolidated into the single 2004 Consolidated MacAndrews & Forbes Line of Credit effective as of August 10, 2004.

On July 9, 2004, we and MacAndrews & Forbes Inc. entered into an agreement, which effective as of August 10, 2004 amended, restated and consolidated the facilities for the MacAndrews & Forbes $65 million line of credit and the 2004 MacAndrews & Forbes $125 million term loan (as to which after the Revlon Exchange Transactions the total term loan availability was $87.0 million) into a single consolidated line of credit, the 2004 Consolidated MacAndrews & Forbes Line of Credit, which was further amended on August 4, 2005. As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit had availability of $87.0 million. The commitment under the 2004 Consolidated MacAndrews & Forbes Line of Credit reduced to $87.0 million from $152.0 million as of July 1, 2005 and, after giving effect to the August 4, 2005 amendment to the 2004 Consolidated MacAndrews & Forbes Line of Credit, terminates on the earlier of the date that Revlon, Inc. consummates its planned $185.0 million equity issuance or March 31, 2006 (provided that in no case will such line of credit terminate prior to its previous expiration date of December 1, 2005). The 2004 Consolidated MacAndrews & Forbes Line of Credit was also amended to provide that such line of credit is available to us to assist us in funding the brand initiatives, as described below. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Financing Activities" and "Summary—The August 2005 Transactions."

Loans are available under the 2004 Consolidated MacAndrews & Forbes Line of Credit if (i) the Multi-Currency Facility under the 2004 credit agreement has been substantially drawn (after taking into account anticipated needs for Local Loans (as defined in our 2004 credit agreement) and letters of credit), (ii) such borrowing is necessary to cause the excess borrowing base under the Multi-Currency Facility to remain greater than $30.0 million, (iii) additional revolving loans are not available under the Multi-Currency Facility, (iv) such borrowing is reasonably necessary to prevent or to cure a default or event of default under the 2004 credit agreement or (v) we request such loan to assist us in funding our investments in our brand initiatives.

Loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit bear interest (which is not payable in cash but is capitalized quarterly in arrears) at a rate per annum equal to the lesser of (a) 12.0% and (b) 0.25% less than the rate payable from time to time on Eurodollar loans under the Term Loan Facility under the 2004 credit agreement, which on November 1, 2005 was 9.86%, provided that at any time that the Eurodollar Base Rate under the 2004 credit agreement is equal to or greater than 3.0%, the applicable rate on loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit will be equal to the lesser of (x) 12.0% and (y) 5.25% over the Eurodollar Base Rate then in effect. As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit was undrawn. In connection with the 2004 Consolidated MacAndrews & Forbes Line of Credit, on July 15, 2004, Revlon, Inc., Fidelity and MacAndrews & Forbes agreed to eliminate the Borrowing Limitation.

Debt Reduction Transactions and Related Agreements

Debt Reduction Transactions

On February 11, 2004, Revlon, Inc.'s Board of Directors approved, and on March 25, 2004 Revlon, Inc. consummated the Revlon Exchange Transactions, which were a series of transactions to reduce debt and strengthen the Company's balance sheet and capital structure, comprised of the Revlon Exchange Offers, Loan Conversion Transactions and Preferred Stock Transactions (each as defined below). Substantially all of the terms of the Revlon Exchange Transactions, including the exchange rates for the Revlon Exchange Offers, the Loan Conversion Transactions and the exchange of Revlon, Inc.'s Series A preferred stock, par value $0.01 per share (the "Revlon Series A Preferred Stock"), in the Preferred Stock Transactions, were privately negotiated and agreed to with Fidelity. Such negotiations also encompassed the terms of MacAndrews & Forbes' participation and back-stop obligations (as described below). The Revlon Exchange Transactions included:

•	The Revlon Exchange Offers — Offers to exchange (the "Revlon Exchange Offers")—for Products Corporation's outstanding 8 1/8% Senior Notes and 9% Senior Notes, shares of Revlon Class A common stock at an exchange ratio of 400 shares of Revlon Class A common stock or, at the option of the tendering holder, cash (subject to certain limitations and proration) in an amount equal to $830 with respect to the 8 1/8% Senior Notes and $800 with respect to the 9% Senior Notes, for each $1,000 principal amount of 8 1/8% Senior Notes and 9% Senior Notes tendered for exchange; and, for Products Corporation's outstanding 8 5/8% Senior Subordinated Notes, (together with the 8 1/8% Senior Notes and the 9% Senior Notes, the "Revlon Exchange Notes") shares of Revlon Class A common stock at an exchange ratio of 300 shares of Revlon

Class A common stock or, at the option of the tendering holder, cash (subject to certain limitations and proration) in an amount equal to $620 for each $1,000 principal amount of 8 5/8% Senior Subordinated Notes tendered for exchange (in each case, with any accrued and unpaid interest on the Revlon Exchange Notes exchangeable for, at the option of the holder thereof, cash or shares of Revlon Class A common stock at an exchange ratio of 400 shares of Revlon Class A common stock for each $1,000 of accrued interest).

•	The Loan Conversion Transactions — The exchange of Revlon Class A common stock for outstanding amounts (including principal and interest) owing to MacAndrews & Forbes, as of the closing date of the Revlon Exchange Transactions, under the MacAndrews & Forbes $100 million term loan, the MacAndrews & Forbes $65 million line of credit, the 2004 MacAndrews & Forbes $125 million term loan and approximately $24 million of certain subordinated promissory notes payable to Revlon Holdings (the "MacAndrews Advance" and, collectively with the MacAndrews & Forbes $100 million term loan, the MacAndrews & Forbes $65 million line of credit and the 2004 MacAndrews & Forbes $125 million term loan, the "Conversion Loans") at an exchange ratio of 400 shares of Revlon Class A common stock for each $1,000 of indebtedness outstanding under the MacAndrews & Forbes $100 million term loan, MacAndrews & Forbes $65 million line of credit and 2004 MacAndrews & Forbes $125 million term loan and 300 shares of Revlon Class A common stock for each $1,000 of indebtedness outstanding under the MacAndrews Advance (the "Loan Conversion Transactions").

•	The Preferred Stock Transactions — The exchange of Revlon Class A common stock for all 546 shares of Revlon, Inc.'s outstanding Series A Preferred Stock (having an aggregate liquidation preference of approximately $54.6 million) at an exchange ratio of 160 shares of Revlon Class A common stock for each $1,000 of liquidation preference outstanding and the conversion of all 4,333 shares of Revlon, Inc.'s outstanding Series B convertible preferred stock, par value $0.01 per share, ("Series B Preferred Stock") into 433,333 shares of Revlon Class A common stock in accordance with its terms (the "Preferred Stock Transactions").

The Revlon Exchange Transactions closed on March 25, 2004 as follows:

•	An aggregate of approximately $631.2 million aggregate principal amount of Revlon Exchange Notes, comprising approximately $133.8 million, $174.5 million and $322.9 million aggregate principal amount of 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes, respectively, were tendered in the Revlon Exchange Offers for an aggregate of 224,133,372 shares of Revlon Class A common stock.

•	MacAndrews & Forbes (and in the case of (i) below, other entities related to it) exchanged, (i) in the Revlon Exchange Offers an aggregate of approximately $287.7 million aggregate principal amount (together with accrued and unpaid interest thereon) of Revlon Exchange Notes (as part of the total of approximately $631.2 million aggregate principal amount of Revlon Exchange Notes exchanged in the Revlon Exchange Offers), comprising approximately $1.0 million and $286.7 million aggregate principal amount of Products Corporation's 9% Senior Notes and 8 5/8% Senior Subordinated Notes, respectively, in exchange for an aggregate of 87,914,170 shares of Revlon Class A common stock (including shares issued in respect of accrued interest on such notes); (ii) in the Loan Conversion Transactions an aggregate of approximately $172.7 million (including principal and accrued interest) outstanding under the Conversion Loans in exchange for an aggregate of 66,666,788 shares of Revlon Class A common stock, comprising approximately $109.7 million outstanding under the MacAndrews & Forbes $100 million term loan in exchange for 43,860,730 shares of Revlon Class A common stock, $38.9 million outstanding under the 2004 MacAndrews & Forbes $125 million term loan in exchange for 15,579,882 shares of Revlon Class A common stock, and $24.1 million outstanding under the MacAndrews Advance in exchange for 7,226,176 shares of Revlon Class A common stock; and (iii) in the Preferred Stock Transactions all 546 shares of outstanding Series A Preferred Stock for 8,736,000 shares of Revlon Class A common stock and converted all 4,333 shares of Series B Preferred Stock into

433,333 shares of Revlon Class A common stock. Revlon, Inc. issued an aggregate of 163,750,291 shares of Revlon Class A common stock to MacAndrews & Forbes and other entities related to it in the Revlon Exchange Transactions. As of December 31, 2004, MacAndrews & Forbes beneficially owned 191,246,058 shares of Revlon Class A common stock and 31,250,000 shares of Revlon Class B common stock, or approximately 60% of the outstanding shares of Revlon's common stock (see "Security Ownership of Certain Beneficial Owners and Management").

•	Accounts and funds managed by Fidelity exchanged in the Revlon Exchange Offers approximately $195.7 million aggregate principal amount (together with accrued and unpaid interest thereon) of Revlon Exchange Notes (as part of the total of approximately $631.2 million aggregate principal amount of Revlon Exchange Notes exchanged in the Revlon Exchange Offers), in exchange for 76,873,304 shares of Revlon Class A common stock. Included in the $195.7 million aggregate principal amount of Revlon Exchange Notes were the Fidelity Initial Notes (as hereinafter defined) (having an aggregate principal amount of approximately $155.1 million) tendered pursuant to the Fidelity Support Agreement and an additional $40.6 million aggregate principal amount of Revlon Exchange Notes, comprising, in the aggregate, approximately $77.8 million, $85.9 million and $32.1 million aggregate principal amount of 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes, respectively. As of December 31, 2004 (based on a Schedule 13G/A dated and filed with the SEC on November 10, 2004 and reporting as of October 31, 2004), funds and accounts managed by FMR Corp. (of which Fidelity is a wholly owned subsidiary) beneficially held approximately 61.4 million shares of Revlon Class A common stock (representing approximately 16.6% of the outstanding shares of Revlon's common stock and approximately 9.4% of the combined voting power of Revlon's common stock as of such date).

Certain Agreements Relating to the Debt Reduction Transactions

Guaranty of the Revlon Exchange Notes

In connection with the Revlon Exchange Transactions, Revlon, Inc. entered into supplemental indentures pursuant to which it agreed to guarantee the obligations of Products Corporation under the indentures governing the Revlon Exchange Notes. The guarantee is subordinated in right of payment to Revlon, Inc.'s guarantee of Products Corporation's obligations under the 2004 credit agreement.

Fidelity Support Agreement

In connection with the Debt Reduction Transactions, Revlon, Inc. entered into an agreement with Fidelity (as amended, the "Fidelity Support Agreement") pursuant to which Fidelity agreed to, among other things:

•	tender or cause to be tendered in the Revlon Exchange Offers, subject to the terms and conditions thereof, approximately $75.6 million aggregate principal amount of Products Corporation's outstanding 8 1/8% Senior Notes, $47.4 million aggregate principal amount of Products Corporation's outstanding 9% Senior Notes and $32.1 million aggregate principal amount of Products Corporation's outstanding 8 5/8% Senior Subordinated Notes (collectively, the "Fidelity Initial Notes"), which notes were held by accounts and funds managed by Fidelity as of the date of the Fidelity Support Agreement, in exchange for shares of Revlon Class A common stock; and

•	elect to receive either cash or shares of Revlon Class A common stock in exchange for accrued and unpaid interest (at the applicable rate) on any Revlon Exchange Notes tendered by it in the Revlon Exchange Offers.

Pursuant to the Fidelity Support Agreement, Revlon, Inc. agreed with Fidelity, among other things, not to permit Products Corporation to have outstanding aggregate borrowings, at any time following the close of the Revlon Exchange Offers and until the termination of the Stockholders

Agreement (as described below), under the MacAndrews & Forbes $65 million line of credit and the 2004 MacAndrews & Forbes $125 million term loan in excess of approximately $87 million (the "Borrowing Limitation"). The Borrowing Limitation was eliminated in July 2004, as described below.

Pursuant to the Fidelity Support Agreement, as a condition to the exchange of Revlon Exchange Notes in the Revlon Exchange Offers and effective upon the March 25, 2004 closing of the Revlon Exchange Offers, two directors nominated by Fidelity (Messrs. Paul J. Bohan and Kenneth L. Wolfe) were appointed to Revlon, Inc.'s Board of Directors. In addition, in accordance with the terms of the Fidelity Support Agreement, Mr. Bohan was appointed to Revlon, Inc.'s Audit Committee and Mr. Wolfe was appointed to Revlon, Inc.'s Compensation Committee and Nominating Committee. Fidelity has no further rights to designate members to Revlon, Inc.'s Board of Directors. The Fidelity Support Agreement terminated upon the consummation of the Revlon Exchange Transactions on March 25, 2004.

MacAndrews Support Agreement

In connection with the Revlon Exchange Transactions, Revlon, Inc. entered into a separate agreement with MacAndrews & Forbes (as amended, the "MacAndrews Support Agreement"), pursuant to which MacAndrews & Forbes agreed to, among other things:

•	tender or cause to be tendered in the Revlon Exchange Offers, subject to the terms and conditions thereof, approximately $1.0 million aggregate principal amount of Products Corporation's outstanding 9% Senior Notes and $284.8 million aggregate principal amount of Products Corporation's outstanding 8 5/8% Senior Subordinated Notes (collectively with the Fidelity Initial Notes, the "Negotiated Transaction Notes"), and the aggregate outstanding principal amount of all Revlon Exchange Notes acquired by MacAndrews & Forbes prior to the expiration of the Revlon Exchange Offers, in exchange for shares of Revlon Class A common stock;

•	elect to receive shares of Revlon Class A common stock in exchange for accrued and unpaid interest (at the applicable rate) on any Revlon Exchange Notes tendered in the Revlon Exchange Offers;

•	upon the closing of the Revlon Exchange Offers, exchange all amounts outstanding (including accrued and unpaid interest) as of the date of such closing under the Conversion Loans for shares of Revlon Class A common stock in the Loan Conversion Transactions; and

•	upon the closing of the Revlon Exchange Offers, exchange all 546 shares of outstanding Series A Preferred Stock of Revlon, Inc. held by it for shares of Revlon Class A common stock and convert all 4,333 shares of outstanding Series B Preferred Stock of Revlon, Inc. held by it into shares of Revlon Class A common stock in the Preferred Stock Transactions.

The MacAndrews Support Agreement terminated upon consummation of the Revlon Exchange Transactions on March 25, 2004.

2004 Investment Agreement

In furtherance of the Fidelity Support Agreement and the MacAndrews Support Agreement, on February 20, 2004, Revlon, Inc. entered into an investment agreement with MacAndrews & Forbes, which was amended in March 2004, March 2005 and August 2005 (as amended, the "2004 Investment Agreement"). Pursuant to the 2004 Investment Agreement, MacAndrews & Forbes committed to undertake certain transactions with Revlon, Inc. that enabled, and will enable, the reduction of Products Corporation's indebtedness by an aggregate of $300 million between the date of the agreement and March 31, 2006, of which approximately $110 million remained to be achieved as of November 1, 2005.

Agreements Relating to the Revlon Exchange Offers.    To the extent that a minimum of $150 million aggregate principal amount of Revlon Exchange Notes (other than the Negotiated Transaction Notes) had not been tendered in the Revlon Exchange Offers, MacAndrews & Forbes agreed to back-stop the Revlon Exchange Offers by subscribing for additional shares of Revlon Class A common stock, at a purchase price of $2.50 per share, to the extent of any such shortfall. Because approximately $190.3 million aggregate principal amount of Revlon Exchange Notes in excess of the Negotiated Transaction Notes was tendered in the Revlon Exchange Offers, MacAndrews & Forbes was not required to back-stop the Revlon Exchange Offers.

First Rights Offering.    In the event that MacAndrews & Forbes had purchased Revlon Class A common stock for cash as part of the Revlon Exchange Offers in any of the circumstances described above, Revlon, Inc. agreed to consummate a rights offering as soon as reasonably practicable after the closing of the Revlon Exchange Offers in order to provide the other pre-Exchange Transaction stockholders the pro rata opportunity to subscribe for shares of Revlon Class A common stock at the same $2.50 per share subscription price. Because MacAndrews & Forbes was not required to purchase Revlon Class A common stock for cash in connection with the Revlon Exchange Offers as described above, Revlon, Inc. did not conduct this first rights offering.

Second Rights Offering.    As the next step in the Company's debt reduction plan, and to the extent that Revlon, Inc. had not accomplished an aggregate of $200 million of further debt reduction following the Revlon Exchange Offers (which was to have included MacAndrews & Forbes' back-stop, if any) and the first rights offering, Revlon, Inc. agreed, prior to December 31, 2004, to consummate a second rights offering in order to provide all stockholders the pro rata opportunity to subscribe for shares of Revlon Class A common stock. For these purposes, $200 million of further debt reduction was to be measured by adding the aggregate principal amount of Revlon Exchange Notes tendered in the Revlon Exchange Offers (other than the Negotiated Transaction Notes), the amount of any cash contributed by MacAndrews & Forbes (other than to provide the cash consideration for the Revlon Exchange Offers) and the proceeds of the first rights offering described above. MacAndrews & Forbes had agreed to back-stop this second rights offering by agreeing to purchase all shares not subscribed for by other stockholders, thereby ensuring that the second rights offering would have been fully subscribed up to the amount necessary to meet the $200 million aggregate debt reduction target.

As a result of the $190.3 million aggregate principal amount of Revlon Exchange Notes tendered in the Revlon Exchange Offers in excess of the Negotiated Transaction Notes, the second rights offering would have been at an aggregate subscription price of only $9.7 million. Because the costs and expenses, as well as the use of organizational resources, associated with a $9.7 million rights offering would be unduly disproportionate, on March 24, 2004, the Fidelity Support Agreement, the MacAndrews Support Agreement and the 2004 Investment Agreement relating to the debt reduction plan were each amended (the "March 2004 Amendments") to enable Revlon, Inc. to satisfy this remaining $9.7 million of debt reduction as part of the third stage equity offerings to occur by March 2006 as described below.

Third Stage Equity Offerings.    As the last step in the debt reduction transactions, and in order to reach an aggregate of $300 million of further debt reduction (inclusive of the debt reduction described above), Revlon, Inc. agreed to consummate further issuances of equity in such amounts necessary to meet the $300 million aggregate debt reduction target by March 31, 2006. For these purposes, $300 million of further debt reduction is measured by adding the aggregate principal amount of Revlon Exchange Notes tendered in the Revlon Exchange Offers (other than the Negotiated Transaction Notes), the amount of any cash contributed by MacAndrews & Forbes (other than to provide the cash consideration for the Revlon Exchange Offers) and the proceeds of the first and the second rights offerings described above. Pursuant to the March 2004 Amendments, these third stage equity offerings will be at a minimum aggregate offering amount of approximately $110 million, representing the amount necessary to meet the $300 million aggregate debt reduction target by March 31, 2006. MacAndrews & Forbes has agreed to back-stop up to $109.7 million in these additional equity offerings, thereby ensuring that the $300 million aggregate debt reduction target will be fully met. The net cash proceeds, if any, received by Revlon, Inc. in the additional equity offerings will be transferred to Products Corporation to be used to reduce outstanding indebtedness (other than revolving indebtedness unless there is a corresponding commitment reduction). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Financing

Activities" regarding Revlon, Inc.'s plans to increase to $185.0 million the equity issuance it intends to conduct by the end of March 2006 and MacAndrews & Forbes' agreement to increase its commitment to backstop Revlon, Inc.'s planned equity issuance by purchasing such additional equity as necessary to ensure that Revlon, Inc. issues $185.0 million of equity by March 31, 2006. The terms of any such equity offerings, if necessary, will be set by the Board of Directors of Revlon, Inc. and publicly announced at the appropriate times.

MacAndrews & Forbes' obligations to acquire capital stock pursuant to the 2004 Investment Agreement are subject to customary conditions. The 2004 Investment Agreement cannot be amended or waived without the prior written consent of Fidelity.

Voting and Other Support.    In addition, MacAndrews & Forbes agreed to use its commercially reasonable efforts and take, or cause to be taken, all commercially reasonable actions in order to facilitate the Debt Reduction Transactions. MacAndrews & Forbes also agreed to vote all of its shares of voting stock in favor of, or consent to, the Debt Reduction Transactions.

Stockholders Agreement

Also in furtherance of the Fidelity Support Agreement, on February 20, 2004, Revlon, Inc. entered into the Stockholders Agreement with Fidelity pursuant to which, among other things, Revlon, Inc. agreed (i) to continue to maintain a majority of independent directors (as defined by NYSE listing standards) on the Board of Directors, as it currently does; (ii) to establish and maintain a nominating and corporate governance committee of the Board of Directors (which was formed in March 2004); and (iii) to certain restrictions with respect to Revlon, Inc.'s conducting any business or entering into any transactions or series of related transactions with any of its affiliates, any holders of 10% or more of the outstanding voting stock or any affiliates of such holders (in each case, other than its subsidiaries, including Products Corporation). The Stockholders Agreement provides that any directors nominated by Fidelity in accordance with the Fidelity Support Agreement shall be deemed to be independent for purposes of the Stockholders Agreement; nonetheless, Revlon, Inc.'s Board of Directors has determined that each of Messrs. Bohan and Wolfe (the directors nominated by Fidelity pursuant to the Fidelity Support Agreement) qualifies as independent within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under Revlon, Inc.'s Board Guidelines for Assessing Director Independence and, with respect to Mr. Bohan, under Section 303A.06 of the NYSE Listed Company Manual. The Stockholders Agreement will terminate at such time as Fidelity ceases to be the beneficial holder of at least 5% of Revlon, Inc.'s outstanding voting stock.

Other

Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Revlon Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 million per year. In August 1998, Revlon Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Revlon Holdings agreed to indemnify Products Corporation through September 1, 2013 (the term of the new lease) to the extent that rent under the new lease exceeds rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amount reimbursed by Revlon Holdings to Products Corporation with respect to the Edison facility for 2004 was $0.3 million.

During 2004, Products Corporation leased a small amount of space at certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases, including space at Products Corporation's New York headquarters. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for 2004 was $0.3 million.

The 2004 credit agreement is, and prior to the redemption of all Products Corporation's outstanding 12% Senior Secured Notes on August 23, 2004, such notes were, supported by, among other things, guaranties from Revlon, Inc. and, subject to certain limited exceptions, all of the domestic subsidiaries of Products Corporation. The obligations under such guaranties are and were secured by, among other things, the capital stock of Products Corporation and, subject to certain limited exceptions, the capital stock of all of Products Corporation's domestic subsidiaries and 66% of the capital stock of Products Corporation's and its domestic subsidiaries' first-tier foreign subsidiaries. In connection with the Revlon Exchange Transactions, on February 11, 2004, Revlon, Inc. entered into supplemental indentures pursuant to which it agreed to guarantee the obligations of Products Corporation under the indentures governing Products Corporation's 8 5/8% Senior Subordinated Notes and, prior to their redemption in April 2005, Products Corporation's 8 1/8% Senior Notes and 9% Senior Notes. See "Summary—Recent Financing Transactions" describing the refinancing of the 8 1/8% Senior Notes and 9% Senior Notes.

In March 2002, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $1.8 million to Mr. Stahl pursuant to his employment agreement, which was entered into in February 2002, for tax assistance related to a grant of restricted stock provided to Mr. Stahl pursuant to such agreement, which loan bears interest at the applicable federal rate. In May 2002, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $2.0 million to Mr. Stahl pursuant to his employment agreement in connection with the purchase of his principal residence in the New York City metropolitan area, which loan bears interest at the applicable federal rate. Mr. Stahl repaid $135,968 of such loan during 2004. Pursuant to his employment agreement, Mr. Stahl receives from Products Corporation additional compensation payable on a monthly basis equal to the amount actually paid by him in respect of interest and principal on such $2.0 million advance, which for 2004 was $135,968. Products Corporation also pays Mr. Stahl a gross up for any taxes payable by Mr. Stahl as a result of such additional compensation, which tax gross up amount was $69,650 in 2004.

During 2000, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made the 2000 Loan to Mr. Greeff, an advance of $0.8 million, pursuant to his employment agreement. The 2000 Loan bears interest at the applicable federal rate and was payable in 5 equal annual installments on each of May 9, 2001, 2002, 2003, 2004, and on May 9, 2005. Mr. Greeff repaid $0.2 million of the 2000 Loan during 2004 and made other scheduled repayments during each of 2001, 2002 and 2003. Pursuant to his employment agreement, Mr. Greeff was entitled to receive bonuses from Products Corporation, payable on each May 9th commencing on May 9, 2001 and ending on May 9, 2005, in each case equal to the sum of the principal and interest on the advance repaid in respect of such year by Mr. Greeff, provided that he remained employed by Products Corporation on each such May 9th. A bonus installment of $0.2 million was paid by Products Corporation to Mr. Greeff in May 2004. Pursuant to the terms of the Greeff Separation Agreement, as a result of the fact that Mr. Greeff ceased employment in February 2005, Mr. Greeff repaid the remaining amount of the 2000 Loan during May 2005 and received from Products Corporation a final bonus installment in an equivalent amount during May 2005.

During 2004, Products Corporation made payments of $0.4 million to Ms. Ellen Barkin (spouse of Mr. Perelman) under a written agreement pursuant to which she provides voiceover services for certain of the Company's advertisements, which payments were competitive with industry rates for similarly situated talent.

Products Corporation employed Mr. Perelman's daughter in a marketing position through June 2004, with compensation paid for that period of 2004 of less than $60,000.

Products Corporation employed Mr. Drapkin's daughter in a marketing position through June 2004, with compensation paid for that period of 2004 of less than $60,000.

During 2004, Products Corporation paid $1.0 million to a nationally-recognized security services company, in which MacAndrews & Forbes has a controlling interest, for security officer services. Products Corporation's decision to engage such firm was based upon its expertise in the field of security services, and the rates were competitive with industry rates for similarly situated security firms.

DESCRIPTION OF NOTES

We will issue the new notes under the indenture (the "Indenture") between us and U.S. Bank National Association, as trustee (the "Trustee"), dated as of March 16, 2005, pursuant to which, on August 16, 2005, the old notes were issued as additional notes. On March 16, 2005, we issued $310.0 million aggregate principal amount of 9½% Senior Notes due 2011 under the Indenture (the "Original March 2005 9½% Senior Notes"), all of which were subsequently exchanged for exchange notes with substantially identical terms thereto, except that such exchange notes (the "Registered March 2005 9½% Senior Notes" and together with the "Original March 2005 9½% Senior Notes," the "March 2005 9½% Senior Notes") have been registered with the Securities and Exchange Commission, or the SEC. Unless the context otherwise requires, any reference to the March 2005 9½% Senior Notes shall be deemed to include the Registered March 2005 9½% Senior Notes issued in exchange for the Original March 2005 9½% Senior Notes. Any old notes that remain outstanding after the consummation of the exchange offer described in this prospectus under "The Exchange Offer," together with the new notes issued in connection with the exchange offer and the March 2005 9½% Senior Notes and any additional Notes issued under the Indenture at a later date (the "Additional Notes"), will be treated as a single class of securities under the Indenture. Unless the context otherwise requires, the March 2005 9½% Senior Notes, the old notes and the new notes are referred to collectively as the "Notes."

The terms of the new notes we are issuing in this exchange offer and the old notes that are outstanding are identical in all material respects, except:

•	the new notes will have been registered under the Securities Act;

•	the new notes will not contain certain transfer restrictions and registration rights that relate to the old notes; and

•	the new notes will not contain provisions relating to an increase in the stated rate of interest on old notes upon the occurence of a registration default, if any.

The following summary highlights the material provisions of the Indenture and the Notes. It does not restate the provisions of the Indenture and the Notes in their entirety. Certain terms used herein are defined below under "—Certain Definitions". We urge you to read the Indenture because it defines your rights as holders of the Notes. A copy of the Indenture is included as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

General

The Notes are unsecured obligations of the Company, and will mature on April 1, 2011. The Trustee authenticated and delivered the old notes for original issue in an aggregate principal amount of $80,000,000 and, subject to compliance with the debt incurrence covenants and certain other conditions in the Indenture, we can issue additional Notes at later dates under the same Indenture without the consent of the holders of the Notes. The Notes bear interest at a rate equal to 9½% per annum from March 16, 2005 payable semiannually in arrears on April 1 and October 1 of each year (which interest payment on October 1, 2005 included accrued interest on the Notes from March 16, 2005), to the persons who are registered holders thereof at the close of business on the March 15 or September 15 immediately preceding such interest payment date. The Company's Subsidiaries are not currently guarantors of the Notes and the Notes are structurally subordinated to the outstanding indebtedness and other liabilities of all the Subsidiaries of the Company. As of September 30, 2005, the amount of outstanding indebtedness and other liabilities of the Subsidiaries of the Company was $206.6 million.

All interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. Principal, premium and interest is payable by wire transfer, subject to certain exceptions. The Notes are transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

Optional Redemption

Except as set forth below, the Notes will not be redeemable at the option of the Company prior to April 1, 2008. On and after such date, the Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

Year	Redemption Price
2008	104.750%
2009	102.375%
2010	100.000%

We shall be entitled to redeem the Notes at our option at any time or from time to time prior to April 1, 2008, as a whole or in part, at a redemption price per Note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the Applicable Premium.

Prior to April 1, 2008, we shall be entitled to redeem up to 35% of the aggregate principal amount of the Notes and any Additional Notes with, and to the extent we actually receive, the net proceeds of one or more Public Equity Offerings from time to time, at 109.5% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes must remain outstanding after each such redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

The following definitions are used to determine the Applicable Premium:

"Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note at such time and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on April 1, 2008 (such redemption price being described in the first paragraph of this "—Optional Redemption" section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through April 1, 2008, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such Note at such time.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to April 1, 2008; provided, however, that if the average life to April 1, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to April 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Sinking Fund

There will be no mandatory sinking fund payments for the Notes.

Change of Control

Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase:

(i)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(iii)    a "Change of Control" shall have occurred under, and as defined in, the indenture governing the 8 5/8% Senior Subordinated Notes or under any other Subordinated Obligations so long as the 8 5/8% Senior Subordinated Notes or such Subordinated Obligations are outstanding;

provided that, prior to the mailing of the notice to holders of Notes provided for in the following paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the Notes as provided for below. The Company must first comply with the covenant in the preceding sentence before it will be required to purchase Notes in connection with a Change of Control.

Within 45 days following any Change of Control, the Company will mail a notice to each holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with this provision, that a holder must follow in order to have its Notes repurchased.

Holders electing to have a Note repurchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note repurchased.

On the repurchase date, all Notes repurchased by the Company shall be delivered to the Trustee for cancellation, and the Company shall pay the repurchase price plus accrued and unpaid interest to the holders entitled thereto. Upon surrender of a Note that is repurchased under this provision in part, the Company shall execute and the Trustee shall authenticate for the holder thereof (at the Company's expense) a new Note having a principal amount equal to the principal amount of the Note surrendered less the portion of the principal amount of the Note repurchased.

Our ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors—Risks Relating to the Notes—Our ability to pay principal of the notes depends on many factors" and "—Risks Relating to the Company—Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue growth and expenses." If such levels prove to be other than as anticipated, we may be unable to meet our cash requirements or meet the requirements of financial covenants under our 2004 credit agreement, which could have a material adverse effect on our business." We will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by us to repurchase the Notes as a result of a Change of Control.

The Credit Facilities (as defined under "Description of Other Indebtedness—The 2004 Credit Agreement") and other existing indebtedness of the Company contain, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that we would be able to obtain financing to make such repurchases. The provisions relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Covenant Suspension. During any period of time that:

(a)    the Notes have Investment Grade Ratings from the Rating Agencies and

(b)    no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) will not be subject to the following provisions of the Indenture:

•	"—Limitation on Debt,"

•	"—Limitation on Restricted Payments,"

•	"—Limitation on Asset Sales,"

•	"—Limitation on Restrictions on Distributions from Subsidiaries," and

•	clause (iii) of the first paragraph of "—Successor Company"

(collectively, the "Suspended Covenants"). In the event that the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in "—Limitation on Restricted Payments" with respect to Restricted Payments made after the time of withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Indenture Date, provided, however, that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant or any other Suspended Covenants during the time that the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) were not subject to the Suspended Covenants (or after that time based solely on the events that occurred during that time).

Set forth below are certain covenants contained in the Indenture:

Limitation on Debt.    (a)    The Company shall not, and shall not permit any Subsidiary of the Company to, Issue, directly or indirectly, any Debt; provided, however, that the Company and any Subsidiary Guarantor shall be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available exceeds the ratio of 1.75 to 1.0, if the date such Debt is Issued is prior to March 31, 2007, and 2.0 to 1.0 if such Debt is Issued thereafter.

(b)    Notwithstanding the foregoing, the Company and its Subsidiaries may Issue the following Debt:

(1)    Debt, including Refinancing Debt, Issued pursuant to the Credit Agreement or otherwise in an aggregate principal amount, measured on the date of such issuance, which, when taken together with all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of (A) $900.0 million plus any Refinancing Costs less the sum of all principal payments with respect to such Debt (other than the Revolving Credit Facility) that are made pursuant to the proviso to clause (a) of the third paragraph of the covenant described under "—Limitation on Asset Sales" and (B) 3.5 times Pro Forma EBITDA for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available;

(2)    Debt (other than Debt described in clause (1) above), including Refinancing Debt, in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Company or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150.0 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Issued under the Credit Agreement or any Refinancing thereof or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

(3)    Debt of the Company Issued to and held by a Wholly Owned Recourse Subsidiary of the Company and Debt of a Subsidiary of the Company Issued to and held by the Company or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to the Company or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the Issuance of such Debt by the Company or of such Debt by such Subsidiary;

(4)    the Notes (as defined in the Indenture) (other than Additional Notes), the Exchange Notes (as defined in the Indenture), the 8 1/8% Senior Notes, the 9% Senior Notes and Debt of the Company Issued to Refinance any Debt permitted by this clause (4); provided, however, that, in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof; provided further, however, that no Debt other than the March 2005 9½% Senior Notes shall be Issued pursuant to this clause (4) for the purpose of Refinancing the 8 1/8% Senior Notes or the 9% Senior Notes, however, the 8 1/8% Senior Notes and the 9% Senior Notes were redeemed in full on April 15, 2005;

(5)   (A)    the 8 5/8% Senior Subordinated Notes and any Debt of the Company Issued to Refinance the 8 5/8% Senior Subordinated Notes or any Debt Issued pursuant to this clause (A);

provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof and (B) Debt of the Company Issued in a principal amount which, when taken together with all other Debt Issued pursuant to this clause (B) and then outstanding, does not exceed the lesser of (x) $110.0 million and (y) the face amount of 8 5/8% Senior Subordinated Notes that have been subject to a Qualified Equity Retirement; provided, however, that any Debt Issued pursuant to this clause (5) shall be subordinated to the Notes to at least the same extent as the 8 5/8% Senior Subordinated Notes are subordinated to the Notes;

(6)    Debt (other than Debt described in clause (1), (2), (3), (4) or (5) above or (10) or (11) below) of the Company or any of its Subsidiaries outstanding on the Indenture Date, as identified on a schedule to the Indenture, and Debt Issued to Refinance any Debt permitted by this clause (6), or by paragraph (a) above;

(7)    Debt Issued and arising out of purchase money obligations for property acquired and Capital Lease Obligations in an amount not to exceed, for the period through December 31, 2005, $50.0 million, plus for each period of twelve consecutive months ending on any December 31 thereafter, $15.0 million; provided, however, that any such amounts which are available to be utilized during any such twelve month period and are not so utilized may be utilized during any succeeding period;

(8)    Debt of a Subsidiary of the Company Issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company), and Debt Issued to Refinance such Debt; provided, however, that on the date of such acquisition and after giving Pro Forma effect thereto, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available shall be equal to or greater than the Consolidated EBITDA Coverage Ratio for such period without giving Pro Forma effect to such acquisition;

(9)    Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the Issuance of such Debt by the issuer thereof;

(10)    Qualified Affiliate Debt;

(11)    Debt of Foreign Subsidiaries in an aggregate principal amount at the time of Issuance which, when taken together with all other Debt issued by Foreign Subsidiaries pursuant to this clause (11) and then outstanding, does not exceed $60.0 million; provided, however, that such Foreign Subsidiaries shall not be permitted to have more than $30.0 million of such Debt outstanding at any one time that consists of Debt that is not offset or secured by a compensating cash balance, a counterpart cash deposit or a cash deposit pledge at the bank or banks to whom such Debt was Issued (or an affiliate of such bank or banks);

(12)    Debt (other than Debt described in clauses (1) through (11) above and paragraph (a) above) in an aggregate principal amount outstanding at any time not to exceed $200.0 million plus any Refinancing Costs; provided, however, that the aggregate principal amount of Debt Issued pursuant to this clause (12) by any Subsidiary other than a Subsidiary Guarantor and Debt Issued pursuant to this clause (12) by the Company or any Subsidiary Guarantor that is secured by a Lien permitted by clause (5)(A)(ii) of the covenant described under "—Limitation on Liens" shall not exceed $100.0 million at any time outstanding plus any Refinancing Costs; and

(13)    Guarantees by any Subsidiary Guarantors of any Debt of the Company permitted by paragraph (a) above or clauses (b)(1) through (12) of this paragraph; provided, however, that in the case of any Debt Issued pursuant to clause (5) above, any such guarantees shall be subordinated to the Subsidiary Guarantees to at least the same extent as the 8 5/8% Senior Subordinated Notes are subordinated to the Notes.

(c)    Notwithstanding the foregoing, the Company shall not permit any Foreign Subsidiary that is not a Subsidiary Guarantor to Issue, directly or indirectly, any Debt pursuant to paragraph (a) or clause (4) of paragraph (b) above.

(d)    To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a Person that, subsequent to the Issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been Issued when the guarantee was Issued and will be deemed to be permitted to the extent the guarantee was permitted when Issued.

(e)    For purposes of determining the compliance of any Debt Issued pursuant to any of the clauses of paragraph (b) above to Refinance other Debt, to the extent that the principal amount of such Refinancing Debt, when taken together with the principal amount of any other Debt Issued pursuant to the same clause of paragraph (b) and then outstanding, exceeds the maximum principal amount of Debt permitted at such time by such clause, such Debt shall nevertheless be deemed to be Issued in compliance with such clause and this covenant if the aggregate principal amount of Debt outstanding pursuant to such clause, after giving effect to such Issuance, does not exceed the sum of the principal amount of the Debt to be Refinanced, plus any Refinancing Costs associated therewith, plus the principal amount of any other Debt Issued pursuant to such clause and then outstanding.

(f)    For purposes of determining compliance with any U.S. dollar denominated restriction on the Issuance of Debt where the Debt Issued is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Issuance of such Debt, provided, however, that if any such Debt denominated in a different currency is subject to a Hedging Obligation with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Hedging Obligation. The principal amount of any Refinancing Debt Issued in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Hedging Obligation, in which case the Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Debt is Issued.

(g)    For purposes of determining compliance with this "—Limitation on Debt" covenant, in the event that an item of proposed Debt meets the criteria (or would meet the criteria at the time of application of this clause (g) as if such item of Debt were Issued at such time) of more than one of the categories of permitted Debt described in clauses (b)(1) through (13) above, the Company will be permitted to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, to any category of permitted Debt described in such clauses (b)(1) through (b)(13) in a manner that complies with this covenant, including by allocation to more than one other type of Debt.

Limitation on Liens.    The Company shall not, and shall not permit any Subsidiary of the Company to, create or suffer to exist any Lien upon any of its property or assets (including Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it, securing any obligation unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such obligation with a Lien on the same assets securing such obligation for so long as such obligation is secured by such Lien. The preceding sentence shall not require the Company or any Subsidiary of the Company to equally and ratably secure the Notes if the Lien consists of the following:

(1)    Liens existing as of the Indenture Date;

(2)    any Lien arising by reason of (i) any judgment, decree or order of any court or arbitrator, so long as such judgment, decree or order is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (ii) taxes not delinquent or which are being contested in good faith, for which adequate reserves (as determined by the Company) have been established, (iii) security for payment of workers' compensation or other insurance, (iv) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases in the ordinary course of business, (v) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds entered into in the ordinary course of business, (vi) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees, suppliers or similar Persons, incurred in the ordinary course of business for sums which are not delinquent for a period of more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (vii) security for surety, appeal, reclamation, performance or other similar bonds and (viii) security for Hedging Obligations;

(3)    Liens to secure the payment of all or a part of the purchase price (or financing thereof) of, or Capital Lease Obligations with respect to, assets (including Capital Stock) or property or business acquired or constructed after the Indenture Date; provided, however, that (i) the Debt secured by such Liens shall have otherwise been permitted to be Issued under the Indenture and (ii) such Liens shall not encumber any other assets or property of the Company or any of its Subsidiaries and shall attach to such assets or property within 180 days of the completion of construction or acquisition of such assets or property;

(4)    Liens on the assets or property of a Subsidiary of the Company existing (or required pursuant to agreements existing) at the time such Subsidiary became a Subsidiary of the Company and not incurred or agreed to as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company; provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its Subsidiaries;

(5)    Liens on any assets of the Company or any Subsidiary of the Company securing (A) obligations in respect of (i) any Debt permitted by clause (1) of paragraph (b) of "—Limitation on Debt" and (ii) any Debt permitted by the proviso to clause (12) of paragraph (b) of "—Limitation on Debt," and (B) obligations in respect of Debt, in an aggregate principal amount not to exceed $30.0 million at any time outstanding, permitted by clause (11) of such paragraph (b);

(6)    leases and subleases of real property by the Company and its Subsidiaries (in any such case, as lessor) which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

(7)    Liens securing Debt (other than Debt Issued pursuant to paragraph (a) of, or pursuant to clauses (1), (11) or (12) of paragraph (b) of, the covenant described under "—Limitation on Debt") which is Issued to Refinance Debt which has been secured by a Lien permitted under the Indenture and is permitted to be Refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing (or required to secure) the Debt so Refinanced, other than as otherwise permitted under "—Limitation on Liens;"

(8)    easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects which, in the aggregate, do not materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(9)    Liens on assets of a Non-Recourse Subsidiary;

(10)    Liens on assets located outside the United States and Canada to secure Debt Issued by Foreign Subsidiaries permitted by paragraph (b) of "—Limitation on Debt" above or to secure obligations other than Debt;

(11)    Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them;

(12)    other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Debt, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(13)    Liens granted in the ordinary course of business of the Company or any of its Subsidiaries in favor of issuers of documentary or trade letters of credit for the account of the Company or such Subsidiary or bankers' acceptances, which Liens secure the reimbursement obligations of the Company or such Subsidiary on account of such letters of credit or bankers' acceptances; provided, that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit or bankers' acceptances and (ii) any assets of the Company or such Subsidiary which are in the care, custody or control of such issuer in the ordinary course of business;

(14)    Liens on (i) the net proceeds of the Issuance of Debt to secure any redemption, repurchase or defeasance obligations in respect of such Debt or any other Debt being Refinanced with the proceeds of such Debt and (ii) any additional cash to secure such redemption, repurchase or defeasance obligations in an amount which, when added to such net proceeds, is necessary to effect such redemption, repurchase or defeasance; and

(15)    Liens securing obligations (other than Debt) which, together with all other obligations secured by Liens (excluding Liens permitted by clauses (1) through (14) above) at the time of determination does not exceed $5.0 million.

Limitation on Restricted Payments.    (a)   The Company shall not, and shall not permit any Subsidiary of the Company, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its other equity holders to the extent they are not Affiliates of the Company), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, whether prior to or at the time of any, scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or (iv) make any Investment, other than a Permitted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment (the Fair Market Value of any such Restricted Payment, if other than in cash, shall be determined in accordance with the provisions herein):

(1)    a Default shall have occurred and be continuing (or would result therefrom); or

(2)    the Company is not able to incur $1.00 of additional Debt in accordance with the provisions of paragraph (a) of "—Limitation on Debt"; or

(3)    the aggregate amount of such Restricted Payment and all other Restricted Payments after the Indenture Date would exceed the sum of:

(a)    50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from April 1, 2005, to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(b)    the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Indenture Date (other than an Issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary for the benefit of their employees);

(c)    the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Indenture Date; provided, however, that if such employee stock ownership plan Issues any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock;

(d)    the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Indenture Date of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);

(e)    the aggregate net cash proceeds received by the Company subsequent to the Indenture Date as capital contributions (which shall not be deemed to include any net cash proceeds received in connection with (i) the issuance of any Qualified Affiliate Debt, and (ii) any contribution designated at the time it is made as a restricted contribution (a "Restricted Contribution")); and

(f)    to the extent that an Investment made by the Company or a Subsidiary subsequent to the Indenture Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash repayments to the Company or a Subsidiary of the Company of such Investment to the extent not included in Consolidated Net Income of the Company.

Notwithstanding the foregoing, the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in this paragraph (a) or paragraph (b) below; provided, however, that the making of such Restricted Payment shall be conditional upon the occurrence of such event. For the purposes of this paragraph (a) and paragraph (b) below, an Investment shall be measured as of the date it is made and without giving effect to subsequent changes in value.

(b)    Paragraph (a) shall not prohibit the following:

(i)    any Restricted Payment made by exchange for, or in an amount equal to the proceeds of a substantially concurrent Issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) or of a cash capital contribution to the Company; provided, however, that (A) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b), (3)(c) and 3(e) of paragraph (a) above;

(ii)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt Issued pursuant to clause (b)(5) of the covenant described under "—Limitation on Debt" or other Subordinated Obligations; provided, however, that any such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii)    dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend or other Restricted Payment would have complied with paragraph (a); provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(iv)    so long as no Default has occurred and is continuing or would result from such transaction, (x) amounts paid or property transferred pursuant to the Permitted Transactions and (y) dividends or distributions, redemptions of Capital Stock and other Restricted Payments in an aggregate amount not to exceed the sum of all Restricted Contributions, provided, however, that in the case of clause (y), such dividends, distributions, redemptions of Capital Stock and other Restricted Payments are not prohibited by the Credit Agreement or any Refinancing thereof (whether pursuant to its terms or as a result of waiver, amendment, termination or otherwise); provided further, however, that such amounts paid, property transferred, dividends, distributions, redemptions and Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(v)    so long as no Default has occurred and is continuing or would result from such transaction, Restricted Payments in an aggregate amount not to exceed $5 million per annum from the Indenture Date (net of any applicable cash exercise price actually received by the Company) made from time to time to purchase, redeem, acquire or retire for value any Capital Stock of the Company or Parent held by any current or former director, officer, consultant or employee of the Company or Parent or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) or their estates or the beneficiaries of their estates; provided, however, that amounts available pursuant to this clause (v) to be utilized for Restricted Payments during any such year may be carried forward and utilized in any succeeding year; provided further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(vi)    any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

(vii)    any purchase of 8 5/8% Senior Subordinated Notes pursuant to the "—Change of Control" or "—Limitation on Asset Sales" provisions thereof and any purchase of any other Subordinated Obligations pursuant to an option given to a holder of such Subordinated Obligations pursuant to a "Change of Control" or "—Limitation on Asset Sales" covenant which is not materially more favorable taken as a whole to the holders of such Subordinated Obligations than the provisions of the Indenture relating to a Change of Control or "—Limitation on Asset Sales," respectively, are to holders as determined in good faith by an Officer of the Company, the determination of which shall be evidenced by an Officers' Certificate; provided, however, that no such purchases shall be permitted prior to the time when the Company shall have purchased all Notes tendered for purchase by holders electing to have their Notes purchased pursuant to the provisions of "—Change of Control" or "—Limitation on Asset Sales"; provided further, however, that such purchases shall be excluded from the calculation of Restricted Payments;

(viii)    so long as no Default shall have occurred and be continuing, amounts paid to Parent to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting, but non-operating, company; provided, however, that such amounts paid shall be excluded in the calculation of the amount of Restricted Payments; and

(ix)    so long as no Default shall have occurred and be continuing, other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (ix) and then outstanding, do not exceed $15.0 million.

Limitation on Restrictions on Distributions from Subsidiaries.    The Company shall not, and shall not permit any Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except:

(1)    any encumbrance or restriction in effect at or entered into on the Indenture Date, including pursuant to the Credit Agreement, any agreement entered into pursuant thereto or any other agreement;

(2)    any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Debt Issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

(3)    any encumbrance or restriction pursuant to an agreement effecting an Issuance of Debt; provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the holders of Notes than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (1) or (2) above, as determined in good faith by an Officer of the Company, the determination of which shall be evidenced by an Officers' Certificate;

(4)    any such encumbrance or restriction consisting of customary nonassignment provisions in leases, contracts and licenses;

(5)    in the case of clause (iii) above, encumbrances or restrictions contained in (i) agreements governing Liens permitted to be incurred under the provisions of the "—Limitation on Liens" covenant above, and (ii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests that are the subject of such agreements;

(6)    any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has Issued Debt permitted under the covenant "—Limitation on Debt" above; and

(7)    any encumbrance or restriction relating to a Non-Recourse Subsidiary.

Limitation on Asset Sales.    The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to consummate any Asset Sale unless:

(a)    the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets subject to such Asset Sale; and

(b)    at least 75% of the consideration paid to the Company or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents (or the foreign equivalent of Cash Equivalents) or the assumption by the purchaser of liabilities (including in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary) of the Company or any Subsidiary (other than a Non-Recourse Subsidiary) (other than liabilities that are by their terms subordinated to the Notes or any guarantee related thereto) as a result of which the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) are no longer obligated with respect to such liabilities.

For purposes of the foregoing clause (b), each of the following shall be deemed to be cash:

(a)    any securities (other than securities described in clause (c) below), notes or other obligations received by the Company or the Subsidiary of the Company (other than a Non-Recourse Subsidiary) from a transferee that are actually converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale;

(b)    any Designated Noncash Consideration received by the Company or the Subsidiary (other than Non-Recourse Subsidiaries) in such Asset Sale having an aggregate Fair Market Value (measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Noncash Consideration received pursuant to this clause (b) then outstanding, not to exceed the greater of (i) 5% of Consolidated Total Assets and (ii) $50.0 million; and

(c)    any readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Sale.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Subsidiary (other than a Non-Recourse Subsidiary), to the extent the Company or such Subsidiary elects (or is required by the terms of any Debt):

(a) to prepay, repay, purchase or defease Pari Passu Debt of the Company or a Subsidiary Guarantor or any Debt of any other Subsidiary (other than a Non-Recourse Subsidiary) (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); provided that in connection with any such prepayment, repayment or purchase of any Debt (other than the Revolving Credit Facility) Issued pursuant to clause (1) of paragraph (b) of "—Limitation on Debt," the Company or such Subsidiary shall be required to retire permanently such Debt in an amount equal to the principal so prepaid, repaid or purchased; or

(b)    to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary (other than a Non-Recourse Subsidiary) with Net Available Cash received by the Company or Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or reasonably necessary for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that becomes reasonably necessary as contemplated above and any Net Available Cash that had been reasonably necessary in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be reasonably necessary or at the time the relevant project is so abandoned or completed, as applicable; provided, further, however, that the amount of any Net Available Cash that continues to be reasonably necessary for investment in identified Additional Assets and that is not actually so invested within twelve months from the date such Net Available Cash was determined to be reasonably necessary for investment in identified Additional Assets in respect of a project that shall have been commenced shall also constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Cash Equivalents (or the foreign equivalent of Cash Equivalents), applied to temporarily reduce revolving credit indebtedness or used for any other purpose permitted by the Indenture (other than to make any Restricted Payments).

When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to repurchase (the "Prepayment Offer") the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of such Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Company or such Subsidiary may use such remaining amount to purchase the 8 5/8% Senior Subordinated Notes or for any other purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term "Allocable Excess Proceeds" shall mean the product of:

(a)    the Excess Proceeds and

(b)    a fraction,

(1)    the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(2)    the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company or a Subsidiary Guarantor outstanding on the date of the Prepayment Offer that is Pari Passu Debt and subject to terms and conditions in respect of Asset Sales that require the Company or such Subsidiary Guarantor to make an offer to repurchase such Debt out of the proceeds of the Asset Sale which shall have caused the Company to make the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.    (a) The Company shall not, and shall not permit any of its Subsidiaries (other than any Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 12.5% or more of the voting power of the Voting Stock of the Company or with an Affiliate of any such owner unless:

(i)    the terms of such business, transaction or series of transactions are (A) set forth in writing and (B) at least as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third Person and

(ii)    to the extent that such business, transaction or series of transactions (other than Debt Issued by the Company which is permitted under "—Limitation on Debt") is known by the Board of Directors of the Company to involve an Affiliate of the Company or a legal or beneficial owner of 12.5% or more of the voting power of the Voting Stock of the Company or an Affiliate of such owner, then

(A)    with respect to a transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business (an "Inventory Transaction"), involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions and

(B)    with respect to a transaction or series of related transactions, other than any Inventory Transaction or any issuance of Capital Stock (other than Redeemable Stock or Exchangeable Stock) to Parent, involving aggregate payments or other consideration in excess of $20.0 million (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Company or such Subsidiary, as the case may be.

(b)    The provisions of paragraph (a) shall not prohibit:

(i)    any Restricted Payment permitted to be paid pursuant to "—Limitation on Restricted Payments;"

(ii)    any transaction between the Company and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or a Qualified Joint Venture) of the Company or (y) any legal or beneficial owner of 12.5% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or a Qualified Joint Venture);

(iii)    any transaction between Subsidiaries of the Company; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a

Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or a Qualified Joint Venture) of the Company or (y) any legal or beneficial owner of 12.5% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or a Qualified Joint Venture);

(iv)    any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan;

(v)    any transaction with an officer or director of the Company, of Parent or of any Subsidiary of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company;

(vi)    any business or transaction with a Qualified Joint Venture;

(vii)    any transaction which is a Permitted Transaction; and

(viii)     any transaction pursuant to which MacAndrews & Forbes Holdings will provide the Company and its Subsidiaries at their request and at the cost to MacAndrews & Forbes Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services.

Releases of Subsidiary Guarantors.    Any Subsidiary Guarantee of a Subsidiary Guarantor provided under the Indenture shall be released,

(1)	without any action required on the part of the Trustee or any Holder, if all of the Capital Stock or all or substantially all of the assets of such Subsidiary is sold or otherwise disposed of to a Person other than the Company or a Subsidiary of the Company and the Company otherwise complies, to the extent applicable, with the provisions under "—Limitation on Asset Sales;"

(2)	upon request of the Company without consent unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantee is mailed to the Trustee and the Holders, Holders of 25% of the outstanding principal amount of Notes deliver to the Company a written objection to such release;

(3)	with the written consent of Holders of a majority in principal amount of the Notes then outstanding;

(4)	upon request of the Company without consent if the Fair Market Value of the assets of the related Subsidiary Guarantor, together with the Fair Market Value of the assets of other Subsidiary Guarantors whose Subsidiary Guarantee was released under this clause (4) in the same calendar year, do not exceed $5,000,000 (subject to a cumulative carryover for amounts not used in any prior calendar year); or

(5)	upon the release of the Subsidiary Guarantee provided by such Subsidiary Guarantor in connection with the Credit Agreement and any Refinancing thereof.

At the request of the Company, the Trustee shall execute and deliver an instrument evidencing such release.

Commission Reports.    Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file or cause to be filed with the Securities and Exchange Commission, or the Commission, and provide the Trustee and holders of the Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) with respect to the Company specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a).

Successor Company

(a)    The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (if not the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to paragraph (a) of the "—Limitation on Debt" covenant; and (iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that, nothing in this paragraph shall prohibit a Wholly Owned Recourse Subsidiary from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Company. Notwithstanding the foregoing, without complying with subclause (iii) of this clause (a), the Company may merge with or into an Affiliate of the Company, provided that such Affiliate has no material assets or liabilities and after such merger there is no material change in the beneficial ownership of the Company.

(b)    The resulting, surviving or transferee Person will be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Indenture and thereafter, except in the case of a lease, the predecessor Company will be discharged from all obligations and covenants under the Indenture and the Notes.

(c)    Unless the Subsidiary Guarantee of a Subsidiary Guarantor is being released as permitted by "—Releases of Subsidiary Guarantors" in connection with a merger, conveyance, transfer or lease, the Company will not permit such Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person (other than the Company or a Subsidiary Guarantor) unless:

(i)	the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) is organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental guarantee agreement, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(ii)	immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of the transaction), no Default has occurred and is continuing; and

(iii)	the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental guarantee agreement (if any) comply with the Indenture.

Defaults

An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations described under "—Successor Company," (iv) the failure by the Company to comply for 30 days after notice with any of the covenants described under "—Limitation on Debt," "—Limitation on Liens," "—Limitation on

Restricted Payments," "—Limitation on Restrictions on Distributions from Subsidiaries," "—Limitation on Asset Sales" (other than a failure to purchase Notes), "—Limitation on Transactions with Affiliates," "—Change of Control" (other than a failure to purchase Notes), or "—Commission Reports" above, (v) the failure by the Company to comply for 60 days after notice with the other agreements applicable to it contained in the Indenture or the Notes (other than those referred to in clauses (i), (ii), (iii) and (iv) of this paragraph), (vi) Debt of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent and such default continues for 10 days after notice as specified in the last sentence of this paragraph (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision") or (ix) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture) and such default continues for 10 days after notice, or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee provision"). However, a default under clauses (iv), (v), (vi), (viii)(B) and (ix) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will by that very fact alone become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense which might be incurred in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to in writing pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense which might be incurred in compliance with such request, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate (the "Annual Certificate") indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendment

Subject to certain exceptions, the Indenture or the Indenture Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However (a) without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the principal amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the provision which protects the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions and (b) with certain exceptions described under "—Certain Covenants—Releases of Subsidiary Guarantors" without the consent of Holders of at least a majority in principal amount of the Notes then outstanding, no amendment may release any Subsidiary Guarantor from its obligation under its Subsidiary Guarantee or change any Subsidiary Guarantee in any manner that adversely affects the rights of any Holder of Notes under such Subsidiary Guarantee in any material respect.

Without the consent of or notice to any holder of the Notes, the Company and the Trustee may amend the Indenture or the Indenture Documents to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture if in compliance with the provisions described under "—Successor Company" above, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes (or to remove such guarantees, subject, in the case of the Subsidiary Guarantees, to the provisions of the preceding paragraph), to secure the Notes (or to thereafter release such security), to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to provide for issuance of the new notes under the Indenture (including to provide for treatment of the new notes and the Notes as a single class of securities) in connection with the exchange offer, or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA or to otherwise comply with the TIA, or to make any change that does not adversely affect the rights of any holder of the Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "—Book Entry, Delivery and Form."

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds (or U.S. Government Obligations) sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate certain of its obligations under the covenants described under "—Certain Covenants", "—Defaults" and "—Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, or the judgment default provision, the guarantee provision and the 30 day covenant compliance provision, described under "—Defaults" above and the limitations contained in clause (ii), (iii) and (iv) described under paragraph (a) and clause (ii) described under paragraph (c) of "—Successor Company" ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option or covenant defeasance option, any Subsidiary Guarantee of a Subsidiary Guarantor provided under the Indenture or any other guarantee, if any, shall be released. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv) (with respect to the covenants described under "—Certain Covenants" and "—Change of Control"), (vi), (vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under "—Defaults" above, or because of the failure of the Company to comply with clause (ii), (iii) or (iv) described under paragraph (a) and clause (ii) described under paragraph (c) of "—Successor Company" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (which trust shall be deemed not to constitute a lien) (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes and any Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

The following are certain definitions used in the Indenture and applicable to the description of the Indenture and the Notes set forth herein.

"Additional Assets" means: (a) any property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) and used in a Permitted Business; or (b) Capital Stock of a Person that is a Subsidiary or becomes a Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a result of the acquisition of such Capital Stock by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) from any Person other than the Company or a Subsidiary of the Company; provided, however, that such Subsidiary is primarily engaged in a Permitted Business.

"Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary), including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

(a)    any shares of Capital Stock of a Subsidiary of the Company (other than a Non-Recourse Subsidiary) (other than directors' qualifying shares or employee stock options), or

(b)    any other property of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) outside of the ordinary course of business of the Company or such Subsidiary,

other than, in the case of clause (a) or (b) above,

(1)    any disposition by a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to the Company or by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to a Wholly Owned Recourse Subsidiary;

(2)    any disposition (A) that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" (or is not a Restricted Payment by virtue of the definition thereof) or (B) of all or substantially all the assets of the Company or a Subsidiary Guarantor in accordance with the provisions described under "—Successor Company;"

(3)    any disposition in any single transaction or any series of related transactions of property for aggregate consideration of less than $5.0 million;

(4)    the disposition of cash, Cash Equivalents or the foreign equivalent of Cash Equivalents;

(5)    any foreclosure upon any assets of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) in connection with the exercise of remedies by a secured lender pursuant to the terms of Debt otherwise permitted to be incurred under the Indenture;

(6)    the sale of the Capital Stock, Debt or other securities of a Non-Recourse Subsidiary; and

(7)    the disposition, in any single transaction or any series of related transactions, not in the ordinary course of business, of obsolete, worn-out or otherwise unsuitable assets, properties or plants or excess equipment in an amount not to exceed $10 million.

Notwithstanding the foregoing, if at any time, the aggregate Fair Market Value of assets disposed by the Company to its Subsidiaries (other than any Subsidiary Guarantors) since the Indenture Date, other than (A) Permitted Investments comprised of cash or Cash Equivalents (or the foreign equivalent of Cash Equivalents) or Permitted Investments of the type described in clause (e) of the definition of Permitted Investments that are made in the ordinary course of business consistent with past practice, (B) dispositions pursuant to paragraphs (2), (3), (6) or (7) above, (C) dispositions by the Company to a Wholly Owned Recourse Subsidiary of raw materials to be used in the manufacture of finished goods, of finished goods and of work in process, (D) dispositions constituting Asset Sales and (E) dispositions of the Capital Stock of any Subsidiary to any Wholly Owned Recourse Subsidiary, exceeds 10% of Consolidated Total Assets, all asset dispositions in excess thereof (other than asset dispositions described in clauses (A), (B), (C), (D) or (E) above) shall be treated as Asset Sales subject to the restrictions set forth in the covenant described under "—Limitation on Asset Sales." For purposes of this paragraph, the Fair Market Value of assets so transferred at any time shall be calculated by using the sum of the Fair Market Value of each asset disposition as of the date of its disposition.

"Bank Debt" means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of the Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Company or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to "—Limitations on Debt" above.

"Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

"Business Day" means each day which is not a Legal Holiday.

"Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

"Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank or any other financial institution having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (d) commercial paper of a domestic issuer rated (on the date of acquisition thereof) at least "A-2" by S&P or "P-2" by Moody's, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (on the date of acquisition thereof) at least "A" by S&P or "A" by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds having assets in excess of $250,000,000 and having an investment policy that requires substantially all of the invested assets of such fund to be invested in assets satisfying the requirements of clause (a) of this definition, (h) shares of money market mutual or similar funds having assets in excess of $500,000,000 and having an investment policy that requires substantially all of the invested assets of such fund to be invested in assets satisfying the requirements of any clause of this definition, (i) guaranteed investment contracts of any financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency and maturing one year or less from the date of acquisition thereof, (j) any other debt instruments of any Person (other than an Affiliate of the Company) which instruments are rated (on the date of acquisition thereof) at least "A", "A2", "A-1" or "P-1" or the equivalent by any Rating Agency and maturing one year or less from the date of acquisition thereof, (k) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a Dutch auction or other similar method every 35 days or (l) auction preferred shares which are senior securities of leveraged closed and municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least "A" or "A2" or the equivalent by any Rating Agency.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated EBITDA Coverage Ratio" means, for any period, the ratio of (i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that (1) if the Company or any Subsidiary of the Company has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, an issuance of equity or the receipt of a cash capital contribution which is used to reduce Debt or the receipt of a capital contribution in the form of Debt of the Company or any Subsidiary, or any of them, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a Pro Forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt, equity or capital contribution as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Subsidiary of the Company shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary of the Company Refinanced or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sales for such period (or if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale) or (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, or shall have Issued Debt, the net proceeds of which are intended to be used to make such an Investment or acquisition and prior thereto, such proceeds are placed in escrow for such purpose, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving Pro Forma effect thereto (including the Issuance of any Debt), as if such Investment or acquisition occurred on the first day of such period. If any Debt bears a floating rate of interest and is being given Pro Forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt).

"Consolidated Interest Expense" means, for any period, the sum of (a) the interest expense, net of any interest income, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) held by Persons other than the Company or a Wholly Owned Recourse Subsidiary, plus (c) the cash contributions to an employee stock ownership plan of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest, it being understood that Consolidated Interest Expense shall not include (1) amounts written off in respect of deferred financing and debt incurrence costs and (2) deferred financing fees in connection with the Issuance of the Notes and the use of proceeds thereof.

"Consolidated Net Income" means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains or losses; (ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such Person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such Person, to the limitations contained in clause (v) below) and, in the case of net loss, such Person or any Subsidiary of such Person has actually contributed, lent or transferred cash to such unconsolidated Person; (iii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a "pooling of interests" basis; (iv) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (v) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (vi) any net income or loss of any Non-Recourse Subsidiary, except that such Person's equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such Person as a dividend or other distribution; (vii) the cumulative effect of any change in accounting principles or change in accounting rules; (viii) gains and losses on early extinguishment of Debt; (ix) noncash goodwill or asset impairment charges incurred after the Indenture Date and (x) noncash charges taken by the Company in respect of the issuance of Capital Stock or stock appreciation rights of Parent based on compensation to directors or employees of the Company or its Subsidiaries for compensation or for repricing of outstanding stock options of such directors or employees; provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated

EBITDA Coverage Ratio or Pro Forma EBITDA at any time, net income of a Subsidiary of the type described in clause (v) of this definition shall not be excluded.

"Consolidated Net Worth" of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

"Consolidated Total Assets" means the total consolidated assets of the Company and its Subsidiaries, as shown on the most recently consolidated balance sheet (excluding the footnotes thereto) of the Company.

"Credit Agreement" means the Credit Agreement dated as of July 9, 2004 among the Company, certain local borrowing subsidiaries, Citicorp USA, Inc. and UBS Securities LLC, as agents, and the Lenders named therein, as the same may be amended, restated, supplemented, otherwise modified or replaced.

"Debt" of any Person means, without duplication,

(i)    the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii)    all Capital Lease Obligations of such Person;

(iii)    all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

(iv)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v)    the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company, any Preferred Stock and, in the case of any other Person, any Redeemable Stock (but excluding in each case any accrued dividends);

(vi)    all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

(vii)    all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Defaulting Subsidiary" means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clauses (vi), (vii) or (viii) in "—Defaults" above has occurred and is continuing.

"Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, The Depository Trust Company, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture and, thereafter, "Depositary" shall mean or include such successor.

"Designated Noncash Consideration" means any non-cash consideration received by the Company or one of its Subsidiaries (other than its Non-Recourse Subsidiaries) in connection with an Asset Sale that is designated as "Designated Noncash Consideration" pursuant to an Officers' Certificate executed by the Chief Financial Officer of the Company or a resolution of the Board of Directors of the Company, as applicable. Such Officers' Certificate or resolution shall state the Fair Market Value of such non-cash consideration and the basis of such valuation. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

"EBITDA" means, for any period, the Consolidated Net Income of the Company for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period), (vi) foreign currency gains or losses, (vii) gains and losses on the sale of assets, (viii) restructuring charges that appear in the Company's financial statements for such period and (ix) other non-recurring one-time charges and miscellaneous expenses taken in such period to the extent that such other charges and expenses are associated with the Company's growth plan and margin transformation initiatives, as determined in good faith by the Company's principal financial officer or principal accounting officer in consultation with the Company's certified independent auditors.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchangeable Stock" means any Capital Stock of a Person which by its terms or by the terms of any security for which it is exchangeable at the option of the holder (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock) or otherwise is convertible or exchangeable at the option of the holder thereof for Debt, Exchangeable Stock or Redeemable Stock on or prior to the date that is one year after the Stated Maturity of the Notes; provided, however, that only the portion of the Capital Stock which so matures or is so convertible or exchangeable prior to such date, shall be deemed to be Exchangeable Stock; provided, further, however, that any Capital Stock that would constitute Exchangeable Stock solely because the holders thereof have the right to require the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to exchange such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the indenture) shall not constitute Exchangeable Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) may not exchange any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales" and such repurchase or redemption complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. A Fair Market Value greater than $5,000,000, but less than $20,000,000, shall be determined in good faith by an Officer of the Company, the determination of which shall be conclusive and evidenced by an Officer's Certificate (including as to the value of all non-cash consideration). A Fair Market Value equal to or in excess of $20,000,000 shall be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors (including as to the value of all non-cash consideration); provided, however, that in making any such determination the Board of Directors shall be entitled to rely on the advice it receives from the chief accounting officer and chief financial officer of the Company, and shall not be required to consult with any independent third party or have such determination approved by an independent third party.

"Foreign Subsidiary" means any Subsidiary of the Company which (i) is organized under the laws of any jurisdiction outside of the United States, (ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (iii) has substantially all its operations outside of the United States, or (iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands.

"GAAP" means generally accepted accounting principles in the United States as in effect on the Indenture Date.

"guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

"holder" or "Securityholder" means the Person in whose name a Note is registered on the Registrar's books.

"Indenture Date" means March 16, 2005.

"Indenture Documents" means the Indenture, the Notes and the Subsidiary Guarantees.

"Investment" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term "Invest" used as verb has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary" and "Restricted Payment" and for purposes of "—Limitation on Restricted Payments" above, (i) "Investment" shall include a designation after the Indenture Date of a Subsidiary of the Company as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary shall be valued at its Fair Market Value at the time of such transfer and if such property so transferred (including in a series of related transactions) has a Fair Market Value in excess of $30,000,000, such determination shall be confirmed by an independent appraiser.

"Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by S&P and a rating equal to or higher than Baa3 (or the equivalent) by Moody's, or an equivalent rating by any other Rating Agency, in every case with no "negative" outlook.

"Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person. The term "Issuance" or "Issued" has a corresponding meaning.

"Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

"Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

"MacAndrews & Forbes Holdings" means MacAndrews & Forbes Holdings Inc., a Delaware corporation, and its successors.

"Moody's" means Moody's Investors Service, Inc., and any successor to its rating agency business.

"Net Available Cash" from an Asset Sale means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from or in connection with such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (iv) payments of unassumed liabilities (not constituting Debt) relating to the properties or assets sold; provided, however, that in connection with an Asset Sale to a Subsidiary of the Company (other than a Wholly Owned Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) the Company's percentage ownership in such Subsidiary.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

"Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

"Non-Recourse Debt" means Debt or that portion of Debt as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender.

"Non-Recourse Subsidiary" means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Company and its Wholly Owned Recourse Subsidiaries existing on the Indenture Date or in a Permitted Business.

"Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

"Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Company and delivered to the Trustee in connection with the delivery of the Annual Certificate, unless the Indenture specifically identifies a different time of delivery. One of the Officers signing an Officers' Certificate given pursuant to the last paragraph under "—Defaults" above shall be the principal executive, financial or accounting officer of the Company.

"Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or to Parent or one of its Subsidiaries or the Trustee).

"Parent" means Revlon, Inc., a Delaware corporation, and any other Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

"Pari Passu Debt" means, with respect to any Person, the following obligations, whether outstanding on the Indenture Date or thereafter created, incurred or assumed, and whether at any time owing actually or contingent:

(i)    all obligations of such Person consisting of the Bank Debt and the Notes;

(ii)    all obligations of such Person consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person), and all fees, expenses and other amounts in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(iii)    all Capital Lease Obligations of such Person;

(iv)    all obligations of such Person (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or (C) Issued or assumed as the deferred purchase price of property and all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

(v)    all obligations of other Persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and

(vi)    all obligations consisting of Refinancings of any obligation described in clauses (i), (ii), (iii), (iv) or (v);

unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantees, as the case may be. However, Pari Passu Debt will not include (1) any obligation of such Person to any Subsidiary of the Company or any Qualified Affiliate Debt, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of such Person (including the 8 5/8% Senior Subordinated Notes) that is subordinate or junior in right of payment to any other indebtedness, guarantee or obligation of such Person or (5) that portion of any Debt which at the time of Issuance is issued in violation of the Indenture; provided, however, that in the case of this clause (5), (A) any Debt Issued to any Person who had no actual knowledge that the Issuance of such Debt was not permitted under the Indenture and who received on the date of Issuance thereof a certificate from an officer of the Company to the effect that the Issuance of such Debt would not violate the Indenture shall constitute Pari Passu Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Pari Passu Debt provided that such Debt would normally be extinguished within three Business Days of Issuance.

"Permitted Affiliate" means any individual that is a director or officer of the Company, of Parent, of a Subsidiary of the Company or of a Qualified Joint Venture; provided, however, that such individual is not also a director or officer of MacAndrews & Forbes Holdings or any Person that controls MacAndrews & Forbes Holdings.

"Permitted Business" means any business that is reasonably related, ancillary or complementary to the businesses of the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) on the Indenture Date or other business that is a reasonable extension or expansion of such businesses.

"Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) and any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

"Permitted Investment" means any Investment by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) in:

(a)    the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary);

(b)    any Person that will, upon the making of such Investment, become a Subsidiary of the Company (other than a Non-Recourse Subsidiary); provided, however, that the primary business of such Subsidiary is a Permitted Business;

(c)    any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its property to, the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary); provided, however, that such Person's primary business is a Permitted Business;

(d)    Cash Equivalents or the foreign equivalent of Cash Equivalents;

(e)    receivables owing to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and prepaid expenses, in each case, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary of the Company (other than a Non-Recourse Subsidiary) deems reasonable under the circumstances;

(f)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)    loans and advances to employees made in the ordinary course of business; provided, however, that such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(h)    Investments received in settlement, compromise, resolution or enforcement of (i) debts created in the ordinary course of business and owing to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or (ii) foreclosure proceedings, litigation, arbitration or other disputes with Persons;

(i)    any Investment made as a result of the receipt of non-cash consideration received in connection with (A) an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales," or (B) any disposition of property not constituting an Asset Sale;

(j)    any Investment acquired solely in exchange for the issuance of Capital Stock (other than Redeemable Stock and Exchangeable Stock) of the Company or any Subsidiary;

(k)    Investments existing on the Indenture Date;

(l)    any Hedging Obligation;

(m)    advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(n)    Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person; and

(o)    other Investments made for Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that do not exceed the greater of (i) $50.0 million and (ii) 5% of Consolidated Total Assets in the aggregate outstanding at any one time.

"Permitted Transactions" means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company or any legal or beneficial owner of 12.5% or more of the voting power of Voting Stock of the Company or an Affiliate of any such owner, on the other hand, existing on, or pursuant to an agreement in effect on, the Indenture Date and disclosed on a schedule to the Indenture and any amendments thereto which do not adversely affect the rights of the Holders and (ii) any Tax Sharing Agreement.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

"principal" of a Note as of any date means the principal of the Note as of such date.

"Pro Forma" means with respect to any calculation, a calculation made in good faith by the principal financial or principal accounting officer of the Company, which calculation to be made in connection with an acquisition, may take into account any reduction in net costs and related adjustments that such officer reasonably determines to relate to or arise from such acquisition and to be probable based on specifically identifiable actions to be taken or initiated within six months of the date of acquisition, as if such reductions and adjustments in costs had been effected as of the beginning of the relevant period; provided, however that if such calculation results in the Issuance of $50 million or greater of Debt, such calculation shall be approved in good faith by the Board of Directors; provided, further, however, that in making any such determination the Board of Directors shall be entitled to rely on the advice it receives from the chief accounting officer and chief financial officer of the Company, and shall not be required to consult with any independent third party or have such determination approved by an independent third party.

"Pro Forma EBITDA" means, for any consecutive four fiscal quarter period, the aggregate amount of EBITDA for such period; provided, however, that (1) if since the beginning of such period the Company or any Subsidiary of the Company shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and (2) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, or shall have Issued Debt, the net proceeds of which are intended to be used to make such an Investment or acquisition and prior thereto, such proceeds are placed in escrow for such purpose, EBITDA for such period shall be calculated after giving Pro Forma effect thereto, as if such Investment or acquisition occurred on the first day of such period.

"Public Equity Offering" means an underwritten public offering of equity securities of the Company or Revlon, Inc. pursuant to an effective registration statement under the Securities Act.

"Put Amount" as of any date means, with respect to each $1,000 principal amount of Notes, 101% of the outstanding principal amount thereof as of the date of repurchase.

"Qualified Affiliate Debt" means (i) Debt Issued by the Company to MacAndrews & Forbes Holdings or its Affiliates in an aggregate principal amount at any time outstanding not to exceed $152.0 million (plus capitalized interest on such Debt, so long as such interest is calculated in the manner and in the amount as provided in the agreements relating to such Debt existing on the Indenture Date) and (ii) (A) Debt of the Company (other than Qualified Affiliate Debt described in clause (i)) Issued to an Affiliate of the Company representing amounts owing by the Company pursuant to the Tax Sharing Agreement and (B) Debt of the Company (other than Qualified Affiliate Debt described in clause (i)) Issued to an Affiliate of the Company to the extent of cash actually received by the Company, which cash either is required to be advanced or contributed to the Company pursuant to the terms of the Credit Agreement or any Refinancing thereof or, if not advanced or contributed to the Company, would lead to a default under the Credit Agreement or any Refinancing thereof, provided that all such Qualified Affiliate Debt Issued pursuant to this clause (ii) shall be subordinated to the Notes to at least the same extent as the 8 5/8% Senior Subordinated Notes are subordinated to the Notes.

"Qualified Equity Retirement" means a repayment, redemption, defeasance, retirement, purchase or repurchase or other acquisition of 8 5/8% Senior Subordinated Notes after the Indenture Date (i) in exchange for, or out of the cash proceeds of, the substantially concurrent Issue or sale of Capital Stock of the Company (other than Redeemable Stock and Exchangeable Stock and other than Capital Stock Issued or sold to a Subsidiary of the Company) or (ii) as a result of a substantially concurrent capital contribution to the Company (other than a cash capital contribution from a Subsidiary of the Company), including a capital contribution in the form of 8 5/8% Senior Subordinated Notes.

"Qualified Joint Venture" means a Person (other than a Subsidiary of the Company) controlled (as defined in the definition of an "Affiliate") by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Qualified Joint Venture) has an Investment.

"Rating Agencies" means S&P and Moody's or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody's or both, as the case may be.

"Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that only the portion of the Capital Stock which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date, shall be deemed to be Redeemable Stock; provided, further, however that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales" and such repurchase or redemption complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

"Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Costs" means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing.

"Registered Exchange Offer" has the meaning ascribed thereto in the Registration Agreement.

"Registration Agreement" means the Registration Agreement entered into by and among the Company and the Initial Purchasers concurrently with the consummation of the offering of the old notes.

"Revolving Credit Facility" means the revolving loan portion of the credit facilities evidenced by the Credit Agreement, as such portion of the Credit Agreement may be amended, extended, renewed,

restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any other revolving credit facilities, and any agreement (and related document) governing Debt Issued to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such portion of the Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders and whether Issued simultaneously with or at any time after the discharge of such Debt.

"S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

"Securities Act" means the Securities Act of 1933, as amended.

"Shelf Registration Statement" has the meaning ascribed thereto in the Registration Agreement.

"Significant Subsidiary" means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP).

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

"Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

"Subsidiary Guarantee" means a guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

"Subsidiary Guarantors" means, collectively, any Subsidiary that, subsequent to the Indenture Date, executes a Subsidiary Supplemental Indenture in the form attached to the Indenture.

"Tax Sharing Agreement" means (i) that certain Tax Sharing Agreement entered into as of March 26, 2004, among the Company, its Subsidiaries and Revlon, Inc., with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries, but only to the extent that the amounts payable from time to time by the Company or any such Subsidiary do not exceed the corresponding tax payments the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries, (ii) that certain agreement dated June 24, 1992, as amended, among the Company, certain of its Subsidiaries, Revlon Holdings LLC, Revlon, Inc. and MacAndrews & Forbes Holdings, and (iii) any

other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which MacAndrews & Forbes Holdings or any other Person is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

"Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Trustee" means the party named in the Indenture until a successor replaces it and, thereafter, means the successor.

"U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination. Except as described under "Certain Covenants—Limitation on Debt," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

"Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

"Wholly Owned Recourse Subsidiary" means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

Book-Entry, Delivery and Form

The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The old notes were also offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Following the initial distribution of Rule 144A Notes and Regulation S Notes, such old notes may be transferred to certain institutional "accredited investors" in the secondary market ("IAI Notes"). Except as set forth below, the old notes were issued and the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Rule 144A Notes were initially represented by one global note in registered form without interest coupons (the "Rule 144A Global Notes"). Regulation S Notes were initially represented by one global note in registered form without interest coupons (the "Regulation S Global Notes"). IAI Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "IAI Global Notes"). Beneficial ownership interests in the Regulation S Global Notes will be exchangeable for interests in Rule 144A Global Notes, an IAI Global Note or a definitive note in registered certificated form (a "Certificated Note") only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of the offering of the old notes (the "Distribution Compliance Period") and then only in compliance with the requirements described under "—Exchange of Global Notes for Certificated Notes." The new notes initially will be represented by one or more Global Notes in registered form without interest coupons. The Rule 144A Global Notes, the IAI Global Notes, the Regulation S Global Notes and the new notes are collectively referred to herein as the "Global Notes." The Global Notes are deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers of the new notes between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Among Global Notes

Beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period.

Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor" and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Registration Agreement

We entered into a registration agreement on August 16, 2005 with the initial purchasers of the old notes for the benefit of the holders of the old notes, pursuant to which we agreed to file with the SEC under the Securities Act the registration statement with respect to the new notes on Form S-4 of which this prospectus forms a part. For each old note validly tendered to us pursuant to the exchange offer, the holder of such old note will upon consummation of the exchange offer receive a new note having a principal amount equal to that of the tendered old note. Under existing SEC interpretations, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is required to be delivered. We have agreed for a period of 180 days after the expiration of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such new notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration agreement (including certain indemnification rights and obligations).

Each holder of old notes who wishes to exchange such old notes for new notes in the exchange offer will be required to make certain representations including representations that:

•	it is not our "affiliate," as defined in Rule 405 of the Securities Act or a broker-dealer that acquired the old notes directly from us;

•	any new notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes.

If the holder is not a participating broker-dealer, the holder, by tendering will also represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. Each broker-dealer that receives new notes for its own account in exchange for the old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed an underwriter and thus must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

In the event that applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, or if for any other reason the exchange offer is not consummated by the 210th day after the closing of the offering (which is March 14, 2006), we will, at our cost, (a) as promptly as practicable, file the shelf registration statement covering resales of the old notes, (b) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our best efforts to keep effective the shelf registration statement until two years after its effective date. We will, in the event of the shelf registration statement, provide to each holder of the old notes copies of the prospectus, which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder of notes who sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration agreement which are applicable to such a holder (including certain indemnification obligations).

If by the 90th day following the closing of the offering (which is November 14, 2005), a registration statement has not been filed with the SEC with respect to the exchange offer or the resale of the old notes (which condition we have already satisfied), the rate per annum at which the old notes bear interest will increase by 0.5% from and including such date, until but excluding the earlier of (i) the date such registration statement is filed and (ii) the 210th day after the closing of the offering (which is March 14, 2006); and if by the 210th day after the closing of the offering (which is March 14, 2006), neither (i) the exchange offer is consummated nor (ii) the shelf registration statement is declared effective, the rate per annum at which the notes bear interest will increase by 0.5% from and including such date, until but excluding the earlier of (i) the consummation of the exchange offer and (ii) the effective date of a shelf registration statement.

The following summary highlights the material provisions of the registration agreement. It does not restate the provisions of the registration agreement in their entirety. A copy of the registration agreement is included as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part.

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term expiration date means 5:00 p.m., New York City time,                   , 2005. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. We will extend the duration of the exchange offer as required by applicable law, and may choose to extend it if we decide to give holders of old notes more time to tender their old notes. In the event of any such extension, the term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $80.0 million aggregate principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all record holders of old notes that we know of.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice, together with a press release or other public announcement, of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary to ensure that at least five business days remain in the exchange offer following notice of the material change. We will give oral or written notice, together with a press release or other public announcement, of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedure for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

•	a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described under "—Book-Entry Transfer" below must be received by the exchange agent, on or prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the NYSE Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our or their sole discretion, duly executed by the holders with the signature thereon guaranteed by an Eligible Institution.

We (or the exchange agent on our behalf) in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer) as to any particular old note before the expiration date and the absolute right to waive, prior to our acceptance of such old notes, conditions related to the receipt of government approval, except that we will not waive any condition of the exchange offer with respect to an individual holder unless we waive that condition with respect to all holders. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent that, among other things:

•	you are not our affiliate or a broker-dealer that acquired the old notes directly from us;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business; and

•	you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent that the holder is not engaged in or does not intend to engage in a distribution of the old notes or the new notes.

If you engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the old notes or the new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes properly tendered promptly after the expiration date and will issue the new notes promptly after the expiration date. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuances of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, or an agent's message in lieu thereof, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent," on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, and the procedure for book-entry transfer cannot be completed prior to the expiration or termination or the exchange offer, a tender may be effected if:

•	prior to the expiration date, the exchange agent received from an Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent on our behalf will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration date of the exchange offer (or, with respect to governmental or regulatory approvals, which do not include whether or not the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC, prior to the acceptance of such old notes):

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. If such waiver constitutes a material change in this exchange offer, we will extend the exchange offer period if necessary to ensure that at least five business days remain in the exchange offer following notice of the material change. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time. All conditions to the exchange offer, other than those relating to governmental approvals necessary for consummation of the exchange offer, which do not include whether or not the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC, must be satisfied or waived by us prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement on Form S-4 of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent
U.S. Bank National Association
Attn: Specialized Finance Department
EP-MN-WS3C
60 Livingston Avenue
St. Paul, Minnesota 55107

For Information Call: 1-800-934-6802

For Facsimile Transmission: 1-651-495-8158

Confirm by Telephone: 1-800-934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees And Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitations may be made by telephone, facsimile or in person by us and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in its accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC's staff;

•	will not be able to tender its old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

RECENT FINANCING TRANSACTIONS

The Spring 2005 Refinancing Transactions

On March 16, 2005, we completed the sale of $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes. The proceeds from such offering of the Original March 2005 9½% Senior Notes were used to redeem all of the $116.2 million aggregate principal amount outstanding of the 8 1/8% Senior Notes, plus accrued interest, and all of the $75.5 million aggregate principal amount outstanding of the 9% Senior Notes, plus accrued interest and applicable premium, to prepay $100.0 million of indebtedness outstanding under the term loan facility of the 2004 credit agreement, together with accrued interest and the associated $5.1 million prepayment fee, and to pay approximately $7.0 million in certain fees and expenses associated with the issuance of the Original March 2005 9½% Senior Notes and the exchange offer related to such notes.

On June 21, 2005, all of the Original March 2005 9½% Senior Notes which were issued by us on March 16, 2005 were exchanged for the Registered March 2005 9½% Senior Notes, which have substantially identical terms to the Original March 2005 9½% Senior Notes, except that the Registered March 2005 9½% Senior Notes are registered with the SEC under the Securities Act, and certain transfer restrictions, registration rights and penalty interest rate provisions that were originally applicable to the Original March 2005 9½% Senior Notes do not apply to the Registered March 2005 9½% Senior Notes. After the exchange of the old notes for the new notes, the new notes will be identical to, have the same CUSIP number as and will trade freely with, the Registered March 2005 9½% Senior Notes.

The August 2005 Transactions

In August 2005, we completed the August 2005 Transactions, which consisted of the following elements:

•	The August 16, 2005 issuance of $80.0 million aggregate principal amount of old notes (i) to help fund investments in our brand initiatives and for general corporate purposes and (ii) to pay fees and expenses of approximately $3.0 million in connection with the issuance of the old notes and this exchange offer;

•	The August 4, 2005 amendment to the 2004 Investment Agreement between MacAndrews & Forbes and Revlon, Inc. to increase MacAndrews & Forbes' commitment to back-stop Revlon, Inc.'s planned issuance of $185.0 million of equity by March 31, 2006 by purchasing such additional equity as necessary to ensure that Revlon, Inc. issues $185.0 million of equity by such date; and

•	The August 4, 2005 amendment to the 2004 Consolidated MacAndrews & Forbes Line of Credit, with current availability of $87.0 million, to extend its term through the earlier of the date that Revlon, Inc. consummates its $185.0 million equity issuance or March 31, 2006 (provided that in no case will such line of credit terminate prior to its previous expiration date of December 1, 2005) and to provide that such line of credit is available to assist us in funding our investments in our brand initiatives.

Entry into the 2004 Credit Agreement

On July 9, 2004, we entered into the 2004 credit agreement, which originally provided up to $960.0 million and, before giving effect to our $100.0 million term loan prepayment in March 2005, consisted of an $800.0 million term loan facility and now consists of a $700.0 million term loan facility, and a $160.0 million asset-based multi-currency revolving credit facility. During July and August 2004, we used the proceeds of borrowings under the 2004 credit agreement to repay in full the $290.5 million of outstanding indebtedness (including accrued interest) under our 2001 credit agreement, which otherwise would have matured in 2005, to purchase and redeem in July and August 2004 all of the $363.0 million aggregate principal amount outstanding of our 12% Senior Secured Notes for a purchase price of approximately $412.3 million (including the applicable premium and accrued interest), and to pay fees and expenses incurred in connection with the refinancing of the 2001 credit agreement, the tender offer for the 12% Senior Secured Notes and the Revlon Exchange Transactions described below, including the payment of expenses related to a refinancing that we launched in May 2004 but did not consummate. See "Description of Other Indebtedness—The 2004 Credit Agreement." On November 1, 2005, the term loan facility of the 2004 credit agreement was fully drawn, with $700.0 million of term loan indebtedness outstanding, and availability under the multi-currency revolving credit facility, based upon the calculated borrowing base less outstanding borrowings and letters of credit, was $121.6 million.

The Debt Reduction Transactions

General

In March 2004, Revlon, Inc. completed the Revlon Exchange Transactions, a series of debt-for-equity exchange offers and related transactions, pursuant to which approximately $133.8 million, $174.5 million and $322.9 million aggregate principal amounts of our 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes, respectively, $172.7 million aggregate amount of certain of our other indebtedness owed to MacAndrews & Forbes under certain term loans and subordinated promissory notes and $54.6 million of Revlon, Inc. preferred stock formerly held by MacAndrews & Forbes were exchanged for or converted into an aggregate of approximately 299.9 million shares of Revlon Class A common stock (including in respect of interest on such exchange debt). MacAndrews & Forbes and Fidelity participated in the Revlon Exchange Transactions on negotiated terms, pursuant to which, among other things, MacAndrews & Forbes and Fidelity exchanged an aggregate of $287.7 million and $195.8 million (together in each case with accrued and unpaid interest thereon) of Revlon Exchange Notes, respectively. As a result of the Revlon Exchange Transactions, we reduced debt by approximately $804 million at March 25, 2004 and significantly reduced our annual interest expense.

In addition to the Revlon Exchange Transactions, pursuant to the 2004 Investment Agreement entered into by Revlon, Inc. and MacAndrews & Forbes in connection with Revlon Exchange Transactions, Revlon, Inc. committed to issue, and MacAndrews & Forbes committed to back-stop the issuance of, equity in the amount of approximately $110 million by March 31, 2006. On August 4, 2005, Revlon, Inc. announced its plans to issue $185.0 million of equity by March 31, 2006. The $185.0 million equity issuance would consist of the approximately $110 million of equity that Revlon, Inc. was previously committed to issue by March 31, 2006 and an additional $75 million of equity that Revlon, Inc. intends to issue by the same date. On August 4, 2005, Revlon, Inc. and MacAndrews & Forbes amended the 2004 Investment Agreement to increase MacAndrews & Forbes' commitment to back-stop Revlon, Inc.'s planned equity issuance by purchasing such additional equity as necessary to ensure that Revlon, Inc. issues $185.0 million of equity by March 31, 2006. Revlon, Inc. has committed to contribute the proceeds from approximately $110 million of its $185.0 million equity issuance to us to reduce our debt, pursuant to the 2004 Investment Agreement, as previously disclosed, and plans to provide the balance of the proceeds from its $185.0 million equity issuance to us for general corporate purposes.

We refer to the approximately $110 million portion of Revlon, Inc.'s planned equity issuance, together with the Revlon Exchange Transactions, collectively, as the Debt Reduction Transactions. The terms of the equity issuance to be conducted in connection with the Debt Reduction Transactions, including the subscription prices, will be determined by Revlon, Inc.'s Board of Directors and publicly announced at the appropriate times. MacAndrews & Forbes' obligations to acquire capital stock pursuant to the 2004 Investment Agreement are subject to customary conditions. The 2004 Investment Agreement cannot be waived or amended without the prior written consent of Fidelity.

Certain Other Agreements Related to the Debt Reduction Transactions

Registration Rights.    In connection with the closing of the Revlon Exchange Transactions and pursuant to the 2004 Investment Agreement, MacAndrews & Forbes executed a joinder agreement that provided that MacAndrews & Forbes is a "Holder" (as defined in the registration rights agreement) under, and that all shares owned by MacAndrews & Forbes will be deemed to be registrable securities under, the registration rights agreement initially entered into prior to the consummation of our initial public equity offering with Revlon Worldwide Corporation (subsequently merged into REV Holdings), the then direct parent of Revlon, Inc., as subsequently amended and modified.

Voting and Other Support.    In addition, MacAndrews & Forbes agreed to use its commercially reasonable best efforts to take, or cause to be taken, all commercially reasonable actions to facilitate, all of the transactions contemplated by the 2004 Investment Agreement as described above. MacAndrews & Forbes has further agreed to vote all of its shares of Revlon, Inc. voting stock in favor of, or consent to, all of the transactions contemplated by the 2004 Investment Agreement as described above.

Stockholders Agreement.    In connection with the Revlon Exchange Transactions, Revlon, Inc. and Fidelity entered into a stockholders agreement pursuant to which, among other things, (i) Revlon, Inc. agreed to continue to maintain a majority of independent directors (as defined by NYSE listing standards) on its Board of Directors, as it currently does; (ii) Revlon, Inc. would establish and maintain a Nominating and Corporate Governance Committee of the Board of Directors, which it formed in March 2004; and (iii) Revlon, Inc. agreed to certain restrictions with respect to it conducting any business or entering into any transactions or series of related transactions with any of its affiliates, any holders of 10% or more of the outstanding voting stock or any affiliates of such holders (in each case, other than its subsidiaries). The stockholders agreement will terminate at such time as Fidelity ceases to be the beneficial holder of at least 5% of Revlon, Inc.'s outstanding voting stock.

Deconsolidation and Tax Sharing Agreement.    As a result of the closing of the Revlon Exchange Transactions, as of the end of the day on March 25, 2004, Revlon, Inc., Products Corporation and its U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for federal income tax purposes.

The Code, and the Treasury regulations issued thereunder govern both the calculation of the amount and allocation to the members of the MacAndrews & Forbes Group of any consolidated United States federal net operating losses of the group ("CNOLs") that will be available to offset Revlon, Inc.'s taxable income and the taxable income of its U.S. subsidiaries, including Products Corporation, for the taxable years beginning after March 25, 2004.

Until MacAndrews & Forbes Holdings completes the filing of its 2004 consolidated federal income tax return, it is impossible to estimate accurately the amount of CNOLs that will be allocated to Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, as of December 31, 2004 because various factors could increase or decrease or eliminate these amounts. These factors include, but are not limited to, the amount and nature of the income, gains or losses that the other members of the MacAndrews & Forbes Group recognize in the taxable year 2004 because any CNOLs are, pursuant to the Code and Treasury regulations, first used to offset the taxable income of the MacAndrews & Forbes Group for its entire tax year ending December 31, 2004. Only the amount of any CNOLs that the MacAndrews & Forbes Holdings consolidated group does not absorb by December 31, 2004 will be available to be allocated to Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, for their taxable years beginning on March 26, 2004. Subject to the foregoing, it is currently estimated that we had approximately $410 million in United States federal net operating losses and $10 million of alternative minimum tax losses available to Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, as of March 25, 2004.

Any losses that Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, may generate after March 25, 2004 will be available to Revlon, Inc. for it and its U.S. subsidiaries', including Products Corporation's, use and will not be available for the use of the MacAndrews & Forbes Group.

As a result of the Revlon Exchange Transactions, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation's federal taxable income and loss will be included in such group's consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into the Revlon Tax Sharing Agreement pursuant to which Products Corporation will be required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities. The 2004 credit agreement does not prohibit payments from Products Corporation to Revlon, Inc. to the extent required under the new tax sharing agreement. As a result of tax net operating losses, we expect that there will be no federal tax payments or payments in lieu of taxes from us to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2004 or 2005.

DESCRIPTION OF OTHER INDEBTEDNESS

Each of the following summaries of our indebtedness is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments are available upon request to us.

The 2004 Credit Agreement

On July 9, 2004, we entered into the 2004 credit agreement with certain of our subsidiaries as local borrowing subsidiaries, a syndicate of lenders, whose individual members change from time to time, and Citicorp USA, Inc., as multi-currency administrative agent, term loan administrative agent and collateral agent. The 2004 credit agreement originally provided up to $960.0 million and, before giving effect to our $100.0 million prepayment of the term loans in March 2005, consisted of an $800.0 million term loan facility and now consists of a $700.0 million term loan facility (the "Term Loan Facility") and a $160.0 million asset-based multi-currency revolving credit facility (the "Multi-Currency Facility") (the Term Loan Facility and the Multi-Currency Facility are referred to together as the "Credit Facilities"). We may request that the Multi-Currency Facility be increased, from time to time, in an aggregate amount not to exceed $50.0 million, subject to certain exceptions and subject to the lenders' agreement to provide such increase. The availability under the Multi-Currency Facility varies based upon a borrowing base that is determined relative to the value, from time to time, of eligible accounts receivable, eligible inventory and eligible real property and equipment in the U.S. and the U.K. The Multi-Currency Facility is available to: (i) us in revolving credit loans denominated in U.S. dollars, (ii) us in swing line loans denominated in U.S. dollars up to $25.0 million, (iii) us in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $50.0 million and (iv) us and certain of our international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies, in each case subject to borrowing base availability. If the value of the eligible assets is not sufficient to support the $160.0 million borrowing base, we will not have full access to the Multi-Currency Facility. Our ability to make borrowings under the Multi-Currency Facility is also conditioned upon the satisfaction of certain conditions precedent and our compliance with other covenants in the 2004 credit agreement, including a fixed charge coverage ratio that applies when the excess borrowing base is less than $30.0 million.

The Multi-Currency Facility will terminate on July 9, 2009 and the loans under the Term Loan Facility will mature on July 9, 2010; provided that the Credit Facilities will terminate on October 30, 2007 if the 8 5/8% Senior Subordinated Notes are not redeemed, repurchased, defeased or repaid as provided in the 2004 credit agreement on or before such date such that not more than $25.0 million in aggregate principal amount of such 8 5/8% Senior Subordinated Notes remains outstanding.

We used the $800.0 million of proceeds from borrowings under the Term Loan Facility to repay in full the $290.5 million of outstanding indebtedness (including accrued interest) under the 2001 credit agreement, which otherwise would have matured in 2005, to purchase and redeem in July and August 2004 all of the $363.0 million aggregate principal amount of the 12% Senior Secured Notes for a purchase price of approximately $412.3 million (including the applicable premium and accrued interest), and to pay fees and expenses incurred in connection with the refinancing of the 2001 credit agreement, the tender offer for the 12% Senior Secured Notes and the Revlon Exchange Transactions, including the payment of expenses related to a refinancing that we launched in May 2004 but did not consummate. In March 2005, we prepaid $100.0 million of indebtedness outstanding under the Term Loan Facility, together with accrued interest and the $5.1 million prepayment fee associated with such prepayment, using proceeds from our issuance of the Original March 2005 9½% Senior Notes. At November 1, 2005, the Term Loan Facility was fully drawn and availability under the Multi-Currency Facility, based upon the calculated borrowing base less outstanding borrowings and letters of credit, was $121.6 million.

Borrowings under the Multi-Currency Facility (other than loans in foreign currencies) bear interest at a rate equal to, at our option, either (A) the Alternate Base Rate (as defined in our 2004 credit agreement) plus 1.50%; or (B) the Eurodollar Rate (as defined in the 2004 credit agreement)

plus 2.50%. Loans in foreign currencies bear interest in certain limited circumstances or if mutually acceptable to us and the relevant foreign lenders at the Local Rate (as defined in the 2004 credit agreement), and otherwise at the Eurocurrency Rate (as defined in the 2004 credit agreement), in each case plus 2.50%. The loans under the Term Loan Facility bear interest at a rate equal to, at our option, either (A) the Alternate Base Rate (as defined in our 2004 credit agreement) plus 5.00%; or (B) the Eurodollar Rate (as defined in the 2004 credit agreement) plus 6.00%. At November 1, 2005, the weighted average rate for borrowings under the Term Loan Facility was 9.86%. We pay to those lenders under the Multi-Currency Facility a commitment fee of 0.50% of the average daily unused portion of the Multi-Currency Facility, which fee is payable quarterly in arrears. Under the Multi-Currency Facility, we pay (i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (as defined in our 2004 credit agreement) (which fee is retained by the foreign lenders out of the portion of the Applicable Margin (as defined in the 2004 credit agreement) payable to such foreign lender), (ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans, (iii) to the multi-currency lenders a letter of credit commission equal to (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) times (b) the aggregate undrawn face amount of letters of credit and (iv) to the issuing lender a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit (which fee is a portion of the Applicable Margin).

Prior to the termination date of the Term Loan Facility, on October 15, January 15, April 15 and July 15 of each year (commencing October 15, 2005) we are required to repay $2.0 million in aggregate principal amount of the term loans outstanding under the Term Loan Facility on each respective date. In addition, the loans under the Term Loan Facility are required to be prepaid with: (i) the net proceeds in excess of $10.0 million each year (subject to limited carryover to subsequent years) received during such year from sales of Term Loan First Lien Collateral (as defined below) by us or any of our subsidiary guarantors under the 2004 credit agreement (and in excess of an additional $25.0 million in the aggregate during the term of the Credit Facilities with respect to certain specified dispositions), subject to certain limited exceptions (with the net proceeds of the first $25.0 million of specified dispositions referred to above or the sale of any other collateral required to be used to prepay loans under the Multi-Currency Facility without any permanent reduction thereof), (ii) certain net proceeds from equity offerings by Revlon, Inc. that are not used to redeem, repurchase or defease our 8 1/8% Senior Notes (which have been redeemed in full), our 9% Senior Notes (which have been redeemed in full), our 8 5/8% Senior Subordinated Notes or certain other indebtedness, (iii) the net proceeds from the issuance by us or any of our subsidiaries of certain additional debt (with any balance being used to reduce permanently the commitments under the Multi-Currency Facility) and (iv) 50% of our Excess Cash Flow (as defined in our 2004 credit agreement) for any fiscal year. Any loans under the Term Loan Facility prepaid on or before July 9, 2007 or upon an optional prepayment, must be accompanied by a premium in an amount equal to 5% of the amount prepaid if on or before July 9, 2005, 3% thereafter but on or before July 9, 2006 and 1% thereafter but on or before July 9, 2007. In addition, the loans under the Multi-Currency Facility are required to be prepaid (but without any permanent reduction thereof) to the extent that the amounts outstanding at any time exceed the borrowing base at that time or from available funds if and to the extent that the excess borrowing base at any time is less than $30.0 million.

The Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, our domestic subsidiaries. Our obligations under the Credit Facilities and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of our and the subsidiary guarantors' assets, including (i) mortgages on owned real property, including our facilities in Oxford, North Carolina and Irvington, New Jersey; (ii) our and the subsidiary guarantors' capital stock and 66% of the capital stock of our and the subsidiary guarantors' first-tier foreign subsidiaries; (iii) our and the subsidiary guarantors' intellectual property and other intangible property; and (iv) our and the subsidiary guarantors' inventory, accounts receivable, equipment, investment property and deposit accounts. The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than our and our subsidiaries' capital stock), real property, equipment, fixtures and certain related intangible property secure the Multi-Currency Facility on a first priority basis and the Term Loan Facility on a second priority basis, while the liens on our and our subsidiaries' capital stock and intellectual property and certain other intangible property (the "Term Loan First Lien Collateral") secure the Term Loan Facility on a first priority basis and the Multi-Currency Facility on a second priority basis, all as set forth in an Intercreditor and Collateral Agency Agreement by and among us and the lenders, which also provides that the first priority liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by us, such as foreign exchange and interest rate hedging obligations, cash management obligations and certain foreign working capital lines, provided that to the extent such obligations and lines share in the collateral, the borrowing base is reduced by a reserve established from time to time by the bank agent in respect of such obligations and lines.

The 2004 credit agreement contains various restrictive covenants prohibiting us and our subsidiaries from, among other things,

•	incurring additional indebtedness or guarantees, with certain limited exceptions;

•	making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain limited exceptions;

•	creating liens or other encumbrances on our or our subsidiaries' assets or revenues, granting negative pledges or selling or transferring any of our or our subsidiaries' assets, all subject to certain limited exceptions;

•	with certain limited exceptions, engaging in merger or acquisition transactions;

•	prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain limited exceptions (including, without limitation, exceptions that permit us to prepay our 8 5/8% Senior Subordinated Notes with the proceeds from approximately $110 million of certain equity issuances, including from the $185.0 million of equity that Revlon, Inc. plans to issue prior to March 31, 2006);

•	making investments, subject to certain limited exceptions; and

•	entering into transactions with our affiliates other than upon terms no less favorable to us or our subsidiaries than could be obtained in an arm's length transaction or selling or otherwise disposing of any material asset to any of our affiliates.

In addition to the foregoing, our 2004 credit agreement contains financial covenants limiting our senior secured leverage ratio (the ratio of our Senior Secured Debt to EBITDA, as each such term is defined in the 2004 credit agreement) to 5.50 to 1.00 for the four fiscal consecutive quarters ending during the period from December 31, 2004 to September 30, 2005; 5.00 to 1.00 for the four consecutive fiscal quarters ending during the period from December 31, 2005 to December 31, 2006; and 4.50 to 1.00 for the four consecutive fiscal quarters ending March 31, 2007 and each subsequent quarter until the maturity date of our 2004 credit agreement, and, under certain circumstances requiring us to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in our 2004 credit agreement) of 1.00 to 1.00.

The Events of Default under our 2004 credit agreement include:

•	nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

•	non-compliance with the covenants in our 2004 credit agreement or the ancillary security documents, subject in certain instances to grace periods;

•	the institution of any bankruptcy, insolvency or similar proceeding by or against us, any of our subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

•	default by Revlon, Inc., or any of its subsidiaries (i) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $5.0 million in aggregate principal amount or (ii) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $5.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default or other event is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

•	the failure by us, certain of our subsidiaries or Revlon, Inc., to pay certain material judgments;

•	a change of control such that (i) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of our capital stock, (ii) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to "control" us, and any other person or group of persons owns more than 25% of the total voting power of Revlon, Inc., (iii) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall "control" us or (iv) the directors serving on our board of directors on the closing date of our 2004 credit agreement (or other directors nominated by at least 66 2/3% of such continuing directors) shall cease to be a majority of the directors;

•	the failure by Revlon, Inc. (i) to conduct an approximately $110 million equity issuance and to transfer the proceeds of such offering to us to reduce our outstanding indebtedness by March 31, 2006 or (ii) to contribute to us all of the proceeds it receives from any other sale of its equity securities or our capital stock, subject to certain limited exceptions;

•	the failure of any of our, our subsidiaries' or Revlon, Inc.'s representations or warranties in any of the documents entered into in connection with our 2004 credit agreement to be correct, true and not misleading in all material respects when made or confirmed;

•	the conduct by Revlon, Inc., of any meaningful business activities other than those that are customary for a publicly traded holding company which is not itself an operating company, including the ownership of meaningful assets (other than our capital stock) or the incurrence of debt, in each case subject to limited exceptions;

•	MacAndrews & Forbes' failure to fund any binding commitment under our 2004 Consolidated MacAndrews & Forbes Line of Credit; and

•	the failure of certain of our affiliates which hold our or our subsidiaries' indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness under certain circumstances until the obligations under our 2004 credit agreement have been paid in full.

The March 2005 9½% Senior Notes

On March 16, 2005, we issued $310.0 million aggregate principal amount of the Original March 2005 9½% Senior Notes. The exchange offer related to the Original March 2005 9½% Senior Notes closed on June 21, 2005. The exchange offer described herein applies only to the $80.0 million aggregate principal amount of 9½% Senior Notes that we issued on August 16, 2005 as additional debt securities under the indenture pursuant to which we issued the Original March 2005 9½% Senior Notes and the Registered March 2005 9½% Senior Notes. See "Description of Notes."

The 8 5/8% Senior Subordinated Notes

As of November 1, 2005, there was outstanding $327.0 million aggregate principal amount of our 8 5/8% Senior Subordinated Notes. The 8 5/8% Senior Subordinated Notes are general unsecured obligations of ours and are (i) subordinated in right of payment to all our existing and future Senior Debt (as defined in the indenture relating to the 8 5/8% Senior Subordinated Notes), including senior debt under the notes and our indebtedness under our 2004 credit agreement and our 2004

Consolidated MacAndrews & Forbes Line of Credit, (ii) pari passu in right of payment with all our future senior subordinated debt, if any, and (iii) senior in right of payment to all our future subordinated debt, if any. The 8 5/8% Senior Subordinated Notes are structurally subordinated to the outstanding indebtedness and other liabilities of our subsidiaries. Interest is payable semi-annually on February 1 and August 1.

The 8 5/8% Senior Subordinated Notes are due February 1, 2008 and may be redeemed at our option in whole or from time to time in part at any time on or after February 1, 2003 at the redemption prices set forth in the indenture governing the 8 5/8% Senior Subordinated Notes, plus accrued and unpaid interest, if any, to the date of redemption. In 2004, approximately $322.9 million principal amount of our 8 5/8% Senior Subordinated Notes were exchanged for Revlon Class A common stock in the Revlon Exchange Transactions. See "Recent Financing Transactions—The Debt Reduction Transactions."

Upon a Change of Control (as defined in the indenture governing our 8 5/8% Senior Subordinated Notes), we will have the option to redeem our 8 5/8% Senior Subordinated Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the indenture governing our 8 5/8% Senior Subordinated Notes) and, subject to certain conditions, each holder of our 8 5/8% Senior Subordinated Notes will have the right to require us to repurchase all or a portion of such holder's 8 5/8% Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The indenture governing our 8 5/8% Senior Subordinated Notes contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by us, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by our subsidiaries, (iv) the payment of dividends on our capital stock and that of our subsidiaries and the redemption of our capital stock, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all of our assets and (viii) the issuance of additional subordinated debt that is senior in right of payment to our 8 5/8% Senior Subordinated Notes. The indenture governing our 8 5/8% Senior Subordinated Notes also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. The indenture governing our 8 5/8% Senior Subordinated Notes also contains customary events of default for debt instruments of such type.

The indenture governing our 8 5/8% Senior Subordinated Notes includes a cross acceleration provision which provides that it shall be an event of default under such indenture if any Debt (as defined in such indenture) of us or any of our Significant Subsidiaries (as defined in such indenture) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for ten days after notice from the trustee under such indenture. If any such event of default occurs, the trustee under such indenture or the holders of at least 25% in principal amount of the outstanding notes under such indenture may declare all such notes to be due and payable immediately, provided that the holders of a majority in aggregate principal amount of the outstanding notes under such indenture may, by notice to the trustee, waive any such default or event of default and its consequences under such indenture.

On February 11, 2004, Revlon, Inc., agreed to guarantee our obligations under the indenture governing our 8 5/8% Senior Subordinated Notes. The guarantee is subordinated in right of payment to Revlon, Inc.'s guarantee of our obligations under the 2004 credit agreement.

The 2004 Consolidated MacAndrews & Forbes Line of Credit

On July 9, 2004, we and MacAndrews & Forbes Inc. entered into an agreement, which effective as of August 10, 2004 amended, restated and consolidated the facilities for the MacAndrews & Forbes $65 million line of credit and the 2004 MacAndrews & Forbes $125 million term loan (as to which, after the Revlon Exchange Transactions, the total term loan availability was $87.0 million) into a single consolidated line of credit, the 2004 Consolidated MacAndrews & Forbes Line of Credit, which was further amended on August 4, 2005. As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit had availability of $87.0 million. The commitment under the 2004 Consolidated MacAndrews & Forbes Line of Credit reduced to $87.0 million from $152.0 million on July 1, 2005 and, after giving effect to the August 4, 2005 amendment, terminates on the earlier of the date that Revlon, Inc. consummates its planned $185.0 million equity issuance or March 31, 2006 (provided that in no case will such line of credit terminate prior to its previous expiration date of December 1, 2005). The 2004 Consolidated MacAndrews & Forbes Line of Credit was also amended to provide that such line of credit is available to us to assist us in funding our investments in our brand initiatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Overview of Financing Activities" and "Summary—The August 2005 Transactions."

Loans are available under the 2004 Consolidated MacAndrews & Forbes Line of Credit if (i) the Multi-Currency Facility under the 2004 credit agreement has been substantially drawn (after taking into account anticipated needs for Local Loans (as defined in our 2004 credit agreement) and letters of credit), (ii) such borrowing is necessary to cause the excess borrowing base under the Multi-Currency Facility to remain greater than $30.0 million, (iii) additional revolving loans are not available under our Multi-Currency Facility, (iv) such borrowing is reasonably necessary to prevent or to cure a default or event of default under the 2004 Credit Agreement, or (v) we request such loan to assist us in funding our investments in our brand initiatives.

Loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit bear interest (which is not payable in cash but is capitalized quarterly in arrears) at a rate per annum equal to the lesser of (a) 12.0% and (b) 0.25% less than the rate payable from time to time on Eurodollar loans under the Term Loan Facility under the 2004 credit agreement, which on November 1, 2005 was 9.86%, provided, that at any time that the Eurodollar Base Rate under the 2004 credit agreement is equal to or greater than 3.0%, the applicable rate on loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit will be equal to the lesser of (x) 12.0% and (y) 5.25% over the Eurodollar Base Rate then in effect. As of November 1, 2005, the 2004 Consolidated MacAndrews & Forbes Line of Credit was undrawn.

The 2004 Consolidated MacAndrews & Forbes Line of Credit incorporates by reference certain covenants from the indenture governing the 9% Senior Notes, which continue even though the 9% Senior Notes were retired. The covenants provide that upon a Change of Control (as defined in the indenture that governed the 9% Senior Notes), we will be required to pay off all outstanding loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit in full. These covenants also include restrictions and limitations on us with respect to (i) the issuance of additional debt and redeemable stock by us, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by our subsidiaries, (iv) payments with respect to our capital stock and that of our subsidiaries and the redemption of our capital stock, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of our assets. The covenants also prohibit certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to certain important qualifications. The 2004 Consolidated MacAndrews & Forbes Line of Credit also contains customary events of default for debt instruments of such type.

The 2004 Consolidated MacAndrews & Forbes Line of Credit includes a cross acceleration provision which provides that it shall be an event of default under the 2004 Consolidated MacAndrews & Forbes Line of Credit if any Debt (as defined in the indenture governing the 9% Senior Notes) of us or any of our Significant Subsidiaries (as defined in such indenture) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for ten days following notice from MacAndrews & Forbes. If any such event of default occurs, the 2004 Consolidated MacAndrews & Forbes Line of Credit may, and in some cases will, be terminated, and all loans thereunder will be declared to be due and payable immediately.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the anticipated material U.S. federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

Exchange of Old Notes for New Notes

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss for U.S. federal income tax purposes as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until              , 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Robert K. Kretzman, our Executive Vice President, Chief Legal Officer, General Counsel and Secretary. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us and Revlon, Inc.) in connection with certain legal matters. Mr. Kretzman derives his compensation from us and is a participant in various employee benefit plans offered by us to our employees generally.

EXPERTS

The audited consolidated financial statements and the related financial statement schedule of Revlon Consumer Products Corporation, as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 of which this prospectus is a part, with the SEC relating to this exchange offer. This prospectus does not contain all the information in the registration statement and the exhibits and financial statements included with the registration statement on Form S-4. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement on Form S-4 for copies of the actual contracts, agreements or documents. You may read and copy the registration statement on Form S-4, the related exhibits and other material we may file with the SEC at the SEC's public reference room in Washington, D.C. at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of our filings, at no cost, by writing or telephoning us at the following address or phone number:

Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
Telephone: (212) 527-4000
Attention: Investor Relations

We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will continue to file periodic reports and other information with the SEC. Such reports and other information can be inspected and copied at the locations set forth above.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Revlon Consumer Products Corporation:

We have audited the accompanying consolidated balance sheets of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's deficiency and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed on the index on page F-1. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York
March 9, 2005

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$120.8	$56.5
Trade receivables, less allowances of $19.0 and $19.4 as of December 31, 2004 and 2003, respectively	200.6	182.5
Inventories	154.7	142.7
Prepaid expenses and other	67.8	46.6
Total current assets	543.9	428.3
Property, plant and equipment, net	118.7	132.1
Other assets	149.9	144.2
Goodwill, net	186.1	186.1
Total assets	$998.6	$890.7
LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
Short-term borrowings—third parties	$36.6	$28.0
Current portion of long-term debt—third parties	10.5	—
Accounts payable	95.2	97.4
Accrued expenses and other	283.2	322.0
Total current liabilities	425.5	447.4
Long-term debt—third parties	1,308.2	1,723.3
Long-term debt—affiliates	—	146.2
Other long-term liabilities	286.7	301.0

Stockholder's deficiency:
Preferred stock, par value $1.00 per share; 1,000 shares authorized, 546 shares of Series A Preferred Stock issued and outstanding	54.6	54.6
Common Stock, par value $1.00 per share; 10,000 shares as of December 31, 2004 and 1,000 shares as of December 31, 2003 authorized, respectively, and 5,260 shares as of December 31, 2004 and 1,000 shares as of December 31, 2003 issued and outstanding, respectively	—	—
Additional paid-in-capital (capital deficiency)	706.5	(152.3)
Accumulated deficit	(1,646.1)	(1,503.3)
Deferred compensation	(12.5)	(4.2)
Accumulated other comprehensive loss	(124.3)	(122.0)
Total stockholder's deficiency	(1,021.8)	(1,727.2)
Total liabilities and stockholder's deficiency	$998.6	$890.7

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	Year Ended December 31,
	2004	2003	2002
Net sales	$1,297.2	$1,299.3	$1,119.4
Cost of sales	485.3	501.1	503.7
Gross profit	811.9	798.2	615.7
Selling, general and administrative expenses	716.4	769.7	711.1
Restructuring costs and other, net	5.8	6.0	13.6

Operating income (loss)	89.7	22.5	(109.0)
Other expenses (income):
Interest expense	130.8	174.5	159.0
Interest income	(3.1)	(2.7)	(2.1)
Amortization of debt issuance costs	8.2	8.9	7.7
Foreign currency (gains) losses, net	(5.2)	(5.0)	1.4
Loss on sale of brand and facilities, net	—	—	1.0
Loss on early extinguishment of debt	90.7	—	—
Miscellaneous, net	2.0	0.5	1.2
Other expenses, net	223.4	176.2	168.2
Loss before income taxes	(133.7)	(153.7)	(277.2)
Provision for income taxes	9.1	0.3	4.6
Net loss	$(142.8)	$(154.0)	$(281.8)

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY
AND COMPREHENSIVE LOSS
(dollars in millions)

	Preferred Stock	Additional Paid-In- Capital (Capital Deficiency)	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Loss	Total Stockholder's Deficiency
Balance, January 1, 2002	$54.6	$(206.1)	$(1,067.5)	$(8.1)	$(61.1)	$(1,288.2)
Amortization of deferred compensation				1.7		1.7
Comprehensive loss:
Net loss			(281.8)			(281.8)
Adjustment for minimum pension liability					(67.5)	(67.5)
Revaluation of foreign currency forward exchange contracts					(0.1)	(0.1)
Currency translation adjustment					(4.0)	(4.0)
Total comprehensive loss						(353.4)
Balance, December 31, 2002	54.6	(206.1)	(1,349.3)	(6.4)	(132.7)	(1,639.9)
Net proceeds from 2003 Rights Offering (See Note 9)		46.9				46.9
Reduction of liabilities assumed from indirect parent		6.9 (a)				6.9
Amortization of deferred compensation				2.2		2.2
Comprehensive loss:
Net loss			(154.0)			(154.0)
Adjustment for minimum pension liability					1.5	1.5
Revaluation of foreign currency forward exchange contracts					(1.4)	(1.4)
Currency translation adjustment					10.6	10.6
Total comprehensive loss						(143.3)
Balance, December 31, 2003	54.6	(152.3)	(1,503.3)	(4.2)	(122.0)	(1,727.2)
Revlon Exchange Transactions (b)		827.7				827.7
Reduction of liabilities assumed from indirect parent		16.4 (a)				16.4
Stock-based compensation		14.7		(14.7)		—
Amortization of deferred compensation				6.4		6.4
Comprehensive loss:
Net loss (b)			(142.8)			(142.8)
Adjustment for minimum pension liability					(1.6)	(1.6)
Revaluation of foreign currency forward exchange contracts					(1.3)	(1.3)
Currency translation adjustment					0.6	0.6
Total comprehensive loss						(145.1)
Balance, December 31, 2004	$54.6	$706.5	$(1,646.1)	$(12.5)	$(124.3)	$(1,021.8)

(a)	During 2003, the Company resolved various tax audits, which resulted in a tax benefit of $13.9 of which $6.9 was recorded directly to capital deficiency since it relates to liabilities assumed by Revlon Consumer Products Corporation in connection with the transfer agreements related to Revlon Consumer Products Corporation's formation in 1992. During 2004, the Company resolved various state and federal tax audits and determined that certain tax liabilities assumed by Revlon Consumer Products Corporation in connection with transfer agreements related to Revlon Consumer Products Corporation's formation in 1992 were no longer probable. As a result, $16.4 was recorded directly to capital deficiency. (See Note 15).

(b)	The change in Additional Paid-in-Capital (Capital Deficiency) and a portion of Accumulated Deficit are a result of the consummation of the Revlon Exchange Transactions. (See Note 9).

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(142.8)	$(154.0)	$(281.8)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	106.1	107.6	114.6
Amortization of debt discount	1.8	3.1	2.6
Stock compensation amortization	6.4	2.2	1.7
Loss on early extinguishment of debt	77.3	—	—
Loss on sale of brand and certain assets, net	—	—	1.0
Change in assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in trade receivables	(12.1)	40.2	(9.4)
(Increase) decrease in inventories	(7.8)	(5.7)	30.3
(Increase) decrease in prepaid expenses and other current assets	(7.7)	1.1	(2.2)
(Decrease) increase in accounts payable	(4.4)	0.5	6.3
(Decrease) increase in accrued expenses and other current liabilities	(31.7)	(79.6)	98.2
Purchase of permanent displays	(56.0)	(72.9)	(66.2)
Other, net	(23.3)	(8.9)	(7.4)
Net cash used for operating activities	(94.2)	(166.4)	(112.3)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18.9)	(28.6)	(16.0)
Sale of marketable securities	—	—	1.8
Proceeds from the sale of brand and certain assets	—	5.3	—
Net cash used for investing activities	(18.9)	(23.3)	(14.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings—third parties	6.0	(1.6)	8.0
Proceeds from the issuance of long-term debt—third parties	1,136.2	233.1	175.6
Repayment of long-term debt—third parties, including premiums	(960.2)	(239.3)	(73.0)
Proceeds from the issuance of long-term debt—affiliates	42.4	178.1	—
Repayment of long-term debt—affiliates	(19.5)	(62.6)	—
Net proceeds from the 2003 Rights Offering	—	46.9	—
Payment of financing costs	(30.4)	(3.5)	(0.3)
Net cash provided by financing activities	174.5	151.1	110.3
Effect of exchange rate changes on cash and cash equivalents	2.9	9.3	(1.3)
Net increase (decrease) in cash and cash equivalents	64.3	(29.3)	(17.5)
Cash and cash equivalents at beginning of period	56.5	85.8	103.3
Cash and cash equivalents at end of period	$120.8	$56.5	$85.8
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$133.9	$160.8	$155.2
Income taxes, net of refunds	11.1	6.7	3.6
Supplemental schedule of noncash investing and financing activities:
Conversion of long-term debt and accrued interest in connection with the Debt Reduction Transactions	$813.8	$—	$—
Reduction of liabilities assumed from indirect parent	16.4	6.9	—

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share data)

1.    Significant Accounting Policies

Principles of Consolidation and Basis of Presentation:

Revlon Consumer Products Corporation ("Products Corporation" and together with its subsidiaries, the "Company"), which is a direct wholly owned subsidiary of Revlon, Inc., was formed in April 1992. The Company manufactures and sells an extensive array of cosmetics and skin care, fragrances and personal care products. The Company's principal customers include large mass volume retailers and chain drug stores, as well as certain department stores and other specialty stores, such as perfumeries. The Company also sells consumer products to U.S. military exchanges and commissaries and has a licensing group.

Products Corporation is a direct wholly owned subsidiary of Revlon, Inc., which is an indirectly majority-owned subsidiary of MacAndrews & Forbes Holdings Inc., formerly known as Mafco Holdings Inc., a corporation wholly owned by Ronald O. Perelman ("MacAndrews & Forbes Holdings" and, together with its affiliates, "MacAndrews & Forbes").

The Consolidated Financial Statements include the accounts of the Company after elimination of all material intercompany balances and transactions. Further, the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Certain amounts in the prior year financial statements have been reclassified to conform to the current year's presentation.

Cash and Cash Equivalents:

Cash equivalents are primarily investments in high-quality, short-term money market instruments with original maturities of three months or less and are carried at cost, which approximates fair value. Cash equivalents were $79.0 and $30.6 as of December 31, 2004 and 2003, respectively.

In accordance with borrowing arrangements with certain financial institutions, the Company is permitted to borrow against its cash balances. The unrestricted cash available to the Company is the net of the cash position less amounts supporting these short-term borrowings. The cash balances and related borrowings are shown gross in the Company's Consolidated Balance Sheets. As of December 31, 2004 and 2003, the Company had $36.2 and $27.9, respectively, of cash supporting such short-term borrowings. (See Note 8 to the Consolidated Financial Statements).

Accounts Receivable:

Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances, which are estimated to be uncollectible at December 31, 2004 and 2003. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer's ability to perform its obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company's receivables and evaluations of the risks of payment. Accounts receivable balances are recorded against the allowance for doubtful accounts when they are deemed uncollectible. Recoveries of accounts receivable previously recorded against the allowance are recorded in the Consolidated Statements of Operations when received. At December 31, 2004 and 2003, the Company's three largest customers accounted for an aggregate of approximately 43% and 37% of outstanding accounts receivable.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Inventories:

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method.

Property, Plant and Equipment and Other Assets:

Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 40 years; buildings and improvements, 5 to 45 years; machinery and equipment, 3 to 17 years; and office furniture and fixtures and capitalized software, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

Long-lived assets, including fixed assets and intangibles other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

Included in other assets are net permanent wall displays amounting to approximately $94.2 and $98.6 as of December 31, 2004 and 2003, respectively, which are amortized over 3 to 5 years. Beginning in the first quarter of 2002, the Company decided to roll out new permanent wall displays, replacing existing permanent wall displays at an accelerated rate. As a result, the useful lives of those permanent wall displays to be replaced were shortened to their new estimated useful lives, resulting in accelerated amortization of approximately $11 during 2002. The cost of the new wall displays will be amortized over a 3-year life. The Company has included in other assets net costs related to the issuance of its debt instruments amounting to approximately $31.6 and $23.0 as of December 31, 2004 and 2003, respectively, which are amortized over the terms of the related debt instruments. In addition, the Company has included in other assets trademarks, net, of $7.8 and $7.5 as of December 31, 2004 and 2003, respectively, and patents, net, of $3.2 and $3.9 as of December 31, 2004 and 2003, respectively. Patents and trademarks are recorded at cost and amortized ratably over approximately 10 to 17 years. Amortization expense for patents and trademarks for 2004, 2003 and 2002 was $1.8, $1.8 and $2.0, respectively. The Company's intangible assets other than goodwill continue to be subject to amortization, which is anticipated to be approximately $1.6 annually through December 31, 2009.

Intangible Assets Related to Businesses Acquired:

Intangible assets related to businesses acquired principally represent goodwill, which represents the excess purchase price over the fair value of assets acquired. In July 2001, the FASB issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria that must be met in order for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

The Company adopted the provisions of Statement 141 in July 2001 and Statement 142 effective January 1, 2002. In connection with the adoption of Statement 142, the Company performed a transitional goodwill impairment test as required and determined that no goodwill impairment existed at January 1, 2002. The Company performs its annual impairment test of goodwill as of September 30 and performed the annual test as of September 30, 2004, 2003 and 2002 and concluded that no impairment existed. The Company operates in one reportable segment, which is also the only reporting unit for purposes of SFAS No. 142. Since the Company currently only has one reporting unit, all of the goodwill has been assigned to the enterprise as a whole. The Company compared its estimated fair value as measured by, among other factors, its market capitalization to its net assets and since the fair value was substantially greater than the net assets, the Company concluded that there was no impairment of goodwill.

The Company has also evaluated the lives of all of its intangible assets. As a result of this evaluation, the Company has determined that none of its intangible assets, other than goodwill, have indefinite lives and that the existing useful lives are appropriate. The amount outstanding for goodwill, net, was $186.1 at December 31, 2004 and December 31, 2003. Accumulated amortization aggregated $117.3 at December 31, 2004 and 2003. Amortization of goodwill ceased on January 1, 2002 upon adoption of Statement 142. Prior to January 1, 2002, the Company amortized goodwill on a straight-line basis over 40 years.

Revenue Recognition:

Sales are recognized when revenue is realized or realizable and has been earned. The Company's policy is to recognize revenue when risk of loss and title to the product transfers to the customer. Net sales is comprised of gross revenues less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive. The Company allows customers to return their unsold products when they meet certain Company-established criteria as outlined in the Company's trade terms. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon actual returns, planned product discontinuances, new product launches and promotional sales, which would permit customers to return items based upon the Company's trade terms. The Company records sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and to inventories. Returned products which are recorded as inventories are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the Company's estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company's estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from the Company's estimates and expectations. Revenues derived from licensing arrangements, including any prepayments, are recognized in the period in which they become due and payable but not before the license term commences.

Cost of sales includes all of the costs to manufacture the Company's products. For products manufactured in the Company's own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such costs represent the amounts invoiced by the contractors. Cost of sales also includes the cost of refurbishing products returned by customers that will be offered for resale and the cost of inventory write-downs associated with adjustments of held inventories to net realizable value. These costs are reflected in the statement of operations when the product is sold and net sales revenues are

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of its recoverable value. Additionally, cost of sales reflects the costs associated with free products. These incentive costs are recognized on the later of the date that the Company recognizes the related revenue or the date on which the Company offers the incentive.

SG&A expenses include expenses to advertise the Company's products, such as television advertising production costs and air-time costs, print advertising costs, promotional displays and consumer promotions. SG&A also includes the amortization of permanent wall displays and intangible assets, distribution costs (such as freight and handling), non-manufacturing overhead, principally personnel and related expenses, insurance and professional fees.

Income Taxes:

Income taxes are calculated using the asset and liability method in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes."

Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, for federal income tax purposes, were included in the affiliated group of which MacAndrews & Forbes Holdings was the common parent, and Revlon, Inc.'s and its U.S. subsidiaries', including Products Corporation's, federal taxable income and loss was through the period ended March 25, 2004 included in such group's consolidated tax return filed by MacAndrews & Forbes Holdings. As a result of the Revlon Exchange Transactions (as hereinafter defined) (See Note 9 to the Consolidated Financial Statements), as of the end of the day on March 25, 2004, Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, are no longer included in the MacAndrews & Forbes Holdings consolidated group for federal income tax purposes.

Pension and Other Post-retirement and Post-employment Benefits:

The Company sponsors pension and other retirement plans in various forms covering substantially all employees who meet the respective plan's eligibility requirements. For plans in the U.S., the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually. Various subsidiaries outside the U.S. have retirement plans under which funds are deposited with trustees or reserves are provided.

The Company accounts for benefits such as severance, disability and health insurance provided to former employees prior to their retirement when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

Research and Development:

Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2004, 2003 and 2002 were $24.0, $25.4 and $23.3, respectively.

Foreign Currency Translation:

Assets and liabilities of foreign operations are generally translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of accumulated other comprehensive loss until either sale or upon complete or substantially complete liquidation by the Company of its investment in a foreign entity. Foreign subsidiaries and branches operating in hyperinflationary economies translate non-monetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Sale of Subsidiary Stock:

The Company recognizes gains and losses on sales of subsidiary stock in its Consolidated Statements of Operations.

Classes of Stock:

Products Corporation designated 1,000 shares of preferred stock as the "Series A Preferred Stock" (the "Products Corporation Series A Preferred Stock"), of which 546 shares are outstanding and held by Revlon, Inc. The holder of the Products Corporation Series A Preferred Stock is not entitled to receive any dividends. The Products Corporation Series A Preferred Stock is entitled to a liquidation preference of $100,000 per share before any distribution is made to the holder of Products Corporation's common stock. The holder of the Products Corporation Series A Preferred Stock does not have any voting rights, except as required by law. The Products Corporation Series A Preferred Stock may be redeemed at any time by Products Corporation, at its option, for $100,000 per share. However, the terms of Products Corporation's various debt agreements currently restrict Products Corporation's ability to effect such redemption.

Stock-Based Compensation:

SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s Class A common stock, with a par value of $0.01 per share (the "Revlon Class A Common Stock") at the date of the grant over the amount an employee must pay to acquire such stock.

The following table illustrates the effect on net loss as if the Company had applied the fair value method to its stock-based compensation under the disclosure provisions of SFAS No. 123 and amended disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statements No. 123", which is more fully described in Note 13 to the Consolidated Financial Statements:

	Year Ended December 31,
	2004	2003	2002
Net loss as reported	$(142.8)	$(154.0)	$(281.8)
Add: Stock-based employee compensation included in reported net loss	5.2	2.2	1.7
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(30.3)	(7.7)	(6.9)
Pro forma net loss	$(167.9)	$(159.5)	$(287.0)

The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

Derivative Financial Instruments:

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, as amended by SFAS No. 149. The standard requires the recognition of all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in fair value are recognized

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

immediately in earnings unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded as a component of other comprehensive income (loss) and recognized in earnings when the hedged transaction is recognized in earnings. Any ineffective portion (representing the extent that the change in fair value of the hedges does not completely offset the change in the anticipated net payments being hedged) is recognized in earnings as it occurs. If a derivative instrument designated as a hedge is terminated, the unrecognized fair value of the hedge previously recorded in accumulated other comprehensive income (loss) is recognized in earnings when the hedged transaction is recognized in earnings. If the transaction being hedged is terminated, the unrecognized fair value of the Company's related hedge instrument is recognized in earnings at that time.

The Company formally designates and documents each financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for entering into the hedge transaction upon inception. The Company also formally assesses upon inception and quarterly thereafter whether the financial instruments used in hedging transactions are effective in offsetting changes in the fair value or cash flows of the hedged items.

The Company uses derivative financial instruments, primarily foreign currency forward exchange contracts, to reduce the effects of fluctuations in foreign currency exchange rates. These contracts, which have been designated as cash flow hedges, were entered into primarily to hedge anticipated inventory purchases and certain intercompany payments denominated in foreign currencies, which have maturities of less than one year. Any unrecognized income (loss) related to these contracts are recorded in the Statement of Operations primarily in cost of goods sold when the underlying transactions hedged are realized (e.g., when inventory is sold or intercompany transactions are settled). The Company enters into these contracts with counterparties that are major financial institutions, and accordingly the Company believes that the risk of counterparty nonperformance is remote. During 2004, 2003 and 2002, net derivative losses of $1.5, $1.5 and $0.6, respectively, were reclassified to the Statement of Operations. The notional amount of the foreign currency forward exchange contracts outstanding at December 31, 2004 and 2003 was $31.5 and $8.3, respectively. The fair value of the foreign currency forward exchange contracts outstanding at December 31, 2004 and 2003 was $(2.3) and $(0.8), respectively, and is recorded in Accrued expenses and other in the accompanying Consolidated Balance Sheets. The Company had accumulated net derivative losses of $2.7 in other comprehensive loss as of December 31, 2004, related to cash flow hedges, all of which will be reclassified into earnings within 12 months. The amount of the hedges' ineffectiveness for the years ended December 31, 2004 and 2003 recorded in the Consolidated Statements of Operations was not significant.

Advertising and Promotion:

Costs associated with advertising and promotion are expensed when incurred. The costs of promotional displays are expensed in the period in which they are shipped to customers. Television advertising production costs are expensed the first time the advertising takes place. Advertising and promotion expenses were $225.2, $251.4 and, $210.2 for 2004, 2003 and 2002, respectively, and were included in SG&A expenses in the Company's Consolidated Statements of Operations. The Company also has various arrangements with customers pursuant to its trade terms to reimburse them for a portion of their advertising or promotional costs, which provide advertising and promotional benefits to the Company. Additionally, from time to time the Company may pay fees to customers in order to expand or maintain shelf space for its products. The costs that the Company incurs for "cooperative" advertising programs, end cap placement, shelf placement costs and slotting fees are expensed as incurred and are netted against revenues on the Company's Consolidated Statements of Operations.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Distribution Costs:

Costs, such as freight and handling costs, associated with distribution are expensed within SG&A when incurred. Distribution costs were $62.0, $60.4 and $56.5 for 2004, 2003 and 2002, respectively.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," an amendment to FASB Statements Nos. 123 and 95 ("SFAS No. 123(R)"), which replaces SFAS No. 123, and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123(R) in the third quarter of fiscal 2005, beginning July 1, 2005. Under SFAS No. 123(R), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods are either a prospective method or a retroactive method. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company is evaluating the requirements of SFAS No. 123(R) and expects that the adoption of SFAS No. 123(R) will have a material impact on the Company's consolidated results of operations and earnings per share. The Company is currently evaluating the impact of SFAS 123(R) and has not yet determined the method of adoption or the effect of adopting SFAS 123(R), and it has not determined whether its adoption will result in amounts in future periods that are similar to the Company's current pro forma disclosures under SFAS No. 123.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS No. 153"). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company beginning on January 1, 2006. The provisions of this statement will be applied prospectively. The Company is currently evaluating the impact of SFAS No. 153 and does not expect that the adoption of SFAS No. 153 will have a material impact on its consolidated results of operations and financial condition.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and handling cost be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

beginning on January 1, 2006. The Company is currently evaluating the impact of SFAS No. 151 but does not expect that it will have a material impact on its consolidated results of operations and financial condition.

In May 2004, the FASB issued FASB Staff Position No. 106-2 ("FSP 106-2"), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" which provides guidance on the accounting for the effects of the Medicare Act. FSP No. 106-2, which requires measurement of the Accumulated Postretirement Benefit Obligation ("APBO") and net periodic postretirement benefit cost to reflect the effects of the Medicare Act, supercedes FSP 106-1. FSP 106-2 is effective for interim or annual periods beginning after June 15, 2004. Adoption of FSP 106-2 did not have a material impact on the Company's consolidated results of operations and financial condition.

2.    Restructuring Costs and Other, Net

During 2004 the Company recorded net charges of $5.8 primarily for employee severance and other personnel benefits for 42 employees in connection with realignments within several departmental functions and international operations, as to which 32 employees had been terminated as of December 31, 2004. In 2003, the Company recorded separate charges of $5.9 for employee severance and other personnel benefits for 421 employees in certain International operations, as to which 366 employees had been terminated as of December 31, 2004.

During 2003 and 2002, the Company recorded a charge of $0.1 and $13.6 related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and relocation and other costs related to the consolidation of the Company's worldwide operations.

During the third quarter of 2000, the Company initiated a new restructuring program in line with the original restructuring plan developed in late 1998, designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on the Company's plans to close its manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate its cosmetics production into its plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate in the Company's headquarters, consolidation costs associated with the Company closing its facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Details of the activity described above during 2004, 2003 and 2002 are as follows:

	Balance Beginning of Year	Expenses, Net	Utilized, Net		Balance End of Year
			Cash	Non-Cash
2004
Employee severance and other personnel benefits:
2000 program	$1.8	$—	$1.8	$—	$—
2003 program	5.0	0.1	(2.4)	0.4	3.1
2004 program	—	5.9	(0.8)	—	5.1
	6.8	6.0	(5.0)	0.4	8.2
Leases and equipment write-offs	2.2	(0.2)	0.6	0.3	2.9
	$9.0	$5.8	$(4.4)	$0.7	$11.1
2003
Employee severance and other personnel benefits:
2000 program	$7.0	$—	$(5.2)	$—	$1.8
2003 program	—	5.9	(0.9)	—	5.0
	7.0	5.9	(6.1)	—	6.8
Relocation	—	0.1	(0.1)	—	—
Leases and equipment write-offs	3.9	—	(1.7)	—	2.2
Other obligations	0.9	—	—	(0.9)	—
	$11.8	$6.0	$(7.9)	$(0.9)	$9.0
2002
Employee severance and other personnel benefits	$15.1	$10.1	$(18.2)	$—	$7.0
Relocation	—	0.6	(0.6)	—	—
Leases and equipment write-offs	7.4	1.7	(4.9)	(0.3)	3.9
Other obligations	0.3	1.2	(0.6)	—	0.9
	$22.8	$13.6	$(24.3)	$(0.3)	$11.8

As of December 31, 2004, 2003 and 2002, the unpaid balance of the restructuring costs and other, net for reserves are included in accrued expenses and other and other long-term liabilities in the Company's Consolidated Balance Sheets. The remaining balance at December 31, 2004 for employee severance and other personnel benefits is $8.2, of which $6.7 is expected to be paid by the end of 2005 and the remaining lease and equipment obligations of $2.9 are expected to be paid by the end of 2008.

3.    Dispositions

Described below are the principal sales of certain brands and facilities entered into by Products Corporation during 2004, 2003 and 2002:

In December 2003, the Company sold a facility located in Canada for approximately $5.2 and leased it back through the end of 2006. In connection with such disposition, the Company will recognize a pre-tax and after-tax net gain of approximately $1.7 ratably over the remaining 3-year lease term.

In February 2002, Products Corporation completed the disposition of its Benelux business. As part of this sale, Products Corporation entered into a long-term distribution agreement with the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

purchaser pursuant to which the purchaser distributes the Company's products in Benelux. The purchase price consisted principally of the assumption of certain liabilities and a deferred purchase price contingent upon future results of up to approximately $4.7, which could be received over approximately a seven-year period. In connection with the disposition, the Company recognized a pre-tax and after-tax net loss of $1.0 in the first quarter of 2002.

4.    Inventories

	December 31,
	2004	2003
Raw materials and supplies	$48.1	$48.3
Work-in-process	12.2	11.6
Finished goods	94.4	82.8
	$154.7	$142.7

5.    Prepaid Expenses and Other

	December 31,
	2004	2003
Prepaid expenses	$35.4	$22.9
Other	32.4	23.7
	$67.8	$46.6

6.    Property Plant and Equipment, Net

	December 31,
	2004	2003
Land and improvements	$2.3	$2.2
Buildings and improvements	84.1	82.8
Machinery and equipment and capitalized leases	144.3	135.1
Office furniture and fixtures and capitalized software	113.6	109.5
Leasehold improvements	17.4	12.5
Construction-in-progress	7.8	10.5
	369.5	352.6
Accumulated depreciation	(250.8)	(220.5)
	$118.7	$132.1

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $34.0, $33.7 and $34.5, respectively. The Company has evaluated its management information systems and determined, among other things, to upgrade its systems. As a result of this decision, certain existing information systems are being amortized on an accelerated basis. The additional amortization recorded in 2004 and 2003 was $4.3 and $4.6, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

7.    Accrued Expenses and Other

	December 31,
	2004	2003
Sales returns and allowances	$103.3	$103.4
Advertising and promotional costs	45.5	52.3
Compensation and related benefits	56.9	65.7
Interest	20.9	40.7
Taxes, other than federal income taxes	13.0	9.3
Restructuring costs	7.6	6.4
Other	36.0	44.2
	$283.2	$322.0

8.    Short-term Borrowings

Products Corporation had outstanding short-term bank borrowings (excluding borrowings under the 2004 Credit Agreement (as hereinafter defined)) aggregating $36.6 and $28.0 at December 31, 2004 and 2003, respectively. The weighted average interest rate on short-term borrowings outstanding at December 31, 2004 and 2003 was 4.2% and 4.0%, respectively. Under these short term borrowing arrangements, the Company is permitted to borrow against its cash balances. The cash balances and related borrowings are shown gross in the Company's Consolidated Balance Sheets. As of December 31, 2004 and 2003, the Company had $36.2 and $27.9, respectively, of cash supporting such short-term borrowings. Interest rates on these cash balances at December 31, 2004 and 2003 ranged from 0.5% to 4.5% and 0.6% to 4.7%, respectively.

9.    Long-term Debt

	December 31,
	2004	2003
2001 Credit Agreement due 2005 (a)	$—	$217.3
2004 Credit Agreement (a):
Term Loan Facility due 2010	800.0	—
Multi-Currency Facility due 2009	—	—
8 1/8% Senior Notes due 2006 (b)	116.2	249.8
9% Senior Notes due 2006 (c)	75.5	250.0
8 5/8% Senior Subordinated Notes due 2008 (d)	327.0	649.9
12% Senior Secured Notes due 2005 (e)	—	356.3
2004 Consolidated MacAndrews & Forbes Line of Credit (f)	—	—
12% Senior Unsecured Multiple-Draw Term Loan due 2005 (f)	—	106.6
8% MacAndrews & Forbes Line of Credit due 2005 (f)	—	15.5
Advances from affiliates	—	24.1
	1,318.7	1,869.5
Less current portion	(10.5)	—
	$1,308.2	$1,869.5

The Company completed two significant financing transactions during 2004: (i) Revlon, Inc. exchanged approximately $804 of Product Corporation's debt, $54.6 of Revlon, Inc. preferred stock

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

and $9.9 of accrued interest for 299,969,493 shares of Revlon Class A Common Stock (the "Revlon Exchange Transactions") and (ii) Products Corporation entered into the 2004 Credit Agreement, consisting of an $800 term loan facility and a $160 asset-based multi-currency revolving credit facility, and used the proceeds to refinance its 2001 Credit Agreement (as hereinafter defined) and to complete a tender offer and subsequent redemption of all of its 12% Senior Secured Notes due 2005. See discussion below.

(a) On July 9, 2004, Products Corporation entered into a credit agreement (the "2004 Credit Agreement") to refinance the credit agreement that it had entered into in 2001 and which was to mature in May 2005 (the "2001 Credit Agreement"). Products Corporation entered into the 2004 Credit Agreement with certain of its subsidiaries as local borrowing subsidiaries, a syndicate of lenders, whose individual members change from time to time, and Citicorp USA, Inc., as multi-currency administrative agent, term loan administrative agent and collateral agent. The 2004 Credit Agreement provides up to $960.0 and consists of an $800.0 term loan facility (the "Term Loan Facility") and a $160.0 asset-based multi-currency revolving credit facility (the "Multi-Currency Facility"), collectively referred to as the "2004 Credit Facilities". (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.) Products Corporation may request the Multi-Currency Facility to be increased from time to time in an aggregate principal amount not to exceed $50.0 subject to certain exceptions and subject to the lenders' agreement. The Multi-Currency Facility is available to: (i) Products Corporation in revolving credit loans denominated in U.S. dollars, (ii) Products Corporation in swing line loans denominated in U.S. dollars up to $25.0, (iii) Products Corporation in standby and commercial letters of credit denominated in U.S. dollars up to $50.0 and (iv) Products Corporation and certain of its international subsidiaries in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies (the "Local Loans"), in each case subject to borrowing base availability that is determined based on the value of eligible accounts receivable, eligible inventory and eligible real property and equipment from time to time. If the value of the eligible assets is not sufficient to support the $160.0 borrowing base, Products Corporation will not have full access to the Multi-Currency Facility. Products Corporation's ability to make borrowings under the Multi-Currency Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation's compliance with other covenants in the 2004 Credit Agreement, including a fixed charge coverage ratio that applies when the excess borrowing base is less than $30.0.

The Multi-Currency Facility will terminate on July 9, 2009 and the loans under the Term Loan Facility will mature on July 9, 2010; provided that the 2004 Credit Facilities will terminate on October 31, 2005 if Products Corporation's 8 1/8% Senior Notes are not repaid, redeemed, repurchased or defeased in full as provided in the 2004 Credit Agreement on or before such date, on July 31, 2006 if Products Corporation's 9% Senior Notes are not repaid redeemed, repurchased or defeased in full on or before such date, and on October 30, 2007 if Products Corporation's 8 5/8% Senior Subordinated Notes are not repaid redeemed, repurchased or defeased on or before such date such that not more than $25.0 in aggregate principal amount of the 8 5/8% Senior Subordinated Notes remains outstanding (as each such series of notes is hereinafter defined). In addition, it would be an event of default under the 2004 Credit Agreement if Revlon, Inc. failed to undertake an approximately $110.0 equity offering and transfer the net proceeds of such offering to Products Corporation to reduce Products Corporation's outstanding indebtedness by March 31, 2006. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

In March 2005, Revlon, Inc. and MacAndrews & Forbes amended MacAndrews & Forbes' obligation under the 2004 Investment Agreement (as hereinafter defined) to backstop a $109.7 equity offering to be conducted by Revlon, Inc. by accelerating such obligation to October 31, 2005 from March 31, 2006 in the event that Products Corporation has not as of such date refinanced the 8 1/8% Senior Notes and, therefore, Revlon, Inc. uses an equity offering to effect such refinancing. In accordance with SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced,"

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

$107.7 (being $109.7, less estimated future transaction costs) of the 8 1/8% Senior Notes have been classified as long-term due to such amendment to the 2004 Investment Agreement. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

The 2004 Credit Agreement replaced Products Corporation's 2001 Credit Agreement, which was due to expire on May 30, 2005. Products Corporation's EBITDA (as defined in the 2001 Credit Agreement) for the four consecutive fiscal quarters ended December 31, 2003 was less than the minimum of $230 required under the 2001 Credit Agreement for that period and the Company's leverage ratio was 1.66:1.00, which was in excess of the maximum ratio of 1.10:1.00 permitted under the 2001 Credit Agreement for that period. Accordingly, Products Corporation sought and on January 28, 2004 secured waivers of compliance with these covenants for the four quarters ended December 31, 2003. In light of the Company's expectation that its plan would affect Products Corporation's ability to comply with these covenants during 2004, Products Corporation also secured an amendment to eliminate the EBITDA and leverage ratio covenants under the 2001 Credit Agreement for the first three quarters of 2004 and a waiver of compliance with such covenants for the four quarters ending December 31, 2004, expiring on January 31, 2005 (the "January 2004 Bank Amendment"). In July 2004, the 2001 Credit Agreement was repaid and refinanced with the 2004 Credit Agreement. In connection with the replacement and repayment of the 2001 Credit Agreement, the Company recorded a loss on early extinguishment of debt of $4.3, which represents the write-off of deferred financing costs.

Products Corporation used the proceeds of borrowings under the 2004 Credit Agreement to repay in full the $290.5 of outstanding indebtedness (including accrued interest) under Products Corporation's 2001 Credit Agreement, to purchase and redeem a total of $363 principal amount of the 12% Senior Secured Notes (as hereinafter defined) for $412.3 (including the applicable premium and accrued interest), and to pay fees and expenses incurred in connection with the 2004 Credit Agreement, the purchase and redemption of the 12% Senior Secured Notes and the Revlon Exchange Transactions, including the payment of expenses related to a refinancing that Products Corporation launched in May 2004 but did not consummate. The balance of such proceeds is available to Products Corporation for general corporate purposes.

Borrowings under the Multi-Currency Facility (other than loans in foreign currencies) bear interest at a rate equal to, at Products Corporation's option, either (A) the Alternate Base Rate plus 1.50%; or (B) the Eurodollar Rate plus 2.50%. Loans in foreign currencies bear interest in certain limited circumstances or if mutually acceptable to Products Corporation and the relevant foreign lenders at the Local Rate, and otherwise at the Eurocurrency Rate, in each case plus 2.50%. The loans under the Term Loan Facility bear interest at a rate equal to, at Products Corporation's option, either (A) the Alternate Base Rate plus 5.00%; or (B) the Eurodollar Rate plus 6.00%. At December 31, 2004, the weighted average rate for borrowings under the Term Loan Facility was 8.0%. Products Corporation pays to those lenders under the Multi-Currency Facility a commitment fee of 0.50% of the average daily unused portion of the Multi-Currency Facility, which fee is payable quarterly in arrears. Under the Multi-Currency Facility, Products Corporation pays (i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by the foreign lenders out of the portion of the Applicable Margin payable to such foreign lender), (ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans, (iii) to the multi-currency lenders a letter of credit commission equal to (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) times (b) the aggregate undrawn face amount of letters of credit and (iv) to the issuing lender a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit (which fee is a portion of the Applicable Margin).

Prior to the termination date of the Term Loan Facility, on October 15, January 15, April 15 and July 15 of each year (commencing October 15, 2005) Products Corporation shall repay $2.0 in

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

aggregate principal amount of the term loans outstanding under the Term Loan Facility on each respective date. In addition, the loans under the Term Loan Facility are required to be prepaid with: (i) the net proceeds in excess of $10.0 each year (subject to limited carryover to subsequent years) received during such year from sales of Term Loan First Lien Collateral (as defined below) by Products Corporation or any of its subsidiary guarantors (and in excess of an additional $25.0 in the aggregate during the term of the 2004 Credit Facilities with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain net proceeds from equity offerings by Revlon, Inc. that are not used to redeem, repurchase or defease the 8 1/8% Senior Notes, the 9% Senior Notes, the 8 5/8% Senior Subordinated Notes or certain other indebtedness, (iii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt and (iv) 50% of Products Corporation's Excess Cash Flow (as defined in the 2004 Credit Agreement) for any fiscal year. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

The 2004 Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the 2004 Credit Facilities and the obligations under the guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of Products Corporation and the subsidiary guarantors, including (i) mortgages on owned real property, including Products Corporation's facilities in Oxford, North Carolina and Irvington, New Jersey; (ii) the capital stock of Products Corporation and the subsidiary guarantors and 66% of the capital stock of Products Corporation's and the subsidiary guarantors' first-tier foreign subsidiaries; (iii) intellectual property and other intangible property of Products Corporation and the subsidiary guarantors; and (iv) inventory, accounts receivable, equipment, investment property and deposit accounts of Products Corporation and the subsidiary guarantors. The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than the capital stock of Products Corporation and its subsidiaries), real property, equipment, fixtures and certain intangible property related thereto secure the Multi-Currency Facility on a first priority basis and the Term Loan Facility on a second priority basis, while the liens on the capital stock of Products Corporation and its subsidiaries and intellectual property and certain other intangible property (the "Term Loan First Lien Collateral") secure the Term Loan Facility on a first priority basis and the Multi-Currency Facility on a second priority basis, all as set forth in an Intercreditor and Collateral Agency Agreement by and among Products Corporation and the lenders, which also provides that the first priority liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations and foreign working capital lines, provided that to the extent such obligations and lines share in the collateral, the borrowing base is reduced by a reserve established from time to time by the bank agent in respect of such obligations and lines.

The 2004 Credit Agreement contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from (i) incurring additional indebtedness or guarantees, with certain exceptions, (ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to finance the actual payment by Revlon, Inc. of expenses and obligations incurred by Revlon, Inc. to enable Revlon, Inc. to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as the Securities and Exchange Commission (the "Commission") filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain circumstances, to finance the purchase by Revlon, Inc. of Revlon Class A Common Stock in connection with the delivery of such Revlon Class A Common Stock to grantees under the Amended and Restated Revlon, Inc. Stock Plan (the "Stock Plan"), and, subject to certain limitations, to pay dividends or make other payments to finance the purchase,

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such, (iii) creating liens or other encumbrances on Products Corporation's or its subsidiaries' assets or revenues, granting negative pledges or selling or transferring any of Products Corporation's or its subsidiaries' assets, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions (including, without limitation, prepaying one or more of the 8 1/8% Notes, 9% Notes or 8 5/8% Senior Subordinated Notes with the proceeds of certain equity offerings, including the approximate $110 equity offering to be conducted by Revlon, Inc. prior to March 31, 2006 and to be back-stopped by MacAndrews & Forbes up to such amount, or with certain permitted refinancing indebtedness), (vi) making investments, subject to certain exceptions, and (vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms' length transaction. In addition to the foregoing, the 2004 Credit Agreement contains financial covenants limiting the senior secured leverage ratio of Products Corporation (the ratio of Products Corporation's Senior Secured Debt to EBITDA, as each such term is defined in the 2004 Credit Agreement) to 5.50 to 1.00 for the four consecutive quarters ending during the period from December 31, 2004 to September 30, 2005; 5.00 to 1.00 for the four consecutive quarters ending during the period from December 31, 2005 to December 31, 2006; and 4.50 to 1.00 for the four consecutive quarters ending March 31, 2007 and each subsequent quarter until the maturity date of the 2004 Credit Agreement, and, under circumstances when the excess borrowing base under the Multi-Currency Facility is less than $30.0 for a period of 30 consecutive days or more, requiring Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in the 2004 Credit Agreement) of 1.00 to 1.00. The Company was in compliance with these covenants at December 31, 2004. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

The events of default under the 2004 Credit Agreement include customary events of default for such types of agreements, including (i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period; (ii) non-compliance with the covenants in the 2004 Credit Agreement or the ancillary security documents, subject in certain instances to grace periods; (iii) the institution of any bankruptcy, insolvency or similar proceeding by or against Products Corporation, any of Products Corporation's subsidiaries or Revlon, Inc., subject in certain instances to grace periods; (iv) default by Revlon, Inc., or any of its subsidiaries (y) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $5.0 in aggregate principal amount or (z) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $5.0 in aggregate principal amount, or the occurrence of any other event, the effect of which default or other event is to cause or permit the holders of such debt to cause the acceleration of payment of such debt; (v) the failure by Products Corporation, certain of Products Corporation's subsidiaries or Revlon, Inc., to pay certain material judgments; (vi) a change of control such that (w) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation's capital stock, (x) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to "control" Products Corporation, and any other person or group of persons owns more than 25% of the total voting power of Revlon, Inc., (y) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall "control" Products Corporation or (z) the current directors serving on Products Corporation's Board of Directors (or other directors nominated by at least 66 2/3% of such continuing directors) shall cease to be a majority of the directors; (vii) the failure by Revlon, Inc. (y) to conduct an approximately $110.0 equity offering and to transfer

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

the net proceeds of such offering to Products Corporation to reduce its outstanding indebtedness by March 31, 2006 or (z) to contribute to Products Corporation all of the net proceeds it receives from any other sale of its equity securities or Products Corporation's capital stock, subject to certain limited exceptions; (viii) the failure of any of Products Corporation's, its subsidiaries' or Revlon, Inc.'s representations or warranties in any of the documents entered into in connection with the 2004 Credit Agreement to be correct, true and not misleading in all material respects when made or confirmed; (ix) the conduct by Revlon, Inc., of any meaningful business activities other than those that are customary for a publicly traded holding company which is not itself an operating company, including the ownership of meaningful assets (other than Products Corporation's capital stock) or the incurrence of debt, in each case subject to limited exceptions; (x) MacAndrews & Forbes' failure to fund any binding commitment under the 2004 Consolidated MacAndrews & Forbes Line of Credit; and (xi) the failure of certain of Products Corporation's affiliates which hold Products Corporation's or its subsidiaries' indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness.

(b) The 8 1/8% Senior Notes due 2006 (the "8 1/8% Senior Notes") are senior unsecured obligations of Products Corporation and rank equally in right of payment with all existing and future senior debt of Products Corporation, including the 9% Senior Notes, the indebtedness under the 2004 Credit Agreement and the indebtedness under the 2004 Consolidated MacAndrews & Forbes Line of Credit (as hereinafter defined) and are senior to the 8 5/8% Senior Subordinated Notes and to all future subordinated indebtedness of Products Corporation. The 8 1/8% Senior Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on February 1 and August 1. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

The 8 1/8% Senior Notes are due February 2006 and may be redeemed at the option of Products Corporation in whole or in part at any time on or after February 1, 2002 at the redemption prices set forth in the 8 1/8% Senior Notes indenture, plus accrued and unpaid interest, if any, to the date of redemption. The 2004 Credit Agreement requires that Products Corporation redeem, repurchase or defease in full on or before October 31, 2005 the 8 1/8% Senior Notes. Otherwise, the 2004 Credit Facilities will terminate and all amounts outstanding under the 2004 Credit Facilities will become due on such date. In 2004, approximately $133.8 principal amount of the 8 1/8% Senior Notes were exchanged for Revlon Class A Common Stock in the Revlon Exchange Transactions, as discussed below. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

Upon a change of control, as defined in the 8 1/8% Senior Notes indenture, Products Corporation will have the option to redeem the 8 1/8% Senior Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, plus the applicable premium, as defined in the 8 1/8% Senior Notes indenture, and, subject to certain conditions, each holder of the 8 1/8% Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 8 1/8% Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The 8 1/8% Senior Notes indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 8 1/8% Senior Notes indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

(c) The 9% Senior Notes due 2006 (the "9% Senior Notes") are senior unsecured obligations of Products Corporation and rank equally in right of payment with all existing and future senior debt of Products Corporation, including the 8 1/8% Senior Notes, the indebtedness under the 2004 Credit Agreement and the indebtedness under the 2004 Consolidated MacAndrews & Forbes Line of Credit and are senior to the 8 5/8% Senior Subordinated Notes and to all future subordinated indebtedness of Products Corporation. The 9% Senior Notes are effectively subordinated to outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on May 1 and November 1. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

The 9% Senior Notes are due November 2006 and may be redeemed at the option of Products Corporation in whole or in part at any time on or after November 1, 2002 at the redemption prices set forth in the 9% Senior Notes indenture plus accrued and unpaid interest, if any, to the date of redemption. The 2004 Credit Agreement requires that Products Corporation redeem, repurchase or defease in full on or before July 31, 2006 the 9% Senior Notes. Otherwise, the 2004 Credit Facilities will terminate and all amounts outstanding under the 2004 Credit Facilities will become due on such date. In 2004, approximately $174.5 principal amount of the 9% Senior Notes were exchanged for Revlon Class A Common Stock in the Revlon Exchange Transactions, as discussed below. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

Upon a change of control, as defined in the 9% Senior Notes indenture, Products Corporation will have the option to redeem the 9% Senior Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, plus the applicable premium, as defined in the 9% Senior Notes indenture, and, subject to certain conditions, each holder of the 9% Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 9% Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The 9% Senior Notes indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 9% Senior Notes indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

(d) The 8 5/8% Senior Subordinated Notes due 2008 (the "8 5/8% Senior Subordinated Notes") are general unsecured obligations of Products Corporation and are (i) subordinate in right of payment to all existing and future senior debt of Products Corporation, including the 9% Senior Notes, the 8 1/8% Senior Notes, the indebtedness under the 2004 Credit Agreement and the indebtedness under the 2004 Consolidated MacAndrews & Forbes Line of Credit, (ii) rank equally in right of payment with all future senior subordinated debt, if any, of Products Corporation and (iii) senior in right of payment to all future subordinated debt, if any, of Products Corporation. The 8 5/8% Senior Subordinated Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on February 1 and August 1.

The 8 5/8% Senior Subordinated Notes are due February 2008 and may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after February 1, 2003 at the redemption prices set forth in the 8 5/8% Senior Subordinated Notes indenture, plus accrued and unpaid interest, if any, to the date of redemption. The 2004 Credit Agreement requires that Products Corporation redeem, repurchase or defease on or before October 30, 2007 the 8 5/8% Senior

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Subordinated Notes such that not more than $25.0 in aggregate principal amount of the 8 5/8% Senior Subordinated Notes remains outstanding. Otherwise, the 2004 Credit Facilities will terminate and all amounts outstanding under the 2004 Credit Facilities will become due on such date. In 2004, approximately $322.9 principal amount of the 8 5/8% Senior Subordinated Notes were exchanged for Revlon Class A Common Stock in the Revlon Exchange Transactions, as discussed below.

Upon a Change of Control, as defined in the 8 5/8% Senior Subordinated Notes indenture, Products Corporation will have the option to redeem the 8 5/8% Senior Subordinated Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, plus the applicable premium, as defined in the 8 5/8% Senior Subordinated Notes indenture, and, subject to certain conditions, each holder of the 8 5/8% Senior Subordinated Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 8 5/8% Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The 8 5/8% Senior Subordinated Notes indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets and (viii) the issuance of additional subordinated debt that is senior in right of payment to the 8 5/8% Senior Subordinated Notes. The 8 5/8% Senior Subordinated Notes indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

(e) The 12% Senior Secured Notes due 2005 (the "12% Senior Secured Notes") were issued by Products Corporation pursuant to an indenture, dated as of November 26, 2001 among Products Corporation, the guarantors party thereto, including Revlon, Inc. as parent guarantor, and Wilmington Trust Company, as trustee. The 12% Senior Secured Notes were supported by guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products Corporation's domestic subsidiaries.

In July and August 2004, Products Corporation purchased and redeemed all of the $363.0 aggregate principal amount outstanding of its 12% Senior Secured Notes for a purchase price of approximately $412.3 (including the applicable premium and accrued interest). In connection with the tender for and redemption of the 12% Senior Secured Notes, the Company recorded a loss on early extinguishment of debt of $54.4, which represents the premium, fees, expenses and the write-off of deferred financing costs.

The indentures for the 8 1/8% Senior Notes, the 9% Senior Notes and the 8 5/8% Senior Subordinated Notes contain customary events of default for debt instruments of such type and each include a cross acceleration provision which provides that it shall be an event of default under each such indenture if any debt (as defined in each such indenture) of Products Corporation or any of its significant subsidiaries (as defined in each such indenture) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 and such default continues for 10 days after notice from the trustee under each such indenture. If any such event of default occurs, the trustee under each such indenture or the holders of at least 25% in principal amount of the outstanding notes under each such indenture may declare all such notes to be due and payable immediately, provided that the holders of a majority in aggregate principal amount of the outstanding notes under each such indenture may, by notice to the trustee, waive any such default or event of default and its consequences under each such indenture. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

(f) During 2003, MacAndrews & Forbes Inc. made available a $100 term loan to Products Corporation (the "MacAndrews & Forbes $100 million term loan") with a final maturity date of December 1, 2005 and interest on such loan of 12.0% was not payable in cash, but accrued and was added to the principal amount each quarter and was to be paid in full at final maturity. Additionally, MacAndrews & Forbes also provided Products Corporation with an additional $40 line of credit during 2003, which amount was originally to increase to $65 on January 1, 2004 (the "MacAndrews & Forbes $65 million line of credit" with the MacAndrews & Forbes $100 million term loan and the MacAndrews & Forbes $65 million line of credit sometimes being referred to as the "2003 MacAndrews & Forbes Loans") and which was originally to be available to Products Corporation through December 31, 2004 provided that the MacAndrews & Forbes $100 million term loan was fully drawn and Revlon, Inc. had consummated a $50 equity rights offering (the "2003 Rights Offering" pursuant to its February 2003 investment agreement with MacAndrews & Forbes Inc. (the "2003 Investment Agreement"). However, in connection with the January 2004 amendment to the 2001 Credit Agreement, Products Corporation and MacAndrews & Forbes agreed to extend the maturity of the MacAndrews & Forbes $65 million line of credit to June 30, 2005 and subject to the availability of funds under such line of credit to the condition that an aggregate principal amount of $100 be drawn under the 2004 MacAndrews & Forbes $125 million term loan (as hereinafter defined). In December 2003, Revlon, Inc. announced that its Board of Directors approved two loans from MacAndrews & Forbes Holdings, one to provide up to $100 (the "2004 MacAndrews & Forbes Loan"), if needed, to enable the Company to continue to implement and refine its plan, and the other to provide an additional $25 (the "$25 million MacAndrews & Forbes Loan") to be used for general corporate purposes. The 2004 MacAndrews & Forbes Loan and $25 million MacAndrews & Forbes Loan were consolidated into one term loan agreement (hereinafter referred to as the "2004 MacAndrews & Forbes $125 million term loan"). The 2004 MacAndrews & Forbes $125 million term loan was a senior unsecured multiple-draw term loan at an interest rate of 12% per annum and which was on substantially the same terms as the MacAndrews & Forbes $100 million term loan provided by MacAndrews & Forbes earlier in 2003, including that interest on such loans was not to be payable in cash, but was to accrue and be added to the principal amount each quarter and was to be paid in full at final maturity on December 1, 2005, provided that the final $25 million of such loan could have been repaid at the Company's option prior to December 1, 2005. On March 25, 2004, principal and accrued interest of $109.7 under the MacAndrews & Forbes $100 million term loan and $38.9 under the 2004 MacAndrews & Forbes $125 million term loan were converted into shares of Revlon Class A Common Stock in connection with the Revlon Exchange Transactions. See discussion below.

On July 9, 2004, Products Corporation and MacAndrews & Forbes entered into an agreement, which effective as of August 10, 2004 amended, restated and consolidated the facilities for the MacAndrews & Forbes $65 million line of credit and the 2004 MacAndrews & Forbes $125 million term loan (the latter as to which after the Revlon Exchange Transactions the total term loan availability was $87) into a single consolidated line of credit with availability of $152 (the "2004 Consolidated MacAndrews & Forbes Line of Credit"), the commitment under which reduces to $87 as of July 1, 2005 and terminates on December 1, 2005. Loans are available under the 2004 Consolidated MacAndrews & Forbes Line of Credit if (i) the Multi-Currency Facility under the 2004 Credit Agreement has been substantially drawn (after taking into account anticipated needs for Local Loans and letters of credit), (ii) such borrowing is necessary to cause the excess borrowing base under the Multi-Currency Facility to remain greater than $30, (iii) additional revolving loans are not available under the Multi-Currency Facility or (iv) such borrowing is reasonably necessary to prevent or to cure a default or event of default under the 2004 Credit Agreement. Loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit bear interest (which is not payable in cash but is capitalized quarterly in arrears) at a rate per annum equal to the lesser of (a) 12.0% and (b) 0.25% less than the rate payable from time to time on Eurodollar loans under the Term Loan Facility under the 2004 Credit Agreement, which on December 31, 2004 was 8.0%, provided, that at any time that the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Eurodollar Base Rate under the 2004 Credit Agreement is equal to or greater than 3.0%, the applicable rate to loans under the 2004 Consolidated MacAndrews & Forbes Line of Credit will be equal to the lesser of (x) 12.0% and (y) 5.25% over the Eurodollar Base Rate then in effect.

During 1992, Revlon Holdings (as hereinafter defined) made an advance of $25.0 to Products Corporation, evidenced by subordinated noninterest-bearing demand notes. The notes were subsequently adjusted by offsets and additional amounts loaned by Revlon Holdings to Products Corporation. In 2004, the balance of $24.1 was exchanged for Revlon Class A Common Stock in the Revlon Exchange Transactions as discussed below.

The aggregate amounts of contractual long-term debt maturities at December 31, 2004, in the years 2005 through 2009 and thereafter are $10.5, $191.2, $335.0, $8.0, $8.0 and $766.0, respectively.

Revlon Exchange Transactions

On February 11, 2004, Revlon, Inc. entered into agreements with Fidelity Management & Research Co. ("Fidelity") and MacAndrews & Forbes confirming that if Revlon, Inc. were to commence an offer to exchange or convert certain indebtedness of Products Corporation and Revlon, Inc. preferred stock for Revlon Class A Common Stock, Fidelity and MacAndrews & Forbes would tender, or cause to be tendered, certain indebtedness in the exchange. On February 12, 2004, Revlon, Inc. launched debt-for-equity exchange offers to exchange any and all of Products Corporation's outstanding 8 1/8% Senior Notes due 2006, 9% Senior Notes due 2006, and 8 5/8% Senior Subordinated Notes due 2008 (collectively, the "Revlon Exchange Notes") for shares of Revlon Class A Common Stock or, under certain conditions, cash.

Fidelity and MacAndrews & Forbes agreed to tender Product Corporation's outstanding notes at a ratio of 400 shares of Revlon Class A Common Stock for each one thousand dollars principal of 8 1/8% Senior Notes or 9% Senior Notes and 300 shares of Revlon Class A Common Stock for each one thousand dollars principal of 8 5/8% Senior Subordinated Notes tendered for exchange. The agreements allowed Fidelity the right to elect to receive cash or additional shares of Revlon Class A Common Stock for accrued interest on the notes tendered while MacAndrews & Forbes received Revlon Class A Common Stock for the accrued interest. Other holders were offered the opportunity to exchange their Revlon Exchange Notes for (i) shares of Revlon Class A Common Stock at the same exchange ratios or, under certain conditions, (ii) cash up to a maximum of $150 aggregate principal of tendered Revlon Exchange Notes, subject to proration, at $830 per one thousand dollars principal for the 8 1/8% Senior Notes, $800 per one thousand dollars principal for the 9% Senior Notes and $620 per $1,000 principal for the 8 5/8% Senior Subordinated Notes. Accrued interest was paid in cash or additional shares of Revlon Class A Common Stock, at the holder's option.

An aggregate of approximately $631.2 in outstanding notes, consisting of approximately $133.8 of 8 1/8% Senior Notes, approximately $174.5 of the 9% Senior Notes and approximately $322.9 of the 8 5/8% Senior Subordinated Notes were exchanged, along with the related accrued interest, for an aggregate of approximately 224.1 million shares of Revlon Class A Common Stock. These amounts included approximately $1.0 of 9% Senior Notes and $286.7 of 8 5/8% Senior Subordinated Notes tendered by MacAndrews & Forbes and related entities and approximately $85.9 of 9% Senior Notes, approximately $77.8 of 8 1/8% Senior Notes and approximately $32.1 of 8 5/8% Senior Subordinated Notes tendered by funds and accounts managed by Fidelity. No cash was paid for any principal amount of notes exchanged.

MacAndrews & Forbes also received Revlon Class A Common Stock for amounts outstanding as of the March 25, 2004 closing date under the MacAndrews & Forbes $100 million term loan (approximately $109.7, including accrued interest), the 2004 MacAndrews & Forbes $125 million term loan (approximately $38.9, including accrued interest) and approximately $24.1 in subordinated promissory notes. Amounts under the MacAndrews & Forbes $100 million term loan and 2004

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

MacAndrews & Forbes $125 million term loan were exchanged at 400 shares per thousand dollars exchanged for approximately 43.9 million shares and 15.6 million shares, respectively. Amounts under the subordinated promissory notes were exchanged at 300 shares per thousand dollars exchanged for approximately 7.2 million shares. Portions of the 2004 MacAndrews & Forbes $125 million term loan and the MacAndrews & Forbes $65 million line of credit not exchanged remained available to Products Corporation, subject to a borrowing limitation, which was subsequently eliminated.

REV Holdings LLC ("REV Holdings"), a wholly owned indirect subsidiary of MacAndrews & Forbes Holdings, owned all 546 shares of Revlon, Inc.'s outstanding Series A preferred stock with a par value of $0.01 per share and a liquidation preference of $54.6 ("Revlon, Inc. Series A Preferred Stock") and all 4,333 shares of Revlon, Inc.'s outstanding Series B convertible preferred stock, with a par value of $0.01 per share and which were convertible into 433,333 shares of Revlon Class A Common Stock ("Revlon, Inc. Series B Preferred Stock"). As part of the Revlon Exchange Transactions, REV Holdings exchanged each $1,000 of liquidation preference of Revlon, Inc. Series A Preferred Stock for 160 shares of Revlon Class A Common Stock for an aggregate of approximately 8.7 million shares of Revlon Class A Common Stock and converted its shares of Revlon, Inc. Series B Preferred Stock into an aggregate of 433,333 shares of Revlon Class A Common Stock.

As a result of the consummation of the Revlon Exchange Transactions (other than the exchange or conversion, as the case may be, of the Revlon, Inc. Series A and Revlon, Inc. Series B Preferred Stock) on March 25, 2004, Revlon, Inc. transferred the tendered Revlon Exchange Notes and other exchanged indebtedness to Products Corporation for cancellation, which (i) reduced indebtedness and accrued and unpaid interest of $803.9 and $9.9, respectively, and (ii) resulted in a decrease to capital deficiency of $827.7, including $49.9 as a result of the exchange of indebtedness by MacAndrews & Forbes, representing the difference between the market value at March 25, 2004 of the shares of Revlon Class A Common Stock issued and the principal amount of the indebtedness exchanged, together with accrued interest thereon. Additionally, the Company recognized a loss on early extinguishment of debt of $32.0 in connection with the write-off of unamortized debt issuance costs and debt discount, estimated fees and expenses and the difference between the market value at March 25, 2004 of the shares of Revlon Class A Common Stock issued and the principal amount of the indebtedness exchanged by third parties (other than by MacAndrews & Forbes), together with accrued interest thereon, of $15.5.

On February 20, 2004, Revlon, Inc. and Fidelity also entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which, among other things, (i) Revlon, Inc. agreed to continue to maintain a majority of independent directors (as defined by New York Stock Exchange listing standards) on its Board of Directors, as it currently does; (ii) Revlon, Inc. would establish and maintain a Nominating and Corporate Governance Committee of the Board of Directors, which it formed in March 2004 and (iii) Revlon, Inc. agreed to certain restrictions with respect to Revlon, Inc.'s conducting any business or entering into any transactions or series of related transactions with any of its affiliates, any holders of 10% or more of the outstanding voting stock or any affiliates of such holders (in each case, other than its subsidiaries). This Stockholders Agreement will terminate when Fidelity ceases to be the beneficial holder of at least 5% of Revlon, Inc.'s outstanding voting stock.

On February 20, 2004, Revlon, Inc. and MacAndrews & Forbes also entered into an investment agreement (the "2004 Investment Agreement") pursuant to which MacAndrews and Forbes committed to assisting Revlon, Inc. with its goal of reducing Products Corporation's indebtedness by an additional $200 in the aggregate by the end of 2004 and further by an additional $100 in the aggregate by March 2006. Pursuant to the 2004 Investment Agreement, MacAndrews & Forbes agreed, among other things, (i) to the extent that a minimum of $150 aggregate principal amount of notes were not tendered in the Revlon Exchange Transaction, to back-stop the exchange offers by subscribing for additional shares of Revlon Class A Common Stock at a purchase price of $2.50 per

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

share, to the extent of any shortfall, the proceeds of which would be used to reduce Products Corporation's outstanding indebtedness; (ii) to back-stop a rights offering in an amount necessary to meet the $200 aggregate debt reduction target by December 31, 2004, not to exceed $50 since at least $150 of debt reduction in the aggregate was ensured as a result of the MacAndrews & Forbes back-stop obligations discussed in (i) above; and (iii) to back-stop a rights offering in an amount necessary to meet the $300 aggregate debt reduction target by March 31, 2006, not to exceed $100 since at least $200 of debt reduction in the aggregate is ensured as a result of the back-stop obligations discussed in (i) and (ii) above (such equity offerings together with the Revlon Exchange Transactions are the "Debt Reduction Transactions"). In connection with the closing of the Revlon Exchange Transactions on March 25, 2004, MacAndrews & Forbes Holdings executed a joinder agreement to the Revlon, Inc. registration rights agreement pursuant to which all Revlon Class A Common Stock acquired by MacAndrews & Forbes Holdings will be deemed to be registrable securities.

In connection with consummating the Revlon Exchange Transactions, Revlon, Inc.'s plan to launch a rights offering and use the proceeds to reduce Products Corporation's debt by a further $50 by year-end 2004 was reduced to $9.7, as a result of $190.3 of notes having been exchanged in excess of the notes committed to be exchanged by MacAndrews & Forbes and Fidelity under their respective support agreements. This $190.3 more than satisfied Revlon, Inc.'s plan to reduce debt by $150 in connection with the Revlon Exchange Transactions pursuant to the support agreements with MacAndrews & Forbes and Fidelity. The $40.3 difference satisfied all but $9.7 of the Company's plan to reduce debt (in addition to the Revlon Exchange Notes) by a further $50 by year-end 2004. Because the costs and expenses, as well as the use of organizational resources, associated with a $9.7 rights offering would have been unduly disproportionate, Revlon, Inc.'s support and investment agreements with MacAndrews & Forbes and Fidelity relating to the Company's debt reduction plan were amended to enable Revlon, Inc. to satisfy the remaining $9.7 of debt reduction as part of the final stage of the Company's debt reduction plan. Therefore, Revlon, Inc. now intends to conduct an equity offering of approximately $110 by the end of March 2006 and to use such proceeds to reduce Products Corporation's debt. Consistent with agreements between MacAndrews & Forbes and Revlon, Inc. entered into contemporaneously with the agreements relating to the Revlon Exchange Transactions, MacAndrews & Forbes agreed to back-stop the $110 equity offering. Under the 2004 Credit Agreement, unless Products Corporation refinances its 8 1/8% Senior Notes, with $116.1 aggregate principal amount outstanding, by October 31, 2005, the 2004 Credit Agreement would terminate on October 31, 2005. In March 2005, Revlon, Inc. and MacAndrews & Forbes Holdings amended the 2004 Investment Agreement by accelerating MacAndrews & Forbes Holdings' obligation to backstop a $109.7 equity offering to be conducted by Revlon, Inc. to October 31, 2005 from March 31, 2006 in the event that Products Corporation has not as of such date refinanced the 8 1/8% Senior Notes and, therefore, Revlon, Inc. uses an equity offering to effect such refinancing. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

The Company expects that operating revenues, cash on hand, and funds available for borrowing under the 2004 Credit Agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2005, including cash requirements in connection with the Company's operations, the continued implementation of, and refinement to, the Company's plan, cash requirements in connection with the Company's restructuring programs referred to above, the Company's debt service requirements and regularly scheduled pension contributions. However, there can be no assurance that such funds will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company's anticipated level of revenue growth is not achieved because, for example, of decreased consumer spending in response to weak economic conditions or weakness in the mass market cosmetics category, adverse changes in currency, increased competition from the Company's competitors, changes in

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

consumer purchasing habits, including with respect to shopping channels, or the Company's marketing plans are not as successful as anticipated, or if the Company's expenses associated with the continued implementation of, and refinement to, the Company's plan exceed the anticipated level of expenses, the Company's current sources of funds may be insufficient to meet the Company's cash requirements.

The U.S. mass-market color cosmetics category during 2004 and 2003 was softer than the Company expected, declining by 2.5% in 2004 and 1.9% in 2003. Despite this softness in the U.S. mass-market color cosmetics category, based upon the Company's belief that its continued implementation of its plan is proving effective, the Company intends to continue to support its plan. Additionally, in the event of a decrease in demand for the Company's products, reduced sales, lack of increases in demand and sales, changes in consumer purchasing habits, including with respect to shopping channels, and/or increased returns or expenses associated with the continued implementation of, and refinement to, the Company's plan, exceed the Company's expectations, any such development, if significant, could reduce the Company's operating profits and could adversely affect its ability to comply with certain financial covenants under the 2004 Credit Agreement and in such event the Company could be required to take measures, including reducing discretionary spending.

If the Company is unable to satisfy its cash requirements from the sources identified above or comply with its debt covenants the Company could be required to adopt one or more alternatives, such as delaying the implementation of or revising aspects of its plan, reducing or delaying purchases of wall displays or advertising or promotional expenses, reducing or delaying capital spending, delaying, reducing or revising restructuring programs, restructuring indebtedness, selling assets or operations, seeking additional capital contributions or loans from MacAndrews & Forbes, Revlon, Inc. the Company's other affiliates or third parties, selling additional debt securities of Products Corporation or reducing other discretionary spending. There can be no assurance that the Company would be able to take any of the actions referred to above because of a variety of commercial or market factors or constraints in the Company's debt instruments, including, for example, market conditions being unfavorable for an equity or debt offering, additional capital contributions or loans not being available from affiliates or third parties, or that the transactions may not be permitted under the terms of the Company's various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements or comply with its debt covenants if the actions do not generate a sufficient amount of additional capital.

The terms of the 2004 Credit Agreement, the 2004 Consolidated MacAndrews & Forbes Line of Credit, the 8 5/8% Senior Subordinated Notes, the 8 1/8% Senior Notes and the 9% Senior Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of Revlon Class A Common Stock in connection with the delivery of such Revlon Class A Common Stock to grantees under the Stock Plan. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

10.    Financial Instruments

The fair value of the Company's long-term debt is based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt (excluding amounts due to affiliates of $24.1 in 2003) at December 31, 2004 and 2003, respectively, was approximately $38.3 and $518.2 less than the carrying values of $1,318.7 and $1,845.4, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products Corporation is obligated, of which approximately $17.0 and $22.3 (including amounts available under credit agreements in effect at that time) were maintained at December 31, 2004 and 2003, respectively. Included in these amounts is $11.0 and $10.5, at December 31, 2004 and 2003, respectively, in standby letters of credit, which support Products Corporation's self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

The carrying amounts of cash and cash equivalents, marketable securities, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their fair values.

11.    Income Taxes

As a result of the closing of the Revlon Exchange Transactions, as of the end of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Holdings consolidated group (the "MacAndrews & Forbes Group") for federal income tax purposes. The MacAndrews & Forbes Tax Sharing Agreement (as hereinafter defined) will remain in effect solely for taxable periods beginning on or after January 1, 1992, through and including March 25, 2004. In these taxable periods, Revlon, Inc. and Products Corporation were included in the MacAndrews & Forbes Group, and Revlon, Inc.'s and Products Corporation's federal taxable income and loss were included in such group's consolidated tax return filed by MacAndrews & Forbes Holdings. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Holdings or its subsidiaries. In June 1992, Revlon Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Holdings entered into a tax sharing agreement (as subsequently amended and restated, the "MacAndrews & Forbes Tax Sharing Agreement"), pursuant to which MacAndrews & Forbes Holdings agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the MacAndrews & Forbes Group (other than in respect of Revlon, Inc. and Products Corporation) for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of such group. Pursuant to the MacAndrews & Forbes Tax Sharing Agreement, for all such taxable periods, Products Corporation was required to pay to Revlon, Inc., which in turn was required to pay to Revlon Holdings, amounts equal to the taxes that Products Corporation would otherwise have had to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which was attributable to Products Corporation), except that Products Corporation was not entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments were required by Products Corporation or Revlon, Inc. if and to the extent Products Corporation was prohibited under the terms of its 2004 Credit Agreement from making tax sharing payments to Revlon, Inc. The 2004 Credit Agreement prohibits Products Corporation from making such tax sharing payments under the MacAndrews & Forbes Tax Sharing Agreement other than in respect of state and local income taxes. The MacAndrews & Forbes Tax Sharing Agreement was amended, effective as of January 1, 2001, to eliminate a contingent payment to Revlon, Inc. under certain circumstances in return for a $10 million note with interest at 12% and interest and principal payable by MacAndrews & Forbes Holdings on December 31, 2005. As of December 31, 2004 and 2003, the outstanding balance of this note receivable was $15.9 and $14.2, respectively, and is included in prepaid expenses and other in the 2004 Consolidated Balance Sheet and in other assets in the 2003 Consolidated Balance Sheet. As a result of tax net operating losses and prohibitions under the 2004 Credit Agreement, there were no federal tax payments or payments in lieu of taxes pursuant to the MacAndrews & Forbes Tax Sharing Agreement for 2004, 2003 and 2002.

Following the closing of the Revlon Exchange Transactions, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation's federal taxable

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

income and loss will be included in such group's consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into a tax sharing agreement (the "Revlon Tax Sharing Agreement") pursuant to which Products Corporation will be required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities. The 2004 Credit Agreement does not prohibit payments from Products Corporation to Revlon, Inc. to the extent required under the Revlon Tax Sharing Agreement. As a result of tax net operating losses, we expect that there will be no federal tax payments or payments in lieu of taxes from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2004.

Pursuant to the asset transfer agreement referred to in Note 15, Products Corporation assumed all tax liabilities of Revlon Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Revlon Holdings' books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Revlon Holdings. During the second quarter of 2003, the Company resolved various tax audits, which resulted in a tax benefit of $13.9, of which $6.9 was recorded directly to capital deficiency since it relates to liabilities assumed by Products Corporation in connection with the transfer agreements related to Products Corporation's formation in 1992 (See Note 15). During 2004, the Company resolved various state and federal tax audits and determined that certain tax liabilities were no longer probable, which resulted in a tax benefit of $19.3, of which $16.4 was recorded to capital deficiency since it relates to liabilities assumed by Products Corporation in connection with the transfer agreements related to Products Corporation's formation in 1992 (See Note 15).

The Company's loss before income taxes and the applicable provision (benefit) for income taxes are as follows:

	Year Ended December 31,
	2004	2003	2002
Loss before income taxes:
Domestic	$(166.3)	$(136.9)	$(208.5)
Foreign	32.6	(16.8)	(68.7)
	$(133.7)	$(153.7)	$(277.2)
Provision (benefit) for income taxes:
Federal	$(1.7)	$(4.4)	$(0.9)
State and local	(1.0)	0.2	0.2
Foreign	11.8	4.5	5.3
	$9.1	$0.3	$4.6
Current	$12.4	$8.1	$7.8
Deferred	1.6	1.9	(1.2)
Benefits of operating loss carryforwards	(2.0)	(1.9)	(2.0)
Resolutions of tax audits	(2.9)	(7.8)	—
	$9.1	$0.3	$4.6

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

The effective tax rate on loss before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2004	2003	2002
Statutory federal income tax rate	(35.0)%	(35.0)%	(35.0)%
State and local taxes, net of federal income tax benefit	0.1	0.1	0.1
Foreign and U.S. tax effects attributable to operations outside the U.S	(4.4)	2.1	(4.1)
Loss on early extinguishment of debt	(14.8)	—	—
Change in valuation allowance	61.4	38.0	44.2
Sale of businesses	—	—	(3.2)
Resolutions of tax audits	(2.2)	(5.1)	—
Other	1.7	0.1	(0.3)
Effective rate	6.8%	0.2%	1.7%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	December 31,
	2004	2003
Deferred tax assets:
Accounts receivable, principally due to doubtful accounts	$1.5	$2.2
Inventories	13.0	14.9
Net operating loss carryforwards — domestic	176.8	318.6
Net operating loss carryforwards — foreign	135.4	135.5
Accruals and related reserves	4.4	2.9
Employee benefits	67.1	70.1
State and local taxes	7.6	12.6
Advertising, sales discounts and returns and coupon redemptions	36.2	35.7
Capital loss carryover	—	7.3
Deferred interest expense	—	28.5
Other	29.6	30.5
Total gross deferred tax assets	471.6	658.8
Less valuation allowance	(441.6)	(624.3)
Net deferred tax assets	30.0	34.5
Deferred tax liabilities:
Plant, equipment and other assets	(23.5)	(27.0)
Other	(2.1)	(2.4)
Total gross deferred tax liabilities	(25.6)	(29.4)
Net deferred tax assets	$4.4	$5.1

In assessing the recoverability of its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income for certain international markets and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of certain deductible differences existing at December 31, 2004.

The valuation allowance decreased by $182.7 during 2004 and increased by $59.7 during 2003.

During 2004, 2003 and 2002, certain of the Company's foreign subsidiaries used operating loss carryforwards to credit the current provision for income taxes by $2.0, $1.9, and $2.0, respectively. Certain other foreign operations generated losses during 2004, 2003 and 2002 for which the potential tax benefit was reduced by a valuation allowance. At December 31, 2004, the Company had tax loss carryforwards of approximately $932.1 of which $427.0 are foreign and $505.1 are domestic. Of the domestic losses, $94.9 represents tax losses generated by the Company from March 26, 2004 to December 31, 2004 and $410.2 represents losses of the Company not anticipated to be absorbed by the MacAndrews and Forbes Group in accordance with the Internal Revenue Code of 1986 (as amended, the "Code") and the Treasury regulations issued thereunder. The losses expire in future years as follows: 2005-$42.6; 2006-$60.9; 2007-$127.7; 2008-$190.7; 2009 and beyond-$260.0; and unlimited-$250.2. The Company could receive the benefit of such tax loss carryforwards only to the extent it has taxable income during the carryforward periods in the applicable tax jurisdictions. As a result of the closing of the Revlon Exchange Transactions, as of the end of the day on March 25, 2004, Revlon Inc., Products Corporation and its U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for federal income tax purposes. The Code and the Treasury regulations issued thereunder govern both the calculation of the amount and allocation to the members of the MacAndrews & Forbes Group of any consolidated federal net operating losses of the group ("CNOLs") that will be available to offset Revlon, Inc.'s taxable income and the taxable income of its U.S. subsidiaries, including Products Corporation, for the taxable years beginning after March 25, 2004. Until MacAndrews & Forbes completes the filing of its 2004 consolidated federal income tax return, it is not possible to accurately determine the exact amount of CNOLs that will be allocated to Revlon, Inc. as of December 31, 2004 because various factors could increase or decrease or eliminate these amounts. These factors include, but are not limited to, the amount and nature of the income, gains or losses that the other members of the MacAndrews & Forbes Group recognize in the 2004 taxable year because any CNOLs are, pursuant to Treasury regulations, used to offset the taxable income of the MacAndrews & Forbes Group for their entire tax year ending December 31, 2004. Only the amount of any CNOLs that the MacAndrews & Forbes Group does not absorb by December 31, 2004 will be available to be allocated to Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, for taxable years beginning on March 26, 2004. Subject to the foregoing, it is currently estimated that Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, had approximately $410 in U.S. federal net operating losses and $10 of alternative minimum tax losses available to Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, as of March 25, 2004. Any losses that Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, may generate after March 25, 2004 will be available to Revlon, Inc. for its use and its U.S. subsidiaries', including Products Corporation, use and will not be available for the use of the MacAndrews & Forbes Group.

Appropriate U.S. and foreign income taxes have been accrued on foreign earnings that have been or are expected to be remitted in the near future. Unremitted earnings of foreign subsidiaries which have been, or are currently intended to be, permanently reinvested in the future growth of the business are nil at December 31, 2004, excluding those amounts which, if remitted in the near future, would not result in significant additional taxes under tax statutes currently in effect.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

12.    Savings Plan and Post-retirement Benefits

Savings Plan

The Company offers a qualified defined contribution plan for U.S.-based employees, the Revlon Employees' Savings, Investment and Profit Sharing Plan (as amended, the "Savings Plan"), which allows eligible participants to contribute up to 25% of qualified compensation through payroll deductions. The Company matches employee contributions at fifty cents for each dollar contributed up to the first 6% of eligible compensation. The Company may also contribute profit sharing contributions (if any) for non-bonus eligible employees. In 2004, 2003 and 2002, the Company made cash matching contributions to the Savings Plan of approximately $2.7, $2.8 and $2.3 respectively. There were no additional contributions or profit sharing contributions made during those years.

Pension:

A substantial portion of the Company's employees in the U.S. are covered by defined benefit pension plans. The Company uses September 30 as its measurement date for plan obligations and assets.

Other Post-retirement Benefits:

The Company also has sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of a very limited number of employees and former employees. Participation in this plan is limited to participants enrolled as of December 31, 1993. The Company also administers a medical insurance plan on behalf of Revlon Holdings LLC, a Delaware limited liability company and formerly a Delaware corporation known as Revlon Holdings Inc. ("Revlon Holdings"), the cost of which has been apportioned to Revlon Holdings under the reimbursement agreements among Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. The Company uses September 30 as its measurement date for plan obligations and assets.

In May 2004, the FASB issued Staff Position 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003" which provides guidance on the accounting for the effects of the Medicare Act. FASB Staff Position 106-2, which requires measurement of the Accumulated Postretirement Benefit Obligation ("APBO") and net periodic postretirement benefit cost to reflect the effects of the Medicare Act, supercedes FASB Staff Position 106-1. FASB Staff Position 106-2 is effective for interim or annual periods beginning after June 15, 2004. Adoption of FSP 106-2 did not have a material impact on the Company's consolidated results of operations and financial condition.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Information regarding the Company's significant pension and other post-retirement plans at the dates indicated is as follows:

	Pension Plans		Other Post-retirement Benefits
	December 31,
	2004	2003	2004	2003
Change in Benefit Obligation:
Benefit obligation—September 30 of prior year	$(518.2)	$(468.5)	$(17.1)	$(15.1)
Service cost	(9.9)	(11.8)	(0.1)	(0.3)
Interest cost	(30.6)	(29.2)	(0.8)	(1.0)
Plan amendments	—	—	4.2	—
Actuarial loss	(21.8)	(28.9)	(0.1)	(0.7)
Benefits paid	26.6	25.3	1.0	1.0
Foreign exchange	(3.6)	(4.9)	—	(1.0)
Plan participant contributions	(0.3)	(0.2)	—	—
Benefit obligation—September 30 of current year	(557.8)	(518.2)	(12.9)	(17.1)
Change in Plan Assets:
Fair value of plan assets—September 30 of prior year	298.6	253.1	—	—
Actual return (loss) on plan assets	36.6	47.0	—	—
Employer contributions	30.3	20.8	1.0	1.0
Plan participant contributions	0.3	0.2	—	—
Benefits paid	(26.5)	(25.3)	(1.0)	(1.0)
Foreign exchange	2.2	2.8	—	—
Fair value of plan assets—September 30 of current year	341.5	298.6	—	—
Funded status of plans	(216.3)	(219.6)	(12.9)	(17.1)
Amounts contributed to plans during fourth quarter	4.3	1.7	0.2	0.2
Unrecognized net loss	135.1	133.2	1.5	1.5
Unrecognized prior service cost	(4.1)	(4.7)	—	—
Unrecognized net transition asset	—	(0.1)	—	—
Accrued benefit cost	$(81.0)	$(89.5)	$(11.2)	$(15.4)
	December 31,
	2004	2003	2004	2003
Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid expenses	$6.8	$5.6	$—	$—
Accrued expenses	(23.3)	(41.1)	—	—
Other long-term liabilities	(179.0)	(166.8)	(11.2)	(15.4)
Intangible asset	0.3	0.4	—	—
Accumulated other comprehensive loss	113.7	112.1	—	—
Other long-term assets	0.5	0.3	—	—
	$(81.0)	$(89.5)	$(11.2)	$(15.4)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

With respect to the above accrued benefit costs, the Company has recorded a receivable from affiliates of $1.3 and $1.4 at December 31, 2004 and 2003, respectively, relating to Revlon Holdings' participation in the Company's pension plans and $1.1 and $1.1 at December 31, 2004 and 2003, respectively, for other post-retirement benefits costs attributable to Revlon Holdings.

Where the accumulated benefit obligation exceeded the related fair value of plan assets, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company's pension plans are as follows:

	December 31,
	2004	2003	2002
Projected benefit obligation	$557.8	$518.2	$468.5
Accumulated benefit obligation	541.0	502.4	451.0
Fair value of plan assets	341.5	298.6	253.2

The components of net periodic benefit cost for the plans are as follows:

	Pension Plans			Other Post-retirement Benefits
	Year Ended December 31,
	2004	2003	2002	2004	2003	2002
Service cost	$9.9	$11.8	$8.6	$0.1	$0.3	$2.1
Interest cost	30.6	29.2	28.9	0.8	1.0	0.8
Expected return on plan assets	(24.7)	(21.3)	(24.7)	—	—	—
Amortization of prior service cost	(0.6)	(0.8)	(1.2)	—	—	—
Amortization of net transition asset	(0.1)	(0.1)	(0.1)	—	—	—
Amortization of actuarial loss (gain)	9.6	9.5	2.9	—	(0.1)	(0.1)
Settlement loss	—	—	—	—	—	—
Curtailment loss	—	—	—	—	—	—
	24.7	28.3	14.4	0.9	1.2	2.8
Portion allocated to Holdings	(0.1)	(0.3)	(0.3)	—	—	—
	$24.6	$28.0	$14.1	$0.9	$1.2	$2.8

Other company-sponsored post-retirement benefits consist of health and life insurance. These plans are not pre-funded.

The Company recognized $3.3 of income in 2004 related to a reduction in the liability for an International post-retirement benefit arrangement whose terms were modified.

The following weighted-average assumptions were used in accounting for both the benefit obligations and net periodic benefit cost of the pension plans:

	U.S. Plans			International Plans
	2004	2003	2002	2004	2003	2002
Discount rate	5.8%	6.0%	6.5%	5.5%	5.4%	5.6%
Expected return on plan assets	8.5	8.8	9.0	7.0	7.1	7.5
Rate of future compensation increases	4.0	4.0	4.3	3.7	3.6	3.5

The Company considers a number of factors to determine its expected rate of return on plan assets assumption, including, without limitation, historical performance of plan assets, asset allocation and other third-party studies and surveys. The Company reviewed the historical performance of plan assets over a ten-year period (from 1994 to 2004), the results of which exceeded the 8.5% rate of

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

return assumption that the Company ultimately selected for domestic plans in 2004. The Company also considered the plan portfolios' asset allocations over a variety of time periods and compared them with third-party studies and surveys of annualized returns of similarly balanced portfolio strategies. The Company also reviewed performance of the capital markets in recent years and, based upon all of the foregoing considerations and other factors and upon advice from various third parties, such as the pension plans' advisers, investment managers and actuaries, selected the 8.5% return assumption used for domestic plans.

The following table presents domestic and foreign pension plan assets information at September 30, 2004, 2003 and 2002 (the measurement date of pension plan assets):

	U.S. Plans			International Plans
	2004	2003	2002	2004	2003	2002
Fair value of plan assets	$308.9	$272.1	$232.2	$32.6	$26.5	$21.0

The Investment Committee for the Company's pension plans has adopted (and revises from time to time) an investment policy for domestic pension plan assets designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the pension plans retain professional investment managers that invest plan assets in the following asset classes: equity and fixed income securities, real estate, and cash and other investments, which may include hedge funds and private equity and global balanced strategies. The pension plans currently have the following target ranges for these asset classes, which are readjusted quarterly when an asset class weighting is outside its target range (recognizing that these are flexible target ranges that may vary from time to time) with the goal of achieving the required return at a reasonable risk level as follows:

Target Ranges
Asset Category:
Equity securities	37% - 48%
Fixed income securities	20% - 30%
Real estate	0% - 7%
Cash and other investments	8% - 18%
Global balanced strategies	10% - 25%

The domestic pension plans weighted-average asset allocations at September 30, 2004 and 2003 by asset categories were as follows:

	Plan Assets at September 30,
	2004	2003
Asset Category:
Equity securities	45.7%	57.0%
Fixed income securities	25.5	34.0
Real estate	4.0	5.0
Cash and other investments	8.2	4.0
Global balanced strategies	16.6	—
	100.0%	100.0%

Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities ranging from small to large capitalization stocks and domestic and international stocks. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities ranging from U.S. Treasury issues,

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

corporate debt securities, mortgages and asset-backed issues, as well as international debt securities. Within the real estate asset class, the investment policy provides for investment in a diversified commingled pool of real estate properties across the United States. In the cash and other investments asset class, investments may be in cash and cash equivalents and other investments, which may include hedge funds and private equity not covered in the classes listed above, provided that such investments receive approval of the Investment Committee for the Company's pension plans prior to their selection. Within the global balanced strategies, the investment policy provides for investments in a broad range of publicly traded stocks and bonds in both domestic and international markets as described in the asset classes listed above. In addition, the global balanced strategies can include commodities, provided that such investments receive approval of the Investment Committee for the Company's pension plans prior to their selection.

The Investment Committee for the Company's pension plans allows its investment managers to use derivatives to reduce risk exposures or to replicate exposures of a particular asset class, but does not allow the use of derivatives for speculative purposes.

Contributions:

The Company expects to contribute approximately $23.3 to its pension plans and $1.0 to other post-retirement benefit plans in 2005.

Estimated Future Benefit Payments:

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Total Pension Benefits	Total Other Benefits
2005	$27.9	$1.0
2006	29.2	1.0
2007	31.2	1.0
2008	33.0	1.0
2009	34.1	1.0
Years 2010 - 2014	196.0	5.1

13.    Stock Compensation Plan

Revlon, Inc. has a stock-based compensation plan, the Stock Plan. Products Corporation applies APB Opinion No. 25 and its related interpretations in accounting for the Stock Plan. Under APB Opinion No. 25, because the exercise price of employee stock options under the Stock Plan equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model assuming no dividend yield, expected volatility of approximately 69% in 2004, 70% in 2003 and 71% in 2002; weighted average risk-free interest rate of 3.95% in 2004, 3.72% in 2003, and 3.86% in 2002; and a seven-year expected average life for the Stock Plan's options issued in 2004, 2003 and 2002.

On June 4, 2004, the Stock Plan was amended and restated to, among other things, increase the number of shares available for grant and to reduce the maximum term of the option grants to 7 years. Awards may be granted to employees and directors of Revlon, Inc., and its subsidiaries, including the Company, for up to an aggregate of 40,650,000 shares of Revlon Class A Common Stock, of which up to 5,935,000 shares may be issued as restricted stock. Non-qualified options granted under the Stock

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Plan are granted at prices that equal or exceed the market value of Revlon Class A Common Stock on the grant date and have a term of 7 years (option grants under the Stock Plan prior to June 4, 2004 have a term of 10 years). Option grants vest over service periods that range from one to five years. Certain option grants contain provisions that allow for accelerated vesting if the Revlon Class A Common Stock closing price equals or exceeds amounts ranging from $30.00 to $40.00 per share. Additionally, certain option grants made by Revlon, Inc. to its employees vest upon a "change in control" as defined in the respective stock option agreements.

On August 10, 2004, pursuant to a pre-existing contractual commitment, the Compensation and Stock Plan Committee (the "Compensation Committee") of Revlon, Inc.'s Board of Directors granted options to a former executive officer of the Company to purchase 825,000 shares of Revlon Class A Common Stock at $3.03 per share, vesting 25% on each December 31st thereafter and with a term of 7 years. The transaction was valued using the Black-Scholes option-pricing model and the Company recognized $1.2 in stock compensation expense related to the grant.

At December 31, 2004, 2003 and 2002 there were 10,415,745, 3,792,196 and 2,847,972 options exercisable under the Stock Plan, respectively.

A summary of the status of the Stock Plan as of December 31, 2004, 2003 and 2002 and changes during the years then ended is presented below:

	Shares (000)	Weighted Average Exercise Price
Outstanding at January 1, 2002	6,902.1	$19.37

Granted	3,306.8	3.94
Exercised	—	—
Forfeited	(2,322.8)	19.54
Outstanding at December 31, 2002	7,886.1	12.83

Granted	1,091.6	3.00
Exercised	—	—
Forfeited	(1,270.1)	17.43
Outstanding at December 31, 2003	7,707.6	10.66

Granted	24,517.4	3.03
Exercised	—	—
Forfeited	(1,443.3)	9.01
Outstanding at December 31, 2004	30,781.7	4.66

The weighted average grant date fair value of options granted during 2004, 2003 and 2002 approximated $2.08, $2.03 and $2.65, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

The following table summarizes information about the Stock Plan's options outstanding, at December 31, 2004:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options (000's)	Weighted Average Years Remaining	Weighted Average Exercise Price	Number of Options (000's)	Weighted Average Exercise Price
$2.31 to $3.78	26,581.7	6.48	$3.07	7,297.8	$3.15
3.82 to 6.88	1,603.7	6.88	4.89	832.8	5.31
7.06 to 15.00	1,536.1	5.00	9.76	1,224.9	10.01
18.50 to 50.75	1,060.2	2.79	36.65	1,060.2	36.65
2.31 to 50.75	30,781.7			10,415.7

The Stock Plan also allows for awards of restricted stock to employees and directors of Revlon, Inc. and its subsidiaries, including Products Corporation. The restricted stock awards vest over service periods that range from two to five years. Certain restricted stock awards contain provisions that allow for accelerated vesting if the Revlon Class A Common Stock closing price equals or exceeds amounts ranging from $20.00 to $30.00 per share. In 2004, 2003 and 2002, Revlon, Inc. granted 4,495,000, 200,000 and 1,565,000 shares, respectively, of restricted stock under the Stock Plan with weighted average fair values, based on the market price of Revlon Class A Common Stock on the dates of grant, of $3.03, $3.01 and $3.94, respectively. At December 31, 2004 and 2003, there were 5,327,500 and 1,440,000 shares, respectively, of restricted stock outstanding and unvested under the Stock Plan.

On February 17, 2002, Revlon, Inc. adopted the Revlon, Inc. 2002 Supplemental Stock Plan (the "Supplemental Stock Plan"), the purpose of which is to provide the Company's President and Chief Executive Officer, the sole eligible participant, with inducement awards to entice him to join the Company to enhance the Company's long-term performance and profitability. The Supplemental Stock Plan covers 530,000 shares of the Revlon Class A Common Stock. Awards may be made under the Supplemental Stock Plan in the form of stock options, stock appreciation rights and restricted or unrestricted stock. On February 17, 2002, the Compensation Committee granted the President and Chief Executive Officer an Award of 530,000 restricted shares of Revlon Class A Common Stock, the full amount of the shares of Revlon Class A Common Stock issuable under the Supplemental Stock Plan. The terms of the Supplemental Stock Plan and the foregoing grant of restricted shares to the President and Chief Executive Officer are substantially the same as the Stock Plan and the February 2002 grant of 470,000 restricted shares to him under such plan. Pursuant to the terms of the Supplemental Stock Plan, such grant was made conditioned upon his execution of the Company's standard Employee Agreement as to Confidentiality and Non-Competition.

No dividends will be paid on unvested restricted stock, provided, however, that in connection with the 2002 grants to the Company's President and Chief Executive Officer of 470,000 shares of restricted stock under the Stock Plan and 530,000 shares of restricted stock under the Supplemental Stock Plan (of which an aggregate 750,000 shares remained unvested at December 31, 2004), in the event any cash or in-kind distributions are made in respect of Revlon Common Stock prior to the lapse of the restrictions on such shares, such dividends will be held by the Company and paid to Mr. Stahl when and if such restrictions lapse.

The Company amortizes amounts related to restricted stock awards using the straight-line method over the vesting period as compensation expense and recorded expense of $5.2, $2.2 and $1.7 during 2004, 2003 and 2002, respectively, and deferred compensation of $12.5 and $4.2 at December 31, 2004 and 2003, respectively, related to the restricted stock awards.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

14.    Comprehensive Loss

The components of comprehensive loss during 2004, 2003 and 2002 are as follows:

	Foreign Currency Translation	Minimum Pension Liability	Deferred Loss – Hedging	Accumulated Other Comprehensive Loss
Balance, January 1, 2002	$(15.1)	$(46.1)	$0.1	$(61.1)
Unrealized (losses)	(4.0)	(67.5)	(0.7)	(72.2)
Reclassifications into net loss	—	—	0.6	0.6
Balance, December 31, 2002	(19.1)	(113.6)	—	(132.7)
Unrealized gains (losses)	10.6	1.5	(2.9)	9.2
Reclassifications into net loss	—	—	1.5	1.5
Balance December 31, 2003	(8.5)	(112.1)	(1.4)	(122.0)
Unrealized gains (losses)	0.6	(1.6)	(2.8)	(3.8)
Reclassifications into net loss	—	—	1.5	1.5
Balance December 31, 2004	$(7.9)	$(113.7)	$(2.7)	$(124.3)

15.    Related Party Transactions

As of December 31, 2004, MacAndrews & Forbes beneficially owned shares of Revlon Common Stock having approximately 77.2% of the combined voting power of the outstanding shares of Revlon Common Stock. Revlon, Inc. in turn directly owns all 5,260 outstanding shares of Products Corporation's common stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of Revlon, Inc. and Products Corporation and control the vote on all matters submitted to a vote of Revlon, Inc.'s and Products Corporation's stockholders. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, Chairman of Revlon, Inc.'s Board of Directors.

Transfer Agreements

In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Revlon Holdings and certain of its wholly-owned subsidiaries, and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Revlon Holdings, and pursuant to such agreements, on June 24, 1992 Revlon Holdings transferred assets to Products Corporation and Products Corporation assumed all of the liabilities of Revlon Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to Revlon, Inc.'s business and that historically had not been profitable and certain other assets and liabilities were retained by Revlon Holdings. Revlon Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Revlon Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Revlon Holdings to Products Corporation for the Excluded Liabilities for 2004, 2003 and 2002 were $0.2, $0.3 and $0.5, respectively.

Certain assets and liabilities relating to divested businesses were transferred to Products Corporation on the transfer date and any remaining balances as of December 31 of the applicable year have been reflected in the Company's Consolidated Balance Sheets as of such dates. At December 31, 2004 and 2003, the amounts reflected in the Company's Consolidated Balance Sheets aggregated a net liability of nil and $16.4, respectively, all of which were included in other long-term liabilities.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Reimbursement Agreements

Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews & Forbes Inc. is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance, legal and accounting services and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews & Forbes Inc. (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews & Forbes Inc. (and its affiliates) to the extent requested by MacAndrews & Forbes Inc., provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes Inc. or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews & Forbes Inc. for the allocable costs of the services purchased for or provided to Products Corporation and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews & Forbes Inc. (or such affiliates) reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews & Forbes Inc. (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews & Forbes Inc., on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. Products Corporation does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Products Corporation as could be obtained from unaffiliated third parties. Revlon, Inc. and Products Corporation participate in MacAndrews & Forbes' directors and officers liability insurance program, which covers Revlon, Inc. and Products Corporation, as well as MacAndrews & Forbes and its other affiliates. The limits of coverage are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. Revlon, Inc. and Products Corporation reimburse MacAndrews & Forbes for their allocable portion of the premiums for such coverage, which the Company believes, is more favorable than the premiums Products Corporation would pay were it to secure stand-alone coverage. The amounts paid by Revlon, Inc. and Products Corporation to MacAndrews & Forbes for premiums are included in the amounts paid under the Reimbursement Agreements. The net amounts reimbursable by (payable to) MacAndrews & Forbes Inc. to (by) Products Corporation for the services provided under the Reimbursement Agreements for 2004, 2003 and 2002, were $1.0, $(2.7) and $0.8, respectively.

Tax Sharing Agreements

As a result of the closing of the Revlon Exchange Transactions, as of the end of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for federal income tax purposes. The MacAndrews & Forbes Tax Sharing Agreement will remain in effect solely for taxable periods beginning on or after January 1, 1992, through and including March 25, 2004. In these taxable periods, Revlon, Inc. and Products Corporation were included in the MacAndrews & Forbes Group, and Revlon, Inc.'s and Products Corporation's federal taxable income and loss were included in such group's consolidated tax return filed by MacAndrews & Forbes Holdings. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Holdings or its subsidiaries. In June 1992, Revlon Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Holdings entered into the MacAndrews & Forbes Tax Sharing Agreement,

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

pursuant to which MacAndrews & Forbes Holdings agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the MacAndrews & Forbes Group (other than in respect of Revlon, Inc. and Products Corporation) for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of such group. Pursuant to the MacAndrews & Forbes Tax Sharing Agreement, for all such taxable periods, Products Corporation was required to pay to Revlon, Inc., which in turn was required to pay to Revlon Holdings, amounts equal to the taxes that Products Corporation would otherwise have had to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which was attributable to Products Corporation), except that Products Corporation was not entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments were required by Products Corporation or Revlon, Inc. if and to the extent Products Corporation was prohibited under the terms of its 2004 Credit Agreement from making tax sharing payments to Revlon, Inc. The 2004 Credit Agreement prohibits Products Corporation from making such tax sharing payments under the MacAndrews & Forbes Tax Sharing Agreement other than in respect of state and local income taxes. The MacAndrews & Forbes Tax Sharing Agreement was amended, effective as of January 1, 2001, to eliminate a contingent payment to Revlon, Inc. under certain circumstances in return for a $10 million note with interest at 12% and interest and principal payable by MacAndrews & Forbes Holdings on December 31, 2005. As a result of tax net operating losses and prohibitions under the 2004 Credit Agreement, there were no federal tax payments or payments in lieu of taxes pursuant to the MacAndrews & Forbes Tax Sharing Agreement in respect of 2004, 2003 and 2002.

Following the closing of the Revlon Exchange Transactions, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation's federal taxable income and loss will be included in such group's consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into the Revlon Tax Sharing Agreement pursuant to which Products Corporation will be required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities. The 2004 Credit Agreement does not prohibit payments from Products Corporation to Revlon, Inc. to the extent required under the Revlon Tax Sharing Agreement. As a result of tax net operating losses, we expect that there will be no federal tax payments or payments in lieu of taxes by Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2004.

For transactions with MacAndrews & Forbes in connection with the 2003 and 2004 loan agreements with MacAndrews & Forbes, the Debt Reduction Transactions, the Revlon Exchange Transactions and the 2004 and 2003 Investment Agreements, see Note 9 to the Consolidated Financial Statements.

Other

Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Revlon Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 per year. In August 1998, Revlon Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Revlon Holdings agreed to indemnify Products Corporation through September 1, 2013 (the term of the new lease) to the extent that rent under the new lease exceeds rent that would have been payable under

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

the terminated Edison Lease had it not been terminated. The net amounts reimbursed by Revlon Holdings to Products Corporation with respect to the Edison facility for 2004, 2003 and 2002 were $0.3, $1.1 and $0.2, respectively.

During 2004, 2003 and 2002, Products Corporation leased a small amount of space at certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases, including space at Products Corporation's New York headquarters. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for 2004, 2003 and 2002 was $0.3, $0.3 and $0.3, respectively.

The 2004 Credit Agreement is, and prior to the redemption of all Product Corporation's outstanding 12% Senior Secured Notes in July and August 2004, the 12% Senior Secured Notes were, supported by, among other things, guaranties from Revlon, Inc. and, subject to certain limited exceptions, all of the domestic subsidiaries of Products Corporation. The obligations under such guaranties are and were secured by, among other things, the capital stock of Products Corporation and, subject to certain limited exceptions, the capital stock of all of Products Corporation's domestic subsidiaries and 66% of the capital stock of Products Corporation's and its domestic subsidiaries' first-tier foreign subsidiaries. In connection with the Revlon Exchange Transactions, on February 11, 2004, Revlon, Inc. entered into supplemental indentures pursuant to which it agreed to guarantee the obligations of Products Corporation under the indentures governing Products Corporation's 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes. (See "Subsequent Events" in Note 19 to the Consolidated Financial Statements.)

In March 2002, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $1.8 to Mr. Stahl, the Company's President and CEO, pursuant to his employment agreement, which was entered into in February 2002, for tax assistance related to a grant of restricted stock provided to Mr. Stahl pursuant to such agreement, which loan bears interest at the applicable federal rate. In May 2002, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $2.0 to Mr. Stahl pursuant to his employment agreement in connection with the purchase of his principal residence in the New York City metropolitan area, which loan bears interest at the applicable federal rate. Mr. Stahl repaid $0.1, $0.1 and $0.1 of such loan during 2004, 2003 and 2002, respectively. Pursuant to his employment agreement, Mr. Stahl receives from Products Corporation additional compensation payable on a monthly basis equal to the amount actually paid by him in respect of interest and principal on such $2.0 advance, which for 2004, 2003 and 2002 was $0.1, $0.1 and $0.1, respectively. Products Corporation also pays Mr. Stahl a gross up for any taxes payable by Mr. Stahl as a result of such additional compensation, which tax gross up amount was $0.1, $0.1 and $0.1 in 2004, 2003 and 2002, respectively.

During 2000, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $0.8 to Mr. Douglas Greeff, the Company's former Executive Vice President Strategic Finance, pursuant to his employment agreement, which loan bears interest at the applicable federal rate and was payable in 5 equal annual installments on each of May 9, 2001, 2002, 2003, 2004, and on May 9, 2005. Mr. Greeff repaid $0.2, $0.2 and $0.2 during 2004, 2003 and 2002, respectively. Pursuant to his employment agreement, Mr. Greeff was entitled to receive bonuses from Products Corporation, payable on each May 9th commencing on May 9, 2001 and ending on May 9, 2005, in each case equal to the sum of the principal and interest on the advance repaid in respect of such year by Mr. Greeff, provided that he remained employed by Products Corporation on each such May 9th, which bonus installments were paid to Mr. Greeff in each of May 2004, 2003 and 2002. Pursuant to the terms of Mr. Greeff's separation agreement, as a result of the fact that Mr. Greeff ceased employment in February 2005, Mr. Greeff is scheduled to repay the remaining amount of the 2000 Loan by May 9, 2005 and Products Corporation is expected to pay the final bonus installment to Mr. Greeff on or about May 9, 2005.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

In February 2002, Products Corporation entered into a separation agreement with Mr. Jeffrey M. Nugent, the Company's former President and CEO, pursuant to which the parties agreed to an offset of obligations whereby Products Corporation canceled Mr. Nugent's obligation to repay principal and interest on a loan in the amount of $0.5 that was made in installments of $0.4 in 1999 and $0.1 in 2000 pursuant to Mr. Nugent's employment agreement, in exchange for the cancellation of Products Corporation's obligation to pay Mr. Nugent a special bonus on January 15, 2003 pursuant to his employment agreement.

During 2004, 2003 and 2002 Products Corporation made payments of $0.4, $0.3 and $0.3, respectively, to Ms. Ellen Barkin (spouse of Mr. Perelman) under a written agreement pursuant to which she provides voiceover services for certain of the Company's advertisements, which payments were competitive with industry rates for similarly situated talent.

The law firm of which Mr. Edward Landau was Of Counsel to and from which he retired in February 2003, Wolf, Block, Schorr and Solis-Cohen LLP, did not provide any legal services to Products Corporation during 2004 or 2003, but did provide such services in 2002. It is anticipated that such firm could continue to provide such services in the future.

Products Corporation employed Mr. Perelman's daughter in a marketing position through June 2004, with compensation paid in each of 2004, 2003 and 2002 of less than $0.1.

Products Corporation employed Mr. Drapkin's daughter in a marketing position through June 2004, with compensation paid in each of 2004, 2003 and 2002 of less than $0.1.

During 2004 and 2003, Products Corporation paid $1.0 and $0.1, respectively, to a nationally-recognized security services company in which MacAndrews & Forbes has a controlling interest for security officer services. Products Corporation's decision to engage such firm was based upon its expertise in the field of security services, and the rates were competitive with industry rates for similarly situated security firms.

16.    Commitments and Contingencies

The Company currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating and capital lease agreements. Rental expense was $19.4, $27.2 and $27.5 for the years ended December 31, 2004, 2003 and 2002, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities, with remaining lease terms in excess of one year from December 31, 2004 aggregated $151.4; such commitments for each of the five years subsequent to December 31, 2004 are $17.1, $16.5, $18.0, $16.8 and $14.8, respectively. Such amounts exclude the minimum rentals to be received by the Company in the future under noncancelable subleases of $0.3.

The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company's consolidated financial condition or results of operations.

The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the business or consolidated financial condition of the Company.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

17.    Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

	Year Ended December 31, 2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$308.4	$316.1	$294.4	$378.3
Gross profit	191.3	197.7	176.5	246.4
Net (loss) income (a)	(58.3)	(38.9)	(91.8)	46.2

	Year Ended December 31, 2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter (b)
Net sales	$292.0	$322.3	$316.5	$368.5
Gross profit	180.5	197.1	189.4	231.2
Net loss	(48.4)	(38.2)	(54.7)	(12.7)

(a)	During 2004, the Company incurred $90.7 in losses on the early extinguishment of debt consisting of the loss on exchange for equity of certain indebtedness in the Revlon Exchange Transactions and fees, expenses, premiums and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the tender for and redemption of the 12% Senior Secured Notes and the repayment of the 2001 Credit Agreement.

(b)	During 2003 the Company recorded expenses of approximately $31 related to the implementation of the stabilization and growth phase of the Company's plan.

18.    Geographic, Financial and Other Information

The Company manages its business on the basis of one reportable operating segment. See Note 1 for a brief description of the Company's business. As of December 31, 2004, the Company had operations established in 16 countries outside of the U.S. and its products are sold throughout the world. The Company's results of operations and the value of its foreign assets and liabilities may be adversely affected by, among other things, weak economic conditions, political uncertainties, military actions, terrorist activities, adverse currency fluctuations, competitive activities and changes in consumer purchasing habits, including with respect to shopping channels. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. During 2004, 2003 and 2002, Wal-Mart and its affiliates worldwide accounted for approximately 21.0%, 20.6% and 22.5%, respectively, of the Company's consolidated net sales. The Company expects that Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company's net sales. Although the loss of Wal-Mart or one or more of the Company's other customers that may account for a significant portion of the Company's sales, or any significant decrease in sales to these customers or any significant decrease in retail display space in any of these customers' stores, could have a material adverse effect on the Company's business, financial condition or results of operations, the Company has no reason to believe that any such loss of customer or decrease in sales will occur.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

Geographic Areas:

	December 31,
	2004	2003	2002
Net sales:
United States	$792.7	$837.0	$716.1
Canada	63.0	53.6	44.0
United States and Canada	855.7	890.6	760.1
International	441.5	408.7	359.3
	$1,297.2	$1,299.3	$1,119.4

	December 31,
	2004	2003	2002
Long-lived assets:
United States	$371.3	$378.7	$375.2
Canada	4.2	3.9	3.5
United States and Canada	375.5	382.6	378.7
International	79.2	79.8	74.6
	$454.7	$462.4	$453.3

Classes of Similar Products:

	December 31,
	2004	2003	2002
Net sales:
Cosmetics, skin care and fragrances	$874.7	$872.4	$723.9
Personal care	422.5	426.9	395.5
	$1,297.2	$1,299.3	$1,119.4

19.    Subsequent Events (Unaudited)

On March 11, 2005, Products Corporation entered into, and on March 16, 2005 consummated the transactions contemplated by, a Purchase Agreement (the "Purchase Agreement") with certain initial purchasers (the "Initial Purchasers") for the sale of $310 aggregate principal amount of its 9½% Senior Notes due 2011 (the "9½% Senior Notes"). On March 16, 2005, Revlon, Inc. issued a press release announcing that Products Corporation had completed its previously announced offering of $310 aggregate principal amount of the 9½% Senior Notes. The offering and the related transactions extended the maturities of Products Corporation's debt that would have otherwise been due in 2006 and reduced, in part, Products Corporation's exposure to floating rate debt.

Concurrently with the sale of the 9½% Senior Notes, Revlon, Inc. on March 16, 2005 also announced that on April 15, 2005 Products Corporation will redeem all of the $116.2 aggregate principal amount outstanding of its 8 1/8% Senior Notes and all of the $75.5 aggregate principal amount outstanding of its 9% Senior Notes and that it has effected a covenant defeasance of its 8 1/8% Senior Notes and 9% Senior Notes by (i) mailing on March 16, 2005 irrevocable notices of redemption with respect to such notes, and (ii) irrevocably depositing on March 16, 2005 in trust with the trustee under the indentures an amount sufficient to redeem such notes. Revlon, Inc. also indicated that Products Corporation used a portion of the proceeds from the offering (i) to prepay $100 of indebtedness outstanding under the Term Loan Facility of its 2004 Credit Agreement, together with accrued interest and the $5.0 prepayment fee associated with such prepayment, and (ii) to pay a portion of the fees and expenses incurred in connection with the transactions described above (such transactions being referred to as the "2005 Refinancing Transactions").

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

The 9½% Senior Notes were issued by Products Corporation pursuant to an indenture, dated as of March 16, 2005 (the "9½% Senior Notes Indenture"), by and between Products Corporation and U.S. Bank National Association, as trustee. Pursuant to the terms of the 9½% Senior Notes Indenture, the 9½% Senior Notes are senior unsecured debt of Products Corporation equal in right of payment with any of Products Corporation's present and future senior indebtedness. The 9½% Senior Notes bear interest at an annual rate of 9½%, which will be payable on April 1 and October 1 of each year, commencing on October 1, 2005. The 9½% Senior Notes Indenture provides that Products Corporation may redeem the 9½% Senior Notes at its option in whole or in part at any time on or after April 1, 2008, at the redemption prices set forth in the 9½% Senior Notes Indenture. In addition, at any time prior to April 1, 2008, Products Corporation is entitled to redeem up to 35% of the aggregate principal amount of the 9½% Senior Notes at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and, to the extent actually received, the net cash proceeds of one or more public equity offerings, provided that at least 65% of the aggregate principal amount of the 9½% Senior Notes originally issued remains outstanding immediately after giving effect to such redemption. In addition, the 9½% Senior Notes Indenture provides that Products Corporation is entitled to redeem the 9½% Senior Notes at any time or from time to time prior to April 1, 2008, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the greater of (i) 1.0% of the then outstanding principal amount of such note at such time and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on April 1, 2008 (exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through April 1, 2008, computed using a discount rate equal to the applicable treasury rate plus 75 basis points, over (B) the then outstanding principal amount of such note at such time. Pursuant to the 9½% Senior Notes Indenture, upon a change of control (as defined in the 9½% Senior Notes Indenture), each holder of the 9½% Senior Notes has the right to require Products Corporation to make an offer to repurchase all or a portion of such holder's 9½% Senior Notes at a price equal to 101% of the principal amount of such holder's 9½% Senior Notes plus accrued interest.

The 9½% Senior Notes Indenture contains covenants which, subject to certain exceptions, limit the ability of Products Corporation and its subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase stock, engage in certain asset sales, make certain types of investments and other restricted payments, engage in transactions with affiliates, restrict dividends or payments from subsidiaries and create liens on their assets. The 9½% Senior Notes Indenture contains customary events of default.

In connection with the issuance of the 9½% Senior Notes, on March 16, 2005, Products Corporation entered into a Registration Agreement (the "9½% Senior Notes Registration Agreement") with the Initial Purchasers for the benefit of holders of the 9½% Senior Notes. Pursuant to the 9½% Senior Notes Registration Agreement, among other things, Products Corporation agreed that it will, at its cost, (i) by the 90th day after the closing of the offering of the 9½% Senior Notes (or June 14, 2005), file a registration statement with the Commission with respect to a registered offer to exchange the 9½% Senior Notes for exchange notes (the "9½% Exchange Notes"), which will have terms substantially identical in all material respects to the 9½% Senior Notes (except that the 9½% Exchange Notes will not contain terms with respect to registration rights, transfer restrictions and interest rate increases) and (ii) by the 180th day after the closing of the offering of the 9½% Senior Notes (or September 12, 2005), use its best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"). Products Corporation agreed to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the 9½% Senior Notes. In addition, Products Corporation agreed that, in the event that applicable

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in millions, except per share data)

interpretations of the staff of the Commission do not permit Products Corporation to effect such an exchange offer, or if for any other reason the exchange offer is not consummated by the 210th day after the closing of the offering of the 9½% Senior Notes (or October 12, 2005), it will, at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the 9½% Senior Notes, (b) use its best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the shelf registration statement until two years after its effective date. Products Corporation also agreed that, if by the 90th day following the closing of the offering of the 9½% Senior Notes (or June 14, 2005), a registration statement has not been filed with the Commission with respect to the exchange offer or the resale of the 9½% Senior Notes, the rate per annum at which the 9½% Senior Notes bear interest will increase by 0.5% from and including such date, until but excluding the earlier of (i) the date such registration statement is filed and (ii) the 210th day after the closing of the offering of the 9½% Senior Notes (or October 12, 2005); and if by such date, neither (i) the exchange offer is consummated nor (ii) the shelf registration statement is declared effective, the rate per annum at which the 9½% Senior Notes bear interest will increase by 0.5% from and including such date, until but excluding the earlier of (i) the consummation of the exchange offer and (ii) the effective date of a shelf registration statement.

Schedule II

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2004, 2003 and 2002
(dollars in millions)

	Balance at Beginning of Year	Charged to Cost and Expenses	Other Deductions		Balance at End of Year
Year ended December 31, 2004:
Applied against asset accounts:
Allowance for doubtful accounts	$7.7	$(1.6)	$(0.5)	(1)	$5.6
Allowance for volume and early payment discounts	$11.7	$47.4	$(45.7)	(2)	$13.4

Year ended December 31, 2003:
Applied against asset accounts:
Allowance for doubtful accounts	$15.8	$3.2	$(11.3)	(1)	$7.7
Allowance for volume and early payment discounts	$8.2	$40.4	$(36.9)	(2)	$11.7

Year ended December 31, 2002:
Applied against asset accounts:
Allowance for doubtful accounts	$8.3	$9.5	$(2.0)	(1)	$15.8
Allowance for volume and early payment discounts	$7.1	$31.7	$(30.6)	(2)	$8.2

Notes:

(1)	Doubtful accounts written off, less recoveries, reclassifications and foreign currency translation adjustments.

(2)	Discounts taken, reclassifications and foreign currency translation adjustments.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share amounts)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77.7	$120.8
Trade receivables, less allowances of $17.3 and $19.0 as of September 30, 2005 and December 31, 2004, respectively	158.3	200.6
Inventories	226.4	154.7
Prepaid expenses and other	75.2	67.8
Total current assets	537.6	543.9
Property, plant and equipment, net	116.0	118.7
Other assets	142.6	149.9
Goodwill, net	186.0	186.1
Total assets	$982.2	$998.6
LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
Short-term borrowings – third parties	$40.4	$36.6
Current portion of long-term debt – third parties	—	10.5
Accounts payable and outstanding checks	111.4	95.2
Accrued expenses and other	297.8	283.2
Total current liabilities	449.6	425.5
Long-term debt – third parties	1,413.3	1,308.2
Other long-term liabilities	285.5	286.7

Stockholder's deficiency:
Preferred stock, par value $1.00 per share; 1,000 shares authorized, 546 shares of Series A Preferred Stock issued and outstanding	54.6	54.6
Common stock, par value $1.00 per share; 10,000 shares authorized and 5,260 shares issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	—	—
Additional paid-in capital	706.3	706.5
Accumulated deficit	(1,790.6)	(1,646.1)
Deferred compensation	(7.9)	(12.5)
Accumulated other comprehensive loss	(128.6)	(124.3)
Total stockholder's deficiency	(1,166.2)	(1,021.8)
Total liabilities and stockholder's deficiency	$982.2	$998.6

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$275.3	$294.4	$894.5	$918.9
Cost of sales	117.0	117.9	350.1	353.4
Gross profit	158.3	176.5	544.4	565.5
Selling, general and administrative expenses	186.3	177.6	572.7	548.3
Restructuring (benefit) costs and other, net	—	0.6	1.5	—
Operating (loss) income	(28.0)	(1.7)	(29.8)	17.2
Other expenses (income):
Interest expense	33.2	28.8	94.7	102.4
Interest income	(0.9)	(0.8)	(3.3)	(2.1)
Amortization of debt issuance costs	1.8	1.7	5.1	6.8
Foreign currency (gains) losses, net	(2.7)	(1.2)	(1.4)	0.4
Loss on early extinguishment of debt	—	58.8	9.0	91.4
Miscellaneous, net	(0.1)	(0.1)	1.5	2.4
Other expenses, net	31.3	87.2	105.6	201.3
Loss before income taxes	(59.3)	(88.9)	(135.4)	(184.1)
Provision for income taxes	2.3	2.9	9.1	4.9
Net loss	$(61.6)	$(91.8)	$(144.5)	$(189.0)

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY
AND COMPREHENSIVE LOSS
(dollars in millions)

	Preferred Stock	Additional Paid-In- Capital	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Loss	Total Stockholder's Deficiency
Balance, January 1, 2005	$54.6	$706.5	$(1,646.1)	$(12.5)	$(124.3)	$(1,021.8)
Stock-based compensation		(0.2)		0.2		—
Amortization of deferred compensation				4.4		4.4
Comprehensive loss:
Net loss			(144.5)			(144.5)
Revaluation of foreign currency forward exchange contracts					2.2	2.2
Currency translation adjustment					(6.5)	(6.5)
Total comprehensive loss						(148.8)
Balance, September 30, 2005	$54.6	$706.3	$(1,790.6)	$(7.9)	$(128.6)	$(1,166.2)

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(144.5)	$(189.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	75.3	79.7
Amortization of debt discount	0.1	1.8
Stock compensation amortization	4.4	4.7
Loss on early extinguishment of debt	9.0	77.3
Change in assets and liabilities:
Decrease in trade receivables	38.4	10.4
Increase in inventories	(74.6)	(17.2)
Increase in prepaid expenses and other current assets	(6.6)	(22.6)
Increase (decrease) in accounts payable	6.5	(16.8)
Increase (decrease) in accrued expenses and other current liabilities	14.3	(20.2)
Purchase of permanent displays	(38.7)	(40.3)
Other, net	0.5	(3.1)
Net cash used in operating activities	(115.9)	(135.3)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16.0)	(12.5)
Investment in debt defeasance trust	(197.9)	—
Liquidation of investment in debt defeasance trust	197.9	—
Net cash used in investing activities	(16.0)	(12.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft – third parties	15.8	3.9
Proceeds from the issuance of long-term debt – third parties	386.2	1,135.9
Repayment of long-term debt – third parties, including prepayment fee and premiums	(297.9)	(960.2)
Proceeds from the issuance of long-term debt – affiliates	—	42.7
Repayment of long-term debt – affiliates	—	(19.5)
Payment of financing costs	(12.0)	(30.7)
Net cash provided by financing activities	92.1	172.1
Effect of exchange rate changes on cash and cash equivalents	(3.3)	3.0
Net (decrease) increase in cash and cash equivalents	(43.1)	27.3
Cash and cash equivalents at beginning of period	120.8	56.5
Cash and cash equivalents at end of period	$77.7	$83.8
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$92.2	$110.9
Income taxes, net of refunds	$9.1	$8.1
Supplemental schedule of non-cash investing and financing activities:
Conversion of long-term debt and accrued interest into Revlon, Inc. Class A Common Stock	$—	$813.8

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

(1)    Basis of Presentation

Revlon Consumer Products Corporation ("Products Corporation" and together with its subsidiaries, the "Company") manufactures and sells an extensive array of cosmetics and skin care, fragrances and personal care products. The Company's principal customers include large mass volume retailers and chain drug stores, as well as certain department stores and other specialty stores, such as perfumeries. The Company also sells consumer products to U.S. military exchanges and commissaries and has a licensing group.

Products Corporation is a direct wholly-owned subsidiary of Revlon, Inc., which is an indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc., formerly known as Mafco Holdings Inc. ("MacAndrews & Forbes Holdings" and, together with its affiliates, "MacAndrews & Forbes"), a corporation wholly-owned by Ronald O. Perelman.

The accompanying Consolidated Financial Statements are unaudited. In management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation have been made. The Unaudited Consolidated Financial Statements include the accounts of the Company after elimination of all intercompany balances and transactions. The Company has made a number of estimates and assumptions relating to the assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates. The Unaudited Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004.

The results of operations and financial position, including working capital, for interim periods are not necessarily indicative of those to be expected for a full year.

Stock-Based Compensation

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s Class A common stock (the "Class A Common Stock") at the date of the grant over the amount an employee must pay to acquire such stock.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

The following table illustrates the effect on net loss as if the Company had applied the fair value method to calculate its stock-based compensation under the disclosure provisions of SFAS No. 123 and amended disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123:"

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss as reported	$(61.6)	$(91.8)	$(144.5)	$(189.0)
Add-back: Stock-based employee compensation expense included in reported net loss	1.3	2.6	4.4	4.7
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	(5.7)	(11.4)	(16.6)	(21.9)
Pro forma net loss	$(66.0)	$(100.6)	$(156.7)	$(206.2)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The Company granted 40,000 and 5,200,472 stock options during the three months and nine months ended September 30, 2005, respectively. The following year-to-date weighted average assumptions were used to calculate the fair value of these options: no dividend yield; expected volatility of approximately 61%; weighted average risk-free interest rate of 3.95%; and an expected life of 4.75 years.

Recent Accounting Pronouncements

In March 2005, the FASB issued Financial Interpretation Number ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations," an interpretation of SFAS No. 143, "Asset Retirement Obligations." FIN 47 addresses diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity should have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company is currently evaluating the impact of FIN 47 and does not expect that the adoption of FIN 47 will have a material impact on its consolidated results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," an amendment to FASB Statements Nos. 123 and 95 ("SFAS No. 123(R)"), which replaces SFAS No. 123, and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In April 2005, the U.S. Securities and Exchange Commission (the "SEC" or the "Commission") adopted a rule allowing companies to implement SFAS No. 123(R) at the beginning of their next fiscal year that begins after June 15, 2005, which for the Company will be the fiscal year beginning January 1, 2006. The Company currently plans to adopt SFAS No. 123(R) effective January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123(R), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods are either a prospective method or a retroactive method. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retroactive method would record compensation expense for all unvested stock

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

options and restricted stock beginning with the first period restated. The Company is currently evaluating the impact of SFAS No. 123(R) and has not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and it has not determined whether its adoption will result in amounts in future periods that are similar to the Company's current pro forma disclosures under SFAS No. 123. The Company expects that the adoption of SFAS No. 123(R) will have a material impact on the Company's consolidated results of operations and earnings per share.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage). Among other provisions, the new rule requires that the aforementioned items be recognized as current-period charges. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company beginning on January 1, 2006. During the three months ended September 30, 2005, the Company had early adopted the provisions of SFAS No. 151, which adoption did not have a material impact on the Company's consolidated results of operations and financial position.

(2)    Post-retirement Benefits

The Company sponsors pension plans and certain other post-retirement benefit plans for a substantial portion of its U.S. and international employees. Descriptions of these plans are disclosed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004, in which the Company disclosed that it expected to contribute $23.3 million to its pension plans and $1.0 million to other post-retirement plans in 2005. Currently, the Company expects to contribute approximately $26 million to its pension plans and approximately $1 million to other post-retirement plans. As of September 30, 2005, the Company contributed $23.2 million and $0.6 million, respectively, to its pension and other post-retirement plans.

The components of net periodic benefit cost for the pension and the other post-retirement benefit plans for the three months ended September 30, 2005 and 2004 are as follows:

	Pension Plans		Other Post-retirement Benefit Plans
	2005	2004	2005	2004
Service cost	$2.4	$2.5	$0.1	$—
Interest cost	7.7	7.6	0.2	0.2
Expected return on plan assets	(7.1)	(6.2)	—	—
Amortization of prior service cost	(0.1)	(0.1)	—	—
Amortization of actuarial loss	1.8	2.1	—	—
	$4.7	$5.9	$0.3	$0.2

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

The components of net periodic benefit cost for the pension and the other post-retirement benefit plans for the nine months ended September 30, 2005 and 2004 are as follows:

	Pension Plans		Other Post-retirement Benefit Plans
	2005	2004	2005	2004
Service cost, net	$7.6	$7.5	$(0.1)	$(1.9)
Interest cost, net	23.3	22.8	0.5	(1.0)
Expected return on plan assets	(21.3)	(19.0)	—	—
Amortization of prior service cost	(0.3)	(0.3)	—	—
Amortization of actuarial loss	5.8	6.3	—	—
	15.1	17.3	0.4	(2.9)
Portion allocated to Revlon Holdings LLC	(0.1)	(0.1)	—	—
	$15.0	$17.2	$0.4	$(2.9)

The Company recognized $3.3 million of income in the nine months ended September 30, 2004 related to a reduction in the liability for an International post-retirement benefit arrangement.

(3)    Inventories

	September 30, 2005	December 31, 2004
Raw materials and supplies	$70.5	$48.1
Work-in-process	25.2	12.2
Finished goods	130.7	94.4
	$226.4	$154.7

(4)    Comprehensive Loss

The components of comprehensive loss for the three months and nine months ended September 30, 2005 and 2004 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss	$(61.6)	$(91.8)	$(144.5)	$(189.0)
Other comprehensive (loss) income:
Currency translation adjustment	(1.5)	0.2	(6.5)	(2.3)
Revaluation of foreign currency forward exchange contracts	(0.4)	(1.4)	2.2	0.5
Other comprehensive (loss) income	(1.9)	(1.2)	(4.3)	(1.8)
Comprehensive loss	$(63.5)	$(93.0)	$(148.8)	$(190.8)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

(5)    Restructuring (Benefit) Costs and Other, Net

During the nine months ended September 30, 2005, the Company recorded $1.5 million in restructuring for employee severance and other personnel benefits. During the nine months ended September 30, 2004, the Company revised its estimate of the cost to be incurred related to a previous restructuring program. Additionally, during the three months and nine months ended September 30, 2004, the Company recorded $0.6 million and $0.9 million, respectively, for employee severance and other personnel benefits.

Details of the activities described above during the nine-month period ended September 30, 2005 are as follows:

	Balance as of January 1, 2005	Expenses, Net	Utilized, Net		Balance as of September 30, 2005
			Cash	Noncash
Employee severance and other personnel benefits:
2003 programs	$3.1	$—	$(1.7)	$(0.2)	$1.2
2004 programs	5.1	1.5	(3.2)	(0.3)	3.1
	8.2	1.5	(4.9)	(0.5)	4.3
Leases and equipment write-offs	2.9	—	(1.8)	(0.3)	0.8
	$11.1	$1.5	$(6.7)	$(0.8)	$5.1

(6)    Geographic Information

The Company manages its business on the basis of one reportable operating segment. The Company has operations established in 16 countries outside of the U.S. and its products are sold throughout the world. The Company's results of operations and the value of its assets and liabilities may be adversely affected by, among other things, weak economic conditions, political uncertainties, military actions, terrorist activities, adverse currency fluctuations, category weakness, competitive activities, retailer inventory management and changes in consumer purchasing habits, including with respect to shopping channels.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Geographic area:
Net sales:
United States	$141.5	$174.9	$502.0	$557.6
Canada	17.2	17.1	49.2	47.1
United States and Canada	158.7	192.0	551.2	604.7
International	116.6	102.4	343.3	314.2
	$275.3	$294.4	$894.5	$918.9

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

	September 30, 2005	December 31, 2004
Long-lived assets:
United States	$358.4	$371.3
Canada	4.3	4.2
United States and Canada	362.7	375.5
International	81.9	79.2
	$444.6	$454.7

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Classes of similar products:
Net sales:
Cosmetics, skin care and fragrances	$180.0	$198.6	$589.8	$615.8
Personal care	95.3	95.8	304.7	303.1
	$275.3	$294.4	$894.5	$918.9

(7)    Derivative Financial Instruments

The Company uses derivative financial instruments, primarily foreign currency forward exchange contracts, to reduce the effects of fluctuations in foreign currency exchange rates. These contracts, which have been designated as cash flow hedges, are entered into primarily to hedge anticipated inventory purchases and certain intercompany payments denominated in foreign currencies, which have maturities of less than one year. Any unrecognized income (loss) related to these contracts is recorded in the Statement of Operations primarily in cost of goods sold when the underlying transactions hedged are realized (e.g., when inventory is sold or intercompany transactions are settled). Products Corporation enters into these contracts with counterparties that are major financial institutions, and accordingly the Company believes that the risk of counterparty nonperformance is remote. The notional amount of the foreign currency forward exchange contracts outstanding at September 30, 2005 and December 31, 2004 was $24.4 million and $31.5 million, respectively. The fair value of the foreign currency forward exchange contracts outstanding at September 30, 2005 and December 31, 2004 was $(0.3) million and $(2.3) million, respectively.

(8)    Long-term Debt

	September 30, 2005	December 31, 2004
2004 Credit Agreement:
Term Loan Facility due 2010	$700.0	$800.0
Multi-Currency Facility due 2009	—	—
8 1/8% Senior Notes due 2006	—	116.2
9% Senior Notes due 2006	—	75.5
8 5/8% Senior Subordinated Notes due 2008	327.0	327.0
9½% Senior Notes due 2011, net of discounts	386.3	—
2004 Consolidated MacAndrews & Forbes Line of Credit	—	—
	1,413.3	1,318.7
Less current portion	—	(10.5)
	$1,413.3	$1,308.2

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

On March 16, 2005, Products Corporation issued $310.0 million aggregate principal amount of 9½% Senior Notes due 2011 (the "Original 9½% Senior Notes"). Interest on the Original 9½% Senior Notes is payable semi-annually on April 1 and October 1 of each year, which began on October 1, 2005. For additional descriptions of the Original 9½% Senior Notes, see Note 19 "Subsequent Events (Unaudited)" of the Consolidated Financial Statements and related notes in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004.

The proceeds from the Original 9½% Senior Notes were used to prepay $100.0 million of indebtedness outstanding under the Term Loan Facility of Products Corporation's 2004 Credit Agreement (as each such term is defined in Note 9 to the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004), together with accrued interest and the associated $5.0 million prepayment fee and to pay $7.0 million in certain fees and expenses associated with the issuance of the Original 9½% Senior Notes. The remaining $197.9 million of proceeds from the Original 9½% Senior Notes was placed in a debt defeasance trust and, on April 15, 2005, used to redeem $116.2 million aggregate principal amount outstanding of Products Corporation's 8 1/8% Senior Notes due 2006 (the "8 1/8% Senior Notes"), plus accrued interest, and $75.5 million aggregate principal amount outstanding of Products Corporation's 9% Senior Notes due 2006 (the "9% Senior Notes"), plus accrued interest and the applicable premium. In connection with the redemption, the Company recognized a loss on extinguishment of debt of $1.5 million. Amounts prepaid under the Term Loan Facility permanently reduce the commitment and are not available for future borrowings.

On June 21, 2005, all of the Original 9½% Senior Notes were exchanged for new 9½% Senior Notes due 2011 (the "March 2005 9½% Senior Notes"), which have substantially identical terms to the Original 9½% Senior Notes, except that the March 2005 9½% Senior Notes are registered with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the transfer restrictions and registration rights applicable to the Original 9½% Senior Notes do not apply to the March 2005 9½% Senior Notes.

On August 16, 2005, Products Corporation issued $80.0 million aggregate principal amount of additional 9½% Senior Notes due 2011, which priced at 95¼% of par (the "August 2005 9½% Senior Notes").

Products Corporation issued to qualified institutional buyers the August 2005 9½% Senior Notes as additional notes pursuant to the same indenture, dated as of March 16, 2005, governing the March 2005 9½% Senior Notes (the "9½% Senior Notes Indenture"), by and between Products Corporation and U.S. Bank National Association, as trustee. The August 2005 9½% Senior Notes constitute a further issuance of, are the same series as, and will vote on any matters submitted to note holders with, the March 2005 9½% Senior Notes (which are collectively referred to with the August 2005 9½% Senior Notes as the "9½% Senior Notes"). Pursuant to a registration agreement that Products Corporation entered into as part of the original issuance of the August 2005 9½% Senior Notes, Products Corporation filed a registration statement that, when such statement becomes effective, will permit holders of the August 2005 9½% Senior Notes to exchange such notes for new notes that will have substantially identical terms to the August 2005 9½% Senior Notes, except that (1) the new notes will be registered with the Commission under the Securities Act, and (2) the transfer restrictions and registration rights currently applicable to the August 2005 9½% Senior Notes would no longer apply to the new notes. The registration statement is not yet effective.

Pursuant to the terms of the 9½% Senior Notes Indenture, the 9½% Senior Notes are senior unsecured debt of Products Corporation with right to payment under the 9½% Senior Notes equal in right of payment with any present and future senior indebtedness of Products Corporation. The 9½% Senior Notes bear interest at an annual rate of 9½%, which will be payable on each April 1 and October 1 of each year, which commenced on October 1, 2005.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions)

In August 2005, Revlon, Inc. announced its plan to issue $185.0 million of equity by March 31, 2006, with the proceeds from approximately $110 million of this issuance to be contributed to Products Corporation to reduce its debt and the balance of such proceeds to be available to Products Corporation for general corporate purposes. Additionally, in connection with Revlon, Inc.'s plan, MacAndrews & Forbes and Revlon, Inc. amended the Investment Agreement that they entered into in February 2004 to increase MacAndrews & Forbes' commitment to cover Revlon, Inc.'s planned $185.0 million equity issuance by purchasing such additional equity as necessary to ensure that Revlon, Inc. issues $185.0 million of such equity. MacAndrews & Forbes and Products Corporation also amended Products Corporation's line of credit that they entered into in July 2004, with current availability of $87.0 million, to extend the term through the earlier of the consummation of Revlon, Inc.'s planned $185.0 million equity issuance or March 31, 2006 (provided that in no case would such line of credit terminate prior to its previous expiration date of December 1, 2005) and to provide that such line of credit is available to Products Corporation to assist it in funding investments in its brand initiatives.

EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH NEW NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR THE OLD NOTES WHERE SUCH OLD NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. THE ISSUER HAS AGREED THAT, FOR A PERIOD OF 180 DAYS AFTER THE EXPIRATION DATE (AS DEFINED HEREIN), IT WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

UNTIL                    , 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Revlon Consumer
Products Corporation

P R O S P E C T U S

OFFER TO EXCHANGE 9½% SENIOR NOTES DUE 2011 CUSIPS 761519 AZ0 AND U8000 E AF6 FOR 9½% SENIOR NOTES DUE 2011 CUSIP 761519 AV9 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

PROSPECTUS DATED                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article X of the By-laws of the Registrant, a copy of which is filed as Exhibit 3.2 to this Registration Statement, allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Registrant. Article X of the Registrant's By-Laws provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Sixth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of the

Director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	List of documents filed as part of this Registration Statement

(1) Audited Consolidated Financial Statements and Independent Auditors' Report included herein: See Index on page F-l.

(2) Financial Statement Schedule:
See Index on page F-1.
All other schedules are omitted as they are inapplicable or the required information is furnished in the Consolidated Financial Statements of the Company or the Notes thereto.

(3) Unaudited Interim Consolidated Financial Statements included herein: See Index on page F-1.

(4) List of Exhibits:

3.	Certificate of Incorporation and By-laws.

3.1	Restated Certificate of Incorporation of Products Corporation dated May 13, 2004 (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission (the "Commission") on May 17, 2004).

3.2	Amended and Restated By-Laws of Products Corporation dated June 5, 2002 (previously filed as Exhibit 3.3 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended June 30, 2002 filed with the Commission on August 14, 2002).

4.	Instruments Defining the Rights of Security Holders, Including Indentures.

4.1	Credit Agreement, dated as of July 9, 2004, among Products Corporation and certain local borrowing subsidiaries, as borrowers, the lenders and issuing lenders party thereto, Citicorp USA, Inc., as term loan administrative agent, Citicorp USA, Inc. as multi-currency administrative agent, Citicorp USA, Inc., as collateral agent, UBS Securities LLC, as syndication agent, and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner (previously filed as Exhibit 4.34 to the Current Report on Form 8-K of Products Corporation filed with the Commission on July 13, 2004 (the "Products Corporation July 13, 2004 Form 8-K")).

4.2	Pledge and Security Agreement, dated as of July 9, 2004, among Revlon, Inc., Products Corporation and the additional grantors party thereto, in favor of Citicorp USA, Inc., as collateral agent for the secured parties (previously filed as Exhibit 4.35 to the Products Corporation July 13, 2004 Form 8-K).

4.3	Intercreditor and Collateral Agency Agreement, dated as of July 9, 2004, among Citicorp USA, Inc., as administrative agent for the multi-currency lenders and issuing lenders, Citicorp USA, Inc., as administrative agent for the term loan lenders, Citicorp USA, Inc., as collateral agent for the secured parties, Revlon, Inc., Products Corporation and each other loan party (previously filed as Exhibit 4.36 to the Products Corporation July 13, 2004 Form 8-K).

4.4	Indenture, dated as of February 1, 1998, between Revlon Escrow Corp. and U.S. Bank Trust National Association, as trustee, relating to the 8 5/8% Senior Subordinated Notes due 2008 (as amended, the "8 5/8% Senior Subordinated Notes Indenture") (previously filed as Exhibit 4.3 to the Registration Statement on Form S-1 of Products Corporation filed with the Commission on March 12, 1998, File No. 333-47875 (the "Products Corporation March 1998 Form S-1")).

4.5	First Supplemental Indenture, dated March 4, 1998, among Products Corporation, Revlon Escrow Corp., and U.S. Bank Trust National Association, as trustee, amending the 8 5/8% Senior Subordinated Notes Indenture (previously filed as Exhibit 4.4 to the Products Corporation March 1998 Form S-1).

4.6	Second Supplemental Indenture, dated as of February 11, 2004, among Products Corporation, U.S. Bank Trust National Association, as trustee, and Revlon, Inc., as guarantor, amending the 8 5/8% Senior Subordinated Notes Indenture (previously filed as Exhibit 4.31 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on February 12, 2004 (the "Revlon, Inc. February 12, 2004 Form 8-K")).

4.7	Indenture, dated as of March 16, 2005, between Products Corporation and U.S. Bank National Association, as trustee, relating to Products Corporation's 9½% Senior Notes due 2011 (previously filed as Exhibit 4.12 to the Annual Report on Form 10-K/A of Products Corporation for the year ended December 31, 2004 filed with the Commission on April 12, 2005 (the "2004 Products Corporation 10-K/A")).

4.8	Form of the 9½% Senior Exchange Note due 2011 (included in Exhibit 4.12 to the 2004 Products Corporation 10-K/A).

4.9	Registration Agreement, dated as of March 16, 2005, between Products Corporation and Citigroup Global Markets Inc., as representative of the Initial Purchasers named therein (previously filed as Exhibit 4.13 to the 2004 Products Corporation 10-K/A).

4.10	Registration Agreement, dated as of August 16, 2005, between Products Corporation and Citigroup Global Markets Inc. as representatives of the Initial Purchasers named therein (previously filed as Exhibit 4.10 to the Registration Statement on Form S-4 of Products Corporation filed with the Commission on September 9, 2005, File No. 333-128217 (the "Products Corporation September 2005 Form S-4")).

5.	Opinion re: Legality.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Products Corporation (previously filed as Exhibit 5.1 to the Products Corporation September 2005 Form S-4).

5.2	Opinion of Robert K. Kretzman, Executive Vice President, Chief Legal Officer, General Counsel and Secretary of Products Corporation (previously filed as Exhibit 5.2 to Amendment No. 1 to the Products Corporation September 2005 Form S-4 filed with the Commission on October 19, 2005 ("Amendment No. 1 to the Products Corporation September 2005 Form S-4")).

10.	Material Contracts.

10.1	Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes Holdings, Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation, as amended and restated as of January 1, 2001 (previously filed as Exhibit 10.2 to the Annual Report on Form 10-K of Products Corporation for the year ended December 31, 2001 filed with the Commission on February 25, 2002 (the "Products Corporation 2001 Form 10-K")).

10.2	Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation (previously filed as Exhibit 10.25 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended March 31, 2004 filed with the Commission on May 17, 2004).

10.3	Employment Agreement, dated as of February 17, 2002, between Products Corporation and Jack L. Stahl (the "Stahl Employment Agreement") (previously filed as Exhibit 10.17 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended March 31, 2002 filed with the Commission on May 15, 2002).

10.4	First Amendment to the Stahl Employment Agreement, effective as of December 17, 2004 (previously filed as Exhibit 10.35 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on December 22, 2004 (the "Revlon, Inc. December 22, 2004 Form 8-K")).

10.5	Employment Agreement, dated as of August 18, 2003, between Products Corporation and Thomas E. McGuire (the "McGuire Employment Agreement") (previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended September 30, 2003 filed with the Commission on November 14, 2003 (the "Revlon, Inc. 2003 Third Quarter Form 10-Q")).

10.6	Amendment to the McGuire Employment Agreement, dated as of December 17, 2004 (previously filed as Exhibit 10.36 to the Revlon, Inc. December 22, 2004 Form 8-K).

10.7	Employment Agreement, dated as of November 1, 2002, between Products Corporation and Robert K. Kretzman (previously filed as Exhibit 10.10 to the Annual Report on Form 10-K of Revlon, Inc. for the year ended December 31, 2004 filed with the Commission on March 10, 2005) (the "Revlon, Inc. 2004 Form 10-K")).

10.8	Amended and Restated Revlon, Inc. Stock Plan (as amended the "Stock Plan") (previously filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Revlon, Inc. filed with the Commission on June 4, 2004, File No. 333-116160).

10.9	Current form of Nonqualified Stock Option Agreement under the Stock Plan (previously filed as Exhibit 10.12 to the Revlon, Inc. 2004 Form 10-K).

10.10	Current form of Restricted Stock Agreement under the Stock Plan (previously filed as Exhibit 10.13 to the Revlon, Inc. 2004 Form 10-K).

10.11	Revlon, Inc. 2002 Supplemental Stock Plan (previously filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Revlon, Inc. filed with the Commission on June 24, 2002, File No. 333-91040).

10.12	Revlon Executive Bonus Plan (previously filed as Exhibit 10.15 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended June 30, 2005 filed with the Commission on August 9, 2005 (the "Products Corporation 2005 Second Quarter Form 10-Q")).

10.13	Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998 (previously filed as Exhibit 10.15 to the Annual Report on Form 10-K of Revlon, Inc. for year ended December 31, 1998 filed with the Commission on March 3, 1999).

10.14	Executive Supplemental Medical Expense Plan Summary, dated July 2000 (previously filed as Exhibit 10.10 to the Revlon, Inc. 2002 Form 10-K).

10.15	Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Revlon Holdings, Revlon, Inc. and Products Corporation (previously filed as Exhibit 10.25 to the Annual Report on Form 10-K of Products Corporation for the year ended December 31, 1992 filed with the Commission on March 12, 1993).

10.16	Revlon Executive Severance Policy, as amended July 1, 2002 (previously filed as Exhibit 10.13 to the Revlon, Inc. 2002 Form 10-K).

10.17	Support Agreement, dated as of February 11, 2004, between Revlon, Inc. and MacAndrews & Forbes Holdings (as amended, the "MacAndrews Support Agreement") (previously filed as Exhibit 10.23 to the Revlon, Inc. February 12, 2004 Form 8-K).

10.18	Amendment, dated as of February 20, 2004, to the MacAndrews Support Agreement (previously filed as Exhibit 10.27 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on February 23, 2004 (the "Revlon, Inc. February 23, 2004 Form 8-K")).

10.19	Amendment, dated as of March 24, 2004, to the MacAndrews Support Agreement (previously filed as Exhibit 10.31 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on March 26, 2004 (the "Revlon, Inc. March 26, 2004 Form 8-K")).

10.20	Support Agreement, dated as of February 11, 2004, between Revlon, Inc. and Fidelity Management & Research Co. (as amended, the "Fidelity Support Agreement") (previously filed as Exhibit 10.24 to the Revlon, Inc. February 12, 2004 Form 8-K).

10.21	Amendment, dated as of February 20, 2004, to the Fidelity Support Agreement (previously filed as Exhibit 10.28 to the Revlon, Inc. February 23, 2004 Form 8-K).

10.22	Amendment, dated as of March 24, 2004, to the Fidelity Support Agreement (previously filed as Exhibit 10.32 to the Revlon, Inc. March 26, 2004 Form 8-K).

10.23	2004 Senior Unsecured Line of Credit Agreement, dated as of July 9, 2004, between Products Corporation and MacAndrews & Forbes Inc. (the "2004 Senior Unsecured Line of Credit") (previously filed as Exhibit 10.34 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended June 30, 2004 filed with the Commission on August 16, 2004).

10.24	Amendment No. 1, dated as of August 4, 2005, to the 2004 Senior Unsecured Line of Credit (previously filed as Exhibit 10.33 to the Products Corporation 2005 Second Quarter Form 10-Q).

10.25	Stockholders Agreement, dated as of February 20, 2004, by and between Revlon, Inc. and Fidelity (previously filed as Exhibit 10.29 to the Revlon, Inc. February 23, 2004 Form 8-K).

10.26	Investment Agreement, dated as of February 5, 2003, among Revlon, Inc., Products Corporation and MacAndrews & Forbes Holdings (previously filed as Exhibit 2.1 to the Current Report on Form 8-K of Products Corporation filed with the Commission on February 5, 2003).

10.27	Investment Agreement, dated as of February 20, 2004, by and between Revlon, Inc. and MacAndrews & Forbes Holdings (as amended, the "2004 Investment Agreement") (previously filed as Exhibit 10.30 of the Revlon, Inc. February 23, 2004 Form 8-K).

10.28	Amendment, dated as of March 24, 2004, to the 2004 Investment Agreement (previously filed as Exhibit 10.33 to the Revlon, Inc. March 26, 2004 Form 8-K).

10.29	Second Amendment, dated as of March 7, 2005, to the 2004 Investment Agreement (previously filed as Exhibit 10.31 to the Revlon, Inc. 2004 Form 10-K).

10.30	Third Amendment, dated as of August 4, 2005, to the 2004 Investment Agreement (previously filed as Exhibit 10.34 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended June 30, 2005 filed with the Commission on August 9, 2005).

10.31	Form of Purchase Agreement between Products Corporation and the Initial Purchasers named therein (previously filed as Exhibit 10.31 to the Products Corporation September 2005 Form S-4).

12.	Computation of Ratios

12.1	Computation of Ratio of Earnings to Fixed Charges (previously filed as Exhibit 12.1 to the Products Corporation September 2005 Form S-4).

21.	Subsidiaries.

21.1	Subsidiaries of Revlon Consumer Products Corporation (previously filed as Exhibit 21.1 to the Products Corporation September 2005 Form S-4).

23.	Consents of Experts and Counsel.

*23.1	Consent of KPMG LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Products Corporation (included in Exhibit 5.1).

23.3	Consent of Robert K. Kretzman, Executive Vice President, Chief Legal Officer, General Counsel and Secretary of Products Corporation (included in Exhibit 5.2).

24.	Powers of Attorney.

24.1	Power of Attorney executed by Ronald O. Perelman (previously filed as Exhibit 24.1 to the Products Corporation September 2005 Form S-4).

24.2	Power of Attorney executed by Alan S. Bernikow (previously filed as Exhibit 24.2 to the Products Corporation September 2005 Form S-4).

24.3	Power of Attorney executed by Donald G. Drapkin (previously filed as Exhibit 24.3 to the Products Corporation September 2005 Form S-4).

24.4	Power of Attorney executed by Edward J. Landau (previously filed as Exhibit 24.4 to the Products Corporation September 2005 Form S-4).

24.5	Power of Attorney executed by Barry F. Schwartz (previously filed as Exhibit 24.5 to the Products Corporation September 2005 Form S-4).

25.	Statement of Eligibility of Trustee.

*25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the Indenture, in relation to the new notes (the "9½% Senior Exchange Notes").

99.	Additional Exhibits.

99.1	Form of Letter of Transmittal (previously filed as Exhibit 99.1 to Amendment No. 1 to the Products Corporation September 2005 Form S-4).

99.2	Form of Notice of Guaranteed Delivery (previously filed as Exhibit 99.2 to the Products Corporation September 2005 Form S-4).

99.3	Form of Letter to Clients (previously filed as Exhibit 99.3 to the Products Corporation September 2005 Form S-4).

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as Exhibit 99.4 to the Products Corporation September 2005 Form S-4).

* Filed herewith.

ITEM 22.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on November 15, 2005.

Revlon Consumer Products Corporation
(Registrant)

By: /s/ Jack L. Stahl	By: /s/ Thomas E. McGuire	By: /s/ John F. Matsen, Jr.
Jack L. Stahl President, Chief Executive Officer and Director	Thomas E. McGuire Executive Vice President and Chief Financial Officer	John F. Matsen, Jr. Senior Vice President and Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on November 15, 2005 in the capacities indicated.

Signature	Title
*
(Ronald O. Perelman)	Chairman of the Board and Director

*
(Barry F. Schwartz)	Director

*
(Donald G. Drapkin)	Director

/s/ Jack L. Stahl
(Jack L. Stahl)	President, Chief Executive Officer and Director

*
(Alan S. Bernikow)	Director

*
(Edward J. Landau)	Director

* Robert K. Kretzman, by signing his name hereto, does hereby sign this registration statement on behalf of the directors of the registrant after whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission.

By: /s/ Robert K. Kretzman

Robert K. Kretzman
Attorney-in-fact

EXHIBIT INDEX

(a)	List of documents filed as part of this Registration Statement

(1)	Audited Consolidated Financial Statements and Independent Auditors' Report included herein: See Index on page F-l.

(2)	Financial Statement Schedule:
See Index on page F-1.
All other schedules are omitted as they are inapplicable or the required information is furnished in the Consolidated Financial Statements of the Company or the Notes thereto.

(3)	Unaudited Interim Consolidated Financial Statements included herein: See Index on page F-1.

(4)	List of Exhibits:

3.	Certificate of Incorporation and By-laws.

3.1	Restated Certificate of Incorporation of Products Corporation dated May 13, 2004 (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission (the "Commission") on May 17, 2004).

3.2	Amended and Restated By-Laws of Products Corporation dated June 5, 2002 (previously filed as Exhibit 3.3 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended June 30, 2002 filed with the Commission on August 14, 2002).

4.	Instruments Defining the Rights of Security Holders, Including Indentures.

4.1	Credit Agreement, dated as of July 9, 2004, among Products Corporation and certain local borrowing subsidiaries, as borrowers, the lenders and issuing lenders party thereto, Citicorp USA, Inc., as term loan administrative agent, Citicorp USA, Inc. as multi-currency administrative agent, Citicorp USA, Inc., as collateral agent, UBS Securities LLC, as syndication agent, and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner (previously filed as Exhibit 4.34 to the Current Report on Form 8-K of Products Corporation filed with the Commission on July 13, 2004 (the "Products Corporation July 13, 2004 Form 8-K")).

4.2	Pledge and Security Agreement, dated as of July 9, 2004, among Revlon, Inc., Products Corporation and the additional grantors party thereto, in favor of Citicorp USA, Inc., as collateral agent for the secured parties (previously filed as Exhibit 4.35 to the Products Corporation July 13, 2004 Form 8-K).

4.3	Intercreditor and Collateral Agency Agreement, dated as of July 9, 2004, among Citicorp USA, Inc., as administrative agent for the multi-currency lenders and issuing lenders, Citicorp USA, Inc., as administrative agent for the term loan lenders, Citicorp USA, Inc., as collateral agent for the secured parties, Revlon, Inc., Products Corporation and each other loan party (previously filed as Exhibit 4.36 to the Products Corporation July 13, 2004 Form 8-K).

4.4	Indenture, dated as of February 1, 1998, between Revlon Escrow Corp. and U.S. Bank Trust National Association, as trustee, relating to the 8 5/8% Senior Subordinated Notes due 2008 (as amended, the " 8 5/8% Senior Subordinated Notes Indenture") (previously filed as Exhibit 4.3 to the Registration Statement on Form S-1 of Products Corporation filed with the Commission on March 12, 1998, File No. 333-47875 (the "Products Corporation March 1998 Form S-1")).

4.5	First Supplemental Indenture, dated March 4, 1998, among Products Corporation, Revlon Escrow Corp., and U.S. Bank Trust National Association, as trustee, amending the 8 5/8% Senior Subordinated Notes Indenture (previously filed as Exhibit 4.4 to the Products Corporation March 1998 Form S-1).

4.6	Second Supplemental Indenture, dated as of February 11, 2004, among Products Corporation, U.S. Bank Trust National Association, as trustee, and Revlon, Inc., as guarantor, amending the 8 5/8% Senior Subordinated Notes Indenture (previously filed as Exhibit 4.31 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on February 12, 2004 (the "Revlon, Inc. February 12, 2004 Form 8-K")).

4.7	Indenture, dated as of March 16, 2005, between Products Corporation and U.S. Bank National Association, as trustee, relating to Products Corporation's 9½% Senior Notes due 2011 (previously filed as Exhibit 4.12 to the Annual Report on Form 10-K/A of Products Corporation for the year ended December 31, 2004 filed with the Commission on April 12, 2005 (the "2004 Products Corporation 10-K/A")).

4.8	Form of the 9½% Senior Exchange Note due 2011 (included in Exhibit 4.12 to the 2004 Products Corporation 10-K/A).

4.9	Registration Agreement, dated as of March 16, 2005, between Products Corporation and Citigroup Global Markets Inc., as representative of the Initial Purchasers named therein (previously filed as Exhibit 4.13 to the 2004 Products Corporation 10-K/A).

4.10	Registration Agreement, dated as of August 16, 2005, between Products Corporation and Citigroup Global Markets Inc. as representatives of the Initial Purchasers named therein (previously filed as Exhibit 4.10 to the Registration Statement on Form S-4 of Products Corporation filed with the Commission on September 9, 2005, File No. 333-128217 (the "Products Corporation September 2005 Form S-4")).

5.	Opinion re: Legality.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Products Corporation (previously filed as Exhibit 5.1 to the Products Corporation September 2005 Form S-4).

5.2	Opinion of Robert K. Kretzman, Executive Vice President, Chief Legal Officer, General Counsel and Secretary of Products Corporation (previously filed as Exhibit 5.2 to Amendment No. 1 to the Products Corporation September 2005 Form S-4 filed with the Commission on October 19, 2005 ("Amendment No. 1 to the Products Corporation September 2005 Form S-4")).

10.	Material Contracts.

10.1	Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes Holdings, Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation, as amended and restated as of January 1, 2001 (previously filed as Exhibit 10.2 to the Annual Report on Form 10-K of Products Corporation for the year ended December 31, 2001 filed with the Commission on February 25, 2002 (the "Products Corporation 2001 Form 10-K")).

10.2	Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation (previously filed as Exhibit 10.25 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended March 31, 2004 filed with the Commission on May 17, 2004).

10.3	Employment Agreement, dated as of February 17, 2002, between Products Corporation and Jack L. Stahl (the "Stahl Employment Agreement") (previously filed as Exhibit 10.17 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended March 31, 2002 filed with the Commission on May 15, 2002).

10.4	First Amendment to the Stahl Employment Agreement, effective as of December 17, 2004 (previously filed as Exhibit 10.35 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on December 22, 2004 (the "Revlon, Inc. December 22, 2004 Form 8-K")).

10.5	Employment Agreement, dated as of August 18, 2003, between Products Corporation and Thomas E. McGuire (the "McGuire Employment Agreement") (previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended September 30, 2003 filed with the Commission on November 14, 2003 (the "Revlon, Inc. 2003 Third Quarter Form 10-Q")).

10.6	Amendment to the McGuire Employment Agreement, dated as of December 17, 2004 (previously filed as Exhibit 10.36 to the Revlon, Inc. December 22, 2004 Form 8-K).

10.7	Employment Agreement, dated as of November 1, 2002, between Products Corporation and Robert K. Kretzman (previously filed as Exhibit 10.10 to the Annual Report on Form 10-K of Revlon, Inc. for the year ended December 31, 2004 filed with the Commission on March 10, 2005) (the "Revlon, Inc. 2004 Form 10-K")).

10.8	Amended and Restated Revlon, Inc. Stock Plan (as amended the "Stock Plan") (previously filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Revlon, Inc. filed with the Commission on June 4, 2004, File No. 333-116160).

10.9	Current form of Nonqualified Stock Option Agreement under the Stock Plan (previously filed as Exhibit 10.12 to the Revlon, Inc. 2004 Form 10-K).

10.10	Current form of Restricted Stock Agreement under the Stock Plan (previously filed as Exhibit 10.13 to the Revlon, Inc. 2004 Form 10-K).

10.11	Revlon, Inc. 2002 Supplemental Stock Plan (previously filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Revlon, Inc. filed with the Commission on June 24, 2002, File No. 333-91040).

10.12	Revlon Executive Bonus Plan (previously filed as Exhibit 10.15 to the Quarterly Report on Form 10-Q of Products Corporation for the quarter ended June 30, 2005 filed with the Commission on August 9, 2005 (the "Products Corporation 2005 Second Quarter Form 10-Q")).

10.13	Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998 (previously filed as Exhibit 10.15 to the Annual Report on Form 10-K of Revlon, Inc. for year ended December 31, 1998 filed with the Commission on March 3, 1999).

10.14	Executive Supplemental Medical Expense Plan Summary, dated July 2000 (previously filed as Exhibit 10.10 to the Revlon, Inc. 2002 Form 10-K).

10.15	Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Revlon Holdings, Revlon, Inc. and Products Corporation (previously filed as Exhibit 10.25 to the Annual Report on Form 10-K of Products Corporation for the year ended December 31, 1992 filed with the Commission on March 12, 1993).

10.16	Revlon Executive Severance Policy, as amended July 1, 2002 (previously filed as Exhibit 10.13 to the Revlon, Inc. 2002 Form 10-K).

10.17	Support Agreement, dated as of February 11, 2004, between Revlon, Inc. and MacAndrews & Forbes Holdings (as amended, the "MacAndrews Support Agreement") (previously filed as Exhibit 10.23 to the Revlon, Inc. February 12, 2004 Form 8-K).

10.18	Amendment, dated as of February 20, 2004, to the MacAndrews Support Agreement (previously filed as Exhibit 10.27 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on February 23, 2004 (the "Revlon, Inc. February 23, 2004 Form 8-K")).

10.19	Amendment, dated as of March 24, 2004, to the MacAndrews Support Agreement (previously filed as Exhibit 10.31 to the Current Report on Form 8-K of Revlon, Inc. filed with the Commission on March 26, 2004 (the "Revlon, Inc. March 26, 2004 Form 8-K")).

10.20	Support Agreement, dated as of February 11, 2004, between Revlon, Inc. and Fidelity Management & Research Co. (as amended, the "Fidelity Support Agreement") (previously filed as Exhibit 10.24 to the Revlon, Inc. February 12, 2004 Form 8-K).

10.21	Amendment, dated as of February 20, 2004, to the Fidelity Support Agreement (previously filed as Exhibit 10.28 to the Revlon, Inc. February 23, 2004 Form 8-K).

10.22	Amendment, dated as of March 24, 2004, to the Fidelity Support Agreement (previously filed as Exhibit 10.32 to the Revlon, Inc. March 26, 2004 Form 8-K).

10.23	2004 Senior Unsecured Line of Credit Agreement, dated as of July 9, 2004, between Products Corporation and MacAndrews & Forbes Inc. (the "2004 Senior Unsecured Line of Credit") (previously filed as Exhibit 10.34 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended June 30, 2004 filed with the Commission on August 16, 2004).

10.24	Amendment No. 1, dated as of August 4, 2005, to the 2004 Senior Unsecured Line of Credit (previously filed as Exhibit 10.33 to the Products Corporation 2005 Second Quarter Form 10-Q).

10.25	Stockholders Agreement, dated as of February 20, 2004, by and between Revlon, Inc. and Fidelity (previously filed as Exhibit 10.29 to the Revlon, Inc. February 23, 2004 Form 8-K).

10.26	Investment Agreement, dated as of February 5, 2003, among Revlon, Inc., Products Corporation and MacAndrews & Forbes Holdings (previously filed as Exhibit 2.1 to the Current Report on Form 8-K of Products Corporation filed with the Commission on February 5, 2003).

10.27	Investment Agreement, dated as of February 20, 2004, by and between Revlon, Inc. and MacAndrews & Forbes Holdings (as amended, the "2004 Investment Agreement") (previously filed as Exhibit 10.30 of the Revlon, Inc. February 23, 2004 Form 8-K).

10.28	Amendment, dated as of March 24, 2004, to the 2004 Investment Agreement (previously filed as Exhibit 10.33 to the Revlon, Inc. March 26, 2004 Form 8-K).

10.29	Second Amendment, dated as of March 7, 2005, to the 2004 Investment Agreement (previously filed as Exhibit 10.31 to the Revlon, Inc. 2004 Form 10-K).

10.30	Third Amendment, dated as of August 4, 2005, to the 2004 Investment Agreement (previously filed as Exhibit 10.34 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarter ended June 30, 2005 filed with the Commission on August 9, 2005).

10.31	Form of Purchase Agreement between Products Corporation and the Initial Purchasers named therein (previously filed as Exhibit 10.31 to the Products Corporation September 2005 Form S-4).

12.	Computation of Ratios

12.1	Computation of Ratio of Earnings to Fixed Charges (previously filed as Exhibit 12.1 to the Products Corporation September 2005 Form S-4).

21.	Subsidiaries.

21.1	Subsidiaries of Revlon Consumer Products Corporation (previously filed as Exhibit 21.1 to the Products Corporation September 2005 Form S-4).

23.	Consents of Experts and Counsel.

*23.1	Consent of KPMG LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Products Corporation (included in Exhibit 5.1).

23.3	Consent of Robert K. Kretzman, Executive Vice President, Chief Legal Officer, General Counsel and Secretary of Products Corporation (included in Exhibit 5.2).

24.	Powers of Attorney.

24.1	Power of Attorney executed by Ronald O. Perelman (previously filed as Exhibit 24.1 to the Products Corporation September 2005 Form S-4).

24.2	Power of Attorney executed by Alan S. Bernikow (previously filed as Exhibit 24.2 to the Products Corporation September 2005 Form S-4).

24.3	Power of Attorney executed by Donald G. Drapkin (previously filed as Exhibit 24.3 to the Products Corporation September 2005 Form S-4).

24.4	Power of Attorney executed by Edward J. Landau (previously filed as Exhibit 24.4 to the Products Corporation September 2005 Form S-4).

24.5	Power of Attorney executed by Barry F. Schwartz (previously filed as Exhibit 24.5 to the Products Corporation September 2005 Form S-4).

25.	Statement of Eligibility of Trustee.

*25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the Indenture, in relation to the new notes (the "9½% Senior Exchange Notes").

99.	Additional Exhibits.

99.1	Form of Letter of Transmittal (previously filed as Exhibit 99.1 to Amendment No. 1 to the Products Corporation September 2005 Form S-4).

99.2	Form of Notice of Guaranteed Delivery (previously filed as Exhibit 99.2 to the Products Corporation September 2005 Form S-4).

99.3	Form of Letter to Clients (previously filed as Exhibit 99.3 to the Products Corporation September 2005 Form S-4).

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as Exhibit 99.4 to the Products Corporation September 2005 Form S-4).

*	Filed herewith.